Exhibit 10.18
[**] = PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED FROM THIS
EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. AN
UNREDACTED VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION.
EXECUTION COPY

Published CUSIP No:

Revolving Credit Loans: [     ]
CREDIT AGREEMENT
Dated as of May 13, 2008
among
BT TRIPLE CROWN MERGER CO., INC.
(to be merged with and into Clear Channel Communications, Inc.), as Parent Borrower,
the Several Subsidiary Borrowers party hereto,
CLEAR CHANNEL CAPITAL I, LLC,
as Holdings,
Citibank, N.A.,
as Administrative Agent, Swing Line Lender
and L/C Issuer,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as L/C Issuer,
and
THE OTHER LENDERS PARTY HERETO

DEUTSCHE BANK SECURITIES INC. and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agents,
CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
THE ROYAL BANK OF SCOTLAND PLC and
WACHOVIA CAPITAL MARKETS, LLC,
as Co-Documentation Agents,
CITIGROUP GLOBAL MARKETS INC.,
DEUTSCHE BANK SECURITIES INC. and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

Page
SECTION 6.13. Further Assurances and Post Closing Deliverables	86
SECTION 6.14. Designation of Subsidiaries	87
SECTION 6.15. Cash Management Systems	87
SECTION 6.16. License Subsidiaries	89

ARTICLE VII NEGATIVE COVENANTS	90
SECTION 7.01. Liens	90
SECTION 7.02. Investments	93
SECTION 7.03. Indebtedness	96
SECTION 7.04. Fundamental Changes	100
SECTION 7.05. Dispositions	101
SECTION 7.06. Restricted Payments	103
SECTION 7.07. Change in Nature of Business	106
SECTION 7.08. Transactions with Affiliates	106
SECTION 7.09. Burdensome Agreements	107
SECTION 7.10. Use of Proceeds	108
SECTION 7.11. Accounting Changes	108
SECTION 7.12. Prepayments, Etc. of Indebtedness	109
SECTION 7.13. Equity Interests of Certain Restricted Subsidiaries and Unrestricted Subsidiaries	110

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	110
SECTION 8.01. Events of Default	110
SECTION 8.02. Remedies upon Event of Default	112
SECTION 8.03. Application of Funds	111

ARTICLE IX ADMINISTRATIVE AGENT AND OTHER AGENTS	113
SECTION 9.01. Appointment and Authorization of the Administrative Agent	113
SECTION 9.02. Delegation of Duties	114
SECTION 9.03. Liability of Agents	114
SECTION 9.04. Reliance by the Administrative Agent	115
SECTION 9.05. Notice of Default	115
SECTION 9.06. Credit Decision; Disclosure of Information by Agents	116
SECTION 9.07. Indemnification of Agents	116
SECTION 9.08. Withholding Tax	116
SECTION 9.09. Agents in Their Individual Capacities	117
SECTION 9.10. Successor Administrative Agent	118
SECTION 9.11. Administrative Agent May File Proofs of Claim	118
SECTION 9.12. Collateral and Guaranty Matters	119

-iii-

-iv-

Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
SECTION 1.01. Defined Terms	1
SECTION 1.02. Other Interpretive Provisions	46
SECTION 1.03. Accounting Terms	47
SECTION 1.04. Rounding	47
SECTION 1.05. References to Agreements, Laws, Etc.	47
SECTION 1.06. Times of Day	47
SECTION 1.07. Pro Forma Calculations	47

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	49
SECTION 2.01. The Loans	49
SECTION 2.02. Borrowings, Conversions and Continuations of Loans	50
SECTION 2.03. Letters of Credit	51
SECTION 2.04. Swing Line Loans	58
SECTION 2.05. Prepayments	60
SECTION 2.06. Termination or Reduction of Commitments	62
SECTION 2.07. Repayment of Loans	62
SECTION 2.08. Interest	62
SECTION 2.09. Fees	63
SECTION 2.10. Computation of Interest and Fees	63
SECTION 2.11. Evidence of Indebtedness	63
SECTION 2.12. Payments Generally	64
SECTION 2.13. Sharing of Payments	65
SECTION 2.14. Incremental Credit Extensions	65
SECTION 2.15. Reserves. Notwithstanding anything to the contrary, the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall have provided the Parent Borrower at least three (3) Business Days’ prior written notice of any such establishment or increase; and provided further that the Administrative Agent may only establish or increase a Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance or new fact that is the basis for the Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Reserve or increase, and the Borrowers may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition, other circumstance or new fact that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowers. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts”.
66

-v-

-vi-

-vii-

-viii-

Page
SECTION 10.20. Lender Action	132
SECTION 10.21. USA PATRIOT Act	132
SECTION 10.22. No Advisory or Fiduciary Responsibility	132
SECTION 10.23. No Personal Liability	132
SECTION 10.24. FCC	132
SECTION 10.25. Joint and Several Liability	133
SECTION 10.26. Contribution and Indemnification Among the Loan Parties	133
SECTION 10.27. Agency of the Parent Borrower for Each Other Borrower	134
SECTION 10.28. Reinstatement	134
SECTION 10.29. Express Waivers by Borrowers in Respect of Cross-Guaranties and Cross-Collateralization	134
SECTION 10.30. Effectiveness of Merger. None of Holdings, the Parent Borrower or the Subsidiary Borrowers shall have any rights or obligations hereunder until the consummation of the Merger and any representations and warranties of the Parent Borrower or the Subsidiary Borrowers under the Loan Documents shall not become effective, and no Event of Default can occur, until such time. Upon consummation of the Merger, and without any further action by any Person, each of Holdings, the Parent Borrower or the Subsidiary Borrowers hereby irrevocably and unconditionally (i) assumes and agrees punctually to pay, perform and discharge when due each of the Obligations and each and every debt, covenant and agreement incurred, made or to be paid, performed or discharged by it under the Loan Documents, (ii) agrees to be bound by all the terms, provisions and conditions of the Loan Documents applicable to it and (iii) agrees that it will be responsible for and deemed to have made all of its representations and warranties set forth in the Loan Documents, whenever made or deemed to have been made.
135
SCHEDULES

1.01A	Subsidiary Borrowers
1.01B	Post-Closing Transaction Expenses
1.01C	Certain Security Interests and Guarantees
1.01D	NCR Stations
1.01E	Disqualified Institutions
1.01F	Revolving Credit Commitments
5.11(b)	ERISA
5.12	Subsidiaries and Other Equity Investments
5.18	Broadcast Licenses
6.11(b)	Post-Closing Collateral
6.15(a)	Deposit Accounts
6.15(b)	Blocked Accounts
7.01(b)	Existing Liens
7.02(g)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(o)	Specified Dispositions
7.05(p)	Other Specified Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions

-ix-

10.02	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS

A	Form of Committed Loan Notice
B	Form of Swing Line Loan Notice
C	Form of Revolving Credit Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F-1	Form of Holdings Guarantee Agreement
F-2	Form of U.S. Guarantee Agreement
G	Form of ABL Receivables Pledge and Security Agreement
H-1	Form of Legal Opinion of Ropes & Gray LLP
H-2	Form of Legal Opinion of Florida and New Jersey Counsel
H-3	Form of Legal Opinion of Colorado Counsel
H-4	Form of Legal Opinion of Nevada Counsel
H-5	Form of Legal Opinion of Washington Counsel
H-6	Form of Legal Opinion of Texas Counsel
H-7	Form of Legal Opinion of Ohio Counsel
H-8	Form of Special FCC Counsel
I	Form of Intercreditor Agreement
J	Form of Joinder Agreement
K	Form of Borrowing Base Certificate
L	Form of Foreign Lender Certification

-x-

CREDIT AGREEMENT
          This CREDIT AGREEMENT (“Agreement”) is entered into as of May 13, 2008 among BT TRIPLE CROWN MERGER CO., INC., a Delaware corporation (“Merger Sub”) to be merged with and into Clear Channel Communications, Inc. (“Parent Borrower”), the Subsidiary Borrowers (as defined below) from time to time party hereto (together with the Parent Borrower, the “Borrowers”), upon consummation of the Merger, CLEAR CHANNEL CAPITAL I, LLC, a Delaware limited liability company (“Holdings”), CITIBANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
PRELIMINARY STATEMENTS
          Pursuant to the Merger Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), Merger Sub, a direct wholly owned subsidiary of Holdings, will merge (the “Merger”) with and into the Parent Borrower, with (i) subject to dissenters’ rights, the Merger Consideration being paid, and (ii) Parent Borrower surviving as a wholly-owned subsidiary of the Parent Borrower.
          The Borrowers have requested that substantially simultaneously with the consummation of the Merger, the Lenders extend credit in the form of a Revolving Credit Facility to the Borrowers. The Revolving Credit Facility may include one or more Letters of Credit from time to time and one or more Swing Line Loans from time to time.
          The proceeds of the Initial Revolving Borrowing (to the extent permitted in accordance with the definition of the term “Permitted Initial Revolving Borrowing Purposes”), together with (i) a portion of which may include revolver borrowings to pay a cash portion of the Merger Consideration and the Transaction Expenses, (iii) the proceeds of the issuance of the New Senior Notes, and (iv) the proceeds of the Equity Contribution, will be used to finance the Debt Repayment and to pay the cash portion of the Merger Consideration and the Transaction Expenses. The proceeds of Revolving Credit Loans and Swing Line Loans made after the Closing Date and Letters of Credit will be used for (i) working capital needs of the Borrowers and their Subsidiaries, (ii) other general corporate purposes of the Borrowers and their Subsidiaries, and (iii) any other purpose not prohibited by this Agreement, including Restricted Payments and repayments of the Retained Existing Notes on their respective maturity dates.
          The applicable Lenders have indicated their willingness to lend, and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
Definitions and Accounting Terms
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “Accommodation Payment” has the meaning specified in Section 10.25.
          “Account” has the meaning assigned to such term in the Security Agreement.
          “Account Debtor” means any Person obligated on an Account.
          “Activities” has the meaning specified in Section 9.09(b).

          “Additional Cash from Revolver Draw” means if (a) the revolving borrowing under the CF Facilities on the Closing Date exceeds $80,000,000 and (b) the Equity Contribution is less than $3,500,000,000, the excess of the revolving borrowing under the CF Facilities on the Closing Date over $80,000,000.
          “Additional Lender” has the meaning specified in Section 2.14(a).
          “Administrative Agent” means Citibank, in its capacity as administrative agent and collateral agent under the Loan Documents, or any successor administrative agent and collateral agent.
          “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Parent Borrower on behalf of the Borrowers and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arrangers, the Agents, their respective lending affiliates or any entity acting as an L/C Issuer hereunder shall be deemed to be an Affiliate of Holdings, the Parent Borrower or any of their respective Subsidiaries.
          “Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
          “Agent’s Group” has the meaning specified in Section 9.09(b).
          “Agents” means, collectively, the Administrative Agent, the Syndication Agents, the Co-Documentation Agents and the Supplemental Administrative Agents (if any) and the Arrangers.
          “Aggregate Commitments” means the Commitments of all the Lenders.
          “Aggregate Excess Availability” means, at any time, (i) Excess Availability plus (ii)(x) the aggregate CF Revolving Credit Commitments minus (y) the aggregate CF Revolving Credit Exposure.
          “Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.
          “Agreement Currency” has the meaning specified in Section 10.19.
          “Allocable Amount” has the meaning specified in Section 10.24.
          “Aloha Trust” means The Aloha Trust Station Trust, LLC, a Delaware limited liability company
          “AMFM” means AMFM Operating Inc., a Delaware corporation.
          “AMFM Notes” means the 8% Senior Notes due 2008 of AMFM.
          “AMFM Notes Indenture” means that certain Indenture dated as of November 17, 1998 among AMFM (formerly known as Chancellor Media Corporation of Los Angeles), the guarantors thereto, and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture dated as of August 23, 1999, as further supplemented by the Second Supplemental Indenture dated as of November 19, 1999 and as further supplemented by the Third Supplemental Indenture dated as of January 18, 2000, as may be amended, supplemented or modified in connection with the previously announced Tender Offers.
          “Annual Financial Statements” means the consolidated balance sheets of the Parent Borrower as of each of December 31, 2007, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and cash flows for the Parent Borrower for the fiscal years then ended.
          “Applicable Rate” means, with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, a percentage per annum equal to (i) until delivery of financial statements for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans, 2.40%, (B) for Base Rate Loans, 1.40%, (C) for Letter of Credit fees, 2.40% and (D) for commitment fees, 0.375% and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
		Eurocurrency
Pricing		Rate and Letter		Commitment
Level	Total Leverage Ratio	of Credit Fees	Base Rate	Fees
1	<6:1	2.150%	1.150%	0.250%
2	>6:1 but <7:1	2.275%	1.275%	0.375%
3	>7:1	2.400%	1.400%	0.375%
Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that if a Compliance Certificate was required to have been delivered but was not delivered the highest Applicable Rate pertaining to any pricing level shall apply as of the earlier of (i) 15 days after the day such Compliance Certificate was required to be delivered and (ii) the day on which the Required Lenders so require, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply); provided further that if an Event of Default exists, the highest Applicable Rate pertaining to any pricing level shall apply with respect to Commitment Fees.
          Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined at any time before the 91st day after the date on which all Loans have been repaid and all Commitments have been terminated that the Total Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period pursuant to Sections 2.08(a) and 2.09(a) as a result of the miscalculation of the Total Leverage Ratio shall be deemed to be (and shall be) due and payable upon the date that is five (5) Business Days after notice by the Administrative Agent to the Parent Borrower of such miscalculation. If the preceding sentence is complied with the failure to previously pay such interest and fees shall not in and of itself constitute a Default and no amounts shall be payable at the Default Rate in respect of any such interest or fees.
          “Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) with respect to any Letters of Credit issued pursuant to Section 2.03(a)(i), the Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Lenders.
          “Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request and certificate; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.05(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
          “Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
          “Arrangers” means Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., each in its capacity as a Joint Lead Arranger under this Agreement.
          “Assignees” has the meaning specified in Section 10.07(b).
          “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or any other form approved by the Administrative Agent.
          “Assignment Taxes” has the meaning specified in Section 3.01(f).
          “Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.
          “Attributable Indebtedness” means, on any date, (x) when used with respect to any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (y) when used with respect to any sale-leaseback transaction, the present value (discounted at a rate equivalent to the Parent Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale-leaseback transaction.
          “Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).
          “Available Amount” means, at any time (the “Reference Date”), the sum of (without duplication):
     (a) an amount equal to 50% of Consolidated Net Income of the Parent Borrower and the Restricted Subsidiaries for the Available Amount Reference Period (or, in the case such Consolidated Net Income shall be a negative number, minus 100% of such negative number) provided that the amount in this clause (a) shall only be available if the Total Leverage Ratio for the Test Period immediately preceding such incurrence calculated on a pro forma basis for any Investments made pursuant to Section 7.02(d)(v), 7.02(j)(B)(ii) or 7.02(p)(ii), any Restricted Payment made pursuant to Section 7.06(l)(ii) or any repayments, prepayments, redemptions, purchases, defeasance and other payments made pursuant to Sections 7.12(a)(vii)(2), would be less than or equal to 6.8 to 1.0; plus
     (b) [Reserved];
     (c) the amount of any cash capital contributions (other than any Cure Amount and any Specified Equity Contribution and other than any amount funded for any cost or expense referenced in clause

(a)(vii) of the definition of “Consolidated EBITDA”) or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than the Equity Contribution and Net Cash Proceeds used to make Restricted Payments pursuant to Section 7.06(f) and any Specified Equity Contribution) received by the Parent Borrower (or any direct or indirect parent thereof and contributed by such parent as common equity capital to the Parent Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus
     (d) to the extent not (A) included in clause (a) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Parent Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries made or designated by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus
     (e) to the extent not (A) included in clause (a) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by the Parent Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by the Parent Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries made by using the Available Amount; plus
     (f) to the extent not (A) included in clause (a) above, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay the CF Facilities in accordance with the CF Credit Agreement, the aggregate amount of all Net Cash Proceeds received by the Parent Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary that was made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; minus
     (g) the aggregate amount of distributions and redemptions by any Securitization Entity in respect of its Equity Interests of the kind set forth in the definition of “Restricted Payment”, except to the extent such distribution or redemption is received by, or substantially concurrently therewith, contributed to, the Parent Borrower or a Restricted Subsidiary, in each case during the period commencing on the Closing Date and ending on the Reference Date; minus
     (h) the aggregate amount of (A) any Investments made pursuant to Section 7.02(d)(iv), Section 7.02(j)(B)(ii) and Section 7.02(p)(ii), (B) any Restricted Payment made pursuant to Section 7.06(l)(ii), and (C) any repayments, prepayments, redemptions, purchases, defeasance and other payments made pursuant to Section 7.12(a)(vii)(2), in each case during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (h), without taking account of the intended usage of the Available Amount on such Reference Date).
          “Available Amount Reference Period” means, with respect to any Reference Date, the period (taken as one accounting period) commencing on April 1, 2008 and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(a), have been delivered to the Administrative Agent.
          “Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to section 2.15, as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Accounts included in the Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral).

          “Bank Product Reserves” means such reserves as the Administrative Agent, from time to time after the occurrence and during the continuation of a Cash Dominion Event, determines in its Permitted Discretion, as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Secured Cash Management Obligations then provided or outstanding.
          “Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor statute.
          “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
          “Basel II” has the meaning specified in Section 3.04(a).
          “BBA LIBOR” has the meaning specified in the definition of “Eurocurrency Rate.”
          “Blocked Account Agreement” has the meaning provided in Section 6.15(b).
          “Blocked Accounts” has the meaning provided in Section 6.15(b).
          “Borrowers” means the Parent Borrower and the Subsidiary Borrowers, jointly, severally and collectively.
          “Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing or a Protective Advance, as the context may require.
          “Borrowing Base” means, on any date, an amount equal to (x) 85% multiplied by the book value of Eligible Accounts minus (y) any Reserves. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.01(e) or, in the case of the Borrowing Base as of the Closing Date, shall be the Borrowing Base as of the close of business on the last day of the most recent calendar month ending at least 10 Business Days prior to the Closing Date.
          “Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer or controller of the Parent Borrower, appropriately completed and substantially in the form of Exhibit K hereto or another form that is acceptable to the Administrative Agent in its reasonable discretion.
          “Broadcast Licenses” means the main station license issued by the FCC or any foreign Governmental Authority and held by the Parent Borrower or any of its Restricted Subsidiaries for any Broadcast Station operated by the Parent Borrower or any of its Restricted Subsidiaries.
          “Broadcast Stations” means each full-service AM or FM radio broadcast station or full-service television broadcast station now or hereafter owned and operated by the Parent Borrower or any of its Restricted Subsidiaries.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or in the jurisdiction where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located; provided that, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
          “Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including amounts expended or capitalized under Capitalized Leases) by the Parent Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries.
          “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.
          “Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.
          “Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
          “Cash Collateral” has the meaning specified in Section 2.03(g).
          “Cash Collateral Account” means a blocked account at Citibank (or any successor Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.
          “Cash Collateralize” has the meaning specified in Section 2.03(g).
          “Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default under Section 8.01(a) or Section 8.01(f) (in each case with respect to (1) any Borrower, (2) any Material Subsidiary that is a Guarantor or (3) any group of Immaterial Subsidiaries that are Guarantors that, when taken together, constitute a Material Subsidiary), or (ii) the Borrowers have failed to maintain (a) Excess Availability of at least $50,000,000 for fifteen (15) consecutive calendar days or (b) Aggregate Excess Availability of at least 10% of the Borrowing Base for five (5) consecutive Business Days, and in the case of this clause (ii), the Administrative Agent has notified the Parent Borrower thereof. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (x) if the Cash Dominion Event arises under clause (i) above, so long as such Event of Default is continuing, or (y) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve and maintain (A) Excess Availability as required hereunder, until Excess Availability has exceeded $50,000,000 or (B) Aggregate Excess Availability as required hereunder, until Aggregate Excess Availability has exceeded 10% of the Borrowing Base, in each case for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if such an Event of Default is no longer continuing and/or Excess Availability and/or Aggregate Excess Availability exceeds the required amount for thirty (30) consecutive days) at all times in any four fiscal quarter period after a Cash Dominion Event has occurred and been discontinued on two occasions in such four fiscal quarter period. Notwithstanding the foregoing, it is agreed that a Cash Dominion Event shall not be deemed to have occurred and be continuing as a result of the Loans made on the Closing Date unless and until additional Loans are made or Letters of Credit are issued hereunder and a Liquidity Event Condition subsequently occurs.

          “Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent Borrower or any Restricted Subsidiary:
     (a) Dollars;
     (b) (i) Canadian Dollars, Sterling, Euros or any national currency of any participating member state of the EMU or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
     (c) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;
     (d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000;
     (e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above;
     (f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;
     (g) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case maturing within 24 months after the date of creation thereof;
     (h) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;
     (i) solely for the purpose of determining if an Investment therein is allowed under this Agreement and not for the calculation of the Secured Leverage Ratio and the Total Leverage Ratio, readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and
     (j) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (i) above.
          In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.
          “Cash for Post-Closing Expenses” means (x) the aggregate amount of estimated post-closing expenses specified on Schedule 1.01B, less (y) the amount of such post-closing expenses paid or satisfied prior to the

Closing Date (it being understood that the Parent Borrower may reduce any such estimated post-closing expense based on its good faith estimate of the actual amount of such post-closing expense as of the Closing Date).
          “Cash Income Taxes” means, with respect to any period, all taxes based on income paid in cash by the Parent Borrower and its Restricted Subsidiaries during such period.
          “Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.
          “Cash Management Obligations” means obligations owed by the Parent Borrower or any Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Parent Borrower in writing to the Administrative Agent as “Cash Management Obligations.”
          “Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.
          “Cash Management Systems” means the cash management systems described in Section 6.15.
          “CCB Group” means the Borrowers identified as members of the CCB Group on the signature page to this Agreement and the Joinder Agreement, including all supplements thereto.
          “CCI” means Clear Channel International BV, a limited liability company formed under the laws of the Netherlands.
          “CCIH” means Clear Channel International Holdings BV, a limited liability company formed under the laws of the Netherlands.
          “CCN” means Clear Channel Netherlands BV, a limited liability company formed under the laws of the Netherlands.
          “CCOH” means Clear Channel Outdoor Holdings, Inc., a Delaware corporation.
          “CCOH 90% Investment” means the first Investment in Equity Interests of CCOH which results in the U.S. Loan Parties owning at least 90% of the then outstanding Equity Interests in CCOH.
          “CCO Cash Management Arrangements” means the cash management arrangements established by the Parent Borrower and CCOH pursuant to the CCO Intercompany Agreements.
          “CCO Intercompany Agreements” means (a) the Master Agreement dated as of November 16, 2005 between the Parent Borrower and CCOH as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.12(c) and (b) the Corporate Services Agreement dated as of November 16, 2005 between Clear Channel Management Services, L.P. and CCOH, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.12(c).
          “CCU Cash Management Notes” means (a) the Revolving Promissory Note dated November 10, 2005, issued by CCOH to the Parent Borrower pursuant to the CCO Cash Management Arrangements, as the same may be amended, supplemented, modified, extended, renewed, restated or replaced from time to time in accordance with Section 7.12(c) and (b) the Revolving Promissory Note dated November 10, 2005, issued by the Parent Borrower to CCOH pursuant to the CCO Cash Management Arrangements, as the same may be amended, supplemented, modified, extended, renewed, restated or replaced from time to time in accordance with Section 7.12(c) (the “Parent Borrower Obligor Cash Management Note”).

          “CC UK” means Clear Channel UK Limited, a limited company formed under the laws of England and Wales.
          “CCU Notes” means the CCU Cash Management Notes and the CCU Term Note.
          “CCU Term Note” means the $2.5 billion Senior Unsecured Term Promissory Note dated as of August 2, 2005 made by Clear Channel Outdoor, Inc to CCOH, subsequently endorsed to the Parent Borrower, as amended on August 2, 2005, as the same may be amended, supplemented, modified, extended, renewed, restated or replaced from time to time in accordance with Section 7.12(c).
          “CF Administrative Agent” means Citibank in its capacity as administrative agent and collateral agent under the CF Credit Agreement, or any successor administrative agent and collateral agent under the CF Credit Agreement.
          “CF Credit Agreement” means that certain credit agreement dated as of the date hereof, among the Parent Borrower, Holdings, the subsidiary borrowers party thereto, the lenders party thereto and Citibank, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, replaced or refinanced from time to time, to the extent permitted by the Intercreditor Agreement.
          “CF Facilities” means the credit facilities under the CF Credit Agreement.
          “CF Facility Documentation” means the CF Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.
          “CF Revolving Credit Commitment” has the meaning given to the term “Revolving Credit Commitment” in the CF Credit Agreement.
          “CF Revolving Credit Exposure” has the meaning given to the term “Revolving Credit Exposure: in the CF Credit Agreement.
          “Change of Control” means the earliest to occur of:
     (a) (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the then outstanding voting power of the Voting Stock of Parent or the Sponsors ceasing to have the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Parent; or
          (ii) at any time upon or after the consummation of a Qualifying IPO, the acquisition by (A) any Person (other than one or more Permitted Holders) or (B) Persons (other than one or more Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting power of the Voting Stock of Parent and (y) the percentage of the then outstanding voting power of Voting Stock of Parent owned, in the aggregate, directly or indirectly, beneficially and of record, by the Permitted Holders;
unless, in the case of clause (a)(ii) above, the Sponsors have, at such time and after giving effect to the transaction in question, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Parent; or

     (b) any “Change of Control” (or any comparable term) under the CF Credit Agreement, any New Senior Notes Indenture, or any other Indebtedness with an aggregate principal amount in excess of the Threshold Amount; or
     (c) subject to Section 7.04, the Parent Borrower ceases to be a direct wholly-owned Subsidiary of Holdings or Holdings ceases to be a direct or indirect wholly-owned Subsidiary of Parent, provided that a “Change of Control” under this clause (c) shall not be deemed to have occurred solely as a result of options held by certain employees in the United Kingdom to purchase shares of the Parent Borrower that remain outstanding after the Closing Date so long as such options are terminated by no later than 60 days after the Closing Date.
          “Citibank” means Citibank, N.A.
          “Class” when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Protective Advances.
          “Closing Date” means “Closing Date” as defined in the Merger Agreement.
          “Code” means the U.S. Internal Revenue Code of 1986, and the Treasury regulations promulgated thereunder, as amended from time to time.
          “Co-Documentation Agents” means Credit Suisse, Cayman Islands Branch, The Royal Bank of Scotland plc and Wachovia Capital Markets, LLC.
          “Co-Investors” means, collectively, (a) Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III LP, Highfields Capital Management LP, FMR LLC, Fidelity Management & Research Company, Strategic Advisers, Inc., Pyramis Global Advisors Trust Company, and any other Persons who, directly or indirectly, own Equity Interests of Parent on the Closing Date, and any of their respective Affiliates and funds or partnerships managed or advised by any of them or their respective Affiliates and (b) and the Management Stockholders.
          “Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document.
          “Collateral and Guarantee Requirement” means, at any time, the requirement that:
          (a) the Administrative Agent shall have received each Collateral Document to the extent required to be delivered pursuant to Section 6.11, 6.13 or 6.15 , subject in each case to the limitations and exceptions of this definition, duly executed by each Loan Party thereto;
          (b) Subject to any applicable limitations set forth in the Collateral Documents, all of the Parent Borrower’s wholly-owned Material Domestic Subsidiaries (other than Excluded Subsidiaries) that own Eligible Accounts shall execute a joiner to this Agreement in order to become a Subsidiary Borrower hereunder and all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by Holdings, each Borrower (in the case of Obligations of each other Borrower) and each Restricted Subsidiary that is a wholly-owned Material Domestic Subsidiary and not an Excluded Subsidiary (each, a “Subsidiary Guarantor”, and each unconditional guarantee thereby, a “Subsidiary Guarantee”) (each of Holdings, the Borrowers (to the extent set forth above) and the Subsidiary Guarantors, a “Guarantor”);
          (c) all guarantees issued or to be issued in respect of the New Senior Notes or any Permitted Additional Notes (i) shall be subordinated to the Obligations to the same extent as the guarantees issued on the Closing Date in respect of the New Senior Notes are subordinated to the Obligations and (ii) shall provide for their automatic release upon a release of the corresponding Guarantee;

          (d) except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations shall have been secured by a perfected first priority security interest in the Receivables Collateral, subject to the terms of the Intercreditor Agreement;
          Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:
     (A) the foregoing definition shall not require the creation or perfection of pledges of security interests in, or taking other actions with respect to, (i) pledges and security interests prohibited by Law (other than to the extent such prohibition is expressly deemed ineffective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition), (ii) intercompany indebtedness between the Parent Borrower and its Restricted Subsidiaries or between any Restricted Subsidiaries, or (iii) any particular assets if, in the reasonable judgment of the Administrative Agent evidenced in writing, determined in consultation with the Parent Borrower, the burden, cost or consequences (including any material adverse tax consequences) of creating or perfecting such pledges or security interests in such assets or taking other actions in respect of such assets is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents; and
     (B) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Parent Borrower in writing; and.
     Notwithstanding any of the foregoing, the Parent Borrower may cause any Restricted Subsidiary that is not at the time a Subsidiary Borrower or Subsidiary Guarantor to take all actions necessary under this definition of “Collateral and Guarantee Requirement” to become a Subsidiary Borrower or a Subsidiary Guarantor, in the case of such Restricted Subsidiary organized in the United States, in which case such Restricted Subsidiary shall be treated as a Subsidiary Borrower or Subsidiary Guarantor, as applicable, hereunder for all purposes.
     Notwithstanding anything to the contrary herein or in any other Loan Document, if any intended Guaranty cannot be provided on or prior to the date required under Section 6.13(b) or with respect to any intended Collateral, if the creation or perfection of the Administrative Agent’s security interest in such intended Collateral may not be accomplished on or prior to the date required under Section 6.13(b) (other than the pledge and perfection of domestic assets of the Parent Borrower, the Subsidiary Borrowers, and the Guarantors with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code) after use of commercially reasonable efforts to do so or without undue delay, burden or expense, then such Guaranty or Collateral shall not be required to be delivered under Section 6.13(b) if the Parent Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, (i) in the case of any intended guaranty, within 20 days after the Closing Date, and (ii) in the case of any intended Collateral, the time period for delivery applicable upon acquisition of intended Collateral pursuant to Section 6.11 (in each case subject to extension by the Administrative Agent in its discretion).
          “Collateral Documents” means, collectively, the Security Agreement, the Blocked Account Agreements, the Credit Card Notifications, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11, Section 6.13, Section 6.15, the Guaranties, the Intercreditor Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.
          “Commitment” means, as to each Lender, a Revolving Credit Commitment and such Lender’s commitment to acquire participations in Protective Advances.

          “Committed Loan Notice” means a notice of (a)  a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
          “Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents, including, without limitation, any financial statement, financial and other report, notice, request and certificate.
          “Communications Laws” means the Communications Act of 1934, as amended, and the FCC’s rules, regulations, published orders and published and promulgated policy statements of the FCC, all as may be amended from time to time.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
          “Concentration Account” has the meaning provided in Section 6.15(c).
          “Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures for such period on a consolidated basis and otherwise determined in accordance with GAAP.
          “Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
          (a) increased (without duplication) by the following:
     (i) provision for taxes based on income or profits or capital, including federal, state, franchise, excise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus
     (ii) total interest expense of such Person and its Restricted Subsidiaries determined in accordance with GAAP for such period and, to the extent not reflected in such total interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, plus bank fees and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), to the extent in each case the same were deducted (and not added back) in calculating such Consolidated Net Income; plus
     (iii) Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus
     (iv) any fees, expenses or charges related to any Investment, acquisition, as-set disposition, recapitalization, the incurrence, repayment or refinancing of Indebtedness (including such fees, expenses or charges related to the offering of the New Senior Notes, the CF Facilities, the Loans and any credit facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument, including (i) the offering, any amendment or other modification of the New Senior Notes, the CF Facilities, the Loans or any credit facilities and any amendment or modification of the Existing Senior Notes and (ii) commissions, discounts, yield and other fees and charges (including any interest expense) related to the CF Facilities or any Qualified Securitization Financing, and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards No. 141(R)) and losses associated with FASB Interpretation No. 45), and in each case, deducted (and not added back) in computing Consolidated Net Income; plus
     (v) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after Closing Date, costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing; provided that the aggregate amount added pursuant to this clause (v) shall not exceed 10% of LTM Cost Base in any four-quarter period; plus
     (vi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary of such Person and its Restricted Subsidiaries to the extent deducted (and not added back) in such period in computing such Consolidated Net Income; plus
     (vii) any other non-cash charges of such Person and its Restricted Subsidiaries, including any (A) write-offs or write-downs, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-off related to, intangible assets, long-lived assets and investments in debt and equity securities, (D) all losses from investments recorded using the equity method and (E) other non-cash charges, non-cash expenses or non-cash losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period), in each case to the extent deducted (and not added back) in computing Consolidated Net Income; plus
     (viii) the amount of cost savings projected by the Parent Borrower in good faith to be realized as a result of specified actions taken during such period or expected to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such amounts are reasonably identifiable and factually supportable, (B) such actions are taken, committed to be taken or expected to be taken within 18 months after the Closing Date, (C) no cost savings shall be added pursuant to this clause (viii) to the extent duplicative of any expenses or charges that are otherwise added back in computing Consolidated EBITDA with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (viii) shall not exceed $100,000,000 for any period consisting of four consecutive quarters; plus
     (ix) so long as no Default or Event of Default has occurred and is continuing, the amount of management, monitoring, consulting and advisory fees (including transaction fees) and indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Sponsors and deducted (and not added back) in such period in computing such Consolidated Net Income; plus
     (x) any costs or expense incurred by the Parent Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Parent Borrower or net cash proceeds of an issuance of Equity Interests of the Parent Borrower (other than Disqualified Equity Interests and other than from the proceeds of the exercise of the Cure Right); plus
     (xi) Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period;
(b) decreased by (without duplication):
     (i) any non-cash gains increasing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; plus
     (ii) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary of such Person and its Restricted Subsidiaries to the extent such minority interest income is included in Consolidated Net Income; and
     (c) increased or decreased (without duplication) by, as applicable, in each case to the extent excluded or included, as applicable, in determining Consolidated Net Income for such period:
     (i) any net unrealized gain or loss (after any offset) of such Person or its Restricted Subsidiaries resulting in such period from Swap Contracts and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations;
     (ii) any net gain or loss (after any offset) of such Person or its Restricted Subsidiaries resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net gain or loss resulting from Swap Contracts for currency exchange risk) and any foreign currency translation gains or losses; and
     (iii) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, Transaction Expenses, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans.
          “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

     (a) the cumulative effect of a change in accounting principles during such period shall be excluded,
     (b) any net after-tax income (loss) from disposed or discontinued operations (other than the Permitted Disposition Assets to the extent included in discontinued operations prior to consummation of the disposition thereof) and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;
     (c) any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Parent Borrower, shall be excluded,
     (d) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Parent Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or cash to the extent converted into Cash Equivalents) to the Parent Borrower or a Restricted Subsidiary thereof in respect of such period,
     (e) effects of adjustments (including the effects of such adjustments pushed down to the Parent Borrower and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of purchase accounting, in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
     (f) any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) obligations under any Swap Contracts, (ii) Indebtedness or (iii) other derivative instruments shall be excluded,
     (g) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,
     (h) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Parent Borrower or any of its direct or indirect parents in connection with the Transactions, shall be excluded,
     (i) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded,
     (j) solely for the purpose of determining the Available Amount pursuant to clause (a) of the definition thereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Parent Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted in to cash) to the Parent Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,
     (k) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Parent Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded, and
     (l) to the extent covered by insurance and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded.
          “Consolidated Secured Debt” means, as of any date of determination, (a) the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of Holdings, the Parent Borrower or any Restricted Subsidiary minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (l) and (s) and clauses (i) and (ii) of Section 7.01(t)) included in the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such date.
          “Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Parent Borrower and the Restricted Subsidiaries outstanding on such date and set forth on the balance sheet of such Persons, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition); provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit or bank guaranty, except to the extent of unreimbursed amounts thereunder, (ii) obligations under Swap Contracts and (iii) any non-recourse debt to the extent of the amount in excess of the fair market value of the assets securing such non-recourse debt.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” has the meaning specified in the definition of “Affiliate.”
          “Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Parent Borrower and/or other companies.
          “Credit Card Notification” has the meaning specified in Section 6.15.
          “Credit Card Receivables” has the meaning specified in the definition of “Eligible Credit Card Receivables.”
          “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
          “Cure Amount” has the meaning specified in Section 4.03(a).

          “Cure Right” has the meaning specified in Section 4.03(a).
          “DDAs” means any checking or other demand deposit account maintained by a Loan Party in which Collateral and proceeds of Collateral is deposited or held. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Agreement and the Intercreditor Agreement.
          “Debt Proceeds” means the sum of the proceeds of (a) the borrowings made on the Closing Date under the CF Facilities, (b) the proceeds of the issuance of the New Senior Notes, and (c) the proceeds of the initial borrowings under the Facility.
          “Debt Repayment” shall mean the repayment, prepayment, repurchase, redemption or defeasance or tender, in whole or in part, of (a) the Indebtedness of the Parent Borrower and its Subsidiaries under the Existing Credit Agreement, (b) the Indebtedness of the Parent Borrower in respect of the Repurchased Existing Notes and (c) the other Indebtedness identified on Schedule 7.03(b) and that is repaid, prepaid, repurchased, redeemed or defeased or tendered on the Closing Date (or such later date as may be necessary to effect the Debt Repayment contemplated by any tender offer made on or prior to the Closing Date).
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans or participations in Protective Advances required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or (d) has notified the Parent Borrower and/or the Administrative Agent in writing of any of the foregoing (including any written certification of its intent not to comply with its obligations under Article II).
          “Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).
          “Designated 2010 Retained Existing Notes” means any 7.65% Senior Notes due 2010 of the Parent Borrower, to the extent not repaid, prepaid, repurchased or defeased on the Closing Date (or such later date as may be necessary to effect the Debt Repayment contemplated by any tender offer made on or prior to the Closing Date).

          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale-leaseback transaction and any sale or issuance of Equity Interests of a Restricted Subsidiary (but excluding the Equity Interests of the Parent Borrower)) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that no transaction or series of related transactions shall be considered a “Disposition” for purposes of Section 7.05 unless the net cash proceeds resulting from such transaction or series of transactions shall exceed $25,000,000.
          “Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable, the termination of the Commitments and the termination of or backstop on terms satisfactory to the Administrative Agent in its sole discretion all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part or (c) provides for the scheduled payments of dividends in cash, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Parent Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Parent Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or under the terms of the plan under which such Equity Interests are issued and any stock subscription or shareholder agreement to which such Equity Interests are subject; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, manager or consultant (or their respective estates, Affiliates or Immediate Family Members), of the Parent Borrower, any of its Subsidiaries or any of its direct or indirect parent companies’ or any other entity in which the Parent Borrower or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by the Parent Borrower or its Subsidiaries.
          “Disqualified Institutions” means those banks and institutions set forth on Schedule 1.01E hereto or any Persons who are competitors of the Parent Borrower and its Subsidiaries, as identified to the Administrative Agent from time to time.
          “Divestiture Assets” means the DoJ Divestiture Assets and the FCC Divestiture Assets.
          “DoJ Divestiture Assets” means the “Divestiture Assets” as defined in the DoJ Consent Orders.
          “DoJ Orders” means the Final Judgment and the Hold Separate Stipulation and Order entered by the United States District Court for the District of Columbia in the matter of United States of America v. Bain Capital, LLC, Thomas H. Lee Partners, L.P. and Clear Channel.
          “Dollar” and “$” mean lawful money of the United States.
          “Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.
          “Eligible Accounts” means, as of any date of determination thereof, the aggregate amount of all Accounts due to any Borrower, except to the extent that (determined without duplication):
     (a) except as provided in clause (v) of this definition, such Account does not arise from the sale of goods, intellectual property or advertising, or the performance of services by a Borrower in the ordinary course of its business;

     (b) (i) such Borrower’s right to receive payment is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Person is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;
     (c) any defense, counterclaim, setoff or dispute exists as to such Account, but only to the extent of such defense, counterclaim, setoff or dispute;
     (d) such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods to or services rendered for the applicable Account Debtor;
     (e) an invoice, in form and substance consistent with the Parent Borrower’s credit and collection policies, or otherwise reasonably acceptable to the Administrative Agent (it being understood that the forms used by the Borrowers on the Closing Date are satisfactory to the Administrative Agent), has not been prepared and sent to the applicable Account Debtor in respect of such Account prior to being reported to the Administrative Agent as Collateral (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);
     (f) such Account (i) is not owned by a Borrower or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to clauses (a), (c), (e), (h), (j), (k), (t), (x) and (z) of Section 7.01;
     (g) such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of a Borrower (other than Accounts arising from the sale of goods, intellectual property or advertising, or provision of services delivered to such Account Debtor in the ordinary course of business), (ii) a natural person or (iii) only if such Account obligation has not been incurred in the ordinary course or on arms’ length terms, to any entity that has any common officer or director with a Borrower;
     (h) Accounts subject to a partial payment plan;
     (i) such Borrower is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower but only to the extent of the potential offset;
     (j) upon the occurrence of any of the following with respect to such Account:
     (i) the Account is not paid within:
          (A) with respect to Accounts generated by the CCB Group, (x) in the case of Accounts due from advertising agencies, 120 days past the original invoice date, or (y) in the case of Accounts due from any other Person, 90 days past the original invoice date;
          (B) with respect to Accounts generated by the Premier Group, 120 days past the original invoice date; or
          (C) (x) with respect to Accounts generated from commissions billed for media representation services by the Katz Group, 60 days past the original due date, or (y) with respect to Accounts generated by billings made by the Katz Group to advertisers or advertising agencies for advertising spots, and for which a member of the CCB Group has billed a member of the Katz Group, the Account is not paid within 90 days following the original invoice date;
provided that in calculating delinquent portions of Accounts under clauses (A) through (C), CCB Group Accounts due from advertising agencies with net credit balances over 120 days old, CCB Group Accounts due from other persons with net credit balances over 90 days old, Premier Group Accounts with net credit balances over 120 days old, Katz Group media representation Accounts with net credit balances over 60 days old, and other Katz Group Accounts with net credit balances over 90 days old, will be excluded;

     (ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;
     (iii) any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; or
     (iv) with respect to which Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;
     (k) such Account is the obligation of an Account Debtor from whom 50% or more of the aggregate amount of all Accounts owing by that Account Debtor are ineligible under clause (j)(i) of this definition;
     (l) such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 15% of all Eligible Accounts (but only the extent of such excess);
     (m) such Account is one as to which the Administrative Agent’s Lien thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to clauses (c), (e), (h), (j), (k), (t) and (x) of Section 7.01;
     (n) any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue);
     (o) such Account is evidenced by a judgment, Instrument or Chattel Paper (each such term as defined in the Uniform Commercial Code) (other than Instruments or Chattel Paper that are held by a Borrower or that have been delivered to the Administrative Agent);
     (p) such Account is payable in any currency other than Dollars;
     (q) Accounts with respect to which the Account Debtor is a Person unless: (i) the Account Debtor’s billing address is in the United States or (ii) the Account Debtor is organized under the laws of the United States, any state thereof or the District of Columbia;
     (r) such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof;
     (s) Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;
     (t) such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by a Borrower in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;
     (u) such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

     (v) such Accounts were acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof);
     (w) Credit Card Receivables (other than Eligible Credit Card Receivables);
     (x) Accounts which are subject to a credit that has been earned but not taken, subject to reduction as a result of an unapplied deferred revenue account, or a chargeback, to the extent of such rebate, deferred revenue account or chargeback;
     (y) that represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;
     (z) such Borrower is subject to an event of the type described in Section 8.01(f);
     (aa) such Account is otherwise unacceptable to the Administrative Agent in its Permitted Discretion;
     (bb) such Account was generated by a Person that was a Borrower at the time such Account was generated but has since been sold or divested; or
     (cc) such Account was not generated by the CCB Group, Premier Group or Katz Group unless otherwise agreed to by the Administrative Agent in its Permitted Discretion (after such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the sole discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof).
          “Eligible Assignee” means any assignee permitted by and, to the extent applicable, consented to in accordance with Section 10.07(b); provided that under no circumstances shall (i) any Loan Party or any of its Subsidiaries, or (ii) any Disqualified Institution be an Assignee.
          “Eligible Credit Card Receivables” shall mean, as of any date of determination, Accounts due to any Borrower from major credit card and debit card processors (including, but not limited to, JCB, Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) that arise in the ordinary course of business and that have been earned by performance (“Credit Card Receivables”) and that are not excluded as ineligible by virtue of one or more of the criteria set forth below, except that none of the following (determined without duplication) shall be deemed to be Eligible Credit Card Receivables:
     (a) Accounts that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its Permitted Discretion;
     (b) Accounts with respect to which a Borrower does not have good and valid title, free and clear of any Lien (other than Liens permitted hereunder pursuant to clauses (a), (c), (e), (h), (j), (k), (t), (x) and (z) of Section 7.01);
     (c) Accounts as to which the Administrative Agent’s Lien attached thereon on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to clauses (c), (e), (h), (j), (k), (t) and (x) of Section 7.01;
     (d) Accounts that are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the credit card processors) has been asserted, by the related credit card processor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback);
     (e) except as otherwise approved by the Administrative Agent, Accounts as to which the credit card processor has the right under certain circumstances to require a Borrower to repurchase the Accounts from such credit card or debit card processor;
     (f) except as otherwise approved by the Administrative Agent, Accounts arising from any private label credit card program of a Borrower; and
     (g) Accounts due from major credit card and debit card processors (other than JCB, Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) that the Administrative Agent in its Permitted Discretion determines to be unlikely to be collected.
          “EMU” means the economic and monetary union as contemplated in the Treaty on European Union.
          “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
          “Environment” means ambient air, indoor air, surface water, drinking water, groundwater, land surfaces, subsurface strata and natural resources such as wetlands, flora and fauna.
          “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by a Governmental Authority for enforcement, response or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.
          “Environmental Laws” means any and all Laws relating to the pollution or protection of the Environment including those relating to the generation, handling, storage, treatment transport or Release or threat of Release of Hazardous Materials or, to the extent relating to exposure or threat of exposure to Hazardous Materials, human health.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, or Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Contribution” means, collectively, (a) the direct or indirect contribution by the Sponsors and certain other investors of an aggregate amount of cash (the “Cash Contribution”) and (b) the Rollover Equity, in an amount which, together with (A) the Parent Borrower’s and its Subsidiaries’ cash on hand and (B) the Debt Proceeds, is sufficient to finance (a) the Merger Consideration, (b) the Debt Repayment, (c) Transaction Expenses paid on or prior to the Closing Date, (d) Cash for Post-Closing Expenses and (e) the Additional Cash from Revolver Draw. The Equity Contribution will be no less than $3,000,000,000. Any portion of the Cash Contribution not directly received by Merger Sub or used by Parent or Holdings to pay Transaction Expenses will be contributed to the common equity capital of Merger Sub.
          “Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with Holdings or the Parent Borrower and is treated as a single employer pursuant to Section 414 of the Code or Section 4001 of ERISA.
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan for which notice to the PBGC is not waived by regulation; (b) a withdrawal by Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan, notification of Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing by Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates of a notice of intent to terminate a Pension Plan; (e) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (f) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code and Section 303(d) of ERISA (or, after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (h) the filing by the PBGC of a petition under Section 4042 of ERISA to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to Holdings or the Parent Borrower.
          “Escrow Agreement” means the Escrow Agreement, dated as of May 13, 2008, among Merger Sub, Parent, the Parent Borrower, the financial institutions and other parties thereto.
          “Euro” and “€” mean the lawful single currency of the European Union.
          “Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; if such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the applicable Eurocurrency Rate.
          “Event of Default” has the meaning specified in Section 8.01.
          “Excess Availability” means, as of any date of determination thereof, (x) the lesser of (1) the Borrowing Base and (2) the aggregate Revolving Credit Commitments, minus (y) the aggregate Revolving Credit Exposure.
          “Exchange Act” means the Securities Exchange Act of 1934.
          “Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, or a guarantee by which would require governmental consent, approval, license or authorization, (d) any Domestic Subsidiary (i) that is a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the stock of one or more Foreign Subsidiaries that is a controlled foreign corporation within the meaning of Section 957 of the Code, (e) AMFM and its Subsidiaries, until AMFM has completed the Debt Repayment of the AMFM Notes, as result of which the covenants in the AMFM Indenture have been defeased or, in the case of a tender offer and consent solicitation, eliminated in accordance therewith, (f) any Unrestricted Subsidiary, (g) any Securitization Entity, and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, determined in consultation with the Parent Borrower, the burden, cost or consequences (including any material adverse tax consequences) of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
          “Existing Credit Agreement” means that certain Credit Agreement dated as of July 13, 2004, among the Parent Borrower and the subsidiaries of the Parent Borrower party thereto as borrowers, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, and the other agents party thereto.
          “Existing Notes” has the meaning specified in the definition of “Retained Existing Notes.”
          “Existing Notes Condition” means (i) the repayment of Existing Notes such that no more than $500,000,000 aggregate principal amount of Existing Notes remains outstanding or (ii) the Parent Borrower and its Subsidiaries are no longer subject to the negative covenants set forth in the Existing Notes Indentures as a result of a consent solicitation or other discharge or defeasance, as notified to the Administrative Agent in writing.
          “Existing Notes Indentures” means collectively the (i) Retained Existing Notes Indenture and the (ii) AMFM Notes Indenture.
          “Facility” means the Revolving Credit Facility.
          “Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by a Responsible Officer of the Parent Borrower.
          “FCC” means the Federal Communications Commission of the United States or any Governmental Authority succeeding to the functions of such commission in whole or in part.
          “FCC Authorizations” means all Broadcast Licenses and other licenses, permits and other authorizations issued by the FCC and held by the Parent Borrower or any of its Restricted Subsidiaries.
          “FCC Divestiture Assets” means (a) Broadcast Licenses transferred to the Aloha Trust pursuant to the FCC Order, (b) any interest in the Aloha Trust and (c) any assets of the Parent Borrower and its Restricted Subsidiaries relating to the Stations operated under the Broadcast Licenses referred to in clause (a).

          “FCC Order” means the Memorandum Opinion and Order, FCC 08-3, released by the FCC on January 24, 2008, as amended by the Erratum dated January 30, 2008.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
          “Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Parent Borrower minus Capital Expenditures minus Cash Income Taxes, in each case for such Test Period, to (b) Fixed Charges for such Test Period. Notwithstanding anything to the contrary, for purposes of calculating the Fixed Charge Coverage Ratio for the four fiscal quarter periods ending on the last day of each of the first, second and third whole fiscal quarters occurring after the Closing Date (each a “Post-Closing Quarter”), Fixed Charges shall be deemed to equal Fixed Charges for the period commencing on the first day of the first Post-Closing Quarter and ending (a) on the last day of the first Post-Closing Quarter, multiplied by 4, (b) on the last day of the second Post-Closing Quarter, multiplied by 2, and (c) on the last day of the third Post-Closing Quarter, multiplied by 4/3, respectively.
          “Fixed Charges” means, with respect to any Test Period, without duplication, the sum of (a) consolidated cash interest expense (net of cash interest income to the extent excluded from Consolidated EBITDA), for the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, for such Test Period plus (b) the aggregate amount of all cash dividend payments on Disqualified Equity Interests of the Parent Borrower during such Test Period plus (c) the scheduled amortization payments during such Test Period on Indebtedness of the Parent Borrower and its Restricted Subsidiaries.
          “Foreign Lender” has the meaning specified in Section 3.01(b).
          “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Holdings, the Parent Borrower or any Subsidiary of the Parent Borrower with respect to employees employed outside the United States.
          “Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Granting Lender” has the meaning specified in Section 10.07(h).
          “Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
          “Guarantees” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”
          “Guarantor” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”
          “Guaranty” means (a) the guaranty made by Holdings, the Parent Borrower, the Subsidiary Borrowers, and the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit F-1 or Exhibit F-2, as applicable, and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11, all guarantees hereunder, the “Guaranties.”
          “Hazardous Materials” means materials, chemicals, substances, compounds, wastes, pollutants and contaminants, in any form, including all explosive or radioactive substances or wastes, mold, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, in each case regulated pursuant to any Environmental Law.
          “Holdings” has the meaning specified in the introductory paragraph to this Agreement.
          “Honor Date” has the meaning specified in Section 2.03(c)(i).
          “Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.
          “Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor advised fund of which any such individual is the donor.
          “Incremental Amendment” has the meaning specified in Section 2.14(a).
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness;
     (g) all obligations of such Person in respect of Disqualified Equity Interests; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
          For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of clause (a) of the definition of Consolidated Total Debt of such Person and (ii) in the case of the Parent Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person that is not assumed by such Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.
          “Indemnified Liabilities” has the meaning specified in Section 10.05.
          “Indemnified Taxes” has the meaning specified in Section 3.01(a).
          “Indemnitees” has the meaning specified in Section 10.05.
          “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Parent Borrower, qualified to perform the task for which it has been engaged and that is independent of the Parent Borrower and its Affiliates.

          “Information” has the meaning specified in Section 10.08.
          “Initial Incremental Amount” has the meaning specified in Section 2.14(a).
          “Initial Revolving Borrowing” means one or more borrowings of Revolving Credit Loans or issuances in an amount not to exceed the aggregate amounts specified or referred to in the definition term “Permitted Initial Revolving Borrowing Purposes.”
          “Intercreditor Agreement” means the intercreditor agreement dated as of the Closing Date hereof between the Administrative Agent and the CF Administrative Agent, substantially in the form attached as Exhibit I, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith.
          “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
          “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed by each Lender of such Eurocurrency Rate Loan and the Administrative Agent, nine or twelve months (or such period of less than one month as may be consented to by the Administrative Agent and each Lender), as selected by the Parent Borrower in its Committed Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Parent Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Parent Borrower.
          “IP Rights” has the meaning specified in Section 5.15.

          “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
          “Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Parent Borrower (or any of its Subsidiaries) or in favor of such L/C Issuer and relating to such Letter of Credit.
          “Joinder Agreement” means the joinder agreement, dated as of the Closing Date, among, Holdings, the Borrowers and the Administrative Agent, substantially in the form attached as Exhibit J, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith.
          “Judgment Currency” has the meaning specified in Section 10.19.
          “Junior Financing” has the meaning specified in Section 7.12(a).
          “Junior Financing Documentation” means any documentation governing any Junior Financing.
          “Katz Group” means the Borrowers identified as members of the Katz Group on the signature page to this Agreement and the Joinder Agreement, including all supplements thereto.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
          “L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
          “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.
          “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
          “L/C Issuer” means Citibank, Deutsche Bank Trust Company Americas and any other Lender that becomes a L/C Issuer in accordance with Section 2.03(l) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
          “L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit (whether or not (i) such maximum amount is then in effect under any such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit or (ii) the conditions to drawing can then be satisfied) plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “L/C Sublimit” means an amount equal to $50,000,000.
          “Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent.
          “Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
          “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.
          “Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
          “License Subsidiary” means a direct or indirect wholly-owned Restricted Subsidiary of the Parent Borrower substantially all of the assets of which consist of Broadcast Licenses and related rights.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory, judgment or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.
          “Liquidity Event” means the determination by the Administrative Agent that (a) Excess Availability on any day is less than $50,000,000 or (b) Aggregate Excess Availability on any day is less than 10% of the Borrowing Base.
          “LMA” means a time brokerage agreement between a broadcaster-broker and a radio station licensee pursuant to which the broadcaster-broker supplies programming and sells commercial spot announcements in discrete blocks of time provided by the radio station licensee that amount to 15% or more of the weekly broadcast hours of the radio station licensee’s radio broadcast station.
          “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan, a Swing Line Loan or a Protective Advance.
          “Loan Documents” means, collectively, (i) this Agreement, (ii) the Joinder Agreement, (iii) the Notes, (iv) the Guaranties, (v) the Collateral Documents, (vi) the Issuer Documents and (vii) the Intercreditor Agreement.
          “Loan Parties” means collectively, Holdings, the Parent Borrower, the Subsidiary Borrowers and the Subsidiary Guarantors.
          “LTM Cost Base” means, for any Test Period, the sum of (a) direct operating expenses, (b) selling, general and administrative expenses and (c) corporate expenses, in each case excluding depreciation, amortization and interest expense, of the Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.
          “Master Agreement” has the meaning specified in the definition of “Swap Contract.”
          “Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (b) the rights and remedies of the Administrative Agent and the Lenders hereunder.
          “Material Adverse Effect on the Company” has the meaning ascribed to such term in the Merger Agreement (as in effect on the Closing Date).

          “Material Domestic Subsidiary” means, at any date of determination, each of the Parent Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the end of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for the most recently ended period of four consecutive fiscal quarters of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 were equal to or greater than 2.5% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 or contribute more than 5.0% of the gross revenues of the Parent Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the last day of such fiscal quarter, then the Parent Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and comply with the provisions of Section 6.11 applicable to such Subsidiaries; provided, however, that, any License Subsidiary that is a Domestic Subsidiary shall be deemed to be a Material Domestic Subsidiary if such License Subsidiary would constitute a Material Domestic Subsidiary if it were assumed that such License Subsidiary had the revenues associated with the Broadcast Stations operated by the Parent Borrower and its Domestic Subsidiaries that utilized the Broadcast Licenses owned by such License Subsidiary.
          “Material Subsidiary” means any Material Domestic Subsidiary.
          “Maturity Date” means the date that is six years after of the Closing Date; provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.
          “Maximum Rate” has the meaning specified in Section 10.11.
          “Merger” has the meaning specified in the preliminary statements to this Agreement.
          “Merger Agreement” means the Agreement and Plan of Merger, dated as of November 16, 2006, by and among the Parent Borrower, Merger Sub, T Triple Crown Finco, LLC, B Triple Crown Finco, LLC and Parent, as amended by Amendment No. 1 dated as of April 18, 2007, Amendment No. 2 dated as of May 17, 2007 and Amendment No. 3 dated as of May 13, 2008.
          “Merger Consideration” means an amount equal to the total funds required to pay to the holder of each share of issued and outstanding common stock (subject to certain exceptions as set forth in the Merger Agreement) of the Parent Borrower (and to the holders of certain outstanding options to purchase, and outstanding restricted stock units with respect to, shares of common stock of the Parent Borrower (after deduction for any applicable exercise price)), other than shares the holders of which have elected to convert into common stock of Parent, an aggregate amount per share equal to Cash Consideration (as defined in the Merger Agreement).
          “Merger Sub” has the meaning specified in the preliminary statements of this Agreement.
          “Minority Investment” means any Person other than a Subsidiary in which the Parent Borrower or any Restricted Subsidiary owns any Equity Interests.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Monthly Borrowing Base Certificate” has the meaning provided in Section 6.01(e).
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Holdings, the Parent Borrower, any Subsidiary or any of their respective ERISA Affiliates makes or is obligated to make contributions, or with respect to which the Parent Borrower or any Subsidiary would reasonably be expected to incur liability.

          “NCR Stations” means the Stations listed on Schedule 1.01D.
          “Net Cash Proceeds” has the meaning specified in the CF Credit Agreement.
          “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.
          “New Senior Cash-Pay Notes” means $980,000,000 aggregate principal amount of the Parent Borrower’s 10.75% senior notes due 2016, and any exchange notes in respect thereof.
          “New Senior Notes” means, collectively, (i) the New Senior Cash-Pay Notes, and (ii) the New Senior Toggle Notes.
          “New Senior Notes Indentures” means any one or more indentures to be entered into among the Parent Borrower, as issuer, the guarantors party thereto and a trustee, pursuant to which the New Senior Notes are issued.
          “New Senior Toggle Notes” means $1,330,000,000 aggregate principal amount of the Parent Borrower’s 11.00%/11.75% senior toggle notes due 2016, any exchange notes in respect thereof, and any increases in the principal amount of New Senior Toggle Notes (or related exchange notes) in lieu of the payment of cash interest in accordance with the terms thereof.
          “Non-Consenting Lender” has the meaning specified in Section 3.07(d).
          “Non-Loan Party” means any Subsidiary of the Parent Borrower that is not a Loan Party.
          “Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).
          “Note” means a Revolving Credit Note.
          “Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) Hedging Obligations and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.
          “Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Taxes” has the meaning specified in Section 3.01(f).
          “Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Swing Line Loans on any date, the amount thereof after giving effect to any borrowings and prepayments or repayments of

Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the Amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date; and (c) with respect to Protective Advances on any date, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Protective Advances occurring on such date.
          “Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, an L/C Issuer, or the Swing Line Lender, as applicable, in accordance with banking industry rules on interbank compensation.
          “Parent” means CC Media Holdings Inc. (formerly BT Triple Crown Capital Holdings III, Inc.).
          “Parent Borrower” has the meaning specified in the introductory paragraph to this Agreement.
          “Parent Borrower Obligor Cash Management Note” has the meaning specified in the definition of “CCU Cash Management Notes.”
          “Participant” has the meaning specified in Section 10.07(e).
          “Participant Register” has the meaning specified in Section 10.07(e).
          “Participating Member State” means each state so described in any EMU Legislation.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Act” means the U.S. Pension Protection Act of 2006, as amended.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is either (i) sponsored or maintained by Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates or (ii) to which Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates contributes or has an obligation to contribute or with respect to which the Parent Borrower or any Subsidiary would reasonably be expected to incur liability.
          “Permits” means any and all franchises, licenses, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, and other rights, privileges and approvals required for the operation of the Parent Borrower’s business under its organizational documents or under any loan treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Permitted Acquisition” has the meaning specified in Section 7.02(j).
          “Permitted Additional Notes” means unsecured notes issued by the Parent Borrower and guaranteed on a subordinated unsecured basis by one or more Guarantors, provided that (a) the terms of such notes provide for customary subordination of the guarantees of such notes by each Guarantor to the Obligations (and in any event the terms of such subordination shall be no less favorable to the Lenders than the terms of the subordination set forth in the New Senior Notes Indenture) and do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or other payment prior to six months after the Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default and (b) the covenants, events of default, guarantees and other terms for such notes (provided that such notes shall have interest rates and redemption premiums determined by the Board of Directors of the Parent Borrower to be market rates and premiums at the time of issuance of such notes), taken as a whole, are determined by the Board of Directors of the Parent Borrower to be market terms on the date of issuance and in any event are not materially more restrictive on the Parent Borrower and the Restricted Subsidiaries, or materially less favorable to the Lenders, than the terms of the New Senior Notes Indenture and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions, provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).
          “Permitted Additional Notes Documentation” means any notes, instruments, agreements and other credit documents governing any Permitted Additional Notes.
          “Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Parent Borrower or any of its Restricted Subsidiaries and another Person.
          “Permitted Discretion” means the Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor, event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date which the Administrative Agent reasonably determines, with respect to Accounts, (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts, the enforceability or priority of the Administrative Agent’s Liens thereon or the amount which the Administrative Agent, the Lenders or the L/C Issuer would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts or (b) evidences that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the Parent Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, factors already included in or tested by the definition of Eligible Accounts (but Reserves may not duplicate the eligibility criteria contained in the definition of Eligible Accounts), and any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Accounts.
          “Permitted Disposition Assets” means (a) the Specified Assets and (b) the assets permitted to be Disposed of pursuant to clauses (k), (o) and (t) of Section 7.05.
          “Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower (to the extent the Net Cash Proceeds thereof are contributed to the common equity capital of the Parent Borrower), in each case to the extent not prohibited hereunder and neither in connection with the exercise of the Cure Right or which is for the funding of costs or expenses referenced in clause (a)(vii) of the definition of “Consolidated EBITDA”.
          “Permitted Holder” means any Sponsor or Co-Investor; provided that for purposes of determining ownership by Permitted Holders of Voting Stock of Parent, Co-Investors shall be deemed to own the lesser of (x) the percentage of the voting power of the Voting Stock of Parent actually owned by them at such time and (y) 25% of the voting power of the Voting Stock of Parent and shall only be deemed to be a Permitted Holder to such extent.
          “Permitted Initial Revolving Borrowing Purposes” means (a) one or more Borrowings of Revolving Credit Loans in an aggregate amount of up to Borrowing Base as of the Closing Date, (i) finance the Transactions or (ii) finance working capital needs of the Parent Borrower or the Restricted Subsidiaries and (b) the issuance of Letters of Credit in an aggregate that, taken together with the Borrowings under clause (a) do not exceed the Borrowing Base as of the Closing Date, (i) in replacement of, or as a backstop for, letters of credit of the Parent Borrower or the Restricted Subsidiaries outstanding on the Closing Date or (ii) to finance working capital needs of the Parent Borrower or the Restricted Subsidiaries.
          “Permitted Liens” has the meaning specified in Section 7.01.
          “Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Junior Financing or Retained Existing Notes, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole; provided that a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Parent Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and does not include guarantees by any other Person who is not an obligor of such Indebtedness being modified, refinanced, refunded, renewed or extended; provided that, notwithstanding this clause (d), so long as no Default or Event of Default is continuing or would result therefrom, Retained Existing Notes with a stated final maturity (as of the Closing Date) prior to the Maturity Date may be refinanced with Indebtedness that constitutes Permitted Additional Notes, and (e) in the case of any Permitted Refinancing in respect of the CF Facilities, such Permitted Refinancing is not secured by any portion of the Collateral except on a junior basis pursuant to one or more security agreements subject to the Intercreditor Agreement (or another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement).
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “PIK Interest Amount” means the aggregate principal amount of all increases in outstanding principal amount of New Senior Toggle Notes and issuances of additional New Senior Toggle Notes or “PIK Notes” (as defined in any New Senior Notes Indenture or any similar document) in connection with an election by the Parent Borrower to pay interest in kind
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established, maintained or contributed to by the Parent Borrower or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

          “Platform” has the meaning specified in Section 6.02.
          “Post-Closing Quarter” has the meaning specified in the definition of Fixed Charge Coverage Ratio.
          “Premier Group” means the Borrowers identified as members of the Premier Group on the signature page to this Agreement and the Joinder Agreement, including all supplements thereto.
          “primary obligor” has the meaning specified in the definition of “Guarantee.”
          “Principal L/C Issuer” means each of Citibank and Deutsche Bank Trust Company Americas.
          “Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).
          “Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).
          “Projections” has the meaning specified in Section 6.01(c).
          “Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage of such Lender and, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender and the denominator of which is the amount of the Aggregate Commitments, at such time; provided that, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
          “Public Lender” has the meaning specified in Section 6.02.
          “Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
          “Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).
          “Qualified Securitization Financing” means any transaction or series of transactions that may be entered into by Holdings or any of its direct wholly-owned Subsidiaries, the Parent Borrower or any of its Restricted Subsidiaries pursuant to which such Person may, directly or indirectly, sell, convey or otherwise transfer to (a) one or more Securitization Entities or (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in, any Securitization Assets of CCOH or any of its Subsidiaries (other than any assets that have been transferred or contributed to CCOH or its Subsidiaries by the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower) that are customarily granted in connection with asset securitization transactions similar to the Qualified Securitization Financing entered into of a Securitization Entity that meets the following conditions: (a) the board of directors of the Parent Borrower shall have determined in good faith that such Qualified Securitization Financing (including the terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Borrower and the Securitization Entity, (b) all sales of Securitization Assets and related assets to the Securitization Entity are made at Fair Market Value, (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms (as determined in good faith by the Parent Borrower), (d) giving effect on a pro forma basis for such Qualified Securitization Financing in accordance with Section 1.07, for the Test Period immediately preceding such transaction (i) the Total Leverage Ratio would be less than the lesser of (x) 8.0 to 1.0 and (y) the Total Leverage Ratio for such Test Period before giving effect to such transaction, (ii) the Secured Leverage Ratio would be less than the Secured Leverage Ratio for such Test Period before giving effect to such transaction and (iii) the ratio of Consolidated Total Debt of the Borrowers and Subsidiary Guarantors to Consolidated EBITDA of the Parent Borrower and its Restricted Subsidiaries is less than 6.5 to 1.0 and (e) the Administrative Agent shall have received an officers’ certificate of a Responsible Officer of the Parent Borrower certifying that all of the requirements of clauses (a) through (d) have been satisfied. The grant of a security interest in any Securitization Assets of the Parent Borrower or any of the Restricted Subsidiaries (other than a Securitization Entity) to secure Indebtedness under this Agreement prior to engaging in any securitization transaction shall not be deemed a Qualified Securitization Financing.
          “Receivables Collateral” means all the “Intercreditor Collateral” as defined in the Intercreditor Agreement.
          “Receivables Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to Section 2.15, as the Administrative Agent in the Administrative Agent’s Permitted Discretion determines as being appropriate with respect to the determination of the collectability in the ordinary course of business of Eligible Accounts, including, without limitation, dilution, reconciliation of variances between the general ledger and the receivables aging, and unapplied cash received.
          “Reference Date” has the meaning specified in the definition of “Available Amount.”
          “Register” has the meaning specified in Section 10.07(d).
          “Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Parent Borrower or a Restricted Subsidiary in exchange for assets transferred by the Parent Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon the receipt by the Parent Borrower or a Restricted Subsidiary of the securities of such Person, such Person would become a Restricted Subsidiary.
          “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, onto or through the Environment.
          “Reportable Event” means, with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
          “Repurchased Existing Notes” means (i) the 7.65% Senior Notes due 2010 of the Parent Borrower and (ii) the AMFM Notes, in each case to the extent repaid, prepaid, repurchased or defeased on the Closing Date (or such later date as may be necessary to effect the Debt Repayment contemplated by any tender offer made on or prior to the Closing Date).
          “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
          “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (other than protective advances and with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), and (b)  aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Reserves” means all, if any, Availability Reserves, Bank Product Reserves, Receivables Reserves and any and all other reserves which the Administrative Agent deems necessary in its Permitted Discretion to maintain with respect to Eligible Accounts that have been established in accordance with Section 2.15, it being understood that Reserves on the Closing Date shall be equal to the amount stated as Reserves on the Borrowing Base Certificate delivered to the Administrative Agent.

          “Responsible Officer” means the chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer, or treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references in this Agreement to a “Responsible Officer” shall refer to a Responsible Officer of the Parent Borrower.
          “Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Parent Borrower’s stockholders, partners or members (or the equivalent Persons thereof).
          “Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.
          “Restricted Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.
          “Restricting Information” has the meaning specified in Section 10.09(a).
          “Retained Existing Notes” means (a) the Parent Borrower’s (i) 4.25% Senior Notes due 2009, (ii) 4.5% Senior Notes due 2010, (iii) 6.25% Senior Notes due 2011, 4.4% Senior Notes due 2011, (iv) 5.0% Senior Notes due 2012, (v) 5.75% Senior Notes due 2013, 5.5% Senior Notes due 2014, (vi) 4.9% Senior Notes due 2015, (vii) 5.5% Senior Notes due 2016, (viii) 6.875% Senior Debentures due 2018 and (ix) 7.25% Debentures Due 2027 and (b) any 7.65% Senior Notes due 2010 of the Parent Borrower and 8% Senior Notes due 2008 of AMFM to the extent not repaid, prepaid, repurchased or defeased on the Closing Date (or such later date as may be necessary to effect the Debt Repayment contemplated by any tender offer made on or prior to the Closing Date) (the “Retained Existing Notes” and, together with the Repurchased Existing Notes, the “Existing Notes”).
          “Retained Existing Notes Indenture” means the Senior Indenture dated as of October 1, 1997 among the Parent Borrower and The Bank of New York, as trustee (with The Bank of New York Trust Company, N.A. as current trustee), as supplemented by the Second Supplemental Indenture dated as of June 16, 1998, as further supplemented by the Third Supplemental Indenture dated as of June 16, 1998, as further supplemented by the Eleventh Supplemental Indenture dated as of January 9, 2003, as further supplemented by the Twelfth Supplemental Indenture dated as of March 17, 2003, as further supplemented by the Thirteenth Supplemental Indenture dated as of May 1, 2003, as further supplemented by the Fourteenth Supplemental Indenture dated as of May 21, 2003, as further supplemented by the Sixteenth Supplemental Indenture dated as of December 9, 2003, as further supplemented by the Seventeenth Supplemental Indenture dated as of September 20, 2004, as further supplemented by the Eighteenth Supplemental Indenture dated as of November 22, 2004, as further supplemented by the Nineteenth Supplemental Indenture dated as of December 16, 2004, as further supplemented by the Twentieth Supplemental Indenture dated as of March 21, 2006 and as further supplemented by the Twenty-first Supplemental Indenture dated as of August 15, 2006, as may be amended, supplemented or modified from time to time.
          “Retained Existing Notes Indenture Debt” means “Debt” under (and as defined in) the Retained Existing Notes Indenture.
          “Retained Existing Notes Indenture Restricted Subsidiary” means any Restricted Subsidiary that is not an “Unrestricted Subsidiary” under (and as defined in) the Retained Existing Notes Indenture.
          “Retained Existing Notes Indenture Sale-Leaseback Transaction” means any “Sale-Leaseback Transaction” under (and as defined in) the Retained Existing Notes Indenture.

          “Retained Existing Notes Indenture Unrestricted License Subsidiary” means any License Subsidiary that (a) is created or acquired after the Closing Date and (b) constitutes an “Unrestricted Subsidiary” under (and as defined in) the Retained Existing Notes Indenture.
          “Revolving Commitment Increase” shall have the meaning specified in Section 2.14(a).
          “Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(a).
          “Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
          “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Parent Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.01F under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders on the Closing Date shall be equal to $1,000,000,000 less the Tranche A Term Loan Backstop Amount, as such amount may be adjusted from time to time in accordance with the terms of this Agreement, including pursuant to any applicable Revolving Commitment Increase.
          “Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the L/C Obligations and the Swing Line Obligations at such time.
          “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.
          “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
          “Revolving Credit Loan” has the meaning specified in Section 2.01(b).
          “Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.
          “Rollover Equity” means the value of all Equity Interests of existing shareholders (including management) of the Parent Borrower (prior to giving effect to the Merger) that are converted into Equity Interests of Parent (valued based upon the cash consideration payable in the Merger) in connection with the Merger and the value of all Equity Interests of Parent issued to or otherwise directly or indirectly acquired by, any existing shareholders and management of the Parent Borrower (prior to giving effect to the Merger) in connection with the Transactions.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          “Secured Cash Management Obligation” means any Cash Management Obligations designated by the Parent Borrower in writing to the Administrative Agent as “Secured Cash Management Obligations” which will thereby become Obligations hereunder and under the Security Agreement.
          “Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank and designated in writing by the Parent Borrower to the Administrative Agent as a “Secured Hedge Agreement.”
          “Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.
          “Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).
          “Securities Act” means the Securities Act of 1933.
          “Securitization Assets” means any properties, assets and revenue streams associated with the Americas Outdoor Advertising segment of the Parent Borrower and its Subsidiaries that are subject to a Qualified Securitization Financing and the proceeds thereof.
          “Securitization Entity” means a Restricted Subsidiary or direct or indirect wholly-owned Subsidiary of Holdings (other than the Parent Borrower), or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any of its direct or indirect wholly-owned Subsidiaries, makes an Investment and to which the Parent Borrower or any of its Restricted Subsidiaries, directly or indirectly, sells, conveys or otherwise transfers Securitization Assets and related assets that engages in no activities other than in connection with the ownership and financing of Securitization Assets, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Parent Borrower or such other Person as provided below) as a Securitization Entity and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Parent Borrower or any other Subsidiary of Holdings, other than another Securitization Entity (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Entity, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Entity, has any material contract, agreement, arrangement or understanding other than on terms which the Parent Borrower reasonably believes to be no less favorable to Holdings, the Parent Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower, (c) to which none of Holdings, the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Entity, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results, and (d) if such Securitization Entity is not a Restricted Subsidiary of the Parent Borrower, (i) to the extent permitted by the terms of the Qualified Securitization Financing, Holdings shall have pledged the Equity Interests of such Securitization Entity to the Administrative Agent and the Administrative Agent shall be reasonably satisfied that the Obligations shall have been secured by a first priority security interest in such Equity Interests and Holdings shall not permit any other Liens on such Equity Interests and (ii) Holdings shall not transfer any Equity Interests in such Securitization Entity to any other Person (other than to Holdings or any of its direct or indirect wholly-owned Subsidiaries) and shall not permit such Securitization Entity to issue any additional Equity Interests (other than to Holdings or any of its direct or indirect wholly-owned Subsidiaries). Any such designation by the board of directors of the Parent Borrower or such other Person shall be evidenced to the Administrative Agent by the delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Parent Borrower, or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.
          “Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Entity in connection with, any Qualified Securitization Financing.
          “Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by any failure to take action by or any other event relating to the seller.
          “Security Agreements” means the ABL Receivables Pledge and Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with each other Security Agreement Supplement executed and delivered pursuant to Section 6.11.
          “Security Agreement Supplement” has the meaning specified in the Security Agreements.
          “Similar Business” means any business conducted or proposed to be conducted by the Parent and its subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.
          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “SPC” has the meaning specified in Section 10.07(h).
          “Specified Assets” means assets used in the operation of the NCR Stations.
          “Specified Date” means March 27, 2008.
          “Specified Equity Contribution” means any cash capital contributions (other than any Cure Amount, other than any contribution increasing the Available Amount pursuant to clause (c) of the definition thereof and other than any amount funded for any cost or expense referenced in clause (a)(vii) of the definition of “Consolidated EBITDA”) or Net Cash Proceeds from Permitted Equity Issuances (other than the Equity Contribution) received by the Parent Borrower (or any direct or indirect parent thereof and contributed by such parent as common equity capital to the Parent Borrower) and certified by a Responsible Officer as a Specified Equity Contribution concurrently with such contribution or issuance.
          “Specified L/C Sublimit” means, with respect to any L/C Issuer, (i) in the case of Citibank (or any of its Affiliates), 50% of the L/C Sublimit, (ii) in the case of Deutsche Bank Trust Company Americas (or any of its Affiliates), 50% of the L/C Sublimit and (iii) in the case of any other L/C Issuer, 100% of the L/C Sublimit, or in each case such lower percentage as is specified in the agreement pursuant to which such Person becomes an L/C Issuer entered into pursuant to Section 2.03(l) hereof.
          “Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted

Subsidiary ceasing to be a Subsidiary of the Parent Borrower or any Disposition of a business unit, line of business or division of the Parent Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.
          “Sponsor” means any of Bain Capital LLC and Thomas H. Lee Partners L.P. and any of their respective Affiliates and funds or partnerships managed or advised by any or both of them or their respective Affiliates but not including, however, any portfolio company of any of the foregoing.
          “Sponsor Management Agreement” means the Amended and Restated Management Agreement, substantially in the form delivered to the Arrangers on or prior to the date hereof, between certain of the management companies associated with the one or more of the Sponsors or their advisors, the Parent Borrower (as successor by merger to Merger Sub), T Triple Crown Finco, LLC, B Triple Crown Finco, LLC and Parent, as amended, supplemented, amended and restated, replaced or otherwise modified from time to time; provided, however, that the terms of any such amendment, supplement, amendment and restatement or replacement agreement are not, taken as a whole, less favorable to the Lenders in any material respect than the agreement in the form delivered to the Arrangers on or prior to the date hereof.
          “Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.
          “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdings (or any direct or indirect parent company of Holdings) or any of its Subsidiaries that the Parent Borrower has determined in good faith to be customary in a Securitization Financing.
          “Stations” means all radio and television broadcast stations owned by the Parent Borrower or any of its Restricted Subsidiaries.
          “Sterling” and the sign “£” each mean the lawful money of the United Kingdom.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.
          “Subsidiary Borrowers” means each of the Persons listed on Schedule 1.01A that is a party hereto as of the Closing Date and each Material Domestic Subsidiary that becomes a party to this Agreement as a Borrower after the Closing Date pursuant to Section 6.11 or otherwise.
          “Subsidiary Guarantee” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”
          “Subsidiary Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”
          “Successor Parent Borrower” has the meaning specified in Section 7.04(d).
          “Supermajority Lenders” means, as of any date of determination, (a) Lenders having more than 66-2/3% of the sum of the Aggregate Commitments at such date or (b) if the Aggregate Commitments have been terminated, Lenders having or holding at least 66-2/3% of the Total Outstandings at such date, provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

          “Supplemental Administrative Agent” has the meaning specified in Section 9.14 and “Supplemental Administrative Agents” shall have the corresponding meaning.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
          “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
          “Swing Line Facility” means the revolving credit sub-facility made available by the Swing Line Lender pursuant to Section 2.04.
          “Swing Line Lender” means Citibank, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
          “Swing Line Loan” has the meaning specified in Section 2.04(a).
          “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
          “Swing Line Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Line Loans outstanding.
          “Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
          “Syndication Agents” means Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding Inc., each in its capacity as a Syndication Agent under this Agreement.
          “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
          “Taxes” has the meaning specified in Section 3.01(a).

          “Tender Offers” means one or more tender offers and consent solicitations but the Parent Borrower and AMFM to repurchase the Parent Borrower’s outstanding 7.65% Senior Notes Due 2010 and the outstanding AMFM Notes.
          “Termination Date” has the meaning specified in Section 4.01.
          “Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Parent Borrower ended on or prior to such time in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Parent Borrower ended September 30, 2008. A Test Period may be designated by reference to the last day thereof (i.e., the “December 31, 2007 Test Period” refers to the period of four consecutive fiscal quarters of the Parent Borrower ended December 31, 2007), and a Test Period shall be deemed to end on the last day thereof.
          “Threshold Amount” means $100,000,000.
          “Total Assets” means the total assets of the Parent Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Pro Forma Financial Statements.
          “Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.
          “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
          “Tranche A Term Loan Backstop Amount” means the excess, if any, of (i) $750,000,000 over (ii) the aggregate principal amount of the initial borrowing hereunder on the Closing Date.
          “Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents.
          “Transactions” means, collectively, (a) the Equity Contribution, (b) the Merger, (c) the issuance of the New Senior Notes, (d) the funding of the Initial Revolving Borrowing on the Closing Date, (e) the funding of the CF Facilities on the Closing Date, if any, (f) the repayment of the Existing Credit Agreement on the Closing Date, (g) the consummation of the Tender Offers on or after the Closing Date, (h) the consummation of any other transactions in connection with the foregoing and (i) the payment of the fees and expenses incurred in connection with any of the foregoing.
          “Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
          “Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
          “United States” and “U.S.” mean the United States of America.
          “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

          “Unrestricted Subsidiary” means (a) any Subsidiary of the Parent Borrower designated by the board of directors of the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof, (b) any Securitization Entity and (c) any Subsidiary of an Unrestricted Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Parent Borrower in accordance with Section 6.14 or ceases to be a Subsidiary of the Parent Borrower.
          “Unused Amount” means, on any day the aggregate Revolving Credit Commitments then in effect minus the aggregate of the then outstanding Revolving Credit Exposures, provided that the Unused Amount shall never be less than zero.
          “USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
          “Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.
          “Weekly Monitoring Event” means (i) an Event of Default has occurred and is continuing or (ii) the Borrowers have failed to maintain (a) Excess Availability of at least $50,000,000 for fifteen (15) consecutive calendar days or (b) Aggregate Excess Availability of at least 10% of the Borrowing Base for five (5) consecutive Business Days, and the Administrative Agent has notified the Parent Borrower thereof. For purposes of this Agreement, the occurrence of a Weekly Monitoring Event shall be deemed continuing at the Administrative Agent’s option until (x) if the Weekly Monitoring Event arises under clause (i) above, so long as such Event of Default is continuing, or (y) if the Weekly Monitoring Event arises as a result of the Borrowers’ failure to achieve (A) Excess Availability as required by clause (ii)(a), until Excess Availability has exceeded at least $50,000,000 or (B) Aggregate Excess Availability as required by clause (ii)(b), until Aggregate Excess Availability has exceeded at least 10% of the Borrowing Base, in each case for thirty (30) consecutive days, in which case a Weekly Monitoring Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Weekly Monitoring Event shall be deemed continuing (even if Excess Availability exceeds the required amount for thirty (30) consecutive days) at all times in any four fiscal quarter period after a Weekly Monitoring Event has occurred and been discontinued on two occasions in such four fiscal quarter period; provided further that, notwithstanding the foregoing, it is agreed that a Weekly Monitoring Event shall not be deemed to have occurred and be continuing as a result of the Loans made on the Closing Date unless and until additional Loans are made or Letters of Credit are issued hereunder and a Weekly Monitoring Event subsequently occurs.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
          “wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
          “Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
          (b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
          (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
          (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          (e) The word “or” is not exclusive.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Annual Financial Statements, except as otherwise specifically prescribed herein.
          SECTION 1.04. Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
          SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          SECTION 1.07. Pro Forma Calculations.
          (a) Notwithstanding anything to the contrary herein, the Secured Leverage Ratio, the Total Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section.
          (b) In the event that the Parent Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness included in the definitions of Consolidated Secured Debt or Consolidated Total Debt, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), subsequent to the end of the Test Period for which the Secured Leverage Ratio and the Total Leverage Ratio, as the case may be, is being calculated but prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Secured Leverage Ratio and the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Test Period.
          (c) For purposes of calculating the Secured Leverage Ratio, the Total Leverage Ratio and the Fixed Charge Coverage Ratio, Specified Transactions that have been made by the Parent Borrower or any of its Restricted Subsidiaries during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section, then the Secured Leverage Ratio and the Total Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.
          (d) In the event that the Parent Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness included in the definitions of Fixed Charges, as the case may be (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or issues or redeems Disqualified Equity Interests, subsequent to the commencement of the Test Period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness or such issuance or redemption of Disqualified Equity Interests, as if the same had occurred on the first day of the applicable Test Period.
          (e) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent Borrower may designate.
          (f) Notwithstanding the foregoing, when calculating the Total Leverage Ratio for purposes of, the definition of “Applicable Rate”, the events described in Sections 1.07(b) and 1.07(c) above that occurred subsequent to the end of the Test Period shall not be given pro forma effect.
          (g) Whenever pro forma effect is to be given to a Specified Transaction (other than the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Borrower (and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies resulting from such Specified Transaction (other than the Transactions) which is being given pro forma effect that have been or are expected to be realized and shall be certified in an officers’ certificate by such responsible financial or accounting officer delivered to the Administrative Agent); provided that (A) such amounts are reasonably identifiable and factually supportable, (B) actions to realize such amounts are taken within 12 months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA with respect to such period. Notwithstanding the foregoing, calculations of the Total Leverage Ratio for purposes of the definition of “Applicable Rate” shall not include any cost savings, operating expense reductions or synergies that have not been actually realized.

ARTICLE II
The Commitments and Credit Extensions
          SECTION 2.01. The Loans.
          (a) [Reserved]
          (b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans to the Borrowers in Dollars as elected by the Parent Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day after the Closing Date until the Maturity Date (provided that each Lender agrees to make loans in an aggregate amount not exceeding its Pro Rata Share of the Initial Revolving Borrowing on the Closing Date), in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Protective Advances shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), and reborrow under this Section 2.01(b) (provided that, in each such case, such Revolving Credit Loans shall not, after giving effect thereto and to the application of the proceeds thereof, result at such time in the aggregate Revolving Credit Exposures’ exceeding the lesser of (x) the Borrowing Base and (y) the Aggregate Commitments, in each case as then in effect (subject to Section 2.01(c)); and the Borrowers may prepay under Section 2.05.
          (c) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 2.01(b) or in Article IV), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Revolving Credit Loans denominated in Dollars that are Base Rate Loans on behalf of all Lenders to the Borrowers, at any time that any condition precedent set forth in Article IV has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof or (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (each such loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate amount of the Lenders’ Revolving Credit Exposures to exceed the Borrowing Base; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances) the aggregate principal amount of all Protective Advances outstanding hereunder would exceed 5.0% of the Borrowing Base as determined on the date of such proposed Protective Advance; provided further that the aggregate principal amount of all outstanding Protective Advances plus the aggregate Revolving Credit Exposures at such time shall not exceed the Aggregate Commitments as then in effect. Each Protective Advance shall be secured by the Liens in favor of the Administrative Agent on behalf of the Secured Parties in and to the Collateral and shall constitute Obligations hereunder. No Protective Advance shall be outstanding after the earlier of (x) 20 Business Days after the date on which it was made or (y) the date on which the Required Lenders instruct the Administrative Agent to cease making Protective Advances. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion and under no circumstance shall the Borrowers have the right to require that a Protective Advance be made. At any time that the conditions precedent set forth in Article IV have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.01(d).

          (d) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
          SECTION 2.02. Borrowings, Conversions and Continuations of Loans.
          (a) Each Revolving Credit Borrowing (other than Swing Line Borrowings with respect to which this Section 2.02 shall not apply) made after the Closing Date, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (i) not later than 12:00 noon (New York, New York time) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans and (ii) not later than 12:00 noon on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Parent Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of the amount of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Parent Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding the foregoing, until the date which is six months after the Closing Date (unless otherwise agreed by the Administrative Agent), all Eurocurrency Rate Loans may not have an Interest Period in excess of one (1) month. No notice shall be required in respect of the initial Credit Extensions made on the Closing Date, however, the Parent Borrower will use commercially reasonable efforts to deliver a Borrowing Base Certificate to the Administrative Agent on or before the Closing Date.
          (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans. In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the respective currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Parent Borrower (on behalf of the Borrowers) on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower; provided that if, on the date the Committed Loan Notice with respect to a Borrowing under a Revolving Credit Facility is given by the Parent Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Parent Borrower (on behalf of the Borrowers) as provided above.
          (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.
          (d) The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
          (e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than thirty (30) Interest Periods in effect unless otherwise agreed between the Parent Borrower and the Administrative Agent.
          (f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.
          (g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such Pro Rata Share available to the Administrative Agent, each of such Lender and each Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers (to the extent such amount is covered by interest paid by such Lender) the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          SECTION 2.03. Letters of Credit.
          (a) The Letter of Credit Commitments.
     (i) Subject to the terms and conditions set forth herein, (A)(1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Parent Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Parent Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drawings under the

Letters of Credit and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that L/C Issuers shall not be obligated to make L/C Credit Extensions with respect to Letters of Credit, and Lenders shall not be obligated to participate in Letters of Credit if, as of the date of the applicable Letter of Credit, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of all L/C Obligations would exceed the L/C Sublimit; provided, further, that no Letter of Credit shall be issued by any L/C Issuer the stated amount of which, when added to the Outstanding Amount of L/C Credit Extensions with respect to such L/C Issuer, would exceed the applicable Specified L/C Sublimit of such L/C Issuer then in effect. Each request by the Parent Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Parent Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Parent Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) An L/C Issuer shall not issue any Letter of Credit if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless otherwise agreed by such L/C Issuer and the Administrative Agent in their sole discretion; or
     (B) the expiry date of such requested Letter of Credit would occur after the applicable Letter of Credit Expiration Date, unless (1) each Appropriate Lender shall have approved such expiry date or (2) the Outstanding Amount of the L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized.
     (iii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);
     (B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally; or
     (C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars.
     (iv) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (v) Each L/C Issuer shall act on behalf of the Appropriate Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term

“Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.
          (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.
     (ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the relevant L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Parent Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.
     (iii) If the Parent Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon by the relevant L/C Issuer and the Parent Borrower at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Parent Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time until an expiry date not later than the applicable Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Parent Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the third Business Day following the date of any payment by any L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse such L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency. If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, (x) in the case of an Unreimbursed Amount under a Letter of Credit, the Parent Borrower (on behalf of the Borrowers) shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans and to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which may be the same Business Day such notice is provided if such notice is provided prior to 12:00 noon), whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.
     (iii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.
     (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Appropriate Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Appropriate Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The Obligations of the Revolving Credit Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.
          (e) Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Parent Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

     (iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;
provided that the foregoing shall not excuse any L/C Issuer from liability to the Parent Borrower to the extent of any direct damages (as opposed to punitive or consequential damages or lost profits, claims in respect of which are waived by the Parent Borrower to the extent permitted by applicable Law) suffered by the Parent Borrower that are caused by acts or omissions of such L/C Issuer constituting gross negligence or willful misconduct on the part of such L/C Issuer.
          (f) Role of L/C Issuers. Each Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) a problem with the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(f); provided that anything in such clauses to the contrary notwithstanding, the Parent Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to lost profits or punitive or consequential damages suffered by the Parent Borrower that were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          (g) Cash Collateral. If (i) any Event of Default occurs and is continuing and the Required Lenders require the Borrowers to Cash Collateralize its L/C Obligations pursuant to Section 8.02(c), (ii) an Event of Default set forth under Section 8.01(f) occurs and is continuing or (iii) for any reason, any Letter of Credit is outstanding at the time of termination of the Revolving Credit Commitments and a backstop letter of credit that is satisfactory to the relevant L/C Issuer in its sole discretion is not in place, then the Borrowers shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clause (i) or (iii), (1) the Business Day that the Parent Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Parent Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in Cash Equivalents selected by the Administrative Agent in its sole discretion. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrowers. In the case of clause (i) or (ii) above, if such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrowers.
          (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the relevant L/C Issuer and the Parent Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
          (i) Letter of Credit Fees. The Borrowers, jointly and severally, shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to (A) the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit), minus (B) the fronting fee set forth in Section 2.03(j) below. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
          (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers, jointly and severally, shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.
          (k) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
          (l) Addition of an L/C Issuer.
     (i) A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Parent Borrower, the Administrative Agent and such Revolving Credit

Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.
     (ii) On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may from time to time reasonably request.
          (m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Parent Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
          SECTION 2.04. Swing Line Loans.
          (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day (other than the Closing Date) prior to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any other Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Swing Line Loans shall only be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.
          (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Parent Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers.

          (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Parent Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the date specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Parent Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Parent Borrower to repay Swing Line Loans, together with interest as provided herein.
          (d) Repayment of Participations.
     (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause (d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.
          (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
          (f) Payments Directly to Swing Line Lender. The Borrowers, jointly and severally, shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
          SECTION 2.05. Prepayments.
          (a) Optional.
     (i) The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans (other than Swing Line Loans and Protective Advances) shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.
     (ii) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (iii) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Protective Advances in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (iv) Notwithstanding anything to the contrary contained in this Agreement, the Parent Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of the Revolving Credit Facility, which refinancing shall not be consummated or shall otherwise be delayed.
          (b) Mandatory.
     (i) If, on any date, the aggregate Revolving Credit Exposures at any time exceed the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly prepay Protective Advances, Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Protective Advances, Revolving Credit Loans and Swing Line Loans, such aggregate Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments then in effect.
     (ii) If, on any date, the aggregate Revolving Credit Exposures exceed the lesser of (x) the Borrowing Base and (y) the Aggregate Commitments, in each case as then in effect (subject to Section 2.01(c)), the Borrowers shall promptly prepay first, Protective Advances and second, Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Protective Advances, Revolving Credit Loans and Swing Line Loans, such aggregate Revolving Credit Exposure exceeds the aggregate Revolving Credit Commitments then in effect.
     (iii) At all times following the establishment of the Cash Management Systems pursuant to Section 6.15 and after the occurrence and during the continuation of a Cash Dominion Event and notification thereof by the Administrative Agent to the Parent Borrower (subject to the provisions of the Security Agreement and the Intercreditor Agreement), on each Business Day, at or before 1:00 p.m., the Administrative Agent shall apply all immediately available funds credited to the Concentration Account, first to pay any fees or expense reimbursements then due to the Administrative Agent, the L/C Issuer and the Lenders (other than in connection with Secured Cash Management Obligations), pro rata, second to pay interest due and payable in respect of any Loans (including Swing Line Loans and Protective Advances) that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, fourth to prepay the principal of the Revolving Credit Loans and Swing Line Loans and to Cash Collateralize L/C Obligations, pro rata and fifth to pay any fees or expense reimbursements then due to any Cash Management Bank.
          (c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.
          Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, any Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from any Loan

Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.
          SECTION 2.06. Termination or Reduction of Commitments.
          (a) Optional. The Parent Borrower may, upon written notice to the Administrative Agent, terminate the unused Revolving Credit Commitments, or from time to time permanently reduce the unused Revolving Credit Commitments, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Swing Line Sublimit exceeds the amount of the Facility, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Revolving Credit Commitment reduction shall not be applied to the Swing Line Sublimit unless otherwise specified by the Parent Borrower. Notwithstanding the foregoing, the Parent Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of the Facility, which refinancing shall not be consummated or otherwise shall be delayed.
          (b) Mandatory. The Revolving Credit Commitments shall terminate on the Maturity Date.
          (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Swing Line Sublimit or the unused Revolving Credit Commitments under this Section 2.06. Upon any reduction of unused Revolving Credit Commitments, the Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which such Revolving Credit Commitments are reduced (other than the termination of the Revolving Credit Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.
          SECTION 2.07. Repayment of Loans.
          (a) Revolving Credit Loans. The Borrowers, jointly and severally, shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.
          (b) Swing Line Loans. The Borrowers, jointly and severally, shall repay each Swing Line Loan for the Revolving Credit Facility on the Maturity Date.
          (c) Protective Advances. The Borrowers, jointly and severally, shall repay to the Administrative Agent the then unpaid amount of each Protective Advance on the Maturity Date.
          SECTION 2.08. Interest.
          (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.
          (b) The Borrowers shall pay interest on past due amounts hereunder (whether principal, interest, fees or other amounts) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          (d) Interest on each Loan shall be payable in the currency in which each Loan was made.
          SECTION 2.09. Fees. In addition to certain fees described in Sections 2.03(i) and (j):
          (a) Commitment Fee. The Borrowers, jointly and severally, shall pay to the Administrative Agent for the account of each Revolving Credit Lender for such Facility in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment for such Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Facility and (B) the Outstanding Amount of L/C Obligations for such Facility; provided that any commitment fee accrued with respect to any of the Revolving Credit Commitments under such Facility of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; provided further that no commitment fee shall accrue on any of the Revolving Credit Commitments under any Facility of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees for a Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears in Dollars on the tenth Business Day following the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for such Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
          (b) Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Parent Borrower and the applicable Agent).
          SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.11. Evidence of Indebtedness.
          (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender

(through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
          (b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.
          SECTION 2.12. Payments Generally.
          (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m. (New York, New York time), shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
          (b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made, unless otherwise specified herein, on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
          (c) Unless the Parent Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender or an L/C Issuer hereunder, that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender or L/C Issuer. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender or L/C Issuer shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender or L/C Issuer in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.
          A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
          (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

          (e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
          (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
          (g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
          SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s Pro Rata Share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
          SECTION 2.14. Incremental Credit Extensions.
          (a) The Parent Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”); provided that (i) upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist. Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than a amount of $100,000,000 (provided that such amount may be less than a amount of $100,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases shall not exceed $750,000,000 (such amount, the "Incremental Amount”). Each notice from the Parent Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increases. Revolving Commitment Increases may be provided, by any existing Lender (it being understood that no existing Revolving Credit Lender will have an obligation to provide a portion of any Revolving Commitment Increase), in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent, or by any other lender (any such other lender being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Revolving Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Parent Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders or Loan Parties, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Parent Borrower shall use the proceeds of the Revolving Commitment Increases for any purpose not prohibited by this Agreement; provided that to the extent the proceeds of Revolving Commitment Increases are being used to refinance Retained Existing Notes, such refinancing occurs no earlier than the final maturity date of such Retained Existing Notes. Upon each increase in (A) the Revolving Credit Commitments pursuant to this Section 2.14, (x) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
          (b) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
          SECTION 2.15. Reserves. Notwithstanding anything to the contrary, the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall have provided the Parent Borrower at least three (3) Business Days’ prior written notice of any such establishment or increase; and provided further that the Administrative Agent may only establish or increase a Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance or new fact that is the basis for the Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Reserve or increase, and the Borrowers may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition, other circumstance or new fact that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowers. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts”.
ARTICLE III
Taxes, Increased Costs Protection and Illegality
          SECTION 3.01. Taxes.
          (a) Except as required by law (as determined in the good faith discretion of any applicable withholding agent), any and all payments by any Borrower or any Guarantor to or for the account of any Agent or any Lender (which term shall, for the avoidance of doubt, include, for the purposes of Section 3.01, any L/C Issuer) under any Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, imposed by any Governmental Authority (“Taxes”). If a Borrower or a Guarantor or the Administrative Agent is required by law (as determined in the good faith discretion of any applicable withholding agent) to deduct any Indemnified Taxes (as defined below) or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by such Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such Guarantor or the Administrative Agent shall make such deductions, (iii) such Borrower or such Guarantor shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), such Borrower or such Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof or other documentary evidence of payment satisfactory to such Agent or Lender. If any Borrower or any Guarantor fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, such Borrower or such Guarantor shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure. “Indemnified Taxes” refers to any Taxes arising from any payment made under any Loan Document excluding, in the case of each Agent and each Lender, (i) net income Taxes imposed by a jurisdiction as a result of any connection between such Agent or Lender and such jurisdiction other than the connection arising from executing or entering into any Loan Document or any of the Transactions contemplated by any Loan Document, (ii) Taxes imposed on or measured by its net income (including branch profits), franchise (and similar) taxes imposed in lieu of net income taxes, (iii) any withholding taxes to the extent imposed at the time a Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts or indemnity payments from any Loan Party with respect to such withholding tax pursuant to Section 3.01 or (y) if such Foreign Lender is an assignee pursuant to a request by a Borrower and (iv) any Taxes imposed as a result of the failure of any Lender to comply with either the provisions of Section 3.01(b) or (c) (in the case of any Foreign Lender) or the provisions of Section 3.01(d) (in the case of any U.S. Lender).
          (b) To the extent it is legally able to do so, each Agent or Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Parent Borrower and the Administrative Agent on or prior to the Closing Date (or, if later, on or prior to the date it becomes a party to this Agreement), an accurate, complete and original signed copy of whichever of the following is applicable: (i) Internal Revenue Service Form W-8BEN certifying that it is entitled to benefits under an income tax treaty to which the United States is a party that reduces or eliminates U.S. federal withholding tax on payments of interest; (ii) Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender (A) is not a bank described in Section 881(c)(3)(A) of the Code, (B) is not a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, (C) has income receivable pursuant to any Loan Document that is not effectively connected with the conduct of a trade or business in the United States, and (D) is not a controlled foreign corporation related to any Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit L and an Internal Revenue Service Form W-8BEN, certifying that the Foreign Lender is not a United States person; or (iv) to the extent a Foreign Lender is not the beneficial owner of any obligation of any Borrower or any Guarantor hereunder (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), duly completed copies of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, certificate in substantially the form attached hereto as Exhibit L, Form W-9 or Form W-8IMY from each beneficial owner, as applicable.
          (c) Thereafter and from time to time, each such Foreign Lender shall, (i) promptly, to the extent it is legally entitled to do so, submit to the Parent Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date that any such form, certificate or other evidence previously delivered expires or becomes obsolete, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Parent Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent, and (ii) promptly notify the Parent Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any previously claimed exemption or reduction.
          (d) Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Parent Borrower and the Administrative Agent an accurate, complete and original signed Internal Revenue Service Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or, if later, on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Parent Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Parent Borrower or the Administrative Agent.
          (e) Notwithstanding anything else herein to the contrary, if a Foreign Lender is subject to U.S. federal withholding tax at a rate in excess of zero percent at the time such Lender or such Agent first becomes a party to this Agreement, such U.S. federal withholding tax (including additions to tax, penalties and interest imposed with respect to such U.S. federal withholding tax) shall be considered excluded from Indemnified Taxes except to the extent the Foreign Lender’s assignor was entitled to additional amounts or indemnity payments prior to the assignment or the assignment was pursuant to a request of a Borrower. Further, no Borrower shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, with respect to Indemnified Taxes to the extent that such Lender or such Agent becomes subject to such Indemnified Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) solely as a result of a change in the place of organization or place of doing business of such Lender or Agent or a change in the Lending Office of such Lender (other than at the written request of a Borrower to change such Lending Office).
          (f) Each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a Participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that the Agent or Lender has with the taxing jurisdiction other than the connection arising out of the Loan Document or the transactions therein, except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Parent Borrower (all such non-excluded taxes described in this Section 3.01(f) being hereinafter referred to as “Other Taxes”).
          (g) If any Indemnified Taxes or Other Taxes are directly asserted against any Agent or Lender, such Agent or Lender may pay such Indemnified Taxes or Other Taxes and the relevant Borrower will promptly pay such additional amounts so that each of such Agent and such Lender receives an amount equal to the sum it would have received had no such Indemnified Taxes or Other Taxes been asserted; whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that if the relevant Borrower reasonably believes that such Taxes or Other Taxes were not correctly or reasonably asserted, each such Agent or Lender will use reasonable efforts to cooperate with such Borrower to obtain a refund of such Taxes or Other Taxes (which shall be repaid such Borrower in accordance with Section 3.01(h)) so long as such efforts would not, in the sole good faith determination of such Agent or Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. Payments under this Section 3.01(g) shall be made within ten (10) days after the date such Borrower receives written demand for payment from such Agent or Lender. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or any other Agent, shall be conclusive absent manifest error.
          (h) If any Lender or Agent determines, in its sole discretion, that it is entitled to receive a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Borrower pursuant to this Section 3.01, it shall use its commercially reasonable efforts to receive such refund and upon receipt of any such refund shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the relevant Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to such Borrower, net of all reasonable out of pocket expenses of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that each Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party, together with any interest and penalties charged by the relevant taxing authority, in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall provide the relevant Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential in its reasonable discretion). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or make available its tax returns or any other information it reasonably deems confidential or require any Lender to do anything that would prejudice its ability to benefit from any other refunds, credits, relief, remission or repayments to which it may be entitled.
          (i) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender it will, if requested by the relevant Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan or Letter of Credit affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Indemnified Taxes or Other Taxes required to be deducted or withheld or paid by the relevant Borrower; provided that such efforts are made at the relevant Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(i) shall affect or postpone any of the Obligations of such Borrower or the rights of such Lender pursuant to Section 3.01(a) or (g).
          SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Eurocurrency Rate Loans, or to determine or charge interest rates based upon the applicable Eurocurrency Rate, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, any obligation of such Lender to make or continue any affected Eurocurrency Rate Loans or to convert Base Rate Loans to such Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans and shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, convert all then outstanding affected Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Parent Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
          SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that by reason of any changes affecting the applicable interbank eurodollar market adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, in each case due to circumstances arising on or after the date hereof, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain any affected Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
          SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.
          (a) If any Lender reasonably determines that as a result of the introduction of, or any change in, or in the interpretation of, any Law, in each case after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes covered by Section 3.01, or any Taxes excluded from the definition of Indemnified Taxes under exception (i) thereof to the extent such Taxes are imposed on or measured by net income or profits or branch profits or franchise taxes (imposed in lieu of the foregoing taxes) and any Taxes excluded from the definition of Indemnified Taxes under exceptions (ii) and (iii) thereof, (ii) reserve requirements contemplated by Section 3.04(c), and (iii) the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lenders or any of their Affiliates or the Agents or any of their Affiliates)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. At any time that any Eurocurrency Rate Loan is affected by the circumstances described in this Section 3.04(a), the Borrowers may either (i) if the affected Eurocurrency Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers receive any such demand from such Lender or (ii) if the affected Eurocurrency Rate Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert such Eurocurrency Rate Loan into a Base Rate Loan, if applicable.
          (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall promptly pay to such Lender such additional amounts as will compensate such Lender for such reduction after receipt of such demand.
          (c) The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Parent Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice at least fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
          (d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Parent Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).
          SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense reasonably incurred by it as a result of:
          (a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day prior to the last day of the Interest Period for such Loan; or
          (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by such Borrower;
including any loss or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.
          SECTION 3.06. Matters Applicable to All Requests for Compensation.
          (a) Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Parent Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods.
          (b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Parent Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
          (c) If any Lender gives notice to the Parent Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.
          SECTION 3.07. Replacement of Lenders Under Certain Circumstances.
          (a) If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Parent Borrower may, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to and in accordance with Section 10.07(b) (with the assignment fee to be paid by the Parent Borrower, in the case of clauses (i) and (iii) only) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender or other such Person; and provided further that in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. No such replacement shall be deemed to be a waiver of any rights that the Parent Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          (b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Parent Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) the assignee Lender shall purchase, at par, all Loans, accrued interest, accrued fees and other amounts owing to the assigning Lender as of the date of replacement and (C) upon such payment (regardless of whether such replaced Lender has executed an Assignment and Assumption or delivered its Notes to the Parent Borrower or the Administrative Agent), the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.
          (c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

          (d) In the event that (i) the Parent Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
          SECTION 3.08. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
Conditions Precedent to Credit Extensions
          SECTION 4.01. Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:
          (a) The Administrative Agent’s receipt of executed counterparts of (A) this Agreement, executed by Merger Sub, and (B) the Joinder Agreement, executed by Holdings, the Parent Borrower and each Subsidiary Borrower, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party.
          (b) Prior to or substantially simultaneously with the initial Credit Extension on the Closing Date, the Merger shall be consummated pursuant to the Merger Agreement; provided that none of the following provisions of the Merger Agreement shall have been amended or waived in any respect materially adverse to the Lenders without the prior written consent of the Lead Arrangers, not to be unreasonably withheld: Sections 2.01, 2.03, 3.01, 6.01(c) (but only to the extent such amendment or waiver would have been required if the reference therein to $100 million were replaced with $200 million), 6.01(e), 6.01(f) (but only to the extent such amendment or waiver would have been required if Clear Media Limited and its subsidiaries were excluded from such provision), 6.01(g), 6.01(n), 6.01(r), 6.01(t) (to the extent relating to any of the foregoing), 6.13(b), 7.01 or 7.02 (except to the extent any condition set forth therein is not satisfied solely as a result of a breach of any of the foregoing provisions of Article VI of the Merger Agreement).
          (c) Prior to or substantially simultaneously with the initial Credit Extensions on the Closing Date, the Equity Contribution shall have been consummated.
Upon satisfaction of the foregoing conditions and the disbursement of the Debt Funding (as defined in the Escrow Agreement) pursuant to Section 5(a)(i) of the Escrow Agreement, such Debt Funding shall be deemed to constitute an initial Credit Extension hereunder. The Parent Borrower may also obtain an Initial Revolving Borrowing permitted under clause (a)(ii) of the definition of “Permitted Initial Revolving Borrowing Purposes” by delivery to the Administrative Agent and, the relevant L/C Issuer of a Request for Credit Extension in accordance with the requirements hereof. The Lenders may terminate their obligations to make Loans or other Credit Extensions hereunder if the foregoing conditions shall not have been satisfied (or waived pursuant to Section 10.01) at or prior to 11:59 p.m., New York City time, on the earliest of (i) the twentieth Business Day following the receipt of the Requisite Shareholder Approval (as defined in the Merger Agreement), (ii) the twentieth Business Day following the failure to obtain the Requisite Shareholder Approval at a duly held Shareholders’ Meeting (as defined in the Merger Agreement) after giving effect to all adjournments and postponements thereof, (iii) five Business Days following the termination of the Merger Agreement or (iv) December 31, 2008 (the “Termination Date”); provided, however, that if (A) the Requisite Shareholder Approval is obtained and (B) any regulatory approval required in connection with the consummation of the Merger has not been obtained (or has lapsed and not been renewed) or any waiting period under applicable antitrust laws has not expired (or has restarted and such new period has not expired), then the Termination Date shall automatically be extended until the twentieth Business Day following receipt of all such approvals (or renewals), but in no event later than March 31, 2009; provided further, that, if as of the Termination Date there is a dispute among any of the parties to the Escrow Agreement with respect to the disposition of any Escrow

Funds (as defined in the Escrow Agreement), Merger Sub may, by written notice to the Administrative Agent, extend the Termination Date until the fifth Business Day after the final resolution of such dispute by a court of competent jurisdiction or mutual resolution by the parties to such dispute; provided, however, that the Termination Date with respect to any Lender shall occur on the date such Lender withdraws its portion of the Escrow Funds pursuant to Section 5(f) of the Escrow Agreement.
          SECTION 4.02. Conditions to Subsequent Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date (other than any Protective Advance and any Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
          (a) The representations and warranties of the Parent Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
          (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
          (c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
          (d) After giving effect to any Borrowing or the issuance of any Letter of Credit, Excess Availability shall be not less than zero.
          (e) If a Liquidity Event under clause (a) of the definition thereof as to which the Administrative Agent has notified the Parent Borrower thereof is in effect at the time of, or would exist after giving effect to, such requested Credit Extension, the Fixed Charge Coverage Ratio for the Test Period last ended immediately preceding such Credit Extension, after giving pro forma effect to such Credit Extension, shall not be less than 1.0 to 1.0 (the “Liquidity Event Condition”) and the Parent Borrower shall have provided the Administrative Agent a certificate of a Responsible Officer of the Parent Borrower demonstrating compliance with such ratio.
          Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.
          SECTION 4.03. Right to Cure Liquidity Event Condition.
          (a) Notwithstanding anything to the contrary contained in Section 4.02(e), in the event that the Borrowers fail to satisfy the Liquidity Event Condition as of the end of any relevant Test Period, until the date that is 10 days after the date the financial statements with respect to such Test Period are required to be delivered pursuant to Section 6.01, Parent shall have the right to make an equity investment in the Parent Borrower (other than in the form of Disqualified Equity Interests) in cash or otherwise make cash common equity contributions to the Parent Borrower (in each case, with the proceeds of any equity investment made in Parent by the Sponsors) (the “Cure Right”), and upon receipt by the Parent Borrower of such cash contributions (the “Cure Amount”), the Borrowers’ compliance with the Liquidity Event Condition shall be recalculated giving effect to the following pro forma adjustments:
     (i) Consolidated EBITDA shall be increased, solely for the purposes of determining compliance with the Liquidity Event Condition, including determining compliance with the Liquidity Event Condition as of the end of such Test Period and applicable subsequent periods that include such fiscal quarter for which the Cure Right is exercised by an amount equal to the Cure Amount; and

     (ii) if, after giving effect to the foregoing calculations (but not, for the avoidance of doubt, taking into account any repayment of Indebtedness in connection therewith), the Borrowers shall satisfy the Liquidity Event Condition, then the Liquidity Event Condition shall be deemed satisfied as of the end of the relevant Test Period with the same effect as though there had been no failure to satisfy such condition at such date and the conditions to the applicable requested extension of credit shall be deemed satisfied, provided that all other conditions set forth in Section 4.02 shall have been satisfied in connection therewith.
          (b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which the Cure Right is not exercised, (ii) for purposes of this Section 4.03, the Cure Amount shall be no greater than the amount required for purposes of satisfying the Liquidity Event Condition and (iii) the Cure Amount shall be disregarded for purposes of determining compliance with any other provision of this Agreement.
ARTICLE V
Representations and Warranties
          Each Borrower represents and warrants to the Administrative Agent and the Lenders, at the times expressly set forth in Section 4.02, that:
          SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Material Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action. Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transactions will (a) contravene the terms of any of such Person’s Organization Documents, (b) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable material Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.03. Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect, (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect and (iv) informational filings and notifications required to be made after the consummation of the Merger Agreement.

          SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.
          SECTION 5.05. Financial Statements; No Material Adverse Effect.
          (a) (i) The Annual Financial Statements fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.
     (ii) The unaudited pro forma consolidated balance sheet of the Parent Borrower and its Subsidiaries as at December 31, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Parent Borrower and its Subsidiaries for the 12-month period ending on such date (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and have been prepared in good faith, based on assumptions believed by the Parent Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Parent Borrower and its Subsidiaries as at December 31, 2007 and their estimated results of operations for the period covered thereby.
          (b) As of the Specified Date, except (i) as reflected or reserved against in the Annual Financial Statements, (ii) for liabilities or obligations incurred in the ordinary course of business since the date of the Annual Financial Statements and (iii) for liabilities or obligations arising under the Merger Agreement, neither the Parent Borrower nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or notes thereto) of the Parent Borrower and its Subsidiaries, other than those which would not have, individually or in aggregate, a Material Adverse Effect on the Parent Borrower.
          (c) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
          SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Parent Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
          SECTION 5.07. Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Parent Borrower or its Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made based on hours worked to employees of the Parent Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters; and (c) all payments due from any Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.
          SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect.

          SECTION 5.09. Environmental Matters.
          (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries is subject to any pending, or to the knowledge of any Borrower, threatened Environmental Claim or any other Environmental Liability.
          (b) None of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at, or arranged for the disposal or treatment or for transport for disposal or treatment, of Hazardous Materials from, any currently or formerly owned or operated real estate or facility in a manner that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          (c) Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (i) none of the properties currently or to the knowledge of the Loan Parties and their respective subsidiaries, formerly owned, leased or operated by the Loan Parties or their respective Subsidiaries is listed or formally proposed for listing on the National Priorities List or any analogous foreign, state or local list; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on at or under any property currently owned or operated by Holdings, any Borrower or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material at or on any facility, equipment or property currently owned or operated by Holdings, any Borrower or any of its Subsidiaries; and (iv) there has been no Release of Hazardous Materials by any Person on any property currently, or to the knowledge of the Loan Parties and their respective Subsidiaries formerly, owned or operated by any of them and there has been no Release of Hazardous Materials by the Loan Parties or any of their Subsidiaries at any other location.
          (d) The properties currently owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require response or other corrective action under, or (iii) could give rise to Environmental Liability, which violations, actions and liability, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
          (e) The Loan Parties and their Subsidiaries are not conducting or financing, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or response or action that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          (f) Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, neither the Loan Parties nor any of their Subsidiaries has contractually assumed any liability or obligation under any Environmental Law or is subject to any order, decree or judgment which imposes any obligation under any Environmental Law.
          SECTION 5.10. Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Parent Borrower and its Subsidiaries have timely filed all federal and state and other Tax returns and reports required to be filed, and have timely paid all federal and state and other Taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.
          SECTION 5.11. ERISA Compliance, Etc..

          (a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code.
          (b) Except as set forth in Schedule 5.11(b), no ERISA Event has occurred that when taken together with all other ERISA Events which have occurred within the one-year period prior to the date on which this representation is made or deemed made that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (c) Except where noncompliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and (ii) neither Holdings nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.
          SECTION 5.12. Subsidiaries. As of the Specified Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in Holdings, the Borrowers and the Material Subsidiaries have been validly issued and are fully paid and nonassessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any Person except (i) those created under the Collateral Documents or under the CF Facility Documentation in accordance with the Intercreditor Agreement and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Specified Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Parent Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged pursuant to the Collateral and Guarantee Requirement.
          SECTION 5.13. Margin Regulations; Investment Company Act.
          (a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.
          (b) Neither the Parent Borrower nor any of the Subsidiaries of the Parent Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
          SECTION 5.14. Disclosure. None of the factual information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such factual information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such factual information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.
          SECTION 5.15. Intellectual Property; Licenses, Etc. The Parent Borrower and its Subsidiaries have good and marketable title to, or a valid license or right to use, all of their patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how, database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower, the operation of the respective businesses of the Parent Borrower or any of its Subsidiaries as currently conducted and as proposed to be conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person, except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of any Borrower, threatened in writing against any Loan Party or Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          SECTION 5.16. Solvency. On the Closing Date after giving effect to the Transactions, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
          SECTION 5.17. Subordination of Junior Financing. The Obligations of each Subsidiary Guarantor are “Designated Senior Debt,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) with respect to any guaranties of the New Senior Notes under, and as defined in, any New Senior Notes Indenture.
          SECTION 5.18. Special Representations Relating to FCC Authorizations, Etc.
          (a) The Parent Borrower or its Restricted Subsidiaries hold all FCC Authorizations that are necessary or required for the Parent Borrower and its Restricted Subsidiaries to conduct their business in the manner in which it is currently being conducted, except where the failure to do so would not individually or in the aggregate have a Material Adverse Effect. Schedule 5.18 hereto lists each material FCC Authorization held by the Parent Borrower or any Restricted Subsidiary as of the Specified Date. With respect to each Broadcast License issued by the FCC and listed on Schedule 5.18 hereto, the description includes the call sign, FCC identification number, community of license and the license expiration date.
          (b) All material FCC Authorizations held by the Parent Borrower and its Restricted Subsidiaries are in full force and effect in accordance with their terms, with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.18, as of the Specified Date and except for such matters as would not individually or in the aggregate have a Material Adverse Effect, (i) neither the Parent Borrower nor any Restricted Subsidiary has received any notice of apparent liability, notice of violation, order to show cause or other writing from the FCC, (ii) there is no proceeding pending or, to the knowledge of the Parent Borrower, threatened by or before the FCC relating to the Parent Borrower or any Restricted Subsidiary or any Broadcast Station, and (iii) to the knowledge of the Parent Borrower, no complaint or investigatory proceeding is pending before the FCC (other than rulemaking proceedings and proceedings of general applicability to the broadcasting industry or substantial segments thereof). The Parent Borrower and the Restricted Subsidiaries have timely filed all required reports and notices with the FCC and have paid all amounts due in timely fashion on account of fees and charges to the FCC, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          (c) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Parent Borrower and the Restricted Subsidiaries has obtained and holds all Permits required for any property owned, leased or otherwise operated by such Person and for the operation of each of its businesses as presently conducted, (ii) all such Permits are in full force and effect, and each of the Parent Borrower and the Restricted Subsidiaries has performed all requirements of such Permits to the extent performance is due, (iii) no event has occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit prior to the expiration of any stated term; and (iv) none of such Permits contains any restrictions, either individually or in the aggregate, that are materially burdensome to the Parent Borrower or any of the Restricted Subsidiaries, or to the operation of any of their respective businesses or any property owned, leased or otherwise operated by such Person.
          (d) No consent or authorization of, filing with or Permit from, or other act by or in respect of, any Governmental Authority is required in connection with delivery, performance, validity or enforceability of this Agreement and the other Loan Documents other than (i) the requirement under the Communications Laws that certain Loan Documents be filed with the FCC following the closing under the Merger Agreement and (ii) the consents, authorizations and filings contemplated by the Loan Documents.

ARTICLE VI
Affirmative Covenants
          From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Cash Management Obligations or Hedging Obligations) hereunder that is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or, if satisfactory to the relevant L/C Issuer in its sole discretion, a backstop letter of credit is in place), the Parent Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:
          SECTION 6.01. Financial Statements and Borrowing Base Certificates. Deliver to the Administrative Agent for prompt further distribution to each Lender:
          (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent Borrower (commencing with the fiscal year ending December 31, 2007), (i) a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Parent Borrower for such fiscal year, as compared to amounts for the previous fiscal year;
          (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Borrower (commencing with the fiscal quarter ended March 31, 2008), (i) a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to changes resulting from normal year-end adjustments and the absence of footnotes and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Parent Borrower for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;
          (c) within ninety (90) days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2008) of the Parent Borrower, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Parent Borrower for its internal use (including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and
          (d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) and Restricted Subsidiaries that are not Loan Parties (which may be in footnote form only) from such consolidated financial statements.
          (e) (i) on or prior to the 10th calendar day of each calendar month, beginning with the first calendar month ending after the Closing Date (or if such day is not a Business Day, the next succeeding Business Day) and at such other times as the Administrative Agent or the Required Lenders may reasonably require, a Borrowing Base Certificate (each a “Monthly Borrowing Base Certificate”) showing the Borrowing Base and the calculation of Excess Availability and Aggregate Excess Availability, in each case as of the close of business on the last day of the immediately preceding calendar month (or, at the option of the Parent Borrower, as of a more recent date) each such Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Parent Borrower by a Responsible Officer of the Parent Borrower; (ii) solely during the continuance of a Weekly Monitoring Event, a Borrowing Base Certificate (each a “Weekly Borrowing Base Certificate”) showing the Parent Borrower’s reasonable estimate (which shall be based on the most current accounts receivable aging reasonably available and shall be calculated in a consistent manner with the most recent Monthly Borrowing Base Certificates delivered pursuant to this Section) of the Borrowing Base and the calculation of Excess Availability and Aggregate Excess Availability, in each case as of the close of business on the last day of the immediately preceding calendar week, unless the Administrative Agent otherwise agrees, shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day) and (iii) on or prior to the date of the consummation of a Disposition of Eligible Accounts in excess of $50,000,000 permitted by Section 7.05, an updated Borrowing Base Certificate giving pro forma effect to such Disposition; provided that the Parent Borrower shall retain records regarding the calculations of each such Monthly Borrowing Base Certificate (and, if a Weekly Monitoring Event has occurred, any Weekly Borrowing Base Certificates) in reasonable detail, and such records shall be made available by the Parent Borrower for review by the Administrative Agent during periodic commercial finance examinations, if requested; provided further that in the event there is a material error or miscalculation in a Borrowing Base Certificate, the Parent Borrower shall be required to provide an updated Borrowing Base Certificate within three (3) Business Days after receiving notification of such error or miscalculation from the Administrative Agent; and
          (f) at the time of the delivery of the consolidated financial statements referred to in Section 6.01(b), the Parent Borrower shall provide a current accounts receivable aging in respect of the Eligible Accounts, along with a reconciliation between the amounts that appear on such aging and the amount of accounts receivable presented on the concurrently delivered balance sheet.
          Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Parent Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Parent Borrower that holds all of the Equity Interests of the Parent Borrower or (B) the Parent Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Parent Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent Borrower (or such parent), on the one hand, and the information relating to the Parent Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
          SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
          (a) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower (which shall include a reasonably detailed calculation of Consolidated EBITDA);
          (b) [Reserved]

          (c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Parent Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;
          (d) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the CF Credit Agreement (other than borrowing base and related certificates), the CF Facility Documentation or the New Senior Notes Indentures, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;
          (e) together with the delivery of the financial statements pursuant to (i) Section 6.01(a), a report setting forth the information required by Section 3.03(c) of each Security Agreement (or confirming that there has been no change in such information since the Closing Date or the date of the last such report), and (ii) Section 6.01(a) and Section 6.01(b)(x) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (y) a list of each Subsidiary of the Parent Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;
          (f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request; and
          (g) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; and (iii) such other documents or governmental reports or filings relating to any Pension Plan as the Administrative Agent shall reasonably request. Promptly following any reasonable request therefor by the Administrative Agent, on and after the effectiveness of the Pension Act, copies of (i) any documents described in Section 101(k) of ERISA that Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates obtained during the last twelve months with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that Holdings, the Parent Borrower, any Subsidiary or any of their ERISA Affiliates obtained during the last twelve months with respect to any Multiemployer Plan; provided that if such documents or notices have not been obtained or requested from the administrator or sponsor of the applicable Multiemployer Plan upon reasonable request by the Administrative Agent, the applicable Person shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.
          Documents required to be delivered pursuant to Section 6.01 or Section 6.02(a) or 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or a link thereto and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

          The Parent Borrower hereby acknowledges that (a) the Administrative Agent, the Syndication Agents and/or the Arrangers will make available to the Lenders Communications by posting such Communications on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent Borrower or its securities) (each, a “Public Lender”). The Parent Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Syndication Agents, the Arrangers and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 10.08); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 6.02 shall modify or limit a Lender’s obligations under Section 10.08 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
          Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Platform and understands and assumes the risks of such distribution.
          THE PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE PLATFORM.
          Each of the Lenders and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
          SECTION 6.03. Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:
          (a) of the occurrence of any Default; and

          (b) of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any Governmental Authority, (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case, has resulted or would reasonably be expected to result in a Material Adverse Effect.
          Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Parent Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower has taken and proposes to take with respect thereto.
          SECTION 6.04. Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
          SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, (b) take all reasonable action to maintain all corporate rights and privileges (including its good standing) to the extent such concept exists in such jurisdiction and (c) maintain all other material rights and privileges (including, without limitation, material Broadcast Licenses) except, in the case of (a) (other than in the case of the Borrowers except to the extent expressly permitted by Section 7.04), (b) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or pursuant to a transaction permitted by Article VII.
          SECTION 6.06. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and consistent with past practice.
          SECTION 6.07. Maintenance of Insurance.
          (a) Maintain with insurance companies that the Parent Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.
          (b) All such liability insurance (other than business interruption insurance) as to which the Administrative Agent shall have reasonably requested to be so named, shall name the Administrative Agent as additional insured.
          SECTION 6.08. Compliance with Laws.
          (a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
          (b) (i) Operate all of the Broadcast Stations in material compliance with the Communications Laws and the FCC’s rules, regulations and published policies promulgated thereunder and with the terms of the Broadcast Licenses, (ii) timely file all required reports and notices with the FCC and pay all amounts due in timely fashion on account of fees and charges to the FCC and (iii) timely file and prosecute all applications for renewal or for extension of time with respect to all of the FCC Authorizations, except, in each case, for any failure which would not reasonably be expected to have a Material Adverse Effect.
          SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Parent Borrower or such Restricted Subsidiary, as the case may be.
          SECTION 6.10. Inspection Rights.
          (a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Restricted Subsidiary) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to customary access agreements), all at the reasonable expense of the Parent Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Parent Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Parent Borrower the opportunity to participate in any discussions with the Parent Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Parent Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.
          (b) Independently of or in connection with the visits and inspections provided for in clause (a) above, but not more than twice a year (unless required by applicable law or an Event of Default or Liquidity Event has occurred and is continuing) upon the request of the Administrative Agent after reasonable prior notice, the Parent Borrower will, and will cause each Restricted Subsidiary that is a Loan Party to, permit the Administrative Agent or professionals reasonably acceptable to the Parent Borrower (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Administrative Agent to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, (i) of the Parent Borrower’s practices in the computation of the Borrowing Base, and (ii) inspecting, verifying and auditing the Collateral. The Parent Borrower shall pay the reasonable, documented, out-of-pocket fees and expenses of the Administrative Agent or such professionals with respect to such evaluations and appraisals.
          SECTION 6.11. Additional Borrowers, Guarantors and Obligations to Give Security. At the Parent Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
          (a) (1) upon the formation, acquisition or designation (x) by any existing or new direct or indirect wholly-owned Material Domestic Subsidiary (other than an Excluded Subsidiary) that is a Restricted Subsidiary (for the avoidance of doubt, including CCOH and its wholly-owned Restricted Subsidiaries which are Material Domestic Subsidiaries but not Excluded Subsidiaries upon CCOH becoming wholly-owned by the Loan Parties) or (y) by any Loan Party of any direct or indirect wholly-owned Material Foreign Subsidiary (other than an Excluded Subsidiary) that is a Restricted Subsidiary or (2) upon the designation by any Loan Party of any Unrestricted Subsidiary that is a direct or indirect wholly-owned Material Domestic Subsidiary referred to in the foregoing clause (x) or (y) (other than an Excluded Subsidiary) as a Restricted Subsidiary in accordance with Section 6.14:

     (i) within 45 days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its discretion:
     (A) (x) cause each such Restricted Subsidiary that is required to become a Borrower or Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent a joinder to this Agreement or Guaranty (or supplement thereto), as applicable, and (y) cause each such Restricted Subsidiary that is required to grant a Lien on any Collateral pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a joinder to this Agreement or a Guaranty (or supplement thereto), as applicable, Security Agreement Supplements, and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement and other security agreements in effect on the Closing Date), in each case granting Liens required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement;
     (B) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the filing of UCC financing statements as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms (subject to the Liens permitted by Sections 7.01(a)-(h), (j)-(t) and (x)-(dd)), except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;
     (ii) if reasonably requested by the Administrative Agent, within forty-five (45) days after such request, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; and
          (b) Notwithstanding anything to the contrary in this Agreement, the Parent Borrower shall not be required to take any action or deliver any document set forth on Schedule 6.11(b) before the time limit set forth on such Schedule with respect to such action or document, any such time limit which may be extended by the Administrative Agent acting in its sole discretion.
          SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties or facilities to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations, properties and facilities; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any response or other corrective action necessary to investigate, remove and clean up all Hazardous Materials at, on, under, or emanating from any of its properties and facilities, in accordance with the requirements of all applicable Environmental Laws.
          SECTION 6.13. Further Assurances and Post Closing Deliverables From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC and other financing statements), as the Administrative Agent may reasonably request, for the purposes of perfecting the rights of the Administrative Agent for the benefit of the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Parent Borrower or any other Loan Party which may be deemed to be part of the

Collateral to the extent required by the Collateral and Guarantee Requirement), in each case subject to the limitations and exceptions set forth in the Collateral Documents and the Collateral and Guarantee Requirement.
          (b) Within five Business Days of the Closing Date (unless otherwise agreed between the Parent Borrower and the Administrative Agent), the Parent Borrower shall deliver to the Administrative Agent the following documents, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:
     (i) executed counterparts of the Guaranties (subject to the last paragraph of the definition of Collateral and Guarantee Requirement), executed by each Guarantor;
     (ii) a Note executed by the Borrowers in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;
     (iii) each Collateral Document set forth on Schedule 1.01C required to be executed on or about the Closing Date as indicated on such schedule (subject to Section 6.11(b) and the last paragraph of the definition of “Collateral and Guarantee Requirement”), duly executed by each Loan Party thereto, together with:
     (A) Uniform Commercial Code financing statements for filing in the office of the Secretary of State of the State of each jurisdiction in which a U.S. Loan Party is “located” (within the meaning of the Uniform Commercial Code); and
     (B) (i) an opinion from Ropes & Gray LLP, counsel to the Loan Parties, substantially in the form of Exhibit H-1; (ii) an opinion from New Jersey and Florida counsel to the Loan Parties, substantially in the form of Exhibit H-2; (iii) an opinion from Colorado counsel to the Loan Parties, substantially in the form of Exhibit H-3; (iv) an opinion from Nevada counsel to the Loan Parties, substantially in the form of Exhibit H-4; (v) an opinion from Washington counsel to the Loan Parties, substantially in the form of Exhibit H-5; (vi) an opinion from Texas counsel to the Loan Parties, substantially in the form of Exhibit H-6; (vii) an opinion from Ohio counsel to the Loan Parties, substantially in the form of Exhibit H-7; and (viii) an opinion from special FCC counsel to the Loan Parties, substantially in the form of Exhibit H-8.
          SECTION 6.14. Designation of Subsidiaries. The board of directors of the Parent Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the CF Facilities, the New Senior Notes, or any other Junior Financing or any other Indebtedness of any Loan Party. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein at the date of designation in an amount equal to the net book value of the Parent Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Loan Parties in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Loan Parties’ (as applicable) Investment in such Subsidiary.
          SECTION 6.15. Cash Management Systems.
          (a) Annexed hereto as Schedule 6.15(a) is a schedule of all DDAs, that are maintained by the Loan Parties, which Schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.
          (b) Within ninety (90) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole reasonable discretion), each applicable Borrower will enter into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Administrative Agent, with respect to the DDAs existing as of the Closing Date listed on Schedule 6.15(b) attached hereto (collectively, the “Blocked Accounts”). Each Borrower hereby agrees that, once the Blocked Account Agreements are entered into, all cash in respect of Collateral received by a Loan Party in any DDA that is not a Blocked Account (other than amounts held in payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) will be promptly transferred into a Blocked Account. After entering into the Blocked Account Agreement, there shall be at all times thereafter at least one Blocked Account.
          (c) Each Blocked Account Agreement entered into by a Borrower shall permit the Administrative Agent to instruct the depository, after the occurrence and during the continuance of a Cash Dominion Event (and delivery of notice thereof from the Administrative Agent), to transfer on each Business Day of all available cash receipts to the concentration account maintained by the Administrative Agent at Citibank, N.A. (the “Concentration Account”), from:
          (i) the sale of Collateral;
          (ii) all proceeds of collections of Accounts; and
          (iii) each Blocked Account (including all cash deposited therein from each DDA).
If, at any time during the continuance of a Cash Dominion Event, any cash or Cash Equivalents that are Collateral (or proceeds thereof) owned by any Loan Party (other than (i) petty cash and minimum daily working capital accounts funded in the ordinary course of business, the deposits in which shall not at any time aggregate more than $20.0 million (or such greater amounts to which the Administrative Agent may agree), and (ii) payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account that is subject to a Blocked Account Agreement (or a DDA which is swept daily to a Blocked Account), the Administrative Agent may require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and all future deposits made to a Blocked Account which is subject to a Blocked Account Agreement. In addition to the foregoing, during the continuance of a Cash Dominion Event, at the request of the Administrative Agent, the Loan Parties shall provide the Administrative Agent with an accounting of the contents of the Blocked Accounts, which shall identify, to the reasonable satisfaction of the Administrative Agent, the proceeds from the Collateral which were deposited into a Blocked Account and swept to the Concentration Account.
          (d) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of appropriate Blocked Account Agreements (except with respect to any payroll, trust, and tax withholding accounts or unless expressly waived by the Administrative Agent) consistent with and to the extent required by the provisions of this Section 6.15 and otherwise reasonably satisfactory to the Administrative Agent. The Parent Borrower shall furnish the Administrative Agent with prior written notice of its intention to open or close a Blocked Account and the Administrative Agent shall promptly notify the Parent Borrower as to whether the Administrative Agent shall require a Blocked Account Agreement with the Person with whom any such new account will be maintained.
          (e) The Loan Parties may also maintain one or more disbursement accounts to be used by the Loan Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.
          (f) The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.15, during the continuation of a Cash Dominion Event, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections related to Collateral, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.
          (g) So long as no Cash Dominion Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.
          (h) Any amounts received in the Concentration Account at any time when all of the Obligations then due have been and remain fully repaid shall be remitted to the operating account of the Loan Parties.
          (i) The Administrative Agent shall promptly (but in any event within one Business Day) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Cash Dominion Event.
          (j) Within one hundred twenty (120) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole reasonable discretion), each Loan Party shall deliver to the Collateral Agent notifications (each, a “Credit Card Notification”) in form and substance reasonably satisfactory to the Collateral Agent which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors. Each Credit Card Notification shall provide, among other things, that during the continuance of a Cash Dominion Event (and after receipt of notice thereof from the Administrative Agent), all amounts owing to a Loan Party and constituting proceeds of Collateral shall be forwarded immediately to the Concentration Account.
          (k) The following shall apply to deposits and payments under and pursuant to this Agreement:
     (i) Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that such deposit is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. New York City time, on that Business Day);
     (ii) Funds paid to the Administrative Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Administrative Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. New York City time, on that Business Day);
     (iii) If a deposit to the Concentration Account or payment is not available to the Administrative Agent until after 4:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day;
     (iv) If any item deposited to the Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Administrative Agent shall have the right to reverse such credit and charge the amount of such item to the applicable Loan Account and the Borrowers shall indemnify the Secured Parties against all reasonable out-of-pocket claims and losses resulting from such dishonor or return;
     (v) All amounts received under this Section 6.15 shall be applied in the manner set forth in Section 8.03.
          SECTION 6.16. License Subsidiaries.
          (a) Use commercially reasonable efforts to ensure that all material Broadcast Licenses obtained on or after the Closing Date are held at all times by one or more Retained Existing Notes Indenture Unrestricted License Subsidiaries; provided, however, such requirement will not apply if holding any Broadcast License in a Retained Existing Notes Indenture Unrestricted License Subsidiary (i) is reasonably likely to have material adverse tax, operational, or strategic consequences to the Parent Borrower or any Restricted Subsidiaries (as determined in good faith by the Parent Borrower) or (ii) requires any approval of the FCC or any other Governmental Authority that has not been obtained (the Parent Borrower agreeing to use commercially reasonable efforts to obtain any such approval).
          (b) Ensure that each License Subsidiary engages only in the business of holding Broadcast Licenses and rights and activities related thereto.
          (c) Ensure that the FCC Authorizations held by each License Subsidiary are not (i) commingled with the property of any Borrower and any Subsidiary thereof other than another License Subsidiary, or (ii) transferred by such License Subsidiary to the Parent Borrower or any Restricted Subsidiary (other than any other License Subsidiary), except in connection with a Disposition permitted under Section 7.05.
          (d) Ensure that no License Subsidiary has any Indebtedness or other material liabilities except (a) liabilities arising under the Loan Documents to which it is a party and (b) trade payables incurred in the ordinary course of business, tax liabilities incidental to ownership of such rights and other liabilities incurred in the ordinary course of business, including those in connection with agreements necessary or desirable to operate a Broadcast Station, including retransmission consent, affiliation, programming, syndication, time brokerage, joint sales, lease and similar agreements.
ARTICLE VII
Negative Covenants
          From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Cash Management Obligations or Hedging Obligations) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or, if satisfactory to the relevant L/C Issuer in its sole discretion, a backstop letter of credit is in place), the Parent Borrower shall not, nor shall the Parent Borrower permit any Restricted Subsidiary to, directly or indirectly:
          SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):
          (a) Liens created pursuant to any Loan Document;
          (b) Liens existing on the Specified Date, provided that any Lien securing Indebtedness in excess of (x) $5,000,000 individually or (y) $10,000,000 in the aggregate (when taken together with all other Liens outstanding in reliance on this clause (b) that are not set forth on Schedule 7.01(b) shall only be permitted in reliance on this clause (b) to the extent that such Lien is listed on Schedule 7.01(b);
          (c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;
          (d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, so long as, in each case, such Liens arise in the ordinary course of business;
          (e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Borrower or any Restricted Subsidiary;

          (f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;
          (g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries and any title exceptions referred to in Schedule B to the applicable Mortgage Policies (as defined in the CF Credit Agreement;
          (h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);
          (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and proceeds and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;
          (j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;
          (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
          (l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;
          (m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or Section 7.02(p) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05;
     (n) Liens on assets of CCOH and its Restricted Subsidiaries securing Indebtedness permitted under Section 7.03(s);
          (o) Liens in favor of a Loan Party securing Indebtedness permitted under Section 7.03(d);
          (p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a

Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (g);
     (q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
          (r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any of the Restricted Subsidiaries as tenant, subtenant, licensee or sublicensee in the ordinary course of business;
          (s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;
          (t) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
     (u) Liens solely on any cash earnest money deposits made by the Parent Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
     (v) [Reserved]
     (w) ground leases in respect of real property on which facilities owned or leased by the Parent Borrower or any of its Subsidiaries are located;
          (x) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;
          (y) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
          (z) Liens on the Receivables Collateral securing Indebtedness and other obligations under the CF Credit Agreement and CF Facility Documentation (or any Permitted Refinancing in respect thereof); provided such Liens on any Collateral are subject to the Intercreditor Agreement (or, in the case of any Permitted Refinancing thereof, another intercreditor agreement containing terms that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement);
          (aa) Liens granted by any Securitization Entity on any Securitization Assets or accounts into which collections or proceeds of Securitization Assets are deposited, in each case arising in connection with a Qualified Securitization Financing;
          (bb) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole;

          (cc) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
          (dd) the modification, replacement, renewal or extension of any Lien permitted by clause (b), (i) or (p) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and otherwise permitted to be secured under this Section 7.01, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;
     (ee) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $50,000,000 determined as of the date of incurrence; and
     (ff) Liens on property of any Restricted Subsidiary that is not a Loan Party securing Indebtedness of such Restricted Subsidiary permitted pursuant to Section 7.03(b), 7.03(f), 7.03(g), 7.03(h), 7.03(n), 7.03(o), 7.03(r), 7.03(s), 7.03(cc) or 7.03(dd).
          Notwithstanding the foregoing, (x) until the Existing Notes Condition shall have been satisfied, the Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, to secure any Existing Notes, (y) the Parent Borrower shall not, and shall not permit any Subsidiary (as defined in the Retained Existing Notes Indenture) to, create, incur, assume or suffer to exist any Lien upon any stock or indebtedness of any Retained Existing Notes Indenture Restricted Subsidiaries or any Principal Properties (as defined in the CF Credit Agreement) of the Parent Borrower or any Subsidiary (as defined in the Retained Existing Notes Indenture), whether now owned or hereafter acquired, securing Retained Existing Notes Indenture Debt (other than (i) Liens securing the obligations under the CF Facilities, (ii) Liens permitted by Section 6.11(f) of the CF Credit Agreement, (iii) Liens permitted by this Section 7.01 to the extent constituting “Permitted Mortgages” (as defined in the Retained Existing Notes Indenture) referenced in clause (i) of the second paragraph of Section 1006 of the Retained Existing Notes Indenture and (iv) Mortgages (as defined in the Retained Existing Notes Indenture) upon stock or indebtedness of any corporation existing at the time such corporation becomes a Subsidiary, or existing upon stock or indebtedness of a Subsidiary at the time of acquisition of such stock or indebtedness, and any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any such Mortgage) and (z) the Parent Borrower shall not, and shall not permit any Subsidiary (as defined in the Retained Existing Notes Indenture) to, enter into a Sale-Leaseback Transaction (as defined in the Retained Existing Notes Indenture) that is not permitted by the first sentence of Section 1007 of the Retained Existing Notes Indenture
          SECTION 7.02. Investments. Make any Investments, except:
          (a) Investments by the Parent Borrower or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;
     (b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Parent Borrower or any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and other business purposes in the ordinary course of business or in accordance with previous practice, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof); provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Parent Borrower in cash and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) not to exceed $20,000,000;
     (c) Investments in the CCU Term Note, and any modification, replacement, renewal, reinvestment or extension thereof in accordance with Section 7.12(c);

          (d) Investments (i) by the Parent Borrower or any Restricted Subsidiary that is a U.S. Loan Party in the Parent Borrower or any Restricted Subsidiary that is a U.S. Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in the Parent Borrower or any Restricted Subsidiary that is a Loan Party, (iv) by any Foreign Loan Party in any other Foreign Loan Party, (v) by any Loan Party in any Restricted Subsidiary that is not a U.S. Loan Party; provided that the aggregate amount of Investments made pursuant to this clause (v) when aggregated with all Investments made pursuant to Section 7.02(j)(B) shall not exceed at any time outstanding the sum of (x) the greater of $500,000,000 and 1.5% of Total Assets at the time of such Investment and (y) the Available Amount at such time and (vi) by the Parent Borrower or any Restricted Subsidiary (A) in any Foreign Subsidiary, constituting an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness or Equity Interests or a combination thereof of such Foreign Subsidiary or another Foreign Subsidiary so long as such exchange does not adversely affect the Collateral, (B) in any Foreign Subsidiary, constituting an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary or (C) constituting Guarantees of Indebtedness or other monetary obligations of Foreign Subsidiaries owing to any Loan Party;
          (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
          (f) Investments consisting of Liens, Indebtedness, transactions of the type subject to Section 7.04, Dispositions, Restricted Payments and prepayments, redemptions, purchases, defeasances or other satisfactions of Indebtedness permitted under Sections 7.01, 7.03 (other than Section 7.03(d)), 7.04, 7.05 (other than Sections 7.05(d) or (e)), 7.06 (other than Section 7.06(d)) and 7.12, respectively;
          (g) Investments existing on the Specified Date (other than the CCU Term Note) or made pursuant to legally binding written contracts in existence on the date hereof and set forth on Schedule 7.02(g) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing, to the extent permitted; provided that the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Specified Date except pursuant to the terms of such Investment as of the Specified Date or as otherwise permitted by another clause of this Section 7.02;
          (h) Investments in Swap Contracts permitted under Section 7.03;
          (i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;
          (j) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly-owned Subsidiary of the Parent Borrower (except to the extent permitted by subclause (B) below) (including as a result of a merger, amalgamation or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(j) (each, a “Permitted Acquisition”):
     (A) to the extent required by the Collateral and Guarantee Requirement and the Collateral Documents, the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement);
     (B) the aggregate amount of Investments made in Persons that do not become U.S. Loan Parties pursuant to this clause (j), when aggregated with all Investments made pursuant to Section 7.02(d)(iv), shall not exceed at any time outstanding the sum of (i) the greater of

$500,000,000 and 1.5% of Total Assets at the time of such Permitted Acquisition and (ii) the Available Amount at such time;
     (C) the acquired property, assets, business or Person is in a business permitted under Section 7.07;
     (D) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and
     (E) the Parent Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
          (k) the Transactions;
          (l) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;
          (m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
          (n) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(f), (g) or (l) so long as such amounts are counted as Restricted Payments for purposes of such clauses;
          (o) (i)(A) Investments in a Securitization Entity in connection with a Qualified Securitization Financing; provided that any such Investment in a Securitization Entity is in the form of a contribution of additional Securitization Assets or as customary Investments in a Securitization Entity in connection with a Qualified Securitization Financing, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing.
          (p) other Investments that do not exceed in the aggregate at any time outstanding the sum of (i) the greater of $900,000,000 and 3.0% of the Total Assets determined as of the date of such Investment and (ii) the Available Amount at such time; provided, however, that the foregoing amount may be increased, to the extent not otherwise included in the determination of the Available Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any Investment pursuant to this clause (p) (which amount referred to in this sentence shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made); provided further, however, that if the Parent Borrower or any of its Restricted Subsidiaries make any Investments in Equity Interests of CCOH pursuant to this clause (p) that is a CCOH 90% Investment, upon CCOH and its wholly-owned Restricted Subsidiaries which are Material Domestic Subsidiaries and not Excluded Subsidiaries becoming. Subsidiary Guarantors and otherwise complying with Section 6.11, such Investments shall be deemed to be have been made pursuant to Section 7.02(v)(ii) (and Investments made by CCOH and its Subsidiaries which are Subsidiary Guarantors shall be deemed to have been retroactively made by Loan Parties) and the amount previously utilized in connection with such Investment under this clause (p) shall be restored;
          (q) advances of payroll payments to employees in the ordinary course of business;

          (r) Investments to the extent that payment for such Investments is made solely with Equity Interests of Holdings (or by any direct or indirect parent thereof);
          (s) Investments held by a Restricted Subsidiary acquired after the Closing Date in a transaction otherwise permitted under this Section 7.02 or of a Person merged or amalgamated with or into the Parent Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
          (t) Guarantees by the Parent Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
          (u) for the avoidance of doubt to avoid double counting, Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to clauses (d)(v), (j)(B) or (p) of this Section 7.02;
          (v) Investments (i) in CCOH and its Restricted Subsidiaries pursuant to the CCOH Cash Management Arrangements and (ii) in CCOH constituting the acquisition of outstanding Equity Interests of CCOH not owned by the Parent Borrower and the Restricted Subsidiaries (whether by tender offer, open market purchase, merger or otherwise) so long as after giving effect to such acquisition, CCOH and its wholly-owned Restricted Subsidiaries which are Material Domestic Subsidiaries and not Excluded Subsidiaries become Subsidiary Guarantors hereunder and otherwise comply with Section 6.11;
          (w) (i) cash Investments in any Foreign Subsidiary that is a Non-Loan Party by any Loan Party to the extent returned in the form of a cash dividend, distribution or other payment substantially concurrently with such cash Investment or (ii) non-cash Investments in any Foreign Subsidiary that is a Non-Loan Party by any Loan Party in the form of intercompany debt issued to such Loan Party in exchange for Equity Interests of another Foreign Subsidiary that is a Non-Loan Party that was held by such Loan Party, in each case, consummated on or before the second anniversary of the Closing Date in order to effect a corporate restructuring to improve the efficiency of repatriation of foreign cash flows; and
          (x) Investments in non-wholly-owned Restricted Subsidiaries, joint ventures (regardless of the legal form) and Unrestricted Subsidiaries not to exceed in the aggregate at any one time outstanding the greater of $300,000,000 and 1.0% of Total Assets at the time of such Investment; and
          (y) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business.
          Notwithstanding the foregoing, until the Existing Notes Condition shall have been satisfied, the Parent Borrower shall not directly acquire any material operating assets or Broadcast Licenses that are not promptly contributed to one or more Restricted Subsidiaries, other than (i) Equity Interests of Restricted Subsidiaries that are Subsidiary Guarantors or (ii) any wireless radio licenses used for intercompany communications and satellite earth station authorizations used for reception and transmission of programming or other communications; provided, however, such requirement will not apply if the acquisition of such operating assets or Broadcast Licenses by a Restricted Subsidiary (A) is reasonably likely to have material adverse tax, operational, or strategic consequences to the Parent Borrower or any Restricted Subsidiaries (as determined in good faith by the Parent Borrower) or (B) requires any approval of the FCC or any other Governmental Authority that has not been obtained (the Parent Borrower agreeing to use commercially reasonable efforts to obtain any such approval).
          SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, other than:

          (a) Indebtedness of the Parent Borrower and the Restricted Subsidiaries under the Loan Documents;
          (b) (i) Indebtedness existing on the Specified Date; provided that any Indebtedness (other than Indebtedness refinanced on the Closing Date in connection with the Transactions) that is in excess of (x) $5,000,000 individually or (y) $10,000,000 in the aggregate (when taken together with all other Indebtedness outstanding in reliance on this clause (b) that is not set forth on Schedule 7.03(b)) shall only be permitted under this clause (b) to the extent that such Indebtedness is set forth on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Closing Date hereof and any Permitted Refinancing thereof; provided that all such Indebtedness (other than the Parent Borrower Obligor Cash Management Note) of any Loan Party owed to any Person that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an intercompany note reasonably satisfactory to the Administrative Agent;
          (c) Guarantees by the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guaranty of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guaranty shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness; provided that, in any event, any Guaranty of the New Senior Notes or Permitted Additional Notes shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the New Senior Notes Indenture on the Closing Date;
          (d) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries owing to the Parent Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party (other than the Parent Borrower Obligor Cash Management Note) shall be unsecured and subordinated to the Obligations pursuant to an intercompany note reasonably satisfactory to the Administrative Agent;
          (e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions, and (iii) Indebtedness arising under Capitalized Leases other than those in effect on the Specified Date or entered into pursuant to subclauses (i) and (ii) of this clause (e) and, in the case of clauses (i), (ii) and (iii), any Permitted Refinancing thereof; provided that not more than $150,000,000 in aggregate principal amount of Indebtedness incurred pursuant to this paragraph (e) shall be outstanding at any time;
          (f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks and not for speculative purposes and Guarantees thereof;
          (g) [Reserved]
          (h) Indebtedness assumed in connection with any Permitted Acquisition: provided that such Indebtedness is not incurred in contemplation of such acquisition, and any Permitted Refinancing of any of the foregoing and so long as the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (h) does not exceed $250,000,000, determined at the time of incurrence;
          (i) [Reserved];
          (j) Indebtedness representing deferred compensation to employees of the Parent Borrower or any of its Subsidiaries incurred in the ordinary course of business;

          (k) Indebtedness to current or former officers, directors, managers, consultants and employees, their Controlled Investment Affiliates or Immediate Family Members to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;
          (l) Indebtedness arising from agreements of the Parent Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FASB Interpretation No. 45 as a result of an amendment to an obligation in existence on the Closing Date) of the Parent Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (l));
          (m) [Reserved];
          (n) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;
          (o) Indebtedness in an aggregate principal amount at any time outstanding not to exceed $1,000,000,000;
          (p) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
          (q) Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;
          (r) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
          (s) Indebtedness of CCOH and its Restricted Subsidiaries, the proceeds of which are solely used to refinance the CCU Term Note, provided that the Net Cash Proceeds from such repayment is applied to prepay the CF Facilities to the extent required by the CF Credit Agreement.
          (t) Indebtedness under the CF Facilities and any Permitted Refinancing thereof in an aggregate principal amount not to exceed the aggregate principal amount of commitment under the CF Facilities on the Closing date plus any Incremental Loans (as defined under the CF Facilities);
     (u) (i) Indebtedness and Guarantees by Guarantors in respect of the New Senior Notes in an aggregate principal amount not to exceed $2,310,000,000 plus the PIK Interest Amount and (ii) any Permitted Refinancing thereof;
          (v) [Reserved];
          (w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above and (x) through (aa) below;

          (x) Guarantees incurred in the ordinary course of business in respect of obligations not constituting Indebtedness to suppliers, customers, franchisees, lessors and licensees;
          (y) Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;
          (z) Indebtedness in respect of (i) Permitted Additional Notes provided the Net Cash Proceeds therefrom are immediately after the receipt thereof, used to prepay the CF Facilities to the extent required by the CF Credit Agreement and (ii) any Permitted Refinancing of the foregoing;
          (aa) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
          (bb) Indebtedness consisting of obligations of the Parent Borrower and its Restricted Subsidiaries under deferred compensation to employees or other similar arrangements incurred by such Person in connection with the Transactions, any Permitted Acquisition or any other Investment expressly permitted hereunder;
          (cc) Indebtedness incurred by a Securitization Entity in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to Holdings or any of its Subsidiaries or the Parent Borrower or any of its Subsidiaries (other than another Securitization Entity); and
          (dd) Indebtedness of any Non-Loan Party that is a Restricted Subsidiary in an amount not to exceed $400,000,000 at any one time outstanding.
          Notwithstanding the foregoing, no Restricted Subsidiary that is not a Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Restricted Subsidiary becomes a Subsidiary Guarantor. In addition, notwithstanding the foregoing, (i) Restricted Subsidiaries that are not Loan Parties may not incur Indebtedness pursuant to, without duplication, the first paragraph of this Section and clauses (g), (h) and (o) of this Section in an aggregate combined principal amount at any time outstanding in excess of $500,000,000 in each case determined at the time of incurrence and (ii) until the Existing Notes Condition shall have been satisfied, (A) the Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Guarantee of the Existing Notes and (B) all Indebtedness owed to the Parent Borrower by any Subsidiary Guarantor (other than the Parent Borrower Obligor Cash Management Note) shall be unsecured and subordinated to the Obligations pursuant to an intercompany note reasonably satisfactory to the Administrative Agent.
          For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.
          The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent Borrower dated such date prepared in accordance with GAAP.

          SECTION 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
          (a) Holdings or any Restricted Subsidiary may merge or consolidate with the Parent Borrower (including a merger, the purpose of which is to reorganize the Parent Borrower into a new jurisdiction); provided that (x) the Parent Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Parent Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Parent Borrower, Holdings shall have no direct Subsidiaries at the time of such merger or consolidation other than the Parent Borrower and, after giving effect to such merger or consolidation, the direct parent of the Parent Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and, for the avoidance of doubt, the Equity Interests of the Parent Borrower shall be pledged as Collateral;
          (b) (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Parent Borrower that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Parent Borrower determines in good faith that such action is in the best interests of the Parent Borrower and its Restricted Subsidiaries and if not materially disadvantageous to the Lenders;
          (c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party;
          (d) so long as no Default exists or would result therefrom,
     (i) the Parent Borrower may merge with any other Person; provided that (i) the Parent Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Parent Borrower (any such Person, the “Successor Parent Borrower”), (A) the Successor Parent Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Parent Borrower shall expressly assume all the obligations of the Parent Borrower under this Agreement and the other Loan Documents to which the Parent Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Parent Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to each Security Agreement confirmed that its obligations thereunder shall apply to the Successor Parent Borrower’s obligations under this Agreement, and (E) the Parent Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Parent Borrower will succeed to, and be substituted for, the Parent Borrower under this Agreement;
     (ii) (x) any Subsidiary Borrower may merge with any other Subsidiary Borrower and (y) any Subsidiary Borrower may merge with any other Person (other than a Subsidiary Borrower); provided that (i) such Subsidiary Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not such Subsidiary Borrower (any such Person, each a “Successor Subsidiary Borrower”), (A) the Successor Subsidiary Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Subsidiary Borrower shall expressly assume all the obligations of the relevant Subsidiary Borrower under this Agreement and the other Loan Documents to which such Subsidiary Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to such Successor

Subsidiary Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to each Security Agreement confirmed that its obligations thereunder shall apply to such Successor Subsidiary Borrower’s obligations under this Agreement, and (E) the relevant Subsidiary Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, such Successor Subsidiary Borrower will succeed to, and be substituted for, the relevant Subsidiary Borrower under this Agreement;
          (e) so long as no Default exists or would result therefrom, any Restricted Subsidiary that is not a Borrower may merge or consolidate with any other Person (i) in order to effect an Investment permitted pursuant to Section 7.02 or (ii) for any other purpose; provided that (A) the continuing or surviving Person shall be the Parent Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11; and (B) in the case of subclause (ii) only, if the merger or consolidation involves a Guarantor and such Guarantor is not the surviving Person, the surviving Restricted Subsidiary shall expressly assume all the obligations of such Guarantor under this Agreement and the other Loan Documents to which such Guarantor is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;
          (f) the Merger may be consummated; and
          (g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.
          Notwithstanding the foregoing, (A) until the Existing Notes Condition shall have been satisfied, the Parent Borrower shall not permit any Restricted Subsidiary to transfer to the Parent Borrower any material operating assets or Broadcast Licenses, other than (i) Equity Interests of Restricted Subsidiaries which are Subsidiary Guarantors or (ii) any wireless radio licenses used for intercompany communications and satellite earth station authorizations used for reception and transmission of programming or other communications; provided that a Restricted Subsidiary may transfer any such assets to the Parent Borrower if (x) the failure to do so is reasonably likely to have material adverse tax, operational, or strategic consequences to the Parent Borrower or any Restricted Subsidiaries (as determined in good faith by the Parent Borrower) or (y) required by the FCC or any other Governmental Authority (the Parent Borrower agreeing to use commercially reasonable efforts to obtain a waiver of such requirement) and (B) the Parent Borrower shall not, transfer or participate any interests under any CCU Term Note other than to a Loan Party.
          SECTION 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
          (a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Parent Borrower and the Restricted Subsidiaries;
          (b) Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any IP Rights to lapse or go abandoned in the ordinary course of business);
          (c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such similar replacement property (which replacement property is actually promptly purchased); provided that to the extent the property being transferred constitutes Collateral, such replacement property shall be made subject to the Lien of the Collateral Documents;
          (d) Dispositions of property to the Parent Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, and to the extent such property is Collateral, it shall continue to constitute Collateral after such Disposition or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;
          (e) Dispositions permitted by Sections 7.02, 7.04, 7.06 and 7.12 and Liens permitted by Section 7.01;
          (f) Dispositions of property (i) owned on the Closing Date that does not constitute Collateral pursuant to sale-leaseback transactions; provided that all Net Cash Proceeds thereof shall be applied to prepay the CF Facilities to the extent required by the CF Credit Agreement, and (ii) acquired after the Closing Date that does not constitute Collateral pursuant to sale-leaseback transactions;
          (g) Dispositions of Cash Equivalents;
          (h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license) (other than FCC Authorizations) and LMA’s, in each case in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole;
          (i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;
          (j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; (ii) the aggregate Fair Market Value of property Disposed of pursuant to this clause (j) shall not exceed $900,000,000 since the Closing Date and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $50,000,000, the Parent Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (l) and (s) and clauses (i) and (ii) of Section 7.01(t)); provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $300,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;.
          (k) Dispositions of the Specified Assets; provided that the Net Cash Proceeds in respect thereof shall be applied to prepay the CF Facilities to the extent required by the CF Credit Agreement;
          (l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
          (m) Dispositions of accounts receivable in connection with the collection or compromise thereof;
          (n) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

          (o) Dispositions of all or any part of the assets listed on Schedule 7.05(o),
          (p) Dispositions of all or any part of the assets listed on Schedule 7.05(p); provided, however, that the Net Cash Proceeds (for the avoidance of doubt, after giving effect to clause (D) of the definition of “Net Cash Proceeds”, if applicable) of Dispositions pursuant to this Section 7.05(p) shall be applied to prepay the CF Facilities in accordance with the CF Credit Agreement;
          (q) Dispositions of Securitization Assets to a Securitization Entity in connection with a Qualified Securitization Financing provided, however, that the Net Cash Proceeds (for the avoidance of doubt, after giving effect to clause (D) of the definition of “Net Cash Proceeds”, if applicable) of Dispositions pursuant to this Section 7.05(q) shall be applied to prepay the CF Facilities in accordance with the CF Credit Agreement;
          (r) the unwinding of any Swap Contract;
          (s) (i) Permitted Asset Swap allowable under Section 1031 of the Code and (ii) other Permitted Asset Swaps with a Fair Market Value not to exceed $50,000,000 in any calendar year; provided that, in the case of clause (i) or (ii), the portion of the consideration received in exchange for the disposed asset in the form of Cash Equivalents shall constitute proceeds of a Disposition subject to Section 2.05; and
          (t) Dispositions of the Divestiture Assets and any other asset required to be Disposed of by the FCC or other Governmental Authorities under applicable Laws.
provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(d), 7.05(e), 7.05(i), 7.05(l), and 7.05(m)) shall be for no less than the Fair Market Value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Parent Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
          Notwithstanding the foregoing, (A) until the Existing Notes Condition shall have been satisfied, the Parent Borrower shall not permit any Restricted Subsidiary to transfer to the Parent Borrower any material operating assets or Broadcast Licenses, other than (i) Equity Interests of Restricted Subsidiaries which are Loan Parties or (ii) any wireless radio licenses used for intercompany communications and satellite earth station authorizations used for reception and transmission of programming or other communications; provided that a Restricted Subsidiary may transfer any such assets to the Parent Borrower if (x) the failure to do so is reasonably likely to have material adverse tax, operational, or strategic consequences to the Parent Borrower or any Restricted Subsidiaries (as determined in good faith by the Parent Borrower) or (y) required by the FCC or any other Governmental Authority (the Parent Borrower agreeing to use commercially reasonable efforts to obtain a waiver of such requirement) and (B) the Parent Borrower shall not, transfer or participate any interests under any CCU Term Note other than to a Loan Party.
          SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
          (a) each Restricted Subsidiary may make Restricted Payments to the Parent Borrower and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Parent Borrower and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);
          (b) (i) the Parent Borrower may redeem in whole or in part any of its Equity Interests for another class of Equity Interests or rights to acquire its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests redeemed thereby or (ii) the Parent Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;
          (c) Restricted Payments made on the Closing Date to consummate the Transactions (including any amounts to be paid under, or contemplated by, the Merger Agreement) and the fees and expenses related thereto owed to Affiliates, including any payment to holders of Equity Interests of the Parent Borrower (immediately prior to giving effect to the Transactions) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;
          (d) to the extent constituting Restricted Payments, the Parent Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(n)), 7.04 (other than a merger or consolidation of Holdings and the Parent Borrower) or 7.08 (other than Section 7.08(a) or (j));
          (e) repurchases of Equity Interests in Parent, the Parent Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
          (f) the Parent Borrower may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent Borrower (or of any such direct or indirect parent of the Parent Borrower) by any future, present or former employee, director, officer, manager or consultant (or any Controlled Investment Affiliate or Immediate Family Member thereof) of the Parent Borrower (or any direct or indirect parent of the Parent Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future, present or former employee, director, officer, manager or consultant of the Parent Borrower (or any direct or indirect parent of the Parent Borrower) or any of its Subsidiaries (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Parent Borrower (or of any direct or indirect parent of the Parent Borrower) in connection with any such repurchase, retirement or other acquisition or retirement); provided that payments made pursuant to this paragraph (f) may not exceed in any calendar year $50,000,000 with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $75,000,000 in any calendar year; provided that any cancellation of Indebtedness owing to the Parent Borrower in connection with and as consideration for a repurchase of Equity Interests of the Parent Borrower (or any of its direct or indirect parents) shall not be deemed to constitute a Restricted Payment for purposes of this clause (f); provided that such amount in any calendar year may be increased by an amount not to exceed the sum of (1) the amount of Net Cash Proceeds of Permitted Equity Issuances to employees, directors, officers, managers or consultants (or any Controlled Investment Affiliate or Immediate Family Member thereof) of the Parent Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries that occurs after the Closing Date plus (2) the net cash proceeds of key man life insurance policies received by the Parent Borrower or any of its Restricted Subsidiaries after the Closing Date;
          (g) the Parent Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings:
     (i) the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) the tax liability (including additions to tax, penalties and interests with respect thereto) to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or such direct or indirect parent) that includes the Parent Borrower and/or any of its Subsidiaries, to the extent such tax liability (including additions to tax, penalties and interest with respect thereto) does not exceed the lesser of (A) the taxes that would have been payable by the Parent Borrower and/or its Restricted Subsidiaries as a stand-alone group and (B) the actual tax liability (including additions to tax, penalties and interest with respect thereto) of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the taxes that would have been paid by Holdings, the Parent Borrower and/or the Parent Borrower’s Restricted Subsidiaries as a stand-alone group), reduced by any such payments paid or to be paid directly by the Parent Borrower or its Restricted Subsidiaries;

     (ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) its operating costs and expenses incurred in the ordinary course of business and other overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, to the extent attributable to the ownership or operations of the Parent Borrower and its Restricted Subsidiaries;
     (iii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) legal existence;
     (iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Parent Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Parent Borrower or a Restricted Subsidiary (or Loan Party if the Investment would have been required to be made in a Loan Party under Section 7.02) or (2) the merger or amalgamation (to the extent not prohibited by Section 7.04) of the Person formed or acquired into the Parent Borrower or a Restricted Subsidiary (or Loan Party if the Investment would have been required to be made in a Loan Party under Section 7.02) in order to consummate such Permitted Acquisition, in each case, in accordance with the applicable requirements of Section 6.11;
     (v) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any equity or debt offering not prohibited by this Agreement (whether or not successful) and directly attributable to the operation of the Parent Borrower and its Restricted Subsidiaries; and
     (vi) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries, only to the extent such amounts are deducted, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in calculating Consolidated EBITDA for any period;
          (h) the Parent Borrower or any of its Restricted Subsidiaries may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;
          (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing;
     (j) the declaration and payment of dividends on the Parent Borrower’s common stock following the first public offering of the Parent Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Parent Borrower in or from any such public offering, other than public offerings with respect to the Parent Borrower’s common stock registered on Form S-4 or Form S-8;
     (k) purchases of Equity Interests of CCOH permitted by Section 7.02(p) or Section 7.02(v)(ii); and

          (l) in addition to the forgoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may make additional Restricted Payments in an aggregate amount, together with the aggregate amount of repayments, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Sections 7.12(a)(vii), not to exceed the sum of (i) the greater of $400,000,000 and (ii) the Available Amount at such time.
     Notwithstanding anything to the contrary contained in Article VII (including Sections 7.02 and 7.12 and this Section 7.06), the Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly pay any cash dividend or make any cash distribution on or in respect of the Parent Borrower’s Equity Interests or purchase or otherwise acquire for cash any Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower, for the purpose of directly or indirectly paying any cash dividend or making any cash distribution to, or acquiring any Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower for cash from, the Sponsors, or guarantee any Indebtedness of any Affiliate of the Parent Borrower for the purpose of paying such dividend, making such distribution or so acquiring such Equity Interests to or from the Sponsors, in each case by means of utilization of the cumulative dividend and investment credit provided by the use of the Available Amount or the exceptions provided by Sections 7.02(n) and (p), Sections 7.06(i) and (l) and Section 7.12(a)(vii), unless (x) at the time and after giving effect to such payment, the Total Leverage Ratio for the Test Period than last ended is less than 6.0 to 1.0 and (y) such payment is other-wise in compliance with this Agreement.
          SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto or constituting a reasonable extension thereof.
          SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent Borrower, whether or not in the ordinary course of business, other than:
          (a) transactions between or among the Parent Borrower or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction,
          (b) transactions on terms substantially as favorable to the Parent Borrower or such Restricted Subsidiary as would reasonably be obtainable by the Parent Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate,
          (c) the Transactions and the payment of fees and expenses related to the Transactions,
          (d) the issuance of Equity Interests to any officer, director, employee or consultant of the Parent Borrower or any of its Subsidiaries or any direct or indirect parent of the Parent Borrower in connection with the Transactions,
          (e) if, at the time of such payment and after giving effect so such payment, no Default or Event of Default shall exist, the payment of management, consulting, monitoring, advisory and other fees, indemnities and expenses to the Sponsors pursuant to the Sponsor Management Agreement (other than any Sponsor Termination Fees), plus any unpaid management, consulting, monitoring, advisory and other fees, indemnities and expenses accrued in any prior year,
          (f) Investments permitted under Section 7.02,
          (g) employment and severance arrangements between the Parent Borrower or any of its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements,
          (h) the payment of reasonable and customary fees and compensation consistent with past practice or industry practices and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Parent Borrower and the Restricted Subsidiaries or any direct or indirect parent of the Parent Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower and the Restricted Subsidiaries,
          (i) any agreement, instrument or arrangement as in effect as of the Specified Date (other than the Sponsor Management Agreement) and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Specified Date as reasonably determined in good faith by the board of directors of the Parent Borrower),
          (j) Restricted Payments permitted under Section 7.06 and prepayments, redemptions, purchases, defeasances and satisfactions of Indebtedness permitted under Section 7.12,
          (k) [Reserved],
          (l) transactions in which the Parent Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08,
          (m) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Parent Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Parent Borrower, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party,
          (n) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Parent to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Controlled Investment Affiliate or Immediate Family Member thereof) of the Parent Borrower, any of its Subsidiaries or any direct or indirect parent thereof,
          (o) payments to or from, and transactions with, any joint venture in the ordinary course of business, and
          (p) investments by the Sponsors in loans or debt securities (other than any debt securities issued in connection with the Transactions) of the Parent Borrower or any of its Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of loans or securities (it being understood and agreed that any purchase by the Sponsors of any loans or debt securities of the Parent Borrower or any of its Restricted Subsidiaries in secondary market transactions are not restricted by this Section 7.08).
          SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to any Loan Party (other than Holdings) or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:
     (i) (A) exist on the Specified Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

     (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14,
     (iii) contracts for the sale of assets that impose restrictions on the assets to be sold;
     (iv) (a) with respect to clause (b) only, arise in connection with any Lien permitted by Section 7.01(a), (l), (s), (t)(i) or (t)(ii) and relate to the property subject to such Lien or (b) arise in connection with any Disposition permitted by Section 7.05,
     (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,
     (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing or Retained Existing Notes) and the proceeds and products thereof,
     (vii) are customary provisions contained in any leases, subleases, licenses, sublicenses, LMAs or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, in each case, entered into in the ordinary course of business,
     (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), 7.03(g) or 7.03(n)(as limited by the second paragraph of Section 7.03) (with respect to non-Loan Parties) to the extent that such restrictions apply only to the property or assets securing such Indebtedness,
     (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary,
     (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,
     (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,
     (xii) are customary restrictions contained in the CF Credit Agreement, the CF Facility Documentation, any New Senior Notes, and any Permitted Refinancing of any of the foregoing,
     (xiii) arise in connection with cash or other deposits permitted under Section 7.01, and
     (xiv) are restrictions in any one or more agreements governing Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted to be incurred by Section 7.03.
          SECTION 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.
          SECTION 7.11. Accounting Changes. Make any change in fiscal year except to, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

          SECTION 7.12. Prepayments, Etc. of Indebtedness.
          (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) any New Senior Notes, any Retained Existing Notes, any Permitted Additional Notes or any other Indebtedness (or guarantees in respect thereof) that is subordinated to the Obligations expressly by its terms (other than Indebtedness among the Parent Borrower and its Restricted Subsidiaries) (collectively, “Junior Financing”) except
     (i) the refinancing thereof with the Net Cash Proceeds of any Permitted Refinancing;
     (ii) the refinancing thereof with the Net Cash Proceeds of any Specified Equity Contribution made substantially contemporaneously with such prepayment, redemption, purchase, defeasance or other satisfaction;
     (iii) prepayments and redemptions of Repurchased Existing Notes.
     (iv) on or after September 30, 2015, so long as no Default has occurred and is continuing, the Parent Borrower or a Restricted Subsidiary may redeem a portion of the New Senior Toggle Notes in an aggregate principal amount equal to the product of (x) $30,000,000 and (y) a fraction (which, for the avoidance of doubt, cannot exceed one), the numerator of which is the aggregate principal amount of such Indebtedness outstanding on such date for United States federal income tax purposes and the denominator of which is $1,500,000,000;
     (v) beginning on the fifth anniversary of the date of issuance of the New Senior Toggle Notes, so long as no Default has occurred and is continuing, the Parent Borrower or a Restricted Subsidiary may make “AHYDO catch-up” payments on such Indebtedness;
     (vi) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Parent or any of its direct or indirect parents;
     (vii) so long as no Default is continuing or would result therefrom, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of Restricted Payments made pursuant to Section 7.06(l), not to exceed the sum of (1) the greater of $550,000,000 or 1.75% of Total Assets at such time and (2) the Available Amount at such time; and
     (viii) the Parent Borrower may redeem, defease or discharge any AMFM Notes or Designated 2010 Retained Existing Notes not purchased pursuant to the tender offers made in connection with the Debt Repayment,
     (ix) the Parent Borrower may prepay, redeem, purchase (including pursuant to an offer to purchase) Indebtedness outstanding under any New Senior Notes with the proceeds of any asset disposition to the extent such proceeds are (i) not required to be used to prepay the CF Facilities under the CF Credit Agreement and are not used to voluntarily prepay the CF Facilities and (ii) required to be so applied under the New Senior Notes Indentures.
          (b) Make any payment in violation of any subordination terms of any Junior Financing Documentation; and
          (c) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation, Retained Existing Notes Indenture, the CCO Cash Management Arrangements, the CCU Notes or the CCO Intercompany Agreements, in each case without the consent of the Administrative Agent and the Required Lenders (not to be unreasonably withheld); it being understood and agreed that any extension of the CCO Cash Management Arrangements, the CCU Notes or the CCO

Intercompany Agreements or any change in the interest rate on the CCU Notes approved by the Board of Directors of the Parent Borrower, will be deemed not to be materially adverse to the interests of the Lenders.
          SECTION 7.13. Equity Interests of Certain Restricted Subsidiaries and Unrestricted Subsidiaries.
          (a) Permit any Subsidiary that is a wholly-owned Restricted Subsidiary to become a non-wholly-owned Subsidiary, unless (i) such Restricted Subsidiary continues to be a Guarantor, (ii) in connection with a Disposition of all or substantially all of the assets or all or a portion of the Equity Interests of such Restricted Subsidiary permitted by Section 7.05, (iii) as a result of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14 or (iv) the remaining Investment in such non-wholly-owned Subsidiary held by the Parent Borrower or any Restricted Subsidiary is a permitted Investment under Section 7.02 (valued at the Fair Market Value of such Investment at the time such Investment is deemed made).
          (b) Until the Existing Notes Condition shall have been satisfied, permit the Equity Interests of any Unrestricted Subsidiary to be owned by any Person other than (i) one or more Restricted Subsidiaries; provided that if such Unrestricted Subsidiary is a Material Domestic Subsidiary, then such Equity Interests shall only be owned by a Subsidiary Guarantor or (ii) other Unrestricted Subsidiaries whose Equity Interest are owned by Persons permitted under this Section 7.13(b).
ARTICLE VIII
Events of Default and Remedies
          SECTION 8.01. Events of Default. Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:
          (a) Non-Payment. Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
          (b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to any Borrower) or 6.13(b) or Article VII; or
          (c) Other Defaults. (i) Any Borrower fails to perform or observe any covenant or agreement contained in Section 6.15 (other than any such failure resulting solely from actions taken by one or more Persons not controlled directly or indirectly by the Parent Borrower or such Person’s (or Persons’) failure to act in accordance with the instructions of the Parent Borrower or the Administrative Agent) or Section 6.01(e) and such failure continues unremedied for a period of at least 15 Business Days after the earlier of (x) a Responsible Officer has obtained knowledge of such default or (y) receipt by the Parent Borrower of written notice thereof from the Administrative Agent or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Parent Borrower of written notice thereof from the Administrative Agent; or
          (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or
          (e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than any such Indebtedness in respect of the CF Facilities), or any other event occurs (other than with respect to any such Indebtedness in respect of the CF Facilities and other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 or (C) fails to observe or perform any other agreement or condition relating to any Indebtedness in respect of the CF Facilities, or any other event occurs with respect to the CF Facilities, and either (i) the holder or holders of such Indebtedness (or the CF Administrative Agent on behalf of such holder or holders) cause such Indebtedness to become due (automatically or otherwise) prior to its stated maturity or (ii) such failure has not been cured or waived within 60 days; or
          (f) Insolvency Proceedings, Etc. Holdings, any Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
          (g) Judgments. There is entered against any Loan Party or any Material Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
          (h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of Holdings, any Borrower or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) Holdings, any Borrower or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a funded Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or
          (i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or
          (j) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to file Uniform Commercial Code continuation statements; or
          (k) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” or “Guaranteed Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing with an aggregate principal amount of not less than the Threshold Amount or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing with an aggregate principal amount of not less than the Threshold Amount shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or
          (l) Change of Control. There occurs any Change of Control.
          SECTION 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions:
          (a) declare Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;
          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;
          (c) require that the Parent Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
          (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Debtor Relief Laws, the Commitments of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
          SECTION 8.03. Application of Funds. Subject to the Intercreditor Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to the payment of all Protective Advances

     Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;
     Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;
     Sixth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;
     Seventh, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Parent Borrower.
ARTICLE IX
Administrative Agent and Other Agents
          SECTION 9.01. Appointment and Authorization of the Administrative Agent.
          (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article (other than Sections 9.10 and 9.12) are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
          (b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.
          (c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender and its Affiliates for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.
          SECTION 9.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact as shall be deemed necessary by the Administrative Agent (other than to a Disqualified Institution) and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each such sub-agent and the Affiliates of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article IX and Sections 10.04 and 10.05 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).
          SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the execution, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vi) or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. No Agent-Related Person shall have any duties or obligations to any

Lender or participant except those expressly set forth herein and in the other Loan Documents, and without limiting the generality of the foregoing, the Agent-Related Persons:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Person is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Person shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not be required to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Affiliates.
          No Agent-Related Person be liable (i) to any participant or Secured Party or their Affiliates for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or such Person shall believe in good faith shall be necessary under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.
          SECTION 9.04. Reliance by the Administrative Agent.
          (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.
          (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          SECTION 9.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated

to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
          SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
          SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers, provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
          SECTION 9.08. Withholding Tax. To the extent required by any applicable law, the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that an Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrowers and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Agent as taxes or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
          SECTION 9.09. Agents in Their Individual Capacities.
          (a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include each Agent in its individual capacity.
          (b) Each Lender understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.09 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Parent Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.
          (c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.
          SECTION 9.10. Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ prior notice to the Lenders and the Parent Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Parent Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Parent Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Parent Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this Section 9.10). After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
          Any resignation by the Administrative Agent as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the Administrative Agent, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer effectively to assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
          SECTION 9.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          SECTION 9.12. Collateral and Guaranty Matters. The Lenders irrevocably agree:
          (a) that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit in which the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized or, if satisfactory to the relevant L/C Issuer in its sole discretion, for which a backstop letter of credit is in place), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than a Loan Party (it being understood that in the event that property that constitutes Collateral is transferred to any Loan Party, such property shall continue to constitute Collateral under the Loan Documents), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;
          (b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and
          (c) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the New Senior Notes, or any Junior Financing.
          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Administrative Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent to), at the Parent Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12.
          SECTION 9.13. Other Agents; Arrangers and Managers. Except as expressly provided herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
          SECTION 9.14. Appointment of Supplemental Administrative Agents.
          (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).
          (b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.
          (c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Parent Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.
          SECTION 9.15. Intercreditor Agreement. The Administrative Agent is authorized to enter into the Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and to subject the Liens on the Receivables Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the CF Secured Parties (as such term is defined in the Intercreditor Agreement) to extend credit to the borrowers under the CF Credit Agreement and such CF Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.
ARTICLE X
Miscellaneous
          SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Intercreditor

Agreement), and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:
          (a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that none of (i) a waiver of any condition precedent set forth in Section 4.02, (ii) the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments, or (iii) the making of any Protective Advance shall constitute an extension or increase of any Commitment of any Lender);
          (b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 or fee under Section 2.03 or 2.09(a) without the written consent of each Lender directly affected thereby;
          (c) reduce the principal of, or the rate of interest or premium specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or Secured Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate;
          (d) change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share”, 2.06(c) relating to pro rata sharing, 2.13 or 8.03 without the written consent of each Lender affected thereby;
          (e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
          (f) other than in a transaction permitted under Section 7.04, release all or substantially all of the aggregate value of the Obligations of the Subsidiary Borrowers and the Guaranty, without the written consent of each Lender;
          (g) change the currency in which any Loan is denominated or interest or fees thereon is paid without the written consent of the Lender holding such Loans;
          (h) amend the definition of “Interest Period” to allow intervals in excess of six months or shorter than one month without the agreement of each affected Lender without the written consent of each Lender affected thereby; or
          (i) increase the advance rate provided for in the definition of the term “Borrowing Base” above 90% without the written consent of each Lender or (b) make any other increase in the advance rate provided for in the definition of the term “Borrowing Base” or make any change to the definition (or any other defined term set forth therein) of the term “Borrowing Base” if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of the Supermajority Lenders, provided that the foregoing clauses (a) and (b) shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of the Supermajority Lenders; or;
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of a L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan

Document; and (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).
          No amendment or waiver of any provision of the Intercreditor Agreement shall be effective unless consented to in writing by the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
          The Parent Borrower will not directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or any other Loan Document unless such consideration is offered to be paid to all Lenders and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the documents relating to such consent, waiver or agreement.
          SECTION 10.02. Notices and Other Communications; Facsimile Copies.
          (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile or electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to any Borrower, any other Loan Party, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
     (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Parent Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered and (E) if delivered by posting to a Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Platform, website or other device (to the extent permitted by Section 10.02(d) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Platform; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article II or Article IX shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
          (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication (i.e., TIF or PDF or other similar communication). The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.
          (c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower, jointly and severally, shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower in the absence of gross negligence or willful misconduct of such Person, as determined by a final judgment of a court of competent jurisdiction. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          (d) Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Parent Borrower. Nothing in this clause (d) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Parent Borrower effect delivery in such manner.
          SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
          SECTION 10.04. Attorney Costs and Expenses. (a) The Parent Borrower agrees if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agents the Documentation Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cahill Gordon & Reindel llp and one local and foreign counsel in each relevant jurisdiction, and (b) each Borrower agrees, jointly and severally, to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including Attorney Costs but limited to those of one counsel to the Administrative Agent and the Lenders (and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to the affected parties). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Parent Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.
          SECTION 10.05. Indemnification by the Borrowers. Each Borrower shall, jointly and severally, indemnify and hold harmless the Administrative Agent, each Lender, the Arrangers and their respective Affiliates, directors, officers, employees, agents, trustees or advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and Arrangers and one counsel to the other Lenders (and one local counsel in each applicable jurisdiction for each such group and, in the event of any actual conflict of interest, one additional counsel to the affected parties)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of any Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct, as determined by the final, non-appealable judgment of a court of competent jurisdiction, of such Indemnitee or of any affiliate, director, officer, member, employee, agent, trustee or advisor of such Indemnitee or (y) a breach of any obligations under any Loan Document by such Indemnitee or of any affiliate, director, officer, employee, agent, trustee or advisor of such Indemnitee as determined by the final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within 10 Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
          SECTION 10.07. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor any Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 10.07(g) and 10.07(i) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, however, that the Parent Borrower (both prior to and after the consummation of the Merger) shall be deemed to be a third-party beneficiary of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that the Parent Borrower shall have the right to withhold its consent if the Parent Borrower would be required to obtain the consent of, or make a filing or registration with, a Governmental Agency) of:
     (A) the Parent Borrower, provided that no consent of the Parent Borrower shall be required or, for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a) or, solely with respect to any Borrower, Section 8.01(f) has occurred and is continuing, any Assignee;
     (B) the Administrative Agent;
     (C) each Principal L/C Issuer at the time of such assignment, provided that no consent of any Principal L/C Issuer shall be required for an assignment to an Agent or any Affiliate thereof; and
     (D) the Swing Line Lender.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or such other date on which such Assignment and Assumption is effective) shall not be less than and shall be an integral multiple of (x) an amount of $5,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 8.01(a) or, solely with respect to any Borrower, Section 8.01(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any Assignment;
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
     (D) the Assignee shall comply with Section 3.01(b) and (c) or Section 3.01(d), as applicable.
          This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
          (c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).
          (d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, any Agent and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Any Lender may at any time, without the consent of, or notice to, the Parent Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a "Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(b) and (c) or Section 3.01(d), as applicable), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.
          (f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless, in the case of Section 3.01, the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent (not to be unreasonably withheld or delayed).
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including their obligations under Section 3.01, 3.04 or 3.05), except, in the case of Section 3.01, the increase or change results from a Change in Law after the SPC becomes a SPC and the grant was made with the Parent Borrower’s prior written consent (not to be unreasonably withheld or delayed), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Parent Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
          (i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ prior notice to the Parent Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Parent Borrower, a successor L/C Issuer or the Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or the

Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).
          SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, and to not use or disclose such Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective managers, administrators, directors, officers, employees, trustees, investment advisors, partners, advisors, agents and other representatives, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (c) to any other party to this Agreement or the Intercreditor Agreement; (d) subject to an agreement to be bound by provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Parent Borrower), to any pledgee referred to in Section 10.07(g), Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, any rating agency, or the CUSIP Service Bureau or any similar organization; (e) with the written consent of the Parent Borrower; (f) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective affiliates on a nonconfidential basis from a source other than a Loan Party who is not known to such Person to be in breach of any obligation of confidentiality; (g) to any Governmental Authority, examiner, self-regulatory authority or other regulatory authority (including the National Association of Insurance Commissioners or any other similar organization) regulating or purporting to regulate any Lender; or (h) in connection with the administration of this Agreement or any other Loan Documents or the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of any Loan Party or its Subsidiaries or any Loan Party’s or its Subsidiaries’ directors, officers, employees, trustees, investment advisors or agents, including accountants, legal counsel and other advisors, relating to Holdings, the Borrowers or any of their subsidiaries or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 10.09. Treatment of Information.
          (a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Affiliates shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Affiliates be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Affiliates (i) shall have, and the Administrative Agent, on behalf of itself and each of its Affiliates, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Affiliates arising out of or relating to the Administrative Agent or any of its Affiliates providing or not providing Restricting Information to any Lender.
          (b) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
          (c) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.
          (d) The provisions of the foregoing clauses of this Section 10.09 are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Affiliates warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Affiliates warrant or make any other statement to the effect that an Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.
          SECTION 10.10. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to any Borrower or any other Loan Party, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing to, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Restricted Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.

Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates and no L/C Issuer or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates or such L/C Issuer or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of a Loan Party which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of Holdings. Each Lender and L/C Issuer agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.
          SECTION 10.11. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Parent Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          SECTION 10.12. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.
          SECTION 10.13. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.
          SECTION 10.14. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof, and shall continue in full force and effect as long as any Loan or any other Obligation (other than Secured Hedge Agreements, Cash Management Obligations and other Obligations that are not accrued and payable) hereunder shall remain unpaid or unsatisfied or any Letter of Credit (other than any Letter of Credit that has been Cash Collateralized or, if satisfactory to the L/C Issuer in its sole discretion, for which a backstop letter of credit is in place) shall remain outstanding.
          SECTION 10.15. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and the intent of such illegal, invalid or unenforceable provision shall be followed as closely as legally possible. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 10.16. GOVERNING LAW.
          (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

          (b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS AND THE APPELLATE COURTS THEREOF. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELEPHONE, FACSIMILE OR ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          SECTION 10.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, Holdings, each Agent and each Lender and their respective successors and assigns.
          SECTION 10.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

          SECTION 10.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements or agreements governing Cash Management Obligations (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
          SECTION 10.21. USA PATRIOT Act. Each Lender and the Administrative Agent hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.
          SECTION 10.22. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each of Holdings and each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the Revolving Credit Facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agents, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising any Borrower or any of their Affiliates on other matters) and none of the Agents, the Arrangers or the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their Affiliates, and none of the Agents, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each of Holdings and each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.
          SECTION 10.23. No Personal Liability. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of any Borrower, Holdings or any Loan Party or any of their direct or indirect parent companies (other than the Borrowers, Holdings and any other Loan Party) shall have any liability for any obligations of the Borrowers or the Loan Parties under the Loans, the Letters of Credit, the Guaranty, the Revolving Credit Facility, this Agreement or any other Loan Document or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Lender hereby waives and releases all such liability.
          SECTION 10.24. FCC.

          Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, neither the Administrative Agent or the Lenders, nor any of their agents, will take any action pursuant to the Collateral Documents that would constitute or result in any assignment of the FCC Authorizations or any transfer of control thereof, within the meaning of 310(d) of the Communications Act of 1934 or other Communications Law, if such assignment of license or transfer of control thereof would require thereunder the prior approval of the FCC, without first obtaining such approval of the FCC.
          SECTION 10.25. Joint and Several Liability. All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other Credit Extensions on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender from the Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other Credit Extensions hereunder or the amount of such Loans and Credit Extensions received or the manner in which such Agent and/or such Lender accounts for such Loans or other Credit Extensions on its books and records. Each Borrower’s Obligations with respect to Loans and other Credit Extensions made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the other Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of Credit Extensions to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the release of any other Borrower pursuant to Section 9.12 or the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other Credit Extensions made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Notwithstanding anything to the contrary in the foregoing, none of the foregoing provisions of this Section 10.24 shall apply to any Person released from its Obligations as a Subsidiary Borrower in accordance with Section 9.12.
          SECTION 10.26. Contribution and Indemnification Among the Loan Parties. Each Borrower and each Subsidiary Guarantor, if any, is obligated to repay the Obligations as a joint and several obligor under this Agreement. To the extent that any Borrower or any Subsidiary Guarantor shall, under this Agreement as a joint and several obligor, sell any of its assets to satisfy or otherwise repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower or Subsidiary Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers and Subsidiary Guarantors, if any, in an amount, for each of such other Borrowers and Subsidiary Guarantors, if any, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s (or Subsidiary Guarantor’s, as applicable) Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers and Subsidiary Guarantors. As of any date of determination, the “Allocable Amount” of each Borrower and each Subsidiary Guarantors, if any, shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower or Subsidiary Guarantor hereunder without (a) rendering such Borrower or Subsidiary Guarantor “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower or Subsidiary Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower or Subsidiary Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.
          SECTION 10.27. Agency of the Parent Borrower for Each Other Borrower. Each of the other Borrowers irrevocably appoints the Parent Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Administrative Agent of Borrowing Base Certificates and Committed Loan Notices) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any of the other Borrowers join therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Parent Borrower under this Section 10.26; provided that nothing in this Section 10.26 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including, without limitation, a Committed Loan Notice), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.
          SECTION 10.28. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Parent Borrower or any Subsidiary Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
          SECTION 10.29. Express Waivers by Borrowers in Respect of Cross-Guaranties and Cross-Collateralization. Each Borrower agrees as follows:
     (a) Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vii) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Loan Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled.
     (b) Each Borrower hereby waives the right by statute or otherwise to require an Agent or any Lender to institute suit against any other Borrower or to exhaust any rights and remedies which an Agent or any Lender has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense of payment in full) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof.
     (c) Each Borrower hereby waives and agrees not to assert against any Agent, any Lender, or any L/C Issuer: (i) any defense (legal or equitable) other than a defense of payment, set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower (other than a defense of payment) against any Agent, any Lender, or any L/C Issuer, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Agent, any Lender, or any L/C Issuer under any applicable law; (iv) the benefit of any statute of limitations affecting any other Borrower’s liability hereunder.
     (d) Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agents may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Issuer Documents; (ii) release all or any one or more parties to any one or more of the Issuer Documents or grant other indulgences to any other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Issuer Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations.
          SECTION 10.30. Effectiveness of Merger. None of Holdings, the Parent Borrower or the Subsidiary Borrowers shall have any rights or obligations hereunder until the consummation of the Merger and any representations and warranties of the Parent Borrower or the Subsidiary Borrowers under the Loan Documents shall not become effective, and no Event of Default can occur, until such time. Upon consummation of the Merger, and without any further action by any Person, each of Holdings, the Parent Borrower or the Subsidiary Borrowers hereby irrevocably and unconditionally (i) assumes and agrees punctually to pay, perform and discharge when due each of the Obligations and each and every debt, covenant and agreement incurred, made or to be paid, performed or discharged by it under the Loan Documents, (ii) agrees to be bound by all the terms, provisions and conditions of the Loan Documents applicable to it and (iii) agrees that it will be responsible for and deemed to have made all of its representations and warranties set forth in the Loan Documents, whenever made or deemed to have been made.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BT TRIPLE CROWN MERGER CO., INC.
By:	/s/ John Connaughton
	Name:	John Connaughton
Title:

CITIBANK, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and as a Lender,
By:	/s/ Shane Azzara
	Name:	Shane Azzara
	Title:	Director/Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By:	/s/ David Mayhew
	Name:	David Mayhew
	Title:	Managing Director

By:	/s/ Peter Yearlev
	Name:	Peter Yearlev
	Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING INC., as a Lender
By:	/s/ Henry F. D’Alessandro
	Name:	Henry F. D’Alessandro
	Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Judith Smith
	Name:	Judith Smith
	Title:	Director

By:	/s/ Doreen Barr
	Name:	Doreen Barr
	Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, as a Lender
By:	/s/ Steven F. Killilea
	Name:	Steven F. Killilea
	Title:	Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ James Jeffries
	Name:	James Jeffries
	Title:	Managing Director

Schedule 1.01A
Subsidiary Borrowers

	Entity Name	State of Org.
1.	Ackerley Broadcasting Operations, LLC	DE

2.	AMFM Broadcasting, Inc.	DE

3.	AMFM Michigan, LLC	DE

4.	AMFM Texas Broadcasting, LP	DE

5.	Bel Meade Broadcasting Company, Inc.	DE

6.	Capstar Radio Operating Company	DE

7.	Capstar TX Limited Partnership	DE

8.	Christal Radio Sales, Inc.	DE

9.	Citicasters Co.	OH

10.	Clear Channel Broadcasting, Inc.	NV

11.	Jacor Broadcasting Corporation	OH

12.	Jacor Broadcasting of Colorado, Inc.	CO

13.	Katz Communications, Inc.	DE

14.	Katz Millennium Sales & Marketing Inc.	DE

15.	Premiere Radio Networks, Inc.	DE

Schedule 1.01B
Post-Closing Expenses

Estimated
Amount
($ millions) [1]
Taxes due on Asset Sales	$106
Cross Currency Swap Breakage	191
International Retirement Plan Change in Control	5
Other Fees and Expenses (including Rating Agencies, Akin Gump, Ernst & Young, R.R. Donnelly and Mellon Investor Services)	4

Total Post-Closing Fees & Expenses	$306

[1]	Estimates as of March 31, 2007. Actual costs to be determined at closing.

Schedule 1.01C
Certain Security Interests and Guarantees
ABL Receivables Pledge and Security Agreement, dated as of the Closing Date, among the Grantors identified therein and Citibank, N.A., as Administrative Agent.
Holdings Guarantee Agreement (ABL), dated as of the Closing Date, between Clear Channel Capital I, LLC and Citibank, N.A., as Administrative Agent.
U.S. Guarantee Agreement (ABL), dated as of the Closing Date, among the Guarantors identified therein and Citibank, N.A., as Administrative Agent.

Schedule 1.01D
NCR Stations
Market: Ashland/Mansfield, OH
WNCO-FM
WNCO-AM
WFXN-FM
WXXF-FM
WXXR-FM
WYHT-FM
WSWR-FM
WMAN-AM
Market: Anchorage, AK
KASH-FM
KBFX-FM
KGOT-FM
KYMG-FM
KENI-AM
KTZN-AM
Market: Augusta, ME
WIGY-FM
WFAU-AM
WABK-FM
WTOS-FM
WKCG-FM
WMCM-FM
WRKD-AM
WQSS-FM
WCME-FM
Market: Bangor, ME
WABI-AM
WVOM-FM
WBFB-FM

WKSQ-FM
WLKE-FM
WWBX-FM
Market: Binghamton, NY
WMXW-FM
WENE-AM
WMRV-FM
WKGB-FM
WBBI-FM
WINR-AM
Market: Bismarck, ND
KFYR-AM
KYYY-FM
KXMR-AM
KSSS-FM
KQDY-FM
KBMR-AM
Market: Burlington, VT
WCPV-FM
WEAV-AM
WXZO-FM
WEZF-FM
WVTK-FM
Market: Chillicothe, OH
WCHO-FM
WCHO-AM
WSRW-AM
WBEX-AM
WCHI-AM
WKKJ-FM
Market: Cookeville, TN
WGSQ-FM
WGIC-FM

WHUB-AM
WPTN-AM
Market: Defiance, OH
WDFM-FM
WDFM-LP
WNDH-FM
WONW-AM
WZOM-FM
Market: Dickinson, ND
KCAD-FM
KLTC-AM
KZRX-FM
Market: Eau Claire, WI
WATQ-FM
WBIZ-AM
WBIZ-FM
WMEQ-AM
WMEQ-FM
WQRB-FM
Market: Fairbanks, AK
KIAK-FM
KAKQ-FM
KFBX-AM
KKED-FM
Market: Farmington, NM
KTRA-FM
KDAG-FM
KCQL-AM
KKFG-FM
KAZX-FM
Market: Fayetteville, AR
KEZA-FM
KKIX-FM

KMXF-FM
KIGL-FM
Market: Findlay/Tiffin, OH
WPFX-FM
WTTF-AM
Market: The Florida Keys, FL
WFKZ-FM
WAIL-FM
WEOW-FM
WCTH-FM
Market: Fort Smith, AR
KWHN-AM
KMAG-FM
KZBB-FM
KKBD-FM
KYHN-AM
Market: Gadsden, AL
WAAX-AM
WGMZ-FM
Market: Gallup, NM
KGLX-FM
KXTC-FM
KFMQ-FM
KFXR-FM
Market: Grand Forks, ND
KSNR-FM
KKXL-FM
KQHT-FM
KJKJ-FM
KKXL-AM
Market: Huntington, WV
WTCR-FM
WKEE-FM

WBVB-FM
WAMX-FM
WVHU-AM
WTCR-AM
Market: Lancaster, PA
WLAN-AM
WLAN-FM
Market: Laurel, MS
WEEZ-AM
WJKX-FM
WUSW-FM
WZLD-FM
WFOR-AM
WNSL-FM
Market: Lima, OH
WZRX-FM
WIMA-AM
WIMT-FM
WMLX-FM
WLWD-FM
Market: Marion, OH
WDIF-FM
WMRN-AM
WYNT-FM
Market: Meridian, MS
WHTU-FM
WMSO-FM
WZKS-FM
WYHL-AM
WJDQ-FM
Market: Minot, ND
KCJB-AM
KYYX-FM

KMXA-FM
KIZZ-FM
KZPR-FM
Market: Montgomery, AL
WZHT-FM
WWMG-FM
WHLW-FM
Market: Ogallala, NE
KOGA-FM
KMCX-FM
KOGA-AM
Market: Parkersburg, WV
WDMX-FM
WRVB-FM
WNUS-FM
WHNK-AM
WLTP-AM
Market: Poughkeepsie, NY
WRNQ-FM
WRWD-FM
WCTW-FM
WPKF-FM
WELG-AM
WHUC-AM
WKIP-AM
WZCR-FM
WRWC-FM
WBWZ-FM
Market: Randolph, VT
WCVR-FM
WTSJ-AM
Market: Reading, PA
WRAW-AM

WRFY-FM
Market: Rochester, MN
KMFX-AM
KMFX-FM
KRCH-FM
KWEB-AM
KNFX-AM
Market: Salisbury, MD
WQHQ-FM
WSBY-FM
WJDY-AM
WWFG-FM
WOSC-FM
WTGM-AM
Market: Sandusky, OH
WMJK-FM
WLEC-AM
WCPZ-FM
Market: Sioux City, IA
KGLI-FM
KSEZ-FM
KSFT-FM
KWSL-AM
KMNS-AM
Market: Somerset, KY
WSEK-FM
WSFC-AM
WKEQ-FM
WLLK-FM
WSFE-AM
Market: Sparta-McMinnville, TN
WRKK-FM
WSMT-AM

WTZX-AM
WAKI-AM
WTRZ-FM
WBMC-AM
Market: Tupelo, MS
WKMQ-AM
WTUP-AM
WWZD-FM
WESE-FM
WBVV-FM
WWKZ-FM
Market: Wheeling, WV
WWVA-AM
WOVK-FM
WKWK-FM
WBBD-AM
WVKF-FM
WEGW-FM
Market: Williamsport, PA
WKSB-FM
WBYL- FM
WBLJ-FM
WRAK-AM
WRKK-AM
WVRT- FM
WVRZ-FM

Schedule 1.01E
Disqualified Institutions
CBS Corporation
Cumulus Media Inc.
Citadel Broadcasting Corporation
Entercom Communications Corp.
Lamar Media Corp.
JCDecaux S.A.
Radio One, Inc.
Cox Radio, Inc.
ABC, Inc.
FOX Entertainment Group, Inc.
NBC Universal, Inc.
Belo Corp.
Hearst-Argyle Television, Inc.
or any Affiliate of any of the foregoing

Schedule 2.01
Revolving Credit Commitments

Revolving Credit
Lender	Commitments
Citibank, N.A.	18.75%
Deutsche Bank AG New York Branch	18.75%
Morgan Stanley Senior Funding Inc.	18.75%
Credit Suisse, Cayman Islands Branch	14.583%
The Royal Bank of Scotland plc	14.583%
Wachovia Bank, National Association	14.584%

Schedule 5.11(b)
ERISA
None.

Schedule 5.12
Subsidiaries

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
1.	1567 Media LLC	Delaware	Clear Channel Outdoor, Inc.	95.94%	0%
2.	1567 Media LLC	Delaware	Clear Channel Holdings CV	4.06%	0%
3.	Ackerley Broadcasting Fresno, LLC	Delaware	Ackerley Broadcasting Operations, LLC	100%	0%
4.	Ackerley Broadcasting Operations, LLC	Delaware	Clear Channel Communications, Inc.	100%	0%
5.	Ackerley Ventures, Inc.	Washington	Ackerley Broadcasting Operations, LLC	100%	0%
6.	AdCart AB	Sweden	Clear Channel Sverige AB	100%	0%
7.	Adshel (Brazil) Ltda.	Brazil	Clear Channel Brazil Holdco, LLC	100%	0%
8.	Adshel Argentina SRL	Argentina	Adshel (Brazil) Ltda.	40%	0%
9.	Adshel Argentina SRL	Argentina	Clear Channel Outdoor, Inc.	60%	0%
10.	Adshel Ireland, Ltd.	Ireland	Clear Channel Ireland Ltd.	100%	0%
11.	Adshel Ltd.	UK	Clear Channel Outdoor, Ltd.	100%	0%
12.	Adshel Ltda.	Brazil	Adshel (Brazil) Ltda.	89.2%	0%
13.	Adshel Ltda.	Brazil	Clear Channel UK Ltd.	10.8%	0%
14.	Adshel New Zealand Ltd.	New Zealand	Adshel Street Furniture Pty Ltd	100%	0%
15.	Adshel NI Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
16.	Adshel Street Furniture Pty Ltd	Australia	Clear Channel Outdoor Pty Ltd.	100%	0%
17.	Aircheck India Pvt Ltd.	India	Media Monitors, LLC.	100%	0%
18.	AK Mobile Television, Inc.	Washington	Ackerley Broadcasting Operations, LLC	100%	0%
19.	Allied Outdoor Advertising Ltd.	UK	Clear Channel UK Ltd.	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
20.	AMFM Air Services, Inc.	Delaware	Capstar Radio Operating Company	100%	0%
21.	AMFM Broadcasting Licenses, LLC	Delaware	AMFM Broadcasting, Inc.	100%	0%
22.	AMFM Broadcasting, Inc.	Delaware	AMFM Radio Group, Inc.	100%	0%
23.	AMFM Holdings Inc.	Delaware	AMFM Inc.	100%	0%
24.	AMFM Inc.	Delaware	Clear Channel Communications, Inc.	100%	0%
25.	AMFM Internet Holding Inc.	Delaware	AMFM Inc.	100%	0%
26.	AMFM Michigan, LLC	Delaware	Capstar TX Limited Partnership	100%	0%
27.	AMFM Operating Inc.	Delaware	Capstar Broadcasting Partners, Inc.	96%	0%
28.	AMFM Operating Inc.	Delaware	KTZMedia Corporation	4%	0%
29.	AMFM Radio Group, Inc.	Delaware	AMFM Operating Inc.	100%	0%
30.	AMFM Radio Licenses, LLC	Delaware	Capstar Radio Operating Company	100%	0%
31.	AMFM Shamrock Texas, Inc.	Texas	Capstar Radio Operating Company	100%	0%
32.	AMFM Texas Broadcasting, LP	Delaware	AMFM Broadcasting, Inc.	1% general partner	0%
33.	AMFM Texas Broadcasting, LP	Delaware	AMFM Texas, LLC	99% limited partner	0%
34.	AMFM Texas Licenses, LP	Delaware	AMFM Shamrock Texas, Inc.	1% general partner	0%
35.	AMFM Texas Licenses, LP	Delaware	Capstar Radio Operating Company	99% limited partner	0%
36.	AMFM Texas, LLC	Delaware	AMFM Broadcasting, Inc.	100%	0%
37.	AMFM.com Inc.	Delaware	AMFM Inc.	100%	0%
38.	Arcadia Cooper Properties Ltd	UK	Postermobile PLC	100%	0%
39.	ARN Holdings PTY Ltd.	Australia	Clear Channel Broadcasting, Inc.	100%	0%
40.	Barnett and Son Ltd.	UK	Clear Channel UK Ltd.	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
41.	Bel Meade Broadcasting Company, Inc.	Delaware	Clear Channel Broadcasting, Inc.	100%	0%
42.	BK Studi BV	Netherlands	Hillenaar Outdoor Advertising BV	100%	0%
43.	BPS London Ltd.	UK	Clear Channel UK Ltd.	100%	0%
44.	BPS Ltd.	UK	Team Relay Ltd.	100%	0%
45.	Broadcast Architecture, Inc.	Massachusetts	AMFM Radio Group, Inc.	100%	0%
46.	Broadcast Finance, Inc.	Ohio	Jacor Communications Company	100%	0%
47.	C.F.D. Billboards Ltd	UK	Clear Channel (Central) Ltd.	100%	0%
48.	CAC City Advertising Company	Switzerland	Clear Channel Holding AG	100%	0%
49.	Capstar Broadcasting Partners, Inc.	Delaware	AMFM Holdings Inc.	100%	0%
50.	Capstar Radio Operating Company	Delaware	AMFM Texas Broadcasting, LP	100%	0%
51.	Capstar TX Limited Partnership	Delaware	AMFM Shamrock Texas, Inc.	1% general partner	0%
52.	Capstar TX Limited Partnership	Delaware	Capstar Radio Operating Company	99% limited partner	0%
53.	CC Broadcast Holdings, Inc.	Nevada	Clear Channel Broadcasting Licenses, Inc.	100%	0%
54.	CC Cayco Limited	Cayman Islands	Clear Channel CV	100%	0%
55.	CC CV LP LLC	Delaware	Clear Channel Holdings CV	100%	0%
56.	CC Holdings-Nevada, Inc.	Nevada	Clear Channel Communications, Inc.	100%	0%
57.	CC Identity GP, LLC	Delaware	Clear Channel Intangibles, Inc.	100%	0%
58.	CC Identity Holdings, Inc.	Nevada	Clear Channel Intangibles, Inc.	100%	0%
59.	CC Licenses, LLC	Delaware	Clear Channel Broadcasting, Inc.	100%	0%
60.	CC LP BV	Netherlands	Clear Channel CP III BV	100%	0%
61.	CCB Texas Licenses, L.P.	Texas	CCBL FCC Holdings, Inc.	99% limited partner	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
62.	CCB Texas Licenses, L.P.	Texas	CCBL GP, LLC	1% general partner	0%
63.	CCBL FCC Holdings, Inc.	Nevada	Clear Channel Broadcasting, Inc.	100%	0%
64.	CCBL GP, LLC	Delaware	Clear Channel Broadcasting, Inc.	100%	0%
65.	CCHCV LP LLC	Delaware	Clear Channel Worldwide Holdings, Inc.	100%	0%
66.	CCO International Holdings BV	Netherlands	Clear Channel CV	100%	0%
67.	CCO Ontario Holdings Inc.	Canada	Clear Channel Outdoor Holdings Company Canada	64%	0%
68.	CCO Ontario Holdings Inc.	Canada	Clear Channel Outdoor, Inc.	36%	0%
69.	Central NY News, Inc.	Washington	Ackerley Broadcasting Operations, LLC	100%	0%
70.	China Outdoor Media (HK) Co., Ltd.	Hong Kong	China Outdoor Media Investment, Inc.	100%	0%
71.	China Outdoor Media Investment, Inc.	British Virgin Islands	Clear Media Limited	100%	0%
72.	Christal Radio Sales, Inc.	Delaware	Katz Communications, Inc.	100%	0%
73.	Cine Guarantors II, Inc.	California	Citicasters Co.	100%	0%
74.	Cine Guarantors II, Ltd.	Canada	Cine Guarantors II, Inc.	100%	0%
75.	Cine Movile SA de CV	Mexico	Cine Guarantors II, Inc.	100%	0%
76.	Cinemobile Systems International NV	Netherlands Antilles	Cine Guarantors II, Inc.	100%	0%
77.	Citi GP, LLC	Delaware	Citicasters Co.	100%	0%
78.	Citicasters Co.	Ohio	Jacor Communications Company	100%	0%
79.	Citicasters FCC Holdings, Inc.	Nevada	Citicasters Co.	100%	0%
80.	Citicasters Licenses, L.P.	Nevada	Citicasters FCC Holdings, Inc.	99% limited partner	0%
81.	Citicasters Licenses, L.P.	Nevada	Citi GP, LLC	1% general partner	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
82.	City Lights Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
83.	Citysites Outdoor Advertising (Albert) Pty Ltd	Australia	Adshel Street Furniture Pty Ltd	100%	0%
84.	Citysites Outdoor Advertising (S. Australia) Pty Ltd	Australia	Adshel Street Furniture Pty Ltd	100%	0%
85.	Citysites Outdoor Advertising (W. Australia) Pty Ltd	Australia	Adshel Street Furniture Pty Ltd	100%	0%
86.	Citysites Outdoor Advertising Pty Ltd	Australia	Adshel Street Furniture Pty Ltd	100%	0%
87.	Clear Channel (Central) Ltd.	UK	Clear Channel UK Ltd.	100%	0%
88.	Clear Channel (Midlands) Ltd.	UK	Clear Channel (Central) Ltd.	100%	0%
89.	Clear Channel (Northwest) Ltd.	UK	Clear Channel (Central) Ltd.	100%	0%
90.	Clear Channel ACIR Holdings NV	Netherlands Antilles	Clear Channel Mexico Holdings, Inc.	100%	0%
91.	Clear Channel Adshel AS	Norway	Clear Channel Norge AS	100%	0%
92.	Clear Channel Adshel, Inc.	Delaware	Clear Channel Outdoor, Inc.	100%	0%
93.	Clear Channel Affitalia SRL	Italy	Clear Channel Jolly Pubblicita SPA	100%	0%
94.	Clear Channel Airport PTE Ltd	Singapore	Clear Channel Pacific Pte Ltd.	100%	0%
95.	Clear Channel Airports of Georgia, Inc.	Georgia	Universal Outdoor, Inc.	70%	0%
96.	Clear Channel Airports of Texas JV	Texas	Universal Outdoor, Inc.	85%	0%
97.	Clear Channel Australia Pty Ltd.	Australia	Clear Channel Broadcasting, Inc.	100%	0%
98.	Clear Channel Aviation, LLC	Delaware	Radio-Active Media, Inc.	100%	0%
99.	Clear Channel Baltics & Russia AB	Sweden	Clear Channel Sverige AB	100%	0%
100.	Clear Channel Baltics & Russia Limited	Russia	Clear Channel Baltics & Russia AB	100%	0%
101.	Clear Channel Banners Ltd.	UK	Clear Channel UK Ltd.	100%	0%
102.	Clear Channel Belgium SA	Belgium	Clear Channel Overseas, Ltd.	97%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
103.	Clear Channel Belgium SA	Belgium	Clear Channel More France SA	3%	0%
104.	Clear Channel Brazil Holdco, LLC	Delaware	Clear Channel Espectaculos SL	100%	0%
105.	Clear Channel Brazil Holdings Ltda	Brazil	Clear Channel Peoples, LLC	87%	0%
106.	Clear Channel Brazil Holdings Ltda	Brazil	CC Sao Paulo Participacoes Ltda	13%	0%
107.	Clear Channel Broadcasting Licenses, Inc.	Nevada	Clear Channel Holdings, Inc.	100%	0%
108.	Clear Channel Broadcasting, Inc.	Nevada	CC Broadcast Holdings, Inc.	100%	0%
109.	Clear Channel Collective Marketing, LLC	Delaware	Premiere Radio Networks, Inc.	100%	0%
110.	Clear Channel Communications India Private Ltd.	India	Clear Channel Pacific Pte Ltd	97%	0%
111.	Clear Channel Communications, Inc.	Texas	Clear Channel Capital I, LLC	100%	0%
112.	Clear Channel Company Store, Inc.	Nevada	Clear Channel Broadcasting, Inc.	100%	0%
113.	Clear Channel CP III BV	Netherlands	CCO International Holdings BV	100%	0%
114.	Clear Channel CP IV BV	Netherlands	Clear Channel Worldwide Holdings, Inc.	100%	0%
115.	Clear Channel CV	Netherlands	Clear Channel Holdings CV	92.242%	0%
116.	Clear Channel CV	Netherlands	Clear Channel Worldwide Holdings, Inc.	7.757%	0%
117.	Clear Channel CV	Netherlands	CC CV LP LLC	0.001%	0%
118.	Clear Channel Danmark AS	Denmark	Clear Channel Overseas, Ltd.	100%	0%
119.	Clear Channel Entertainment of Brazil Ltda	Brazil	Clear Channel Espectaculos SL	100%	0%
120.	Clear Channel Espana SL	Spain	Clear Channel International Holdings BV	100%	0%
121.	Clear Channel Espectaculos SL	Spain	Clear Channel CP III BV	100%	0%
122.	Clear Channel Estonia OU	Estonia	Clear Channel Baltics & Russia AB	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
123.	Clear Channel European Holdings SAS	France	Clear Channel International Holdings BV	100%	0%
124.	Clear Channel Felice GmbH	Switzerland	Clear Channel Holding AG	100%	0%
125.	Clear Channel France SA	France	Clear Channel European Holdings SAS	100%	0%
126.	Clear Channel GP, LLC	Delaware	Clear Channel Communications, Inc.	100%	0%
127.	Clear Channel Haidemenos Media Societe Anonyme	Greece	Clear Channel International Holdings BV	51%	0%
128.	Clear Channel Hillenaar BV	Netherlands	Clear Channel Netherlands BV	86%	0%
129.	Clear Channel Holding AG	Switzerland	Clear Channel European Holdings SAS	100%	0%
130.	Clear Channel Holding Italia SPA	Italy	Clear Channel International Holdings BV	70%	0%
131.	Clear Channel Holdings CV	Netherlands	Clear Channel Worldwide Holdings, Inc.	99.998%	0%
132.	Clear Channel Holdings CV	Netherlands	CCHCV LP LLC	0.002%	0%
133.	Clear Channel Holdings, Inc.	Nevada	Clear Channel Communications, Inc.	100%	0%
134.	Clear Channel Holdings, Ltd.	UK	Clear Channel International Holdings BV	100%	0%
135.	Clear Channel Hong Kong Ltd	Hong Kong	Clear Channel Pacific Pte Ltd.	100%	0%
136.	Clear Channel Identity, L.P.	Texas	CC Identity Holdings, Inc.	99% limited partner	0%
137.	Clear Channel Identity, L.P.	Texas	CC Identity GP, LLC	1% general partner	0%
138.	Clear Channel Intangibles, Inc.	Delaware	Clear Channel Communications, Inc.	100%	0%
139.	Clear Channel International BV	Netherlands	CCO International Holdings BV	100%	0%
140.	Clear Channel International Holdings BV	Netherlands	Clear Channel International BV	100%	0%
141.	Clear Channel Investments, Inc.	Nevada	Clear Channel Communications, Inc.	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
142.	Clear Channel Ireland Ltd.	Ireland	Clear Channel UK Ltd.	100%	0%
143.	Clear Channel Italy Outdoor SRL	Italy	Clear Channel Jolly Pubblicita SPA	100%	0%
144.	Clear Channel Japan Inc.	Japan	Clear Channel International Holdings BV	55%	0%
145.	Clear Channel Jolly Pubblicita SPA	Italy	Clear Channel Holding Italia SPA	100%	0%
146.	Clear Channel KNR Neth. Antilles NV	Netherlands Antilles	Clear Channel CP III BV	100%	0%
147.	Clear Channel LA, LLC	Delaware	Clear Channel Outdoor, Inc.	100%	0%
148.	Clear Channel Latvia	Latvia	Clear Channel Baltics & Russia AB	100%	0%
149.	Clear Channel Lietuva	Lithuania	Clear Channel Baltics & Russia AB	100%	0%
150.	Clear Channel Management Services, L.P.	Texas	Clear Channel GP, LLC	0.99% general partner	0%
151.	Clear Channel Management Services, L.P.	Texas	CC Holdings-Nevada, Inc.	99.01% limited partner	0%
152.	Clear Channel Metra, LLC	Delaware	Clear Channel Outdoor, Inc.	80%	0%
153.	Clear Channel Mexico Holdings, Inc.	Nevada	Clear Channel Holdings, Inc.	100%	0%
154.	Clear Channel Mexico, LLC	Delaware	Clear Channel ACIR Holdings NV	100%	0%
155.	Clear Channel More France SA	France	Clear Channel European Holdings SAS	100%	0%
156.	Clear Channel Netherlands BV	Netherlands	Clear Channel International BV	100%	0%
157.	Clear Channel NI Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
158.	Clear Channel Norge AS	Norway	Clear Channel Overseas Ltd.	100%	0%
159.	Clear Channel Outdoor Company Canada	Canada	CCO Ontario Holdings Inc.	100%	0%
160.	Clear Channel Outdoor Holdings Company Canada	Delaware	Clear Channel Outdoor, Inc.	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
161.	Clear Channel Outdoor Holdings, Inc.	Delaware	Clear Channel Holdings, Inc.	89%	0%
162.	Clear Channel Outdoor Ltd.	UK	Clear Channel Holdings Ltd.	100%	0%
163.	Clear Channel Outdoor Mexico Operaciones, SA de CV	Mexico	Clear Channel Outdoor Mexico SA de CV	99.09%	0%
164.	Clear Channel Outdoor Mexico SA de CV	Mexico	Clear Channel Outdoor, Inc.	93.9%	0%
165.	Clear Channel Outdoor Mexico SA de CV	Mexico	CC Outdoor Spanish Holdings SL	6%	0%
166.	Clear Channel Outdoor Mexico SA de CV	Mexico	Clear Channel Outdoor Mexico Operaciones, SA de CV	0.1%	0%
167.	Clear Channel Outdoor Mexico Servicios Administrativos, SA de CV	Mexico	Clear Channel Outdoor Mexico SA de CV	98%	0%
168.	Clear Channel Outdoor Mexico, Servicios Corporativos, SA de CV	Mexico	Clear Channel Outdoor Mexico SA de CV	98%	0%
169.	Clear Channel Outdoor Pty Ltd.	Australia	Clear Channel Overseas Ltd.	100%	0%
170.	Clear Channel Outdoor Spanish Holdings SL	Spain	Clear Channel CV	100%	0%
171.	Clear Channel Outdoor, Inc.	Delaware	Clear Channel Outdoor Holdings, Inc.	100%	0%
172.	Clear Channel Overseas, Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
173.	Clear Channel Pacific Pte Ltd.	Singapore	Clear Channel Overseas Ltd.	100%	0%
174.	Clear Channel Peoples, LLC	Delaware	Clear Channel Espectaculos SL	100%	0%
175.	Clear Channel Plakanda AIDA GmbH	Switzerland	Clear Channel Holding AG	100%	0%
176.	Clear Channel Plakanda GmbH	Switzerland	Clear Channel Holding AG	100%	0%
177.	Clear Channel Poland Sp. z o.o.	Poland	Clear Channel International Holdings BV	100%	0%
178.	Clear Channel Real Estate, LLC	Delaware	Clear Channel Holdings, Inc.	100%	0%
179.	Clear Channel Sales AB	Sweden	Clear Channel Sverige AB	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
180.	Clear Channel Sao Paulo Participacoes Ltda	Brazil	Clear Channel Peoples, LLC	100%	0%
181.	Clear Channel Satellite Services, Inc.	Delaware	Jacor Communications Company	100%	0%
182.	Clear Channel Scotland Ltd.	Scotland	Clear Channel (Central) Ltd.	100%	0%
183.	Clear Channel Singapore Pte Ltd.	Singapore	Clear Channel International Holdings BV	100%	0%
184.	Clear Channel Solutions Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
185.	Clear Channel South Africa Invest. Pty Ltd	South Africa	Clear Channel International Holdings BV	100%	0%
186.	Clear Channel South America S.A.C.	Peru	Clear Channel Outdoor, Inc.	99.99%	0%
187.	Clear Channel Southwest Ltd.	UK	Clear Channel (Central) Ltd.	100%	0%
188.	Clear Channel Spectacolor, LLC	Delaware	1567 Media LLC	100%	0%
189.	Clear Channel Suomi Oy	Finland	Clear Channel Baltics & Russia AB	100%	0%
190.	Clear Channel Sverige AB	Sweden	Clear Channel Overseas Ltd.	100%	0%
191.	Clear Channel Tanitim ve Lierisin A.S.	Turkey	Clear Channel Overseas Ltd.	100%	0%
192.	Clear Channel Taxi Media, LLC	Delaware	Clear Channel Outdoor, Inc.	100%	0%
193.	Clear Channel UK Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
194.	Clear Channel Wireless, Inc.	Nevada	Clear Channel Broadcasting, Inc.	100%	0%
195.	Clear Channel Worldwide Holdings, Inc.	Nevada	Clear Channel Outdoor, Inc.	100%	0%
196.	Clear Channel/Interstate Philadelphia, LLC	Delaware	Clear Channel Outdoor, Inc.	51%	0%
197.	Clear Media Limited	Bermuda	Clear Channel KNR Neth. Antilles NV	51.79%	0%
198.	Clearmart, Inc.	Nevada	Clear Channel Broadcasting, Inc.	100%	0%
199.	Comurben SA	Morocco	Clear Channel Espana SL	59%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
200.	Concord Media Group, Inc.	Florida	Clear Channel Broadcasting, Inc.	100%	0%
201.	CR Phillips Investments Pty Ltd.	Australia	Perth Sign Company Pty Ltd.	100%	0%
202.	Critical Mass Media, Inc.	Ohio	Jacor Communications Company	100%	0%
203.	Dauphin Adshel SAS	France	Clear Channel More France SA	100%	0%
204.	Defi Belgique	Belgium	Defi Group SAS	75%	0%
205.	Defi Czecia	Czech Republic	Defi Reklam	100%	0%
206.	Defi Deutschland GmbH	Germany	Defi Group SAS	95%	0%
207.	Defi France SAS	France	Defi Group SAS	100%	0%
208.	Defi Group Asia	Hong Kong	Defi Group SAS	100%	0%
209.	Defi Group SAS	France	Clear Channel European Holdings BV	100%	0%
210.	Defi Italia SPA	Italy	Clear Channel Jolly Pubblicita SPA	100%	0%
211.	Defi Neolux	Portugal	Defi Group SAS	51%	0%
212.	Defi Pologne Sp. z o.o.	Poland	Defi Reklam	100%	0%
213.	Defi Reklam Kft	Hungary	Defi Group SAS	80%	0%
214.	Defi Russie	Russia	Defi Group SAS	100%	0%
215.	Defi Ukraine	Ukraine	Defi Group SAS	51%	0%
216.	Dolis BV	Netherlands	CCO International Holdings BV	100%	0%
217.	Eller Holding Company Cayman I	Cayman Islands	Clear Channel KNR Neth. Antilles NV	100%	0%
218.	Eller Holding Company Cayman II	Cayman Islands	Clear Channel KNR Neth. Antilles NV	100%	0%
219.	Eller Media Asesarris y Comercializacion Publicitaria	Chile	Eller Holding Company Cayman I	99.99%	0%
220.	Eller Media Asesarris y Comercializacion Publicitaria	Chile	Eller Holding Company Cayman II	0.01%	0%
221.	Eller Media Servicios Publicitarios Ltd.	Chile	Eller Holding Company Cayman I	99.99%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
222.	Eller Media Servicios Publicitarios Ltd.	Chile	Eller Holding Company Cayman II	0.01%	0%
223.	Eltex Investment Corp.	Delaware	Clear Channel Outdoor, Inc.	100%	0%
224.	Epiclove Ltd	UK	Postermobile PLC	100%	0%
225.	Equipamientos Urbanos - Gallega de Publicidad Y Disseno AIE	Spain	Clear Channel Espana SL	60%	0%
226.	Equipamientos Urbanos de Canarias SA	Spain	Clear Channel Espana SL	55%	0%
227.	Equipamientos Urbanos Del Sur SL	Spain	Clear Channel Espana SL	67%	0%
228.	Exceptional Outdoor, Inc.	Florida	Clear Channel Outdoor, Inc.	100%	0%
229.	Expoplakat AS	Estonia	Clear Channel Baltics & Russia AB	100%	0%
230.	Foxmark UK Ltd.	UK	Clear Channel UK Ltd.	100%	0%
231.	France Bus Publicite	France	France Rail Publicite SA	100%	0%
232.	France Rail Publicite SA	France	Clear Channel France SA	80%	0%
233.	Get Outdoors Florida, LLC	Florida	Clear Channel Outdoor, Inc.	100%	0%
234.	Giganto Holding Cayman	Cayman Islands	Eller Holding Company Cayman I	100%	0%
235.	Giganto Outdoor SA	Chile	Giganto Holding Cayman	99.99%	0%
236.	Giganto Outdoor SA	Chile	Eller Holding Company Cayman I	0.01%	0%
237.	Grosvenor Advertising Ltd.	UK	Clear Channel (Central) Ltd.	100%	0%
238.	Hainan Whitehorse Advertising Media Investment Company Ltd.	The Peoples’ Republic of	China China Outdoor Media (HK) Co., Ltd.	80%	0%
239.	HCA, Inc.	Illinios	Clear Channel Outdoor, Inc.	100%	0%
240.	Hillenaar Outdoor Advertising BV	Netherlands	Clear Channel Hillenaar BV	100%	0%
241.	Hillenaar Services BV	Netherlands	Clear Channel Hillenaar BV	100%	0%
242.	Iberdefi (Espagne)	Spain	Defi Group SAS	100%	0%
243.	Idea Piu Sp. z o.o.	Poland	Dolis BV	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
244.	Illuminated Awning Systems Ltd.	Ireland	Clear Channel Overseas Ltd.	100%	0%
245.	Immobiliaria Radial SA de CV	Mexico	Jacor Broadcasting Corp.	99.998%	0%
246.	Immobiliaria Radial SA de CV	Mexico	Broadcast Finance, Inc.	0.002%	0%
247.	Infotrak AG	Switzerland	Clear Channel Holding AG	100%	0%
248.	Interpubli Werbe AG	Switzerland	Plakanda GMBH	100%	0%
249.	Interspace Airport Advertising Australia Pty., Ltd.	Australia	Interspace Airport Advertising International, LLC	100%	0%
250.	Interspace Airport Advertising Costa Rica, S.A.	Costa Rica	Interspace Airport Advertising International, LLC	100%	0%
251.	Interspace Airport Advertising Curacao, N.V.	Netherlands Antilles	Interspace Airport Advertising International, LLC	100%	0%
252.	Interspace Airport Advertising International, LLC	Pennsylvania	Interspace Airport Advertising International, LLC	100%	0%
253.	Interspace Airport Advertising Netherlands Antilles, N.V.	Netherlands Antilles	Interspace Airport Advertising International, LLC	100%	0%
254.	Interspace Airport Advertising New Zealand Limited	New Zealand	Interspace Airport Advertising International, LLC	100%	0%
255.	Interspace Airport Advertising West Indies Limited	West Indies	Interspace Airport Advertising International, LLC	100%	0%
256.	In-ter-space Services, Inc.	Pennsylvania	Clear Channel Outdoor, Inc.	100%	0%
257.	Interstate Bus Shelter, Inc.	Pennsylvania	Clear Channel Outdoor, Inc.	100%	0%
258.	Jacor Broadcasting Corporation	Ohio	Jacor Communications Company	100%	0%
259.	Jacor Broadcasting of Colorado, Inc.	Colorado	Jacor Communications Company	100%	0%
260.	Jacor Broadcasting of Denver, Inc.	California	Citicasters Co.	100%	0%
261.	Jacor Communications Company	Florida	Clear Channel Communications, Inc.	100%	0%
262.	Jacor/Premiere Holding, Inc.	Delaware	Jacor Communications Company	100%	0%
263.	Katz Communications, Inc.	Delaware	Katz Media Group, Inc.	100%	0%
264.	Katz Media Group, Inc.	Delaware	AMFM Operating Inc.	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
265.	Katz Millennium Sales & Marketing Inc.	Delaware	Katz Media Group, Inc.	100%	0%
266.	Katz Net Radio Sales, Inc.	Delaware	Katz Communications, Inc.	100%	0%
267.	Klass Advertising SRL	Romania	Clear Channel International Holdings BV	81.79%	0%
268.	Klass Rooftop SRL	Romania	Clear Channel International Holdings BV	82%	0%
269.	KMS Advertising Ltd	UK	Postermobile PLC	100%	0%
270.	KTZMedia Corporation	Delaware	Capstar Broadcasting Partners, Inc.	100%	0%
271.	KVOS TV, Ltd.	British Columbia	Ackerley Broadcasting Operations, LLC	100%	0%
272.	L&C Outdoor Comunicacao Visual Ltda.	Brazil	Clear Channel Brazil Holdings Ltda	100%	0%
273.	Landimat	France	France Rail Publicite SA	99.94%	0%
274.	L'Efficience Publictaire SA	Belgium	Clear Channel Belgium SA	99%	0%
275.	L'Efficience Publictaire SA	Belgium	Clear Channel Outdoor Ltd.	1%	0%
276.	Lubbock Tower Company	Texas	Capstar Radio Operating Company	75%	0%
277.	M Street Corporation	Washington	M Street L.L.C.	100%	0%
278.	M Street L.L.C.	Ohio	Broadcast Finance, Inc.	39.94%	0%
279.	M Street L.L.C.	Ohio	Critical Mass Media, Inc.	60.06%	0%
280.	Mars Reklam ve Producksiyon AS	Turkey	Clear Channel Overseas, Ltd.	100%	0%
281.	Maurice Stam Ltd.	UK	Clear Channel (Central) Ltd.	100%	0%
282.	Media Monitors, LLC	NY	Radio Computing Services, Inc.	100%	0%
283.	Media Vehicle BV	Netherlands	Clear Channel UK Ltd.	100%	0%
284.	Mensa Sp. z o.o.	Poland	Clear Channel Poland Sp. z o.o.	100%	0%
285.	Metrabus	Belgium	Clear Channel Belgium SA	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
286.	MG Pubblicita SRL	Italy	Clear Channel Jolly Pubblicita SPA	100%	0%
287.	Ming Wai Holdings Ltd.	British Virgin Islands	Clear Channel Outdoor, Inc.	100%	0%
288.	Mobiliario Urbano de Nueva Leon SA de CV	Mexico	Clear Channel Outdoor Mexico SA de CV	98%	0%
289.	More Communications Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
290.	More Media Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
291.	More O'Ferrall Adshel Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
292.	More O'Ferrall Ireland Ltd.	Ireland	Clear Channel Ireland Ltd.	100%	0%
293.	More O'Ferrall Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
294.	Morebus Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
295.	Multimark Ltd.	UK	Clear Channel UK Ltd.	100%	0%
296.	Musicpoint International, L.L.C.	Delaware	Radio Computing Services, Inc.	100%	0%
297.	Nitelites (Ireland) Ltd.	Ireland	Clear Channel Ireland Ltd.	100%	0%
298.	Nobro, SC	Mexico	Citicasters Co.	100%	0%
299.	Outdoor Advertising BV	Netherlands	Clear Channel Hillenaar BV	100%	0%
300.	Outdoor International Holdings BV	Netherlands	Clear Channel CP III BV	100%	0%
301.	Outdoor Management Services, Inc.	Nevada	Clear Channel Outdoor, Inc.	100%	0%
302.	Outstanding Media I Norge AS	Norway	Clear Channel Norge AS	56%	0%
303.	Outstanding Media I Stockholm AB	Sweden	Clear Channel Sverige AB	100%	0%
304.	Overtop Services SRL	Romania	Clear Channel International Holdings BV	70%	0%
305.	Panales Napsa S.A.	Peru	Clear Channel Outdoor, Inc.	85%	0%
306.	Parkin Advertising Ltd.	UK	Clear Channel (Northwest) Ltd.	100%	0%
307.	Perth Sign Company Pty Ltd.	Australia	Adshel Street Furniture Pty Ltd	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
308.	Phillips Finance Pty Ltd.	Australia	Perth Sign Company Pty Ltd.	100%	0%
309.	Phillips Neon Pty Ltd.	Australia	Perth Sign Company Pty Ltd.	100%	0%
310.	Plakanda AWI AG	Switzerland	Clear Channel Holding AG	100%	0%
311.	Plakanda GMBH	Switzerland	Clear Channel Holding AG	100%	0%
312.	Plakanda Management AG	Switzerland	Clear Channel Holding AG	100%	0%
313.	Plakanda Ofex AG	Switzerland	Clear Channel Holding AG	100%	0%
314.	Plakatron AG	Switzerland	Clear Channel Holding AG	100%	0%
315.	Postermobile Advertising Ltd.	UK	Postermobile PLC	100%	0%
316.	Postermobile PLC	UK	Clear Channel UK Ltd.	100%	0%
317.	Premiere Radio Networks, Inc.	Delaware	Jacor/Premiere Holding, Inc.	100%	0%
318.	Premium Holdings Ltd.	UK	Clear Channel UK Ltd.	100%	0%
319.	Premium Outdoor Ltd.	UK	Premium Holdings Ltd.	100%	0%
320.	Procom Publicidade via Publica Ltda	Chile	Eller Media Asesarris y Comercializacion Publicitaria	99.99%	0%
321.	Procom Publicidade via Publica Ltda	Chile	Eller Media Servicios Publicitarios Ltd.	0.01%	0%
322.	PTKC Rollerdam BV	Netherlands	Outdoor Advertising BV	95%	0%
323.	PTKC Rollerdam BV	Netherlands	BK Studi BV	5%	0%
324.	Pubbli A SPA	Italy	Clear Channel Jolly Pubblicita SPA	100%	0%
325.	Pubblicita Zangari Ltd.	Italy	Pubbli A SPA	100%	0%
326.	Publicidad Klimes Sao Paulo Ltda	Brazil	Clear Channel Brazil Holdings Ltda	100%	0%
327.	Racklight SA de CV	Mexico	Clear Channel Outdoor Mexico SA de CV	100%	0%
328.	Radio Broadcasting Australia Pty Ltd.	Australia	Clear Channel Broadcasting, Inc.	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
329.	Radio Computing Services (Africa) Pty Ltd.	South Africa	Radio Computing Services, Inc.	100%	0%
330.	Radio Computing Services (India) Pvt Ltd.	India	Radio Computing Services, Inc.	100%	0%
331.	Radio Computing Services (NZ) Ltd.	New Zealand	Radio Computing Services, Inc.	100%	0%
332.	Radio Computing Services (SEA) Pte Ltd.	Singapore	Radio Computing Services, Inc.	100%	0%
333.	Radio Computing Services (Thailand) Ltd.	Thailand	Radio Computing Services, Inc.	100%	0%
334.	Radio Computing Services (UK) Ltd.	UK	Radio Computing Services, Inc.	100%	0%
335.	Radio Computing Services Canada Ltd.	Canada	Radio Computing Services, Inc.	100%	0%
336.	Radio Computing Services of Australia Pty Ltd.	Australia	Radio Computing Services, Inc.	100%	0%
337.	Radio Computing Services, Inc.	New Jersey	CC Holdings-Nevada, Inc.	100%	0%
338.	Radio-Active Media, Inc.	Delaware	Jacor Communications Company	100%	0%
339.	Radio Computing Services (China) Company Ltd.	China	Radio Computing Services, Inc.	100%	0%
340.	Regentfile Ltd.	UK	Clear Channel UK Ltd.	100%	0%
341.	Rockbox Ltd.	UK	Clear Channel UK Ltd.	100%	0%
342.	RCS Europe SARL	France	Radio Computing Services, Inc.	100%	0%
343.	SC Q Panel SRL	Romania	Clear Channel International Holdings BV	65%	0%
344.	Shelter Advertising of America, Inc.	Delaware	Clear Channel Outdoor, Inc.	100%	0%
345.	Shelter Advertising Pty Ltd.	Australia	Perth Sign Company Pty Ltd.	100%	0%
346.	Signways Ltd.	UK	Clear Channel (Northwest) Ltd.	100%	0%
347.	Simon Outdoor Ltd	Russia	Clear Channel Baltics & Russia AB	65%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
348.	Sirocco International SAS	France	Dauphin Adshel SAS	100%	0%
349.	Sites International Ltd.	UK	Clear Channel UK Ltd.	100%	0%
350.	Street Furnit. (NSW) Pty Ltd	Australia	Adshel Street Furniture Pty Ltd	100%	0%
351.	Taxi Media Holdings Ltd.	UK	Clear Channel UK Ltd.	100%	0%
352.	Taxi Media Ltd	UK	Taxi Media Holdings Ltd.	100%	0%
353.	Team Relay Ltd.	UK	Clear Channel UK Ltd.	100%	0%
354.	Tebus SAR	Italy	Clear Channel Jolly Pubblicita SPA	60%	0%
355.	Terrestrial RF Licensing, Inc.	Nevada	Clear Channel Broadcasting, Inc.	100%	0%
356.	The Canton Investment Company Limited	UK	Clear Channel Outdoor Ltd.	100%	0%
357.	The Kildoon Property Co. Ltd.	UK	Clear Channel Outdoor Ltd.	100%	0%
358.	The Media Vehicle Group Limited	UK	Clear Channel UK Ltd.	100%	0%
359.	The New Research Group, Inc.	Nevada	Critical Mass Media, Inc.	100%	0%
360.	Torpix Ltd.	UK	Clear Channel (Midlands) Ltd.	67%	0%
361.	Torpix Ltd.	UK	Clear Channel (Central) Ltd.	33%	0%
362.	Town & City Posters Advertising Ltd.	UK	Tracemotion Ltd.	100%	0%
363.	Tracemotion Ltd.	UK	Clear Channel UK Ltd.	100%	0%
364.	Trainer Advertising Ltd.	UK	Clear Channel Scotland Ltd.	100%	0%
365.	Universal Outdoor, Inc.	Illinois	Clear Channel Outdoor, Inc.	100%	0%
366.	Urban Design Furnit. Pty Ltd	Australia	Adshel Street Furniture Pty Ltd	100%	0%
367.	Vision Posters Ltd.	UK	Clear Channel (Midlands) Ltd.	100%	0%
368.	Werab Werbung Hugo Wrage GmbH & Co KG	Germany	Defi Group SAS	100%	0%
369.	Westchester Radio, L.L.C.	Delaware	Capstar Radio Operating Company	100%	0%

				Percent	Percent
Line	Current Legal Entities Owned	Jurisdiction	Record Owner	Interest	Pledged
370.	Williams Display Excellence AB	Sweden	Clear Channel Sverige AB	100%	0%

Schedule 5.18
Broadcast Licenses
See attached.

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WWPR-FM	New York, NY	6373	New York, NY	AMFM Radio Licenses, LLC	6/1/2014
WKTU(FM)	New York, NY	6595	Lake Success, NY	AMFM Radio Licenses, LLC	6/1/2014
WAXQ(FM)	New York, NY	23004	New York, NY	AMFM Radio Licenses, LLC	6/1/2014
WLTW(FM)	New York, NY	56571	New York, NY	AMFM Radio Licenses, LLC	6/1/2014
WHTZ(FM)	New York, NY	59953	Newark, NJ	AMFM Radio Licenses, LLC	6/1/2006 (See Notes)
KMCB(TV)	Eugene, OR (DMA)	35183	Coos Bay, OR	Ackerley Broadcasting Operations, LLC	12/1/2013
KTCW(TV)	Eugene, OR (DMA)	35187	Roseburg, OR	Ackerley Broadcasting Operations, LLC	12/1/2013
KMTR(TV)	Eugene, OR (DMA)	35189	Eugene, OR	Ackerley Broadcasting Operations, LLC	12/1/2013
KKFX-CA	Santa Barbara — Santa Maria- San Luis, CA (DMA)	33870	San Luis Obispo, CA	Ackerley Broadcasting Operations, LLC	12/1/2013
KCOY-TV	Santa Barbara — Santa Maria- San Luis, CA (DMA)	63165	Santa Maria, CA	Ackerley Broadcasting Operations, LLC	12/1/2013
KION-TV	Monterey-Salinas, CA (DMA)	26249	Monterey, CA	Ackerley Broadcasting Operations, LLC	12/1/2013
KGET-TV	Bakersfield, CA (DMA)	34459	Bakersfield, CA	Ackerley Broadcasting Operations, LLC	12/1/2013
KTVF(TV)	Fairbanks, AK (DMA)	49621	Fairbanks, AK	Ackerley Broadcasting Operations, LLC	12/1/2013
KBIG-FM	Los Angeles, CA	6360	Los Angeles, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KIIS-FM	Los Angeles, CA	19218	Los Angeles, CA	Citicasters Licenses, L.P.	12/1/2013
KTLK(AM)	Los Angeles, CA	19219	Los Angeles, CA	Citicasters Licenses, L.P.	12/1/2013
KOST(FM)	Los Angeles, CA	34424	Los Angeles, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KFI(AM)	Los Angeles, CA	34425	Los Angeles, CA	Capstar TX Limited Partnership	12/1/2013
KHHT(FM)	Los Angeles, CA	35022	Los Angeles, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KYSR(FM)	Los Angeles, CA	36019	Los Angeles, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KLAC(AM)	Los Angeles, CA	59958	Los Angeles, CA	AMFM Radio Licenses, LLC	12/1/2013
WVAZ(FM)	Chicago, IL	6588	Oak Park, IL	AMFM Broadcasting Licenses, LLC	12/1/2012
WGRB(AM)	Chicago, IL	51162	Chicago, IL	AMFM Broadcasting Licenses, LLC	12/1/2012
WGCI-FM	Chicago, IL	51165	Chicago, IL	AMFM Broadcasting Licenses, LLC	12/1/2012
WNUA(FM)	Chicago, IL	53971	Chicago, IL	AMFM Broadcasting Licenses, LLC	12/1/2012
WLIT-FM	Chicago, IL	70042	Chicago, IL	AMFM Broadcasting Licenses, LLC	12/1/2012
WKSC-FM	Chicago, IL	74178	Chicago, IL	AMFM Broadcasting Licenses, LLC	12/1/2012
WVON(AM	Chicago, IL	87178	Berwyn, IL	CC Licenses, LLC	12/1/2012
KIOI(FM)	San Francisco, CA	34930	San Francisco, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KMEL(FM)	San Francisco, CA	35121	San Francisco, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KKGN(AM)	San Francisco, CA	59957	Oakland, CA	AMFM Radio Licenses, LLC	12/1/2013
KISQ(FM)	San Francisco, CA	59964	San Francisco, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KNEW(AM)	San Francisco, CA	59966	Oakland, CA	AMFM Broadcasting Licenses, LLC	12/1/2013

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KYLD(FM)	San Francisco, CA	59989	San Francisco, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KKSF(FM)	San Francisco, CA	65484	San Francisco, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KZPS(FM)	Dallas-Ft. Worth, TX	6378	Dallas, TX	AMFM TX Licenses Limited Partnershp	8/1/2013
KDGE(FM)	Dallas-Ft. Worth, TX	9620	Fort Worth-Dallas, TX	Capstar TX Limited Partnership	8/1/2013
KEGL(FM)	Dallas-Ft. Worth, TX	18114	Fort Worth, TX	Citicasters Licenses, L.P.	8/1/2013
KHKS(FM)	Dallas-Ft. Worth, TX	23084	Denton, TX	AMFM TX Licenses Limited Partnershp	8/1/2013
KFXR(AM)	Dallas-Ft. Worth, TX	25375	Dallas, TX	Capstar TX Limited Partnership	8/1/2013
KDMX(FM)	Dallas-Ft. Worth, TX	47739	Dallas, TX	Citicasters Licenses, L.P.	8/1/2013
KKRW(FM)	Houston-Galveston, TX	9625	Houston, TX	Capstar TX Limited Partnership	8/1/2013
KPRC(AM)	Houston-Galveston, TX	9644	Houston, TX	CCB TX Licenses, LP	8/1/2013
KTBZ-FM	Houston-Galveston, TX	18516	Houston, TX	AMFM TX Licenses Limited Partnershp	8/1/2013
KBME(AM)	Houston-Galveston, TX	23082	Houston, TX	AMFM TX Licenses Limited Partnershp	8/1/2013
KLOL(FM)	Houston-Galveston, TX	35073	Houston, TX	AMFM TX Licenses Limited Partnershp	8/1/2013
KODA(FM)	Houston-Galveston, TX	35337	Houston, TX	AMFM TX Licenses Limited Partnershp	8/1/2013
KTRH(AM)	Houston-Galveston, TX	35674	Houston, TX	AMFM TX Licenses Limited Partnershp	8/1/2013
KHMX(FM)	Houston-Galveston, TX	47749	Houston, TX	Citicasters Licenses, L.P.	8/1/2013
WIOQ(FM)	Philadelphia, PA	20348	Philadelphia, PA	AMFM Radio Licenses, LLC	8/1/2014
WUSL(FM)	Philadelphia, PA	20349	Philadelphia, PA	AMFM Radio Licenses, LLC	8/1/2014
WRFF(FM)	Philadelphia, PA	53969	Philadelphia, PA	AMFM Radio Licenses, LLC	8/1/2014
WISX(FM)	Philadelphia, PA	53973	Philadelphia, PA	AMFM Radio Licenses, LLC	8/1/2014
WUBA(AM)	Philadelphia, PA	71315	Philadelphia, PA	AMFM Radio Licenses, LLC	8/1/2014
WDAS-FM	Philadelphia, PA	71316	Philadelphia, PA	AMFM Radio Licenses, LLC	8/1/2014
WWVA-FM	Atlanta, GA	10698	Canton, GA	CC Licenses, LLC	4/1/2012
WKLS(FM)	Atlanta, GA	11275	Atlanta, GA	Citicasters Licenses, L.P.	4/1/2012
WGST(AM)	Atlanta, GA	29730	Atlanta, GA	Citicasters Licenses, L.P.	4/1/2012
WUBL(FM)	Atlanta, GA	29735	Atlanta, GA	Citicasters Licenses, L.P.	4/1/2012
WCOH(AM)	Atlanta, GA	48739	Newnan, GA	Citicasters Licenses, L.P.	4/1/2012
WWLG(FM)	Atlanta, GA	61142	Peachtree City, GA	Citicasters Licenses, L.P.	4/1/2012
WBZY(FM)	Atlanta, GA	63406	Bowdon, GA	CC Licenses, LLC	4/1/2012
WWRC(FM)	Washington, DC	8681	Washington, DC	AMFM Radio Licenses, LLC	10/1/2011
WWDC(FM)	Washington, DC	8682	Washington, DC	AMFM Radio Licenses, LLC	10/1/2011
WTNT(AM)	Washington, DC	11846	Bethesda, MD	AMFM Radio Licenses, LLC	10/1/2011
WIHT(FM)	Washington, DC	25080	Washington, DC	AMFM Radio Licenses, LLC	10/1/2011
WTEM(AM)	Washington, DC	25105	Washington, DC	AMFM Radio Licenses, LLC	10/1/2011

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WBIG-FM	Washington, DC	54459	Washington, DC	AMFM Radio Licenses, LLC	10/1/2011
WASH(FM)	Washington, DC	70933	Washington, DC	AMFM Radio Licenses, LLC	10/1/2011
WMZQ-FM	Washington, DC	73305	Washington, DC	AMFM Radio Licenses, LLC	10/1/2011
WKOX(AM)	Boston, MA	20441	Framingham, MA	Capstar TX Limited Partnership	4/1/2014
WXKS(AM)	Boston, MA	53964	Everett, MA	AMFM Radio Licenses, LLC	4/1/2014
WXKS-FM	Boston, MA	53965	Medford, MA	AMFM Radio Licenses, LLC	4/1/2014
WJMN(FM)	Boston, MA	53972	Boston, MA	AMFM Radio Licenses, LLC	4/1/2014
WKQI(FM)	Detroit, MI	6592	Detroit, MI	AMFM Radio Licenses, LLC	10/1/2012
WDTW(AM)	Detroit, MI	6593	Dearborn, MI	AMFM Radio Licenses, LLC	10/1/2012
WNIC(FM)	Detroit, MI	6594	Dearborn, MI	AMFM Radio Licenses, LLC	10/1/2012
WJLB(FM)	Detroit, MI	59592	Detroit, MI	AMFM Radio Licenses, LLC	10/1/2012
WMXD(FM)	Detroit, MI	59596	Detroit, MI	AMFM Radio Licenses, LLC	10/1/2012
WDTW-FM	Detroit, MI	59952	Detroit, MI	AMFM Radio Licenses, LLC	10/1/2012
WDFN(AM)	Detroit, MI	59969	Detroit, MI	AMFM Radio Licenses, LLC	10/1/2012
WBGG-FM	Miami-Ft. Lauderdale-Hollywood, FL	11965	Fort Lauderdale, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WIOD(AM)	Miami-Ft. Lauderdale-Hollywood, FL	14242	Miami, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WHYI-FM	Miami-Ft. Lauderdale-Hollywood, FL	41381	Fort Lauderdale, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WINZ(AM)	Miami-Ft. Lauderdale-Hollywood, FL	51977	Miami, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WLVE(FM)	Miami-Ft. Lauderdale-Hollywood, FL	51978	Miami Beach, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WMGE(FM)	Miami-Ft. Lauderdale-Hollywood, FL	51979	Miami Beach, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WMIB(FM)	Miami-Ft. Lauderdale-Hollywood, FL	67193	Fort Lauderdale, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
KFNK(FM)	Seattle-Tacoma, WA	3915	Eatonville, WA	Ackerley Broadcasting Operations, LLC	2/1/2014
KHHO(AM)	Seattle-Tacoma, WA	18523	Tacoma, WA	Ackerley Broadcasting Operations, LLC	2/1/2014
KNBQ(FM)	Seattle-Tacoma, WA	33829	Centralia, WA	Citicasters Licenses, L.P.	2/1/2014
KJR-FM	Seattle-Tacoma, WA	48385	Seattle, WA	Ackerley Broadcasting Operations, LLC	2/1/2014
KJR(AM)	Seattle-Tacoma, WA	48386	Seattle, WA	Ackerley Broadcasting Operations, LLC	2/1/2014
KUBE(FM)	Seattle-Tacoma, WA	48387	Seattle, WA	Ackerley Broadcasting Operations, LLC	2/1/2014
KMXP(FM)	Phoenix, AZ	6361	Phoenix, AZ	Citicasters Licenses, L.P.	10/1/2013
KNIX-FM	Phoenix, AZ	7698	Phoenix, AZ	CC Licenses, LLC	10/1/2013

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KYOT-FM	Phoenix, AZ	18648	Phoenix, AZ	AMFM Radio Licenses, LLC	10/1/2013
KESZ(FM)	Phoenix, AZ	40992	Phoenix, AZ	CC Licenses, LLC	10/1/2013
KZZP(FM)	Phoenix, AZ	47742	Mesa, AZ	Citicasters Licenses, L.P.	10/1/2013
KOY(AM)	Phoenix, AZ	63914	Phoenix, AZ	AMFM Radio Licenses, LLC	10/1/2013
KFYI(AM)	Phoenix, AZ	63918	Phoenix, AZ	AMFM Radio Licenses, LLC	10/1/2013
KGME(AM)	Phoenix, AZ	65480	Phoenix, AZ	AMFM Radio Licenses, LLC	10/1/2013
KFXN(AM)	Minneapolis-St. Paul, MN	10141	Minneapolis, MN	AMFM Broadcasting Licenses, LLC	4/1/2013
KTCZ-FM	Minneapolis-St. Paul, MN	10142	Minneapolis, MN	AMFM Broadcasting Licenses, LLC	4/1/2013
KDWB-FM	Minneapolis-St. Paul, MN	41967	Richfield, MN	AMFM Broadcasting Licenses, LLC	4/1/2013
KQQL(FM)	Minneapolis-St. Paul, MN	54457	Anoka, MN	AMFM Broadcasting Licenses, LLC	4/1/2013
KTLK-FM	Minneapolis-St. Paul, MN	54458	Minneapolis, MN	AMFM Broadcasting Licenses, LLC	4/1/2013
KFAN(AM)	Minneapolis-St. Paul, MN	59961	Minneapolis, MN	AMFM Broadcasting Licenses, LLC	4/1/2013
KEEY-FM	Minneapolis-St. Paul, MN	59967	St. Paul, MN	AMFM Broadcasting Licenses, LLC	4/1/2013
KIOZ(FM)	San Diego, CA	13504	San Diego, CA	Citicasters Licenses, L.P.	12/1/2013
KHTS-FM	San Diego, CA	20697	El Cajon, CA	Citicasters Licenses, L.P.	12/1/2013
KLSD(AM)	San Diego, CA	34452	San Diego, CA	Citicasters Licenses, L.P.	12/1/2013
KGB-FM	San Diego, CA	34454	San Diego, CA	Citicasters Licenses, L.P.	12/1/2013
KOGO(AM)	San Diego, CA	51514	San Diego, CA	Citicasters Licenses, L.P.	12/1/2013
KMYI(FM)	San Diego, CA	58821	San Diego, CA	Citicasters Licenses, L.P.	12/1/2013
KUSS(FM)	San Diego, CA	67664	Carlsbad, CA	Citicasters Licenses, L.P.	12/1/2013
WXTB(FM)	Tampa-St. Petersburg-Clearwater, FL	11274	Clearwater, FL	Citicasters Licenses, L.P.	2/1/2012
WHNZ(AM)	Tampa-St. Petersburg-Clearwater, FL	23077	Tampa, FL	Citicasters Licenses, L.P.	2/1/2012
WMTX(FM)	Tampa-St. Petersburg-Clearwater, FL	23078	Tampa, FL	Citicasters Licenses, L.P.	2/1/2012
WFLA(AM)	Tampa-St. Petersburg-Clearwater, FL	29729	Tampa, FL	Citicasters Licenses, L.P.	2/1/2012
WFLZ-FM	Tampa-St. Petersburg-Clearwater, FL	29732	Tampa, FL	Citicasters Licenses, L.P.	2/1/2012
WBTP(FM)	Tampa-St. Petersburg-Clearwater, FL	41382	Clearwater, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WFUS(FM)	Tampa-St. Petersburg-Clearwater, FL	63984	Gulfport, FL	Citicasters Licenses, L.P.	2/1/2012
WDAE(AM)	Tampa-St. Petersburg-Clearwater, FL	74198	St. Petersburg, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
KLOU(FM)	St. Louis, MO	9626	St. Louis, MO	Citicasters Licenses, L.P.	2/1/2013
KMJM-FM	St. Louis, MO	13793	Columbia, IL	Citicasters Licenses, L.P.	12/1/2012
KSD(FM)	St. Louis, MO	20360	St. Louis, MO	Citicasters Licenses, L.P.	2/1/2013
KATZ-FM	St. Louis, MO	48958	Alton, IL	Citicasters Licenses, L.P.	12/1/2012
KSLZ(FM)	St. Louis, MO	48960	St. Louis, MO	Citicasters Licenses, L.P.	2/1/2013
KATZ(AM)	St. Louis, MO	48968	St. Louis, MO	Citicasters Licenses, L.P.	2/1/2013
WSMJ(FM)	Baltimore, MD	8684	Baltimore, MD	Citicasters Licenses, L.P.	10/1/2011
WPOC(FM)	Baltimore, MD	47747	Baltimore, MD	Citicasters Licenses, L.P.	10/1/2011
WCAO(AM)	Baltimore, MD	63777	Baltimore, MD	Citicasters Licenses, L.P.	10/1/2011
KRFX(FM)	Denver-Boulder, CO	29731	Denver, CO	Jacor Broadcasting of Colorado, Inc.	4/1/2013

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KOA(AM)	Denver-Boulder, CO	29738	Denver, CO	Jacor Broadcasting of Colorado, Inc.	4/1/2013
KBPI(FM)	Denver-Boulder, CO	29739	Denver, CO	Jacor Broadcasting of Colorado, Inc.	4/1/2013
KKZN(AM)	Denver-Boulder, CO	29740	Thornton, CO	Jacor Broadcasting of Colorado, Inc.	4/1/2013
KHOW(AM)	Denver-Boulder, CO	48962	Denver, CO	Citicasters Licenses, L.P.	4/1/2013
KBCO(FM)	Denver-Boulder, CO	48966	Boulder, CO	Citicasters Licenses, L.P.	4/1/2013
KPTT(FM)	Denver-Boulder, CO	48967	Denver, CO	Citicasters Licenses, L.P.	4/1/2013
KTCL(FM)	Denver-Boulder, CO	68684	Wheat Ridge, CO	Jacor Broadcasting of Colorado, Inc.	4/1/2013
KEX(AM)	Portland, OR	11271	Portland, OR	Citicasters Licenses, L.P.	2/1/2014
KKRZ(FM)	Portland, OR	11280	Portland, OR	Citicasters Licenses, L.P.	2/1/2014
KPOJ(AM)	Portland, OR	53069	Portland, OR	Citicasters Licenses, L.P.	2/1/2014
KQOL(FM)	Portland, OR	60640	Vancouver, WA	Citicasters Licenses, L.P.	2/1/2014
KKCW(FM)	Portland, OR	68210	Beaverton, OR	Citicasters Licenses, L.P.	2/1/2014
WPGB(FM)	Pittsburgh, PA	18511	Pittsburgh, PA	Capstar TX Limited Partnership	8/1/2014
WDVE(FM)	Pittsburgh, PA	59588	Pittsburgh, PA	Capstar TX Limited Partnership	8/1/2014
WBGG(AM)	Pittsburgh, PA	59960	Pittsburgh, PA	AMFM Radio Licenses, LLC	8/1/2014
WWSW-FM	Pittsburgh, PA	59968	Pittsburgh, PA	AMFM Radio Licenses, LLC	8/1/2014
WXDX-FM	Pittsburgh, PA	60153	Pittsburgh, PA	Capstar TX Limited Partnership	8/1/2014
WKST-FM	Pittsburgh, PA	65678	Pittsburgh, PA	Capstar TX Limited Partnership	8/1/2014
WRFX-FM	Charlotte-Gastonia-Rock Hill, NC-SC	53970	Kannapolis, NC	Capstar TX Limited Partnership	12/1/2011
WKKT(FM)	Charlotte-Gastonia-Rock Hill, NC-SC	68207	Statesville, NC	Capstar TX Limited Partnership	12/1/2011
WLYT(FM)	Charlotte-Gastonia-Rock Hill, NC-SC	68211	Hickory, NC	Capstar TX Limited Partnership	12/1/2011
WEND(FM)	Charlotte-Gastonia-Rock Hill, NC-SC	74074	Salisbury, NC	Capstar TX Limited Partnership	12/1/2011
WIBT(FM)	Charlotte-Gastonia-Rock Hill, NC-SC	74194	Shelby, NC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
KTDD(AM)	Riverside-San Bernardino, CA	2399	San Bernardino, CA	Citicasters Licenses, L.P.	12/1/2013
KMYT(FM)	Riverside-San Bernardino, CA	2910	Temecula, CA	CC Licenses, LLC	12/1/2013
KKDD(AM)	Riverside-San Bernardino, CA	10134	San Bernardino, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KGGI(FM)	Riverside-San Bernardino, CA	10135	Riverside, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KDIF(AM)	Riverside-San Bernardino, CA	27390	Riverside, CA	Citicasters Licenses, L.P.	12/1/2013
KTMQ(FM)	Riverside-San Bernardino, CA	85012	Temecula, CA	CC Licenses, LLC	12/1/2013
KHYL(FM)	Sacramento, CA	10144	Auburn, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KFBK(AM)	Sacramento, CA	10145	Sacramento, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KGBY(FM)	Sacramento, CA	10146	Sacramento, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KSTE(AM)	Sacramento, CA	22883	Rancho Cordova, CA	AMFM Broadcasting Licenses, LLC	12/1/2013
KJDX(FM)	Sacramento, CA	60300	Pollock Pines, CA	CC Licenses, LLC	12/1/2013
WGAR-FM	Cleveland, OH	47740	Cleveland, OH	Citicasters Licenses, L.P.	10/1/2012
WMVX(FM)	Cleveland, OH	59594	Cleveland, OH	Jacor Broadcasting Corporation	10/1/2012
WTAM(AM)	Cleveland, OH	59595	Cleveland, OH	Jacor Broadcasting Corporation	10/1/2012
WMJI(FM)	Cleveland, OH	73268	Cleveland, OH	Citicasters Licenses, L.P.	10/1/2012
WMMS(FM)	Cleveland, OH	73273	Cleveland, OH	Citicasters Licenses, L.P.	10/1/2012

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WLW(AM)	Cincinnati, OH	29733	Cincinnati, OH	Jacor Broadcasting Corporation	10/1/2012
WEBN(FM)	Cincinnati, OH	29734	Cincinnati, OH	Jacor Broadcasting Corporation	10/1/2012
WKRC(AM)	Cincinnati, OH	29737	Cincinnati, OH	Jacor Broadcasting Corporation	10/1/2012
WSAI(AM)	Cincinnati, OH	41994	Cincinnati, OH	Jacor Broadcasting Corporation	10/1/2012
WCKY(AM)	Cincinnati, OH	51722	Cincinnati, OH	Jacor Broadcasting Corporation	10/1/2012
WOFX-FM	Cincinnati, OH	51725	Cincinnati, OH	Jacor Broadcasting Corporation	10/1/2012
WNNF(FM)	Cincinnati, OH	59593	Cincinnati, OH	Citicasters Licenses, L.P.	10/1/2012
WKFS(FM)	Cincinnati, OH	70866	Milford, OH	Jacor Broadcasting Corporation	10/1/2012
KAJA(FM)	San Antonio, TX	11919	San Antonio, TX	CCB TX Licenses, LP	8/1/2013
KTKR(AM)	San Antonio, TX	11945	San Antonio, TX	CCB TX Licenses, LP	8/1/2013
WOAI(AM)	San Antonio, TX	11952	San Antonio, TX	CCB TX Licenses, LP	8/1/2013
KQXT-FM	San Antonio, TX	11962	San Antonio, TX	CCB TX Licenses, LP	8/1/2013
KRPT(FM)	San Antonio, TX	25904	Devine, TX	CCB TX Licenses, LP	8/1/2013
KXXM(FM)	San Antonio, TX	28668	San Antonio, TX	CCB TX Licenses, LP	8/1/2013
KJMY(FM)	Salt Lake City-Ogden-Provo, UT	6543	Bountiful, UT	Citicasters Licenses, L.P.	10/1/2013
KODJ(FM)	Salt Lake City-Ogden-Provo, UT	48916	Salt Lake City, UT	Citicasters Licenses, L.P.	10/1/2013
KOSY-FM	Salt Lake City-Ogden-Provo, UT	63536	Spanish Fork, UT	Citicasters Licenses, L.P.	10/1/2013
KNRS(AM)	Salt Lake City-Ogden-Provo, UT	63818	Salt Lake City, UT	Citicasters Licenses, L.P.	10/1/2013
KZHT(FM)	Salt Lake City-Ogden-Provo, UT	63820	Salt Lake City, UT	CC Licenses, LLC	10/1/2013
KTMY(FM)	Salt Lake City-Ogden-Provo, UT	69555	Centerville, UT	Citicasters Licenses, L.P.	10/1/2013
KPLV(FM)	Las Vegas, NV	6893	Las Vegas, NV	Citicasters Licenses, L.P.	10/1/2013
KWID(FM)	Las Vegas, NV	55503	Las Vegas, NV	Citicasters Licenses, L.P.	10/1/2013
KWNR(FM)	Las Vegas, NV	61527	Henderson, NV	Citicasters Licenses, L.P.	10/1/2013
KSNE-FM	Las Vegas, NV	71525	Las Vegas, NV	Citicasters Licenses, L.P.	10/1/2013
WXXL(FM)	Orlando, FL	29569	Tavares, FL	AMFM Radio Licenses, LLC	2/1/2012
WFLF(AM)	Orlando, FL	51970	Pine Hills, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WMGF(FM)	Orlando, FL	51981	Mount Dora, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WQTM(AM)	Orlando, FL	51982	Orlando, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WTKS-FM	Orlando, FL	53457	Cocoa Beach, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WRUM(FM)	Orlando, FL	59976	Orlando, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WQBW(FM)	Milwaukee-Racine, WI	26609	Milwaukee, WI	Capstar TX Limited Partnership	12/1/2012
WRIT-FM	Milwaukee-Racine, WI	60233	Milwaukee, WI	Clear Channel Broadcasting Licenses, Inc.	12/1/2012
WOKY(AM)	Milwaukee-Racine, WI	63917	Milwaukee, WI	Clear Channel Broadcasting Licenses, Inc.	12/1/2012

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WMIL-FM	Milwaukee-Racine, WI	63919	Waukesha, WI	Clear Channel Broadcasting Licenses, Inc.	12/1/2012
WISN(AM)	Milwaukee-Racine, WI	65695	Milwaukee, WI	Capstar TX Limited Partnership	12/1/2012
WKKV-FM	Milwaukee-Racine, WI	68758	Racine, WI	Clear Channel Broadcasting Licenses, Inc.	12/1/2012
WTVN(AM)	Columbus, OH	11269	Columbus, OH	Citicasters Licenses, L.P.	10/1/2012
WCOL-FM	Columbus, OH	25037	Columbus, OH	Citicasters Licenses, L.P.	10/1/2012
WYTS(AM)	Columbus, OH	25038	Columbus, OH	Citicasters Licenses, L.P.	10/1/2012
WNCI(FM)	Columbus, OH	47741	Columbus, OH	Citicasters Licenses, L.P.	10/1/2012
WLZT(FM)	Columbus, OH	52042	Chillicothe, OH	CC Licenses, LLC	10/1/2012
WBWR(FM)	Columbus, OH	64716	Hilliard, OH	Citicasters Licenses, L.P.	10/1/2012
WHJJ(AM)	Providence-Warwick-Pawtucket, RI	37234	Providence, RI	Capstar TX Limited Partnership	4/1/2014
WWBB(FM)	Providence-Warwick-Pawtucket, RI	54568	Providence, RI	Clear Channel Broadcasting Licenses, Inc.	4/1/2014
WHJY(FM)	Providence-Warwick-Pawtucket, RI	72298	Providence, RI	Capstar TX Limited Partnership	4/1/2014
WSNE-FM	Providence-Warwick-Pawtucket, RI	74069	Taunton, MA	Capstar TX Limited Partnership	4/1/2014
WRZX(FM)	Indianapolis, IN	59589	Indianapolis, IN	Capstar TX Limited Partnership	8/1/2012
WFBQ(FM)	Indianapolis, IN	59590	Indianapolis, IN	Capstar TX Limited Partnership	8/1/2012
WNDE(AM)	Indianapolis, IN	59591	Indianapolis, IN	Capstar TX Limited Partnership	8/1/2012
WJCD(FM)	Norfolk-Virginia Beach-Newport News, VA	31123	Windsor, VA	CC Licenses, LLC	10/1/2011
WOWI(FM)	Norfolk-Virginia Beach-Newport News, VA	69558	Norfolk, VA	CC Licenses, LLC	10/1/2011
WKUS(FM)	Norfolk-Virginia Beach-Newport News, VA	69570	Norfolk, VA	CC Licenses, LLC	10/1/2011
WCDG(FM)	Norfolk-Virginia Beach-Newport News, VA	70345	Moyock, NC	CC Licenses, LLC	12/1/2011
KPEZ(FM)	Austin, TX	11935	Austin, TX	CCB TX Licenses, LP	8/1/2013
KHFI-FM	Austin, TX	11948	Georgetown, TX	CCB TX Licenses, LP	8/1/2013
KASE-FM	Austin, TX	35849	Austin, TX	Gulf Star Communications, Inc.	8/1/2013
KVET(AM)	Austin, TX	35850	Austin, TX	Capstar TX Limited Partnership	8/1/2013
KVET-FM	Austin, TX	62048	Austin, TX	Capstar TX Limited Partnership	8/1/2013
WKSL(FM)	Raleigh-Durham, NC	53596	Burlington, NC	Capstar TX Limited Partnership	12/1/2011
WDCG(FM)	Raleigh-Durham, NC	53597	Durham, NC	Capstar TX Limited Partnership	12/1/2011
WRDU(FM)	Raleigh-Durham, NC	73936	Wilson, NC	Capstar TX Limited Partnership	12/1/2011
WRVA-FM	Raleigh-Durham, NC	74125	Rocky Mount, NC	Capstar TX Limited Partnership	12/1/2011
WUBT(FM)	Nashville, TN	34387	Russellville, KY	Capstar TX Limited Partnership	8/1/2012
WLAC(AM)	Nashville, TN	34391	Nashville, TN	Capstar TX Limited Partnership	8/1/2012
WNRQ(FM)	Nashville, TN	34392	Nashville, TN	Capstar TX Limited Partnership	8/1/2012
WSIX-FM	Nashville, TN	59815	Nashville, TN	Capstar TX Limited Partnership	8/1/2012
WRVW(FM)	Nashville, TN	59824	Lebanon, TN	Capstar TX Limited Partnership	8/1/2012

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WMKS(FM)	Greensboro-Winston Salem-High Point, NC	501	Clemmons, NC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
WGBT(FM)	Greensboro-Winston Salem-High Point, NC	55754	Eden, NC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
WTQR(FM)	Greensboro-Winston Salem-High Point, NC	58392	Winston-Salem, NC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
WMAG(FM)	Greensboro-Winston Salem-High Point, NC	73258	High Point, NC	Capstar TX Limited Partnership	12/1/2011
WVBZ(FM)	Greensboro-Winston Salem-High Point, NC	74204	High Point, NC	Capstar TX Limited Partnership	12/1/2011
WKGR(FM)	West Palm Beach-Boca Raton, FL	1245	Fort Pierce, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WJNO(AM)	West Palm Beach-Boca Raton, FL	1917	West Palm Beach, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WLDI(FM)	West Palm Beach-Boca Raton, FL	2680	Fort Pierce, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WBZT(AM)	West Palm Beach-Boca Raton, FL	20439	West Palm Beach, FL	Capstar TX Limited Partnership	2/1/2012
WRLX(FM)	West Palm Beach-Boca Raton, FL	20442	West Palm Beach, FL	Capstar TX Limited Partnership	2/1/2012
WZZR(FM)	West Palm Beach-Boca Raton, FL	36544	Riviera Beach, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WSOL-FM	Jacksonville, FL	23830	Brunswick, GA	Citicasters Licenses, L.P.	4/1/2012
WQIK-FM	Jacksonville, FL	29728	Jacksonville, FL	Citicasters Licenses, L.P.	2/1/2012
WFXJ(AM)	Jacksonville, FL	51973	Jacksonville, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WPLA(FM)	Jacksonville, FL	51974	Jacksonville, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WJBT(FM)	Jacksonville, FL	51975	Callahan, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WFKS(FM)	Jacksonville, FL	67243	Neptune Beach, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
KJYO(FM)	Oklahoma City, OK	11918	Oklahoma City, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
KTOK(AM)	Oklahoma City, OK	11925	Oklahoma City, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
KHBZ-FM	Oklahoma City, OK	11964	Oklahoma City, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
KEBC(AM)	Oklahoma City, OK	58388	Midwest City, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
KXXY-FM	Oklahoma City, OK	58389	Oklahoma City, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KTST(FM)	Oklahoma City, OK	58390	Oklahoma City, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
KJMS(FM)	Memphis, TN	35874	Olive Branch, MS	CC Licenses, LLC	6/1/2012
WHRK(FM)	Memphis, TN	54916	Memphis, TN	CC Licenses, LLC	8/1/2012
WREC(AM)	Memphis, TN	58396	Memphis, TN	CC Licenses, LLC	8/1/2012
WEGR(FM)	Memphis, TN	58397	Arlington, TN	CC Licenses, LLC	8/1/2012
WHAL-FM	Memphis, TN	58399	Horn Lake, MS	CC Licenses, LLC	6/1/2012
WDIA(AM)	Memphis, TN	69569	Memphis, TN	CC Licenses, LLC	8/1/2012
WPOP(AM)	Hartford-New Britain-Middletown, CT	37232	Hartford, CT	Capstar TX Limited Partnership	4/1/2014
WKSS(FM)	Hartford-New Britain-Middletown, CT	53384	Hartford-Meriden, CT	Capstar TX Limited Partnership	4/1/2014
WHCN(FM)	Hartford-New Britain-Middletown, CT	72144	Hartford, CT	Capstar TX Limited Partnership	4/1/2014
WWYZ(FM)	Hartford-New Britain-Middletown, CT	74205	Waterbury, CT	Capstar TX Limited Partnership	4/1/2014
WAMZ(FM)	Louisville, KY	11921	Louisville, KY	CC Licenses, LLC	8/1/2012
WHAS(AM)	Louisville, KY	11934	Louisville, KY	CC Licenses, LLC	8/1/2012
WTFX-FM	Louisville, KY	37753	Clarksville, IN	CC Licenses, LLC	8/1/2012
WQMF(FM)	Louisville, KY	50763	Jeffersonville, IN	CC Licenses, LLC	8/1/2012
WKRD(AM)	Louisville, KY	53587	Louisville, KY	CC Licenses, LLC	8/1/2012
WLUE(FM)	Louisville, KY	53593	Louisville, KY	Clear Channel Broadcasting Licenses, Inc.	8/1/2012
WKJK(AM)	Louisville, KY	55497	Louisville, KY	CC Licenses, LLC	8/1/2012
WZKF(FM)	Louisville, KY	60706	Salem, IN	CC Licenses, LLC	8/1/2012
WKGS(FM)	Rochester, NY	3205	Irondequoit, NY	Citicasters Licenses, L.P.	6/1/2014
WVOR(FM)	Rochester, NY	8505	Canandaigua, NY	Citicasters Licenses, L.P.	6/1/2014
WFXF(FM)	Rochester, NY	24958	Honeoye Falls, NY	Citicasters Licenses, L.P.	6/1/2014
WCRR(FM)	Rochester, NY	27580	South Bristol Township, NY	Citicasters Licenses, L.P.	6/1/2014
WHAM(AM)	Rochester, NY	37545	Rochester, NY	Citicasters Licenses, L.P.	6/1/2014
WDVI(FM)	Rochester, NY	37546	Rochester, NY	Citicasters Licenses, L.P.	6/1/2014
WHTK(AM)	Rochester, NY	37549	Rochester, NY	Citicasters Licenses, L.P.	6/1/2014
WQUE-FM	New Orleans, LA	11915	New Orleans, LA	Clear Channel Broadcasting Licenses, Inc.	6/1/2012
WODT(AM)	New Orleans, LA	11947	New Orleans, LA	Clear Channel Broadcasting Licenses, Inc.	6/1/2012
WYLD-FM	New Orleans, LA	11972	New Orleans, LA	Clear Channel Broadcasting Licenses, Inc.	6/1/2012
WRNO-FM	New Orleans, LA	54890	New Orleans, LA	Clear Channel Broadcasting Licenses, Inc.	6/1/2012

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WNOE-FM	New Orleans, LA	58394	New Orleans, LA	Clear Channel Broadcasting Licenses, Inc.	6/1/2012
WYLD(AM)	New Orleans, LA	60707	New Orleans, LA	Clear Channel Broadcasting Licenses, Inc.	6/1/2012
WRVA(AM)	Richmond, VA	11914	Richmond, VA	CC Licenses, LLC	10/1/2011
WRNL(AM)	Richmond, VA	11960	Richmond, VA	CC Licenses, LLC	10/1/2011
WRXL(FM)	Richmond, VA	11961	Richmond, VA	CC Licenses, LLC	10/1/2011
WRVQ(FM)	Richmond, VA	11963	Richmond, VA	CC Licenses, LLC	10/1/2011
WTVR-FM	Richmond, VA	54387	Richmond, VA	CC Licenses, LLC	10/1/2011
WBTJ(FM)	Richmond, VA	74168	Richmond, VA	Capstar TX Limited Partnership	10/1/2011
WMJJ(FM)	Birmingham, AL	2111	Birmingham, AL	Capstar TX Limited Partnership	4/1/2012
WERC(AM)	Birmingham, AL	2112	Birmingham, AL	Capstar TX Limited Partnership	4/1/2012
WDXB(FM)	Birmingham, AL	2114	Jasper, AL	Capstar TX Limited Partnership	4/1/2012
WQEN(FM)	Birmingham, AL	22997	Trussville, AL	Capstar TX Limited Partnership	4/1/2012
WENN(FM)	Birmingham, AL	62278	Hoover, AL	Capstar TX Limited Partnership	4/1/2012
KHKZ(FM)	McAllen-Brownsville-Harlingen, TX	36166	Mercedes, TX	Clear Channel Broadcasting Licenses, Inc.	8/1/2013
KQXX-FM	McAllen-Brownsville-Harlingen, TX	36168	Mission, TX	Clear Channel Broadcasting Licenses, Inc.	8/1/2013
KBFM(FM)	McAllen-Brownsville-Harlingen, TX	40777	Edinburg, TX	Capstar TX Limited Partnership	8/1/2013
KTEX(FM)	McAllen-Brownsville-Harlingen, TX	64631	Brownsville, TX	Capstar TX Limited Partnership	8/1/2013
KVNS(AM)	McAllen-Brownsville-Harlingen, TX	87142	Brownsville, TX	Clear Channel Broadcasting Licenses, Inc.	8/1/2013
WLFJ(AM)	Greenville-Spartanburg, SC	4678	Greenville, SC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
WESC-FM	Greenville-Spartanburg, SC	4679	Greenville, SC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
WBZT-FM	Greenville-Spartanburg, SC	25240	Mauldin, SC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
WMYI(FM)	Greenville-Spartanburg, SC	59818	Hendersonville, NC	Capstar TX Limited Partnership	12/1/2011
WSSL-FM	Greenville-Spartanburg, SC	59819	Gray Court, SC	Capstar TX Limited Partnership	12/1/2011
WGVL(AM)	Greenville-Spartanburg, SC	59821	Greenville, SC	Capstar TX Limited Partnership	12/1/2011
WONE(AM)	Dayton, OH	1903	Dayton, OH	Citicasters Licenses, L.P.	10/1/2012
WMMX(FM)	Dayton, OH	1904	Dayton, OH	Citicasters Licenses, L.P.	10/1/2012
WTUE(FM)	Dayton, OH	1909	Dayton, OH	Citicasters Licenses, L.P.	10/1/2012
WLQT(FM)	Dayton, OH	55500	Kettering, OH	Citicasters Licenses, L.P.	10/1/2012
WIZE(AM)	Dayton, OH	62208	Springfield, OH	Citicasters Licenses, L.P.	10/1/2012
WETM-TV	Elmira (Corning), NY (DMA)	60653	Elmira, NY	Capstar TX Limited Partnership	10/1/2012
WXEG(FM)	Dayton, OH	67689	Beavercreek, OH	Citicasters Licenses, L.P.	10/1/2012
KOHT(FM)	Tucson, AZ	8143	Marana, AZ	CC Licenses, LLC	10/1/2013
KXEW(AM)	Tucson, AZ	8144	South Tucson, AZ	CC Licenses, LLC	10/1/2013

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KTZR-FM	Tucson, AZ	24583	Green Valley, AZ	Capstar TX Limited Partnership	10/1/2013
KNST(AM)	Tucson, AZ	53589	Tucson, AZ	Capstar TX Limited Partnership	10/1/2013
KRQQ(FM)	Tucson, AZ	53591	Tucson, AZ	Capstar TX Limited Partnership	10/1/2013
KWMT-FM	Tucson, AZ	53594	Tucson, AZ	Capstar TX Limited Partnership	10/1/2013
KWFM(AM)	Tucson, AZ	68316	Tucson, AZ	CC Licenses, LLC	10/1/2013
WOLZ(FM)	Ft. Myers-Naples-Marco Island, FL	13898	Fort Myers, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WZJZ(FM)	Ft. Myers-Naples-Marco Island, FL	35213	Port Charlotte, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WCKT(FM)	Ft. Myers-Naples-Marco Island, FL	55755	Lehigh Acres, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WBTT(FM)	Ft. Myers-Naples-Marco Island, FL	55756	Naples Park, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WTRY-FM	Albany-Schenectady-Troy, NY	8563	Rotterdam, NY	Capstar TX Limited Partnership	6/1/2014
WGY(AM)	Albany-Schenectady-Troy, NY	15329	Schenectady, NY	CC Licenses, LLC	6/1/2014
WRVE(FM)	Albany-Schenectady-Troy, NY	15330	Schenectady, NY	CC Licenses, LLC	6/1/2014
WKKF(FM)	Albany-Schenectady-Troy, NY	17030	Ballston Spa, NY	CC Licenses, LLC	6/1/2014
WOFX(AM)	Albany-Schenectady-Troy, NY	37233	Troy, NY	Capstar TX Limited Partnership	6/1/2014
WHRL(FM)	Albany-Schenectady-Troy, NY	55490	Albany, NY	CC Licenses, LLC	6/1/2014
WPYX(FM)	Albany-Schenectady-Troy, NY	73911	Albany, NY	Capstar TX Limited Partnership	6/1/2014
KHVH(AM)	Honolulu, HI	34591	Honolulu, HI	Capstar TX Limited Partnership	2/1/2014
KIKI-FM	Honolulu, HI	34592	Honolulu, HI	Capstar TX Limited Partnership	2/1/2014
KHBZ(AM)	Honolulu, HI	40143	Honolulu, HI	Capstar TX Limited Partnership	2/1/2014
KDNN(FM)	Honolulu, HI	40144	Honolulu, HI	Capstar TX Limited Partnership	2/1/2014
KSSK(AM)	Honolulu, HI	48774	Honolulu, HI	Capstar TX Limited Partnership	2/1/2014
KSSK-FM	Honolulu, HI	48775	Waipahu, HI	Capstar TX Limited Partnership	2/1/2014
KUCD(FM)	Honolulu, HI	48778	Pearl City, HI	Capstar TX Limited Partnership	2/1/2014
KIZS(FM)	Tulsa, OK	7669	Collinsville, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
KAKC(AM)	Tulsa, OK	11939	Tulsa, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
KMOD-FM	Tulsa, OK	11957	Tulsa, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
KTBT(FM)	Tulsa, OK	33727	Broken Arrow, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
KTBZ(AM)	Tulsa, OK	68293	Tulsa, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
KQLL-FM	Tulsa, OK	68294	Owassa, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
KALZ(FM)	Fresno, CA	2097	Fowler, CA	Capstar TX Limited Partnership	6/1/2013
KCBL(AM)	Fresno, CA	9749	Fresno, CA	Capstar TX Limited Partnership	6/1/2013

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KRZR(FM)	Fresno, CA	48776	Hanford, CA	Capstar TX Limited Partnership	6/1/2013
KHGE(FM)	Fresno, CA	48777	Fresno, CA	Capstar TX Limited Partnership	6/1/2013
KRDU(AM)	Fresno, CA	54559	Dinuba, CA	Capstar TX Limited Partnership	6/1/2013
KSOF(FM)	Fresno, CA	54560	Dinuba, CA	Capstar TX Limited Partnership	6/1/2013
WBFX(FM)	Grand Rapids, MI	51727	Grand Rapids, MI	CC Licenses, LLC	10/1/2012
WTKG(AM)	Grand Rapids, MI	51729	Grand Rapids, MI	CC Licenses, LLC	10/1/2012
WOOD(AM)	Grand Rapids, MI	73604	Grand Rapids, MI	CC Licenses, LLC	10/1/2012
WOOD-FM	Grand Rapids, MI	73605	Grand Rapids, MI	CC Licenses, LLC	10/1/2012
WBCT(FM)	Grand Rapids, MI	73606	Grand Rapids, MI	CC Licenses, LLC	10/1/2012
WAEB(AM)	Allentown-Bethlehem, PA	14371	Allentown, PA	Capstar TX Limited Partnership	8/1/2014
WAEB-FM	Allentown-Bethlehem, PA	14372	Allentown, PA	Capstar TX Limited Partnership	8/1/2014
WZZO(FM)	Allentown-Bethlehem, PA	14375	Bethlehem, PA	Capstar TX Limited Partnership	8/1/2014
WSAN(AM)	Allentown-Bethlehem, PA	18233	Allentown, PA	Capstar TX Limited Partnership	8/1/2014
KPEK(FM)	Albuquerque, NM	4704	Albuquerque, NM	Citicasters Licenses, L.P.	10/1/2013
KBQI(FM)	Albuquerque, NM	4706	Albuquerque, NM	Citicasters Licenses, L.P.	10/1/2013
KSYU(FM)	Albuquerque, NM	39265	Corrales, NM	Clear Channel Broadcasting Licenses, Inc.	10/1/2013
KABQ(AM)	Albuquerque, NM	65394	Albuquerque, NM	Clear Channel Broadcasting Licenses, Inc.	10/1/2013
KZRR(FM)	Albuquerque, NM	68609	Albuquerque, NM	Clear Channel Broadcasting Licenses, Inc.	10/1/2013
KHUS(FM)	Omaha-Council Bluffs, NE-IA	163	Bennington, NE	Capstar TX Limited Partnership	6/1/2013
KGOR(FM)	Omaha-Council Bluffs, NE-IA	26928	Omaha, NE	Capstar TX Limited Partnership	6/1/2013
KFAB(AM)	Omaha-Council Bluffs, NE-IA	26931	Omaha, NE	Capstar TX Limited Partnership	6/1/2013
KXKT(FM)	Omaha-Council Bluffs, NE-IA	69686	Glenwood, IA	Capstar TX Limited Partnership	2/1/2013
KQBW(FM)	Omaha-Council Bluffs, NE-IA	71411	Omaha, NE	Clear Channel Broadcasting Licenses, Inc.	6/1/2013
WLTQ-FM	Sarasota-Bradenton, FL	3059	Venice, FL	Citicasters Licenses, L.P.	2/1/2012
WDDV(AM)	Sarasota-Bradenton, FL	3060	Venice, FL	Citicasters Licenses, L.P.	2/1/2012
WSDV(AM)	Sarasota-Bradenton, FL	48671	Sarasota, FL	Citicasters Licenses, L.P.	2/1/2012
WCTQ(FM)	Sarasota-Bradenton, FL	48672	Sarasota, FL	Citicasters Licenses, L.P.	2/1/2012
WSRZ-FM	Sarasota-Bradenton, FL	48673	Coral Cove, FL	Citicasters Licenses, L.P.	2/1/2012
WTZB(FM)	Sarasota-Bradenton, FL	59127	Englewood, FL	Citicasters Licenses, L.P.	2/1/2012
WHLO(AM)	Akron, OH	43858	Akron, OH	CC Licenses, LLC	10/1/2012
WKDD(FM)	Akron, OH	43863	Canton, OH	Citicasters Licenses, L.P.	10/1/2012
WARF(AM)	Akron, OH	49951	Akron, OH	Capstar TX Limited Partnership	10/1/2012
WDSD(FM)	Wilmington, DE	4669	Dover, DE	Capstar TX Limited Partnership	8/1/2014
WRDX(FM)	Wilmington, DE	4676	Smyrna, DE	Capstar TX Limited Partnership	8/1/2014
WWTX(AM)	Wilmington, DE	14373	Wilmington, DE	Capstar TX Limited Partnership	8/1/2014
WILM(AM)	Wilmington, DE	16438	Wilmington, DE	Citicasters Licenses, L.P.	8/1/2014
KTSM-FM	El Paso, TX	67762	El Paso, TX	CCB TX Licenses, LP	8/1/2013

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KHEY(AM)	El Paso, TX	67771	El Paso, TX	CCB TX Licenses, LP	8/1/2013
KPRR(FM)	El Paso, TX	68688	El Paso, TX	CCB TX Licenses, LP	8/1/2013
KTSM(AM)	El Paso, TX	69561	El Paso, TX	CCB TX Licenses, LP	8/1/2013
KHEY-FM	El Paso, TX	69563	El Paso, TX	CCB TX Licenses, LP	8/1/2013
KRAB(FM)	Bakersfield, CA	17359	Green Acres, CA	CC Licenses, LLC	12/1/2013
KBFP(AM)	Bakersfield, CA	28846	Bakersfield, CA	CC Licenses, LLC	12/1/2013
KDFO(FM)	Bakersfield, CA	28847	Bakersfield, CA	CC Licenses, LLC	12/1/2013
KBFP-FM	Bakersfield, CA	37774	Delano, CA	CC Licenses, LLC	12/1/2013
KHTY(AM)	Bakersfield, CA	40868	Bakersfield, CA	AMFM Radio Licenses, LLC	12/1/2013
KSRY(FM)	Bakersfield, CA	66228	Tehachapi, CA	CC Licenses, LLC	12/1/2013
WHP(AM)	Harrisburg-Lebanon-Carlisle, PA	15322	Harrisburg, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WKBO(AM)	Harrisburg-Lebanon-Carlisle, PA	15323	Harrisburg, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WRVV(FM)	Harrisburg-Lebanon-Carlisle, PA	15324	Harrisburg, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WTKT(AM)	Harrisburg-Lebanon-Carlisle, PA	23463	Harrisburg, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WHKF(FM)	Harrisburg-Lebanon-Carlisle, PA	23464	Harrisburg, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WRBT(FM)	Harrisburg-Lebanon-Carlisle, PA	54019	Harrisburg, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
KQOD(FM)	Stockton, CA	9134	Stockton, CA	Capstar TX Limited Partnership	12/1/2013
KMRQ(FM)	Stockton, CA	12963	Manteca, CA	Capstar TX Limited Partnership	12/1/2013
KWSX(AM)	Stockton, CA	32214	Stockton, CA	Capstar TX Limited Partnership	12/1/2013
WFMF(FM)	Baton Rouge, LA	4053	Baton Rouge, LA	Capstar TX Limited Partnership	6/1/2012
WJBO(AM)	Baton Rouge, LA	4054	Baton Rouge, LA	Capstar TX Limited Partnership	6/1/2012
WSKR(AM)	Baton Rouge, LA	37815	Denham Springs, LA	Capstar TX Limited Partnership	6/1/2012
KRVE(FM)	Baton Rouge, LA	40866	Brusly, LA	Capstar TX Limited Partnership	6/1/2012
WYNK-FM	Baton Rouge, LA	47402	Baton Rouge, LA	Capstar TX Limited Partnership	6/1/2012
WPYR(AM)	Baton Rouge, LA	47403	Baton Rouge, LA	Capstar TX Limited Partnership	6/1/2012
KOCN(FM)	Monterey-Salinas-Santa Cruz, CA	8082	Pacific Grove, CA	CC Licenses, LLC	12/1/2013
KPRC-FM	Monterey-Salinas-Santa Cruz, CA	8204	Salinas, CA	CC Licenses, LLC	12/1/2013
KION(AM)	Monterey-Salinas-Santa Cruz, CA	26925	Salinas, CA	CC Licenses, LLC	12/1/2013
KDON-FM	Monterey-Salinas-Santa Cruz, CA	26930	Salinas, CA	CC Licenses, LLC	12/1/2013
KTOM-FM	Monterey-Salinas-Santa Cruz, CA	40145	Marina, CA	CC Licenses, LLC	12/1/2013
WHEN(AM)	Syracuse, NY	7080	Syracuse, NY	CC Licenses, LLC	6/1/2014
WPHR-FM	Syracuse, NY	25018	Auburn, NY	Citicasters Licenses, L.P.	6/1/2014
WSYR(AM)	Syracuse, NY	48720	Syracuse, NY	CC Licenses, LLC	6/1/2014
WYYY(FM)	Syracuse, NY	48725	Syracuse, NY	CC Licenses, LLC	6/1/2014
WBBS(FM)	Syracuse, NY	48730	Fulton, NY	Citicasters Licenses, L.P.	6/1/2014

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WWHT(FM)	Syracuse, NY	57842	Syracuse, NY	CC Licenses, LLC	6/1/2014
KDJE(FM)	Little Rock, AR	23025	Jacksonville, AR	CC Licenses, LLC	6/1/2012
KMJX(FM)	Little Rock, AR	39689	Conway, AR	CC Licenses, LLC	6/1/2012
KSSN(FM)	Little Rock, AR	61363	Little Rock, AR	CC Licenses, LLC	6/1/2012
KHLR(FM)	Little Rock, AR	61366	Maumelle, AR	CC Licenses, LLC	6/1/2012
WNNZ(AM)	Springfield, MA	9736	Westfield, MA	CC Licenses, LLC	4/1/2014
WRNX(FM)	Springfield, MA	25906	Amherst, MA	CC Licenses, LLC	4/1/2014
WPKX(FM)	Springfield, MA	46965	Enfield, CT	Capstar TX Limited Partnership	4/1/2014
WHYN(AM)	Springfield, MA	55757	Springfield, MA	CC Licenses, LLC	4/1/2014
WHYN-FM	Springfield, MA	55758	Springfield, MA	CC Licenses, LLC	4/1/2014
WEZL(FM)	Charleston, SC	2441	Charleston, SC	Citicasters Licenses, L.P.	12/1/2011
WSCC-FM	Charleston, SC	31939	Goose Creek, SC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
WXLY(FM)	Charleston, SC	34163	North Charleston, SC	Citicasters Licenses, L.P.	12/1/2011
WRFQ(FM)	Charleston, SC	38901	Mount Pleasant, SC	Citicasters Licenses, L.P.	12/1/2011
WLTQ(AM)	Charleston, SC	73874	Charleston, SC	Citicasters Licenses, L.P.	12/1/2011
WPFX-FM	Toledo, OH	7821	North Baltimore, OH	Citicasters Licenses, L.P.	10/1/2012
WCWA(AM)	Toledo, OH	19627	Toledo, OH	Jacor Broadcasting Corporation	10/1/2012
WIOT(FM)	Toledo, OH	19628	Toledo, OH	Jacor Broadcasting Corporation	10/1/2012
WVKS(FM)	Toledo, OH	48964	Toledo, OH	Citicasters Licenses, L.P.	10/1/2012
WSPD(AM)	Toledo, OH	62187	Toledo, OH	Citicasters Licenses, L.P.	10/1/2012
WRVF(FM)	Toledo, OH	62188	Toledo, OH	Citicasters Licenses, L.P.	10/1/2012
WLTY(FM)	Columbia, SC	4667	Cayce, SC	Capstar TX Limited Partnership	12/1/2011
WCOS(AM)	Columbia, SC	4673	Columbia, SC	Capstar TX Limited Partnership	12/1/2011
WVOC(AM)	Columbia, SC	11902	Columbia, SC	Capstar TX Limited Partnership	12/1/2011
WXBT(FM)	Columbia, SC	13589	West Columbia, SC	Capstar TX Limited Partnership	12/1/2011
WNOK(FM)	Columbia, SC	19472	Columbia, SC	Capstar TX Limited Partnership	12/1/2011
WCOS-FM	Columbia, SC	71290	Columbia, SC	Capstar TX Limited Partnership	12/1/2011
KCCQ(FM)	Des Moines, IA	2115	Ames, IA	Citicasters Licenses, L.P.	2/1/2013
KASI(AM)	Des Moines, IA	2116	Ames, IA	Citicasters Licenses, L.P.	2/1/2013
KXNO(AM)	Des Moines, IA	12964	Des Moines, IA	Capstar TX Limited Partnership	2/1/2013
KKDM(FM)	Des Moines, IA	42108	Des Moines, IA	Clear Channel Broadcasting Licenses, Inc.	2/1/2013
WHO(AM)	Des Moines, IA	51331	Des Moines, IA	Citicasters Licenses, L.P.	2/1/2013
KDRB(FM)	Des Moines, IA	51332	Des Moines, IA	Citicasters Licenses, L.P.	2/1/2013
KPTL(FM)	Des Moines, IA	69635	Ankeny, IA	Citicasters Licenses, L.P.	2/1/2013
KKZX(FM)	Spokane, WA	53146	Spokane, WA	Capstar TX Limited Partnership	2/1/2014
KPTQ(AM)	Spokane, WA	53149	Spokane, WA	Capstar TX Limited Partnership	2/1/2014
KCDA(FM)	Spokane, WA	57625	Post Falls, ID	Capstar TX Limited Partnership	10/1/2013
KISC(FM)	Spokane, WA	60419	Spokane, WA	Capstar TX Limited Partnership	2/1/2014

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KQNT(AM)	Spokane, WA	60421	Spokane, WA	Capstar TX Limited Partnership	2/1/2014
KIXZ-FM	Spokane, WA	60422	Opportunity, WA	Capstar TX Limited Partnership	2/1/2014
WNTM(AM)	Mobile, AL	8695	Mobile, AL	CC Licenses, LLC	4/1/2012
WMXC(FM)	Mobile, AL	8696	Mobile, AL	CC Licenses, LLC	4/1/2012
WRKH(FM)	Mobile, AL	53142	Mobile, AL	CC Licenses, LLC	4/1/2012
WKSJ-FM	Mobile, AL	53145	Mobile, AL	CC Licenses, LLC	4/1/2012
KVUU(FM)	Colorado Springs, CO	35868	Pueblo, CO	Capstar TX Limited Partnership	4/1/2013
KCCY(FM)	Colorado Springs, CO	40847	Pueblo, CO	Capstar TX Limited Partnership	4/1/2013
KIBT(FM)	Colorado Springs, CO	66669	Fountain, CO	AMFM TX Licenses Limited Partnership	4/1/2013
KKLI(FM)	Colorado Springs, CO	67187	Widefield, CO	Capstar TX Limited Partnership	4/1/2013
WAVW(FM)	Ft. Pierce-Stuart-Vero Beach, FL	14376	Stuart, FL	Capstar TX Limited Partnership	2/1/2012
WZTA(AM)	Ft. Pierce-Stuart-Vero Beach, FL	41067	Vero Beach, FL	Capstar TX Limited Partnership	2/1/2012
WMMB(AM)	Melbourne-Titusville-Cocoa, FL	11408	Melbourne, FL	Capstar TX Limited Partnership	2/1/2012
WBVD(FM)	Melbourne-Titusville-Cocoa, FL	11409	Melbourne, FL	Capstar TX Limited Partnership	2/1/2012
WMMV(AM)	Melbourne-Titusville-Cocoa, FL	20371	Cocoa, FL	Capstar TX Limited Partnership	2/1/2012
WLRQ-FM	Melbourne-Titusville-Cocoa, FL	20372	Cocoa, FL	Capstar TX Limited Partnership	2/1/2012
KRBB(FM)	Wichita, KS	39902	Wichita, KS	Capstar TX Limited Partnership	6/1/2013
KZCH(FM)	Wichita, KS	53599	Derby, KS	Capstar TX Limited Partnership	6/1/2013
KTHR(FM)	Wichita, KS	53600	Wichita, KS	Capstar TX Limited Partnership	6/1/2013
KZSN(FM)	Wichita, KS	61364	Hutchinson, KS	Capstar TX Limited Partnership	6/1/2013
WXXM(FM)	Madison, WI	17383	Sun Prairie, WI	Capstar TX Limited Partnership	12/1/2012
WIBA(AM)	Madison, WI	17384	Madison, WI	Capstar TX Limited Partnership	12/1/2012
WIBA-FM	Madison, WI	17385	Madison, WI	Capstar TX Limited Partnership	12/1/2012
WTSO(AM)	Madison, WI	41973	Madison, WI	Capstar TX Limited Partnership	12/1/2012
WZEE(FM)	Madison, WI	41980	Madison, WI	Capstar TX Limited Partnership	12/1/2012
WMAD(FM)	Madison, WI	50055	Sauk City, WI	Capstar TX Limited Partnership	12/1/2012
KEZL(AM)	Visalia-Tulare-Hanford, CA	2096	Visalia, CA	Capstar TX Limited Partnership	12/1/2013
KBOS-FM	Visalia-Tulare-Hanford, CA	9748	Tulare, CA	Capstar TX Limited Partnership	12/1/2013
WLKT(FM)	Lexington-Fayette, KY	29575	Lexington-Fayette, KY	Citicasters Licenses, L.P.	8/1/2012
WXRA(AM)	Lexington-Fayette, KY	34246	Georgetown, KY	Citicasters Licenses, L.P.	8/1/2012
WKQQ(FM)	Lexington-Fayette, KY	68206	Winchester, KY	Citicasters Licenses, L.P.	8/1/2012
WMXL(FM)	Lexington-Fayette, KY	68208	Lexington, KY	Citicasters Licenses, L.P.	8/1/2012
WLAP(AM)	Lexington-Fayette, KY	68209	Lexington, KY	Citicasters Licenses, L.P.	8/1/2012
WBUL-FM	Lexington-Fayette, KY	70192	Lexington, KY	Citicasters Licenses, L.P.	8/1/2012
WUSY(FM)	Chattanooga, TN	12315	Cleveland, TN	Capstar TX Limited Partnership	8/1/2012
WLND(FM)	Chattanooga, TN	72371	Signal Mountain, TN	Capstar TX Limited Partnership	8/1/2012
WRXR-FM	Chattanooga, TN	72375	Rossville, GA	Capstar TX Limited Partnership	4/1/2012
KFIV(AM)	Modesto, CA	12959	Modesto, CA	Capstar TX Limited Partnership	12/1/2013
KJSN(FM)	Modesto, CA	12960	Modesto, CA	Capstar TX Limited Partnership	12/1/2013

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KOSO(FM)	Modesto, CA	35426	Patterson, CA	Capstar TX Limited Partnership	8/1/2012
WQRV(FM)	Huntsville, AL	19456	Meridianville, AL	CC Licenses, LLC	4/1/2012
WTAK-FM	Huntsville, AL	25383	Hartselle, AL	Capstar TX Limited Partnership	4/1/2012
WHOS(AM)	Huntsville, AL	44023	Decatur, AL	Capstar TX Limited Partnership	4/1/2012
WDRM(FM)	Huntsville, AL	44024	Decatur, AL	Capstar TX Limited Partnership	4/1/2012
WBHP(AM)	Huntsville, AL	44025	Huntsville, AL	Capstar TX Limited Partnership	4/1/2012
WKSP(FM)	Augusta, GA	46966	Aiken, SC	Capstar TX Limited Partnership	12/1/2011
WPRW-FM	Augusta, GA	46967	Martinez, GA	Capstar TX Limited Partnership	4/1/2012
WSGF(AM)	Augusta, GA	59248	Augusta, GA	Capstar TX Limited Partnership	4/1/2012
WBBQ-FM	Augusta, GA	59249	Augusta, GA	Capstar TX Limited Partnership	4/1/2012
WEKL(FM)	Augusta, GA	59250	Augusta, GA	Capstar TX Limited Partnership	4/1/2012
WYNF(AM)	Augusta, GA	72467	North Augusta, SC	Capstar TX Limited Partnership	12/1/2011
WSRS(FM)	Worcester, MA	35225	Worcester, MA	Capstar TX Limited Partnership	4/1/2014
WTAG(AM)	Worcester, MA	35230	Worcester, MA	Capstar TX Limited Partnership	4/1/2014
WLAN-FM	Lancaster, PA	52259	Lancaster, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WLAN(AM)	Lancaster, PA	52260	Lancaster, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WAVZ(AM)	New Haven, CT	11920	New Haven, CT	CC Licenses, LLC	4/1/2014
WKCI-FM	New Haven, CT	11930	Hamden, CT	CC Licenses, LLC	4/1/2014
WELI(AM)	New Haven, CT	11933	New Haven, CT	CC Licenses, LLC	4/1/2014
WJJX(FM)	Roanoke-Lynchburg, VA	36094	Appomattox, VA	Capstar TX Limited Partnership	10/1/2011
WROV-FM	Roanoke-Lynchburg, VA	37747	Martinsville, VA	Capstar TX Limited Partnership	10/1/2011
WJJS(FM)	Roanoke-Lynchburg, VA	64082	Roanoke, VA	Capstar TX Limited Partnership	10/1/2011
WYYD(FM)	Roanoke-Lynchburg, VA	74282	Amherst, VA	Capstar TX Limited Partnership	10/1/2011
WMYF(AM)	Portsmouth-Dover-Rochester, NH	35217	Portsmouth, NH	Capstar TX Limited Partnership	4/1/2014
WUBB(FM)	Portsmouth-Dover-Rochester, NH	35218	York Center, ME	Capstar TX Limited Partnership	4/1/2014
WHEB(FM)	Portsmouth-Dover-Rochester, NH	35219	Portsmouth, NH	Capstar TX Limited Partnership	4/1/2014
WERZ(FM)	Portsmouth-Dover-Rochester, NH	53385	Exeter, NH	Capstar TX Limited Partnership	4/1/2014
WGIN(AM)	Portsmouth-Dover-Rochester, NH	53387	Rochester, NH	Capstar TX Limited Partnership	4/1/2014
WQSO(FM)	Portsmouth-Dover-Rochester, NH	53388	Rochester, NH	Capstar TX Limited Partnership	4/1/2014
WNCD(FM)	Youngstown-Warren, OH	13668	Youngstown, OH	Citicasters Licenses, L.P.	10/1/2012
WNIO(AM)	Youngstown-Warren, OH	13669	Youngstown, OH	Citicasters Licenses, L.P.	10/1/2012
WKBN(AM)	Youngstown-Warren, OH	70519	Youngstown, OH	Citicasters Licenses, L.P.	10/1/2012
WMXY(FM)	Youngstown-Warren, OH	73154	Youngstown, OH	Citicasters Licenses, L.P.	10/1/2012
WBBG(FM)	Youngstown-Warren, OH	73309	Niles, OH	Citicasters Licenses, L.P.	10/1/2012
WAKZ(FM)	Youngstown-Warren, OH	74468	Sharpsville, PA	Citicasters Licenses, L.P.	8/1/2014
WQJQ(FM)	Jackson, MS	6482	Kosciusko, MS	Capstar TX Limited Partnership	6/1/2012
WZRX(AM)	Jackson, MS	37169	Jackson, MS	Capstar TX Limited Partnership	6/1/2012
WSTZ-FM	Jackson, MS	37177	Vicksburg, MS	Capstar TX Limited Partnership	6/1/2012

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WJDX(AM)	Jackson, MS	59817	Jackson, MS	Capstar TX Limited Partnership	6/1/2012
WMSI-FM	Jackson, MS	59822	Jackson, MS	Capstar TX Limited Partnership	6/1/2012
WHLH(FM)	Jackson, MS	59825	Jackson, MS	Capstar TX Limited Partnership	6/1/2012
KXBG(FM)	Ft. Collins-Greeley, CO	7693	Cheyenne, WY	Citicasters Licenses, L.P.	10/1/2013
KSME(FM)	Ft. Collins-Greeley, CO	17626	Greeley, CO	Jacor Broadcasting of Colorado, Inc.	4/1/2013
KCOL(AM)	Ft. Collins-Greeley, CO	68685	Wellington, CO	Jacor Broadcasting of Colorado, Inc.	4/1/2013
KIIX(AM)	Ft. Collins-Greeley, CO	68966	Fort Collins, CO	Jacor Broadcasting of Colorado, Inc.	4/1/2013
KPAW(FM)	Ft. Collins-Greeley, CO	68976	Fort Collins, CO	Jacor Broadcasting of Colorado, Inc.
WTKX-FM	Pensacola, FL	61243	Pensacola, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WYCL(FM)	Pensacola, FL	63931	Pensacola, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WHOF(FM)	Canton, OH	73135	North Canton, OH	CC Licenses, LLC	10/1/2012
WRFY-FM	Reading, PA	69562	Reading, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WRAW(AM)	Reading, PA	69566	Reading, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
KEZA(FM)	Fayetteville, AR	12702	Fayetteville, AR	Capstar TX Limited Partnership	6/1/2012
KIGL(FM)	Fayetteville, AR	35014	Seligman, MO	Capstar TX Limited Partnership	2/1/2013
KKIX(FM)	Fayetteville, AR	48951	Fayetteville, AR	Capstar TX Limited Partnership	6/1/2012
KMXF(FM)	Fayetteville, AR	48955	Lowell, AR	Capstar TX Limited Partnership	6/1/2012
KSAB(FM)	Corpus Christi, TX	33776	Robstown, TX	Capstar TX Limited Partnership	8/1/2013
KUNO(AM)	Corpus Christi, TX	33777	Corpus Christi, TX	Capstar TX Limited Partnership	8/1/2013
KRYS-FM	Corpus Christi, TX	55162	Corpus Christi, TX	Capstar TX Limited Partnership	8/1/2013
KMXR(FM)	Corpus Christi, TX	55163	Corpus Christi, TX	Capstar TX Limited Partnership	8/1/2013
KKTX(AM)	Corpus Christi, TX	55166	Corpus Christi, TX	Capstar TX Limited Partnership	8/1/2013
KNCN(FM)	Corpus Christi, TX	67186	Sinton, TX	Capstar TX Limited Partnership	8/1/2013
WEZF(FM)	Burlington-Plattsburgh, VT-NY	35232	Burlington, VT	Capstar TX Limited Partnership	4/1/2014
WCPV(FM)	Burlington-Plattsburgh, VT-NY	36269	Essex, NY	Capstar TX Limited Partnership	6/1/2014
WXZO(FM)	Burlington-Plattsburgh, VT-NY	36422	Willsboro, NY	Capstar TX Limited Partnership	6/1/2014
WEAV(AM)	Burlington-Plattsburgh, VT-NY	52806	Plattsburgh, NY	CC Licenses, LLC	6/1/2014
WVTK(FM)	Burlington-Plattsburgh, VT-NY	53613	Port Henry, NY	Capstar TX Limited Partnership	6/1/2014
KLVI(AM)	Beaumont-Port Arthur, TX	25580	Beaumont, TX	Capstar TX Limited Partnership	8/1/2013
KYKR(FM)	Beaumont-Port Arthur, TX	25581	Beaumont, TX	Capstar TX Limited Partnership	8/1/2013
KIOC(FM)	Beaumont-Port Arthur, TX	33060	Orange, TX	Capstar TX Limited Partnership	8/1/2013
KKMY(FM)	Beaumont-Port Arthur, TX	62239	Orange, TX	Capstar TX Limited Partnership	8/1/2013
KCOL-FM	Beaumont-Port Arthur, TX	70443	Groves, TX	Clear Channel Broadcasting Licenses, Inc.	8/1/2013
WRWC(FM)	Newburgh-Middletown, NY	63525	Ellenville, NY	CC Licenses, LLC	6/1/2014
KSWF(FM)	Springfield, MO	3258	Aurora, MO	Clear Channel Broadcasting Licenses, Inc.	2/1/2013

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KXUS(FM)	Springfield, MO	16574	Springfield, MO	Clear Channel Broadcasting Licenses, Inc.	2/1/2013
KTOZ-FM	Springfield, MO	55164	Pleasant Hope, MO	Clear Channel Broadcasting Licenses, Inc.	2/1/2013
KGMY(AM)	Springfield, MO	63886	Springfield, MO	Clear Channel Broadcasting Licenses, Inc.	2/1/2013
KGBX-FM	Springfield, MO	63887	Nixa, MO	Clear Channel Broadcasting Licenses, Inc.	2/1/2013
WOSC(FM)	Salisbury-Ocean City, MD	4674	Bethany Beach, DE	Capstar TX Limited Partnership	10/1/2011
WJDY(AM)	Salisbury-Ocean City, MD	13672	Salisbury, MD	Capstar TX Limited Partnership	10/1/2011
WSBY-FM	Salisbury-Ocean City, MD	13673	Salisbury, MD	Capstar TX Limited Partnership	10/1/2011
WTGM(AM)	Salisbury-Ocean City, MD	28165	Salisbury, MD	Capstar TX Limited Partnership	10/1/2011
WOAI-TV	San Antonio, TX (DMA)	69618	San Antonio, TX	CCB Texas Licenses, LP	6/1/2014
WQHQ(FM)	Salisbury-Ocean City, MD	28166	Ocean City-Salisbury, MD	Capstar TX Limited Partnership	10/1/2011
WWFG(FM)	Salisbury-Ocean City, MD	74179	Ocean City, MD	Capstar TX Limited Partnership	10/1/2011
KCQQ(FM)	Quad Cities, IA-IL	32987	Davenport, IA	Citicasters Licenses, L.P.	2/1/2013
WFXN(AM)	Quad Cities, IA-IL	43199	Moline, IL	Citicasters Licenses, L.P.	8/1/2013
KUUL(FM)	Quad Cities, IA-IL	43208	East Moline, IL	Citicasters Licenses, L.P.	8/1/2013
KMXG(FM)	Quad Cities, IA-IL	60359	Clinton, IA	Citicasters Licenses, L.P.	2/1/2013
WOC(AM)	Quad Cities, IA-IL	60360	Davenport, IA	Citicasters Licenses, L.P.	2/1/2013
WLLR-FM	Quad Cities, IA-IL	60361	Davenport, IA	Citicasters Licenses, L.P.	2/1/2013
WWWW-FM	Ann Arbor, MI	41080	Ann Arbor, MI	Capstar TX Limited Partnership	10/1/2012
WLBY(AM)	Ann Arbor, MI	41081	Saline, MI	Capstar TX Limited Partnership	10/1/2012
WTKA(AM)	Ann Arbor, MI	47116	Ann Arbor, MI	Capstar TX Limited Partnership	10/1/2012
WQKL(FM)	Ann Arbor, MI	47117	Ann Arbor, MI	Capstar TX Limited Partnership	10/1/2012
WHLW(FM)	Montgomery, AL	6655	Luverne, AL	Capstar TX Limited Partnership	4/1/2012
WZHT(FM)	Montgomery, AL	8649	Troy, AL	Capstar TX Limited Partnership	4/1/2012
WWMG(FM)	Montgomery, AL	8662	Millbrook, AL	Capstar TX Limited Partnership	4/1/2012
WQYZ(FM)	Biloxi-Gulfport-Pascagoula, MS	24513	Ocean Springs, MS	Capstar TX Limited Partnership	6/1/2012
WBUV(FM)	Biloxi-Gulfport-Pascagoula, MS	29687	Moss Point, MS	CC Licenses, LLC	6/1/2012
WSYR-TV	Syracuse, NY (DMA)	73113	Syracuse, NY	Central NY News, Inc.	10/1/2011
WHAM-TV	Rochester, NY (DMA)	73371	Rochester, NY	Central NY News, Inc.	10/1/2011
WBGH-CA	Binghamton, NY (DMA)	15569	Binghamton, NY	Central NY News, Inc.	10/1/2011
WWTI(TV)	Watertown, NY (DMA)	16747	Watertown, NY	Central NY News, Inc.	2/1/2013
WKNN-FM	Biloxi-Gulfport-Pascagoula, MS	61367	Pascagoula, MS	CC Licenses, LLC	6/1/2012
WMJY(FM)	Biloxi-Gulfport-Pascagoula, MS	61368	Biloxi, MS	CC Licenses, LLC	6/1/2012
WPCH(FM)	Macon, GA	29128	Gray, GA	AMFM Radio Licenses, LLC	4/1/2012
WIBB(AM)	Macon, GA	41989	Macon, GA	AMFM Radio Licenses, LLC	4/1/2012
WQBZ(FM)	Macon, GA	64641	Fort Valley, GA	AMFM Radio Licenses, LLC	4/1/2012
WIBB-FM	Macon, GA	64652	Fort Valley, GA	AMFM Radio Licenses, LLC	4/1/2012
WRBV(FM)	Macon, GA	65043	Warner Robins, GA	AMFM Radio Licenses, LLC	4/1/2012

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WVVM(AM)	Macon, GA	87110	Dry Branch, GA	AMFM Radio Licenses, LLC	4/1/2012
KLFX(FM)	Killeen-Temple, TX	60090	Nolanville, TX	Clear Channel Broadcasting Licenses, Inc.	8/1/2013
KIIZ-FM	Killeen-Temple, TX	60802	Killeen, TX	Capstar TX Limited Partnership	8/1/2013
WTKS(AM)	Savannah, GA	8589	Savannah, GA	Capstar TX Limited Partnership	4/1/2012
WQBT(FM)	Savannah, GA	8594	Savannah, GA	Capstar TX Limited Partnership	4/1/2012
WAEV(FM)	Savannah, GA	50403	Savannah, GA	Capstar TX Limited Partnership	4/1/2012
WSOK(AM)	Savannah, GA	50406	Savannah, GA	Capstar TX Limited Partnership	4/1/2012
WYKZ(FM)	Savannah, GA	67680	Beaufort, SC	Capstar TX Limited Partnership	12/1/2011
WKEE-FM	Huntington-Ashland, WV-KY	500	Huntington, WV	Capstar TX Limited Partnership	10/1/2011
WVHU(FM)	Huntington-Ashland, WV-KY	505	Huntington, WV	Capstar TX Limited Partnership	10/1/2011
WBVB(AM)	Huntington-Ashland, WV-KY	507	Coal Grove, OH	Capstar TX Limited Partnership	10/1/2012
WTCR-FM	Huntington-Ashland, WV-KY	7983	Huntington, WV	Capstar TX Limited Partnership	10/1/2011
WTCR(AM)	Huntington-Ashland, WV-KY	14377	Kenova, WV	Capstar TX Limited Partnership	10/1/2011
WAMX(FM)	Huntington-Ashland, WV-KY	60450	Milton, WV	Capstar TX Limited Partnership	10/1/2011
WWNC(AM)	Asheville, NC	2946	Asheville, NC	Capstar TX Limited Partnership	12/1/2011
WKSF(FM)	Asheville, NC	2947	Old Fort, NC	Capstar TX Limited Partnership	12/1/2011
WMXF(AM)	Asheville, NC	40979	Waynesville, NC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
WQNS(FM)	Asheville, NC	41008	Waynesville, NC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
WPEK(AM)	Asheville, NC	41565	Fairview, NC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
WQNQ(FM)	Asheville, NC	71341	Fletcher, NC	Clear Channel Broadcasting Licenses, Inc.	12/1/2011
WRNQ(FM)	Poughkeepsie, NY	17771	Poughkeepsie, NY	CC Licenses, LLC	6/1/2014
WBWZ(FM)	Poughkeepsie, NY	48615	New Paltz, NY	AMFM Radio Licenses, LLC	6/1/2014
WELG(AM)	Poughkeepsie, NY	63528	Ellenville, NY	CC Licenses, LLC	6/1/2014
WRWD-FM	Poughkeepsie, NY	70719	Highland, NY	AMFM Radio Licenses, LLC	6/1/2014
WPKF(FM)	Poughkeepsie, NY	72380	Poughkeepsie, NY	CC Licenses, LLC	6/1/2014
WKIP(AM)	Poughkeepsie, NY	73163	Poughkeepsie, NY	CC Licenses, LLC	6/1/2014
WFLA- FM	Tallahassee, FL	5379	Midway, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WXSR(FM)	Tallahassee, FL	25022	Quincy, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WTNT-FM	Tallahassee, FL	51590	Tallahassee, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WNLS(AM)	Tallahassee, FL	51592	Tallahassee, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WTLY(FM)	Tallahassee, FL	61250	Thomasville, GA	CC Licenses, LLC	4/1/2012
KYMG(FM)	Anchorage, AK	12514	Anchorage, AK	Capstar TX Limited Partnership	2/1/2014

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KGOT(FM)	Anchorage, AK	12515	Anchorage, AK	Capstar TX Limited Partnership	2/1/2014
KENI(AM)	Anchorage, AK	12516	Anchorage, AK	Capstar TX Limited Partnership	2/1/2014
KASH-FM	Anchorage, AK	12958	Anchorage, AK	Capstar TX Limited Partnership	2/1/2014
KBFX(FM)	Anchorage, AK	12962	Anchorage, AK	Capstar TX Limited Partnership	2/1/2014
KTZN(AM)	Anchorage, AK	12967	Anchorage, AK	Capstar TX Limited Partnership	2/1/2014
KMAG(FM)	Fort Smith, AR	22098	Fort Smith, AR	Capstar TX Limited Partnership	6/1/2012
KYHN(AM)	Fort Smith, AR	22099	Fort Smith, AR	Capstar TX Limited Partnership	6/1/2012
KKBD(FM)	Fort Smith, AR	26909	Sallisaw, OK	Capstar TX Limited Partnership	6/1/2013
KZBB(FM)	Fort Smith, AR	72715	Poteau, OK	Capstar TX Limited Partnership	6/1/2013
KWHN(AM)	Fort Smith, AR	87114	Ft. Smith, AR	Capstar TX Limited Partnership	6/1/2012
WTSJ(AM)	Lebanon-Rutland-White River Junction, NH-VT	63472	Randolph, VT	Capstar TX Limited Partnership	4/1/2014
WCVR-FM	Lebanon-Rutland-White River Junction, NH-VT	63473	Randolph, VT	Capstar TX Limited Partnership	4/1/2014
WBBI(FM)	Binghamton, NY	18899	Endwell, NY	CC Licenses, LLC	6/1/2014
WMXW(FM)	Binghamton, NY	19624	Vestal, NY	CC Licenses, LLC	6/1/2014
WENE(AM)	Binghamton, NY	19625	Endicott, NY	CC Licenses, LLC	6/1/2014
WMRV-FM	Binghamton, NY	19626	Endicott, NY	CC Licenses, LLC	6/1/2014
WKGB-FM	Binghamton, NY	34451	Conklin, NY	CC Licenses, LLC	6/1/2014
WINR(AM)	Binghamton, NY	67191	Binghamton, NY	AMFM Radio Licenses, LLC	6/1/2014
WHAL(AM)	Columbus, GA	32383	Phenix City/Columbus, AL	CC Licenses, LLC	4/1/2012
WVRK(FM)	Columbus, GA	39457	Columbus, GA	CC Licenses, LLC	4/1/2012
WAGH(FM)	Columbus, GA	60656	Smiths, AL	CC Licenses, LLC	4/1/2012
WSTH-FM	Columbus, GA	60763	Alexander City, AL	CC Licenses, LLC	4/1/2012
WDAK(AM)	Columbus, GA	60764	Columbus, GA	CC Licenses, LLC	4/1/2012
WGSY(FM)	Columbus, GA	66668	Phenix City, AL	CC Licenses, LLC	4/1/2012
WWKZ(FM)	Tupelo, MS	64364	Okolona, MS	Capstar TX Limited Partnership	6/1/2012
WKMQ(AM)	Tupelo, MS	68351	Tupelo, MS	Capstar TX Limited Partnership	6/1/2012
WESE(FM)	Tupelo, MS	68352	Baldwyn, MS	Capstar TX Limited Partnership	6/1/2012
WTUP(AM)	Tupelo, MS	68353	Tupelo, MS	Capstar TX Limited Partnership	6/1/2012
WWZD-FM	Tupelo, MS	68354	New Albany, MS	Capstar TX Limited Partnership	6/1/2012
WBVV(FM)	Tupelo, MS	71214	Guntown, MS	CC Licenses, LLC	6/1/2012
WGIR(AM)	Manchester, NH	35237	Manchester, NH	Capstar TX Limited Partnership	4/1/2014
WGIR-FM	Manchester, NH	35240	Manchester, NH	Capstar TX Limited Partnership	4/1/2014
KWTX(AM)	Waco, TX	33057	Waco, TX	Capstar TX Limited Partnership	8/1/2013
KBGO(FM)	Waco, TX	33724	Waco, TX	Capstar TX Limited Partnership	8/1/2013
KWTX-FM	Waco, TX	35902	Waco, TX	Capstar TX Limited Partnership	8/1/2013
WACO-FM	Waco, TX	59264	Waco, TX	Capstar TX Limited Partnership	8/1/2013
KXIC(AM)	Cedar Rapids, IA	29075	Iowa City, IA	Citicasters Licenses, L.P.	2/1/2013
KKRQ(FM)	Cedar Rapids, IA	29076	Iowa City, IA	Citicasters Licenses, L.P.	2/1/2013

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KMJM(AM)	Cedar Rapids, IA	54164	Cedar Rapids, IA	Capstar TX Limited Partnership	2/1/2013
WMT(AM)	Cedar Rapids, IA	73593	Cedar Rapids, IA	Citicasters Licenses, L.P.	2/1/2013
WMT-FM	Cedar Rapids, IA	73594	Cedar Rapids, IA	Citicasters Licenses, L.P.	2/1/2013
WLVH(FM)	Hilton Head, SC	31094	Hardeeville, SC	Capstar TX Limited Partnership	12/1/2011
WVRZ(FM)	Sunbury-Selinsgrove-Lewisburg, PA	25751	Mount Carmel, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WBLJ-FM	Sunbury-Selinsgrove-Lewisburg, PA	47286	Shamokin, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WKSQ(FM)	Bangor, ME	341	Ellsworth, ME	CC Licenses, LLC	6/1/2012
WABI(FM)	Bangor, ME	3670	Bangor, ME	CC Licenses, LLC	6/1/2012
WWBX(FM)	Bangor, ME	3671	Bangor, ME	CC Licenses, LLC	6/1/2012
WVOM(FM)	Bangor, ME	4092	Howland, ME	CC Licenses, LLC	6/1/2012
KFLD(AM)	Richland-Kennewick-Pasco, WA	16725	Pasco, WA	Capstar TX Limited Partnershp	4/1/2014
KORD-FM	Richland-Kennewick-Pasco, WA	16726	Richland, WA	Capstar TX Limited Partnershp	4/1/2014
KXRX(FM)	Richland-Kennewick-Pasco, WA	16727	Walla Walla, WA	Capstar TX Limited Partnershp	8/1/2013
KOLW(FM)	Richland-Kennewick-Pasco, WA	51128	Basin City, WA	Capstar TX Limited Partnershp	8/1/2013
KEYW(FM)	Richland-Kennewick-Pasco, WA	68846	Pasco, WA	Capstar TX Limited Partnershp	8/1/2013
WBFB(FM)	Bangor, ME	25411	Belfast, ME	CC Licenses, LLC	2/1/2014
WTFX(AM)	Winchester, VA	4668	Winchester, VA	Capstar TX Limited Partnership	10/1/2011
WFQX(FM)	Winchester, VA	4675	Front Royal, VA	Capstar TX Limited Partnership	10/1/2011
WKSI-FM	Winchester, VA	26998	Stephens City, VA	AMFM Radio Licenses, LLC	10/1/2011
KUTI(AM)	Yakima, WA	49722	Yakima, WA	Citicasters Licenses, L.P.	2/1/2014
KFFM(FM)	Yakima, WA	49723	Yakima, WA	Citicasters Licenses, L.P.	8/1/2013
KATS(FM)	Yakima, WA	64397	Yakima, WA	Citicasters Licenses, L.P.	2/1/2015
KIT(AM)	Yakima, WA	64398	Yakima, WA	Citicasters Licenses, L.P.	2/1/2013
KDBL(FM)	Yakima, WA	64507	Toppenish, WA	Citicasters Licenses, L.P.	2/1/2013
KQSN(FM)	Yakima, WA	88006	Naches, WA	Capstar TX Limited Partnershp	2/1/2014
WAZR(FM)	Winchester, VA	57910	Woodstock, VA	CC Licenses, LLC	10/1/2011
KBMX(FM)	Duluth-Superior, MN-WI	4588	Proctor, MN	CC Licenses, LLC	2/1/2014
KKCB(FM)	Duluth-Superior, MN-WI	49686	Duluth, MN	CC Licenses, LLC	2/1/2014
WEBC(AM)	Duluth-Superior, MN-WI	49689	Duluth, MN	CC Licenses, LLC	2/1/2014
KLDJ(FM)	Duluth-Superior, MN-WI	53999	Duluth, MN	CC Licenses, LLC	2/1/2014
WUSQ-FM	Winchester, VA	74160	Winchester, VA	Capstar TX Limited Partnership	10/1/2011
WNSL(FM)	Laurel-Hattiesburg, MS	16784	Laurel, MS	CC Licenses, LLC	6/1/2012
WEEZ(AM)	Laurel-Hattiesburg, MS	16785	Laurel, MS	CC Licenses, LLC	6/1/2012
WUSW(FM)	Laurel-Hattiesburg, MS	54611	Hattiesburg, MS	CC Licenses, LLC	6/1/2012
WFOR(AM)	Laurel-Hattiesburg, MS	54612	Hattiesburg, MS	CC Licenses, LLC	6/1/2012
WJKX(FM)	Laurel-Hattiesburg, MS	61116	Ellisville, MS	CC Licenses, LLC	6/1/2012
WZLD(FM)	Laurel-Hattiesburg, MS	66954	Petal, MS	CC Licenses, LLC	6/1/2012
KWEB(AM)	Rochester, MN	35526	Rochester, MN	CC Licenses, LLC	12/1/2011

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KRCH(FM)	Rochester, MN	35527	Rochester, MN	CC Licenses, LLC	8/1/2014
KMFX(AM)	Rochester, MN	54624	Wabasha, MN	CC Licenses, LLC	8/1/2014
KMFX-FM	Rochester, MN	54635	Lake City, MN	CC Licenses, LLC	4/1/2014
WACT(AM)	Tuscaloosa, AL	48643	Tuscaloosa, AL	Capstar TX Limited Partnership	4/1/2014
WRTR(FM)	Tuscaloosa, AL	48645	Brookwood, AL	Capstar TX Limited Partnership	4/1/2014
WTXT(FM)	Tuscaloosa, AL	68418	Fayette, AL	Capstar TX Limited Partnership	4/1/2014
WZBQ(FM)	Tuscaloosa, AL	70264	Carrollton, AL	Capstar TX Limited Partnership	4/1/2014
WMRR(FM)	Muskegon, MI	24640	Muskegon Heights, MI	CC Licenses, LLC	10/1/2012
WSNX-FM	Muskegon, MI	24644	Muskegon, MI	CC Licenses, LLC	10/1/2012
WMUS(FM)	Muskegon, MI	25086	Muskegon, MI	CC Licenses, LLC	10/1/2012
WKBZ(AM)	Muskegon, MI	25087	Muskegon, MI	CC Licenses, LLC	10/1/2012
WSHZ(FM)	Muskegon, MI	70635	Muskegon, MI	CC Licenses, LLC	10/1/2012
WPAP-FM	Panama City, FL	61252	Panama City, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WFLF-FM	Panama City, FL	61262	Parker, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WDIZ(AM)	Panama City, FL	66666	Panama City, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WFSY(FM)	Panama City, FL	66667	Panama City, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WEBZ(FM)	Panama City, FL	73617	Mexico Beach, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WDDD(AM)	Marion-Carbondale, IL	122	Johnston City, IL	CC Licenses, LLC	12/1/2012
KNFX-FM	Bryan-College Station, TX	41410	Bryan, TX	CCB TX Licenses, LP	8/1/2013
KAGG(FM)	Bryan-College Station, TX	49944	Madisonville, TX	CCB TX Licenses, LP	8/1/2013
KVJM(FM)	Bryan-College Station, TX	52835	Hearne, TX	Clear Channel Broadcasting Licenses, Inc.	8/1/2013
KKYS(FM)	Bryan-College Station, TX	54903	Bryan, TX	CCB TX Licenses, LP	8/1/2013
WBIZ(AM)	Eau Claire, WI	2107	Eau Claire, WI	Capstar TX Limited Partnership	12/1/2012
WBIZ-FM	Eau Claire, WI	2108	Eau Claire, WI	Capstar TX Limited Partnership	12/1/2012
KEZJ-FM	Twin Falls (Sun Valley), ID	3403	Twin Falls, ID	Citicasters Licenses, L.P.	4/1/2012
KLIX(AM)	Twin Falls (Sun Valley), ID	3404	Twin Falls, ID	Citicasters Licenses, L.P.	4/1/2012
KLIX-FM	Twin Falls (Sun Valley), ID	3407	Twin Falls, ID	Citicasters Licenses, L.P.	10/1/2012
WQRB(FM)	Eau Claire, WI	5870	Bloomer, WI	Capstar TX Limited Partnership	12/1/2012
WATQ(FM)	Eau Claire, WI	36357	Chetek, WI	Capstar TX Limited Partnership	12/1/2012
WMEQ-FM	Eau Claire, WI	52473	Menomonie, WI	Capstar TX Limited Partnership	12/1/2012
WNNJ-FM	Sussex, NJ	25413	Newton, NJ	CC Licenses, LLC	6/1/2014
WSUS(FM)	Sussex, NJ	74077	Franklin, NJ	CC Licenses, LLC	6/1/2014
KDZA-FM	Pueblo, CO	40848	Pueblo, CO	Capstar TX Limited Partnership	2/1/2012
KCSJ(AM)	Pueblo, CO	53846	Pueblo, CO	CC Licenses, LLC	2/1/2012
KGHF(AM)	Pueblo, CO	53850	Pueblo, CO	CC Licenses, LLC	10/1/2013

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WWVA(AM)	Wheeling, WV	44046	Wheeling, WV	Capstar TX Limited Partnership	10/1/2013
WOVK(FM)	Wheeling, WV	44048	Wheeling, WV	Capstar TX Limited Partnership	10/1/2013
WVKF(FM)	Wheeling, WV	50150	Shadyside, OH	Capstar TX Limited Partnership	10/1/2012
WEGW(FM)	Wheeling, WV	72173	Wheeling, WV	Capstar TX Limited Partnership	10/1/2011
WBBD(AM)	Wheeling, WV	73192	Wheeling, WV	Capstar TX Limited Partnership	10/1/2011
WKWK-FM	Wheeling, WV	73193	Wheeling, WV	Capstar TX Limited Partnership	10/1/2011
WZRX-FM	Lima, OH	8061	Fort Shawnee, OH	Jacor Broadcasting Corporation	10/1/2012
WIMT(FM)	Lima, OH	37497	Lima, OH	Jacor Broadcasting Corporation	10/1/2012
WIMA(FM)	Lima, OH	37498	Lima, OH	Jacor Broadcasting Corporation	10/1/2012
WMLX(FM)	Lima, OH	37499	St. Marys, OH	Jacor Broadcasting Corporation	10/1/2012
WLWD(FM)	Lima, OH	40714	Columbus Grove, OH	CC Licenses, LLC	10/1/2012
WDMX(FM)	Parkersburg-Marietta, WV-OH	4756	Vienna, WV	CC Licenses, LLC	10/1/2011
WLTP(AM)	Parkersburg-Marietta, WV-OH	55182	Marietta, OH	CC Licenses, LLC	10/1/2012
WNUS(FM)	Parkersburg-Marietta, WV-OH	67465	Belpre, OH	CC Licenses, LLC	10/1/2012
WRVB(FM)	Parkersburg-Marietta, WV-OH	68306	Marietta, OH	CC Licenses, LLC	10/1/2012
WHNK(AM)	Parkersburg-Marietta, WV-OH	73353	Parkersburg, WV	CC Licenses, LLC	10/1/2011
WBCK(AM)	Battle Creek, MI	37459	Battle Creek, MI	Capstar TX Limited Partnership	10/1/2012
WBCK-FM	Battle Creek, MI	37461	Battle Creek, MI	Capstar TX Limited Partnership	10/1/2012
WBXX(FM)	Battle Creek, MI	37463	Marshall, MI	Capstar TX Limited Partnership	10/1/2012
WTOS-FM	Augusta-Waterville, ME	46352	Skowhegan, ME	Capstar TX Limited Partnership	4/1/2014
WFAU(AM)	Augusta-Waterville, ME	68296	Gardiner, ME	Capstar TX Limited Partnership	4/1/2014
WABK-FM	Augusta-Waterville, ME	68297	Gardiner, ME	Capstar TX Limited Partnership	4/1/2014
WKCG(FM)	Augusta-Waterville, ME	68660	Augusta, ME	Capstar TX Limited Partnership	4/1/2014
WJIZ-FM	Albany, GA	6616	Albany, GA	CC Licenses, LLC	4/1/2012
WJYZ(AM)	Albany, GA	6617	Albany, GA	CC Licenses, LLC	4/1/2012
WRAK-FM	Albany, GA	52402	Bainbridge, GA	CC Licenses, LLC	4/1/2012
WOBB(FM)	Albany, GA	74182	Tifton, GA	CC Licenses, LLC	4/1/2012
WMRZ(FM)	Albany, GA	88542	Dawson, GA	CC Licenses, LLC	4/1/2012
WRAK(AM)	Williamsport, PA	15325	Williamsport, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WKSB(FM)	Williamsport, PA	15326	Williamsport, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WRKK(AM)	Williamsport, PA	49265	Hughesville, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
WVRT(FM)	Williamsport, PA	58313	Mill Hall, PA	Capstar TX Limited Partnership	8/1/2014
KWSL(AM)	Sioux City, IA	8769	Sioux City, IA	AMFM Radio Licenses, LLC	2/1/2013
KMHK(FM)	Billings, MT	1315	Hardin, MT	CC Licenses, LLC	10/1/2012
KBUL(AM)	Billings, MT	16772	Billings, MT	CC Licenses, LLC	10/1/2012
KCTR-FM	Billings, MT	16773	Billings, MT	CC Licenses, LLC	10/1/2011
KKBR(FM)	Billings, MT	16774	Billings, MT	CC Licenses, LLC	10/1/2012

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KBBB(FM)	Billings, MT	35370	Billings, MT	CC Licenses, LLC	10/1/2012
KGLI(FM)	Sioux City, IA	8771	Sioux City, IA	AMFM Radio Licenses, LLC	2/1/2013
KUCW(TV)	Salt Lake City-Ogden-Provo, UT (DMA)	1136	Ogden, UT	Clear Channel Broadcasting Licenses, Inc.	10/1/2011
KMNS(AM)	Sioux City, IA	10775	Sioux City, IA	AMFM Radio Licenses, LLC	2/1/2013
KSFT-FM	Sioux City, IA	10776	South Sioux City, NE	AMFM Radio Licenses, LLC	6/1/2013
KSEZ(FM)	Sioux City, IA	10777	Sioux City, IA	AMFM Radio Licenses, LLC	2/1/2013
WKCY-FM	Harrisonburg, VA	41811	Harrisonburg, VA	Capstar TX Limited Partnership	10/1/2011
KTVX(TV)	Salt Lake City-Ogden-Provo, UT (DMA)	68889	Salt Lake City, UT	Clear Channel Broadcasting Licenses, Inc.	4/1/2013
WKCY(AM)	Harrisonburg, VA	41815	Harrisonburg, VA	Capstar TX Limited Partnership	10/1/2011
WACL(FM)	Harrisonburg, VA	63491	Elkton, VA	Capstar TX Limited Partnership	10/1/2011
WPTY-TV	Memphis, TN (DMA)	11907	Memphis, TN	Clear Channel Broadcasting Licenses, Inc.	4/1/2013
KQDY(FM)	Bismarck, ND	2204	Bismarck, ND	CC Licenses, LLC	4/1/2013
KBMR(AM)	Bismarck, ND	2207	Bismarck, ND	CC Licenses, LLC	4/1/2013
KSSS(FM)	Bismarck, ND	2210	Bismarck, ND	CC Licenses, LLC	4/1/2013
KXMR(AM)	Bismarck, ND	2211	Bismarck, ND	CC Licenses, LLC	4/1/2013
KYYY(FM)	Bismarck, ND	41424	Bismarck, ND	Citicasters Licenses, L.P.	4/1/2013
KFYR(AM)	Bismarck, ND	41426	Bismarck, ND	Citicasters Licenses, L.P.	4/1/2013
WGSQ(FM)	Cookeville, TN	13819	Cookeville, TN	CC Licenses, LLC	8/1/2012
WPTN(AM)	Cookeville, TN	13820	Cookeville, TN	CC Licenses, LLC	8/1/2012
WHUB(AM)	Cookeville, TN	70514	Cookeville, TN	CC Licenses, LLC	8/1/2012
WGIC(FM)	Cookeville, TN	72329	Cookeville, TN	CC Licenses, LLC	8/1/2012
KQHT(FM)	Grand Forks, ND-MN	9657	Crookston, MN	Citicasters Licenses, L.P.	4/1/2013
KKXL(AM)	Grand Forks, ND-MN	20324	Grand Forks, ND	Citicasters Licenses, L.P.	4/1/2013
KKXL-FM	Grand Forks, ND-MN	20325	Grand Forks, ND	Citicasters Licenses, L.P.	4/1/2013
KJKJ(FM)	Grand Forks, ND-MN	35012	Grand Forks, ND	Citicasters Licenses, L.P.	4/1/2013
KSNR(FM)	Grand Forks, ND-MN	73625	Thief River Falls, MN	Citicasters Licenses, L.P.	4/1/2013
KIYS(FM)	Jonesboro, AR	51855	Jonesboro, AR	Capstar TX Limited Partnership	6/1/2012
KOLZ(FM)	Cheyenne, WY	30225	Cheyenne, WY	Citicasters Licenses, L.P.	10/1/2013
WAWS(TV)	Jacksonville, FL (DMA)	11909	Jacksonville, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2013
WTEV-TV	Jacksonville, FL (DMA)	35576	Jacksonville, FL	Clear Channel Broadcasting Licenses, Inc.	10/1/2011
WEOW(FM)	The Florida Keys, FL	11194	Key West, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WAIL(FM)	The Florida Keys, FL	31637	Key West, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WFKZ(FM)	The Florida Keys, FL	34356	Plantation Key, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WCTH(FM)	The Florida Keys, FL	60910	Plantation Key, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WYHL(AM)	Meridian, MS	7064	Meridian, MS	CC Licenses, LLC	6/1/2012
WJDQ(FM)	Meridian, MS	7065	Marion, MS	CC Licenses, LLC	6/1/2012
WMSO(FM)	Meridian, MS	7067	Meridian, MS	CC Licenses, LLC	6/1/2012
KASN(TV)	Little Rock — Pine Bluff, AR (DMA)	41212	Pine Bluff, AR	Clear Channel Broadcasting Licenses, Inc.	4/1/2013
WZKS(FM)	Meridian, MS	17357	Union, MS	CC Licenses, LLC	6/1/2012
WHTU(FM)	Meridian, MS	48780	Newton, MS	CC Licenses, LLC	6/1/2012
WGMZ(FM)	Outside All Markets	2465	Glencoe, AL	Capstar TX Limited Partnership	4/1/2012
WNCO-FM	Outside All Markets	2925	Ashland, OH	Capstar TX Limited Partnership	10/1/2012
KCGY(FM)	Cheyenne, WY	14753	Laramie, WY	Clear Channel Broadcasting Licenses, Inc.	4/1/2013
KGAB(AM)	Cheyenne, WY	30224	Orchard Valley, WY	Citicasters Licenses, L.P.	4/1/2013
WNCO(AM)	Outside All Markets	2926	Ashland, OH	Capstar TX Limited Partnership	10/1/2012
KIGN(FM)	Cheyenne, WY	56234	Burns, WY	Citicasters Licenses, L.P.	4/1/2013
WSMT(AM)	Outside All Markets	3336	Sparta, TN	CC Licenses, LLC	8/1/2012
KOKI-TV	Tulsa, OK (DMA)	11910	Tulsa, OK	Clear Channel Broadcasting Licenses, Inc.	6/1/2012
KMYT-TV	Tulsa, OK (DMA)	54420	Tulsa, OK	Clear Channel Broadcasting Licenses, Inc.	10/1/2013
WPMI-TV	Mobile, AL — Pensacola, FL (DMA)	11906	Mobile, AL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WRKK-FM	Outside All Markets	3337	Sparta, TN	CC Licenses, LLC	8/1/2012
WTZX(AM)	Outside All Markets	3341	Sparta, TN	CC Licenses, LLC	8/1/2012
WJTC(TV)	Mobile, AL — Pensacola, FL (DMA)	41210	Pensacola, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WCME(FM)	Outside All Markets	4090	Boothbay Harbor, ME	Capstar TX Limited Partnership	4/1/2014
WDOV(AM)	Outside All Markets	4670	Dover, DE	Capstar TX Limited Partnership	10/1/2013
KMGW(FM)	Casper, WY	7360	Casper, WY	Clear Channel Broadcasting Licenses, Inc.	6/1/2012
KTWO(AM)	Casper, WY	11924	Casper, WY	Citicasters Licenses, L.P.	10/1/2013
KWYY(FM)	Casper, WY	26300	Casper, WY	Clear Channel Broadcasting Licenses, Inc.	6/1/2012
KTRS-FM	Casper, WY	26301	Casper, WY	Clear Channel Broadcasting Licenses, Inc.	6/1/2012
KKTL(AM)	Casper, WY	86873	Casper, WY	Citicasters Licenses, L.P.	6/1/2012
KRVK(FM)	Casper, WY	88406	Midwest, WY	Clear Channel Broadcasting Licenses, Inc.	6/1/2012
KZPR(FM)	Outside All Markets	9675	Minot, ND	CC Licenses, LLC	4/1/2012
WSVO(FM)	Outside All Markets	11665	Staunton, VA	CC Licenses, LLC	10/1/2011

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WKDW(AM)	Outside All Markets	11666	Staunton, VA	CC Licenses, LLC	10/1/2011
KIAK-FM	Outside All Markets	12517	Fairbanks, AK	Capstar TX Limited Partnership	2/1/2014
KFBX(AM)	Outside All Markets	12518	Fairbanks, AK	Capstar TX Limited Partnership	2/1/2014
KAKQ-FM	Outside All Markets	12519	Fairbanks, AK	Capstar TX Limited Partnership	2/1/2014
KOCW(TV)	Wichita-Hutchinson Plus, KS (DMA)	83181	Hoisington, KS	Clear Channel Broadcasting Licenses, Inc.	10/1/2013
KAAS-TV	Wichita-Hutchinson Plus, KS (DMA)	11912	Salina, KS	Clear Channel Broadcasting Licenses, Inc.	10/1/2013
KLYQ(AM)	Outside All Markets	4699	Hamilton, MT	Capstar TX Limited Partnershp	10/1/2013
KBAZ(FM)	Outside All Markets	4700	Hamilton, MT	Capstar TX Limited Partnershp	10/1/2013
KLLP(FM)	Outside All Markets	8413	Chubbuck, ID	Citicasters Licenses, L.P.	10/1/2013
WBMC(AM)	Outside All Markets	14734	McMinnville, TN	Citicasters Licenses, L.P.	8/1/2012
WKZP(FM)	Outside All Markets	14735	McMinnville, TN	Citicasters Licenses, L.P.	8/1/2012
KIZZ(FM)	Outside All Markets	15968	Minot, ND	CC Licenses, LLC	4/1/2013
KTRA-FM	Outside All Markets	16827	Farmington, NM	Capstar TX Limited Partnership	10/1/2013
WAKI(AM)	Outside All Markets	17758	McMinnville, TN	Citicasters Licenses, L.P.	10/1/2011
WTRZ(FM)	Outside All Markets	17759	Spencer, TN	Citicasters Licenses, L.P.	8/1/2012
WLEC(AM)	Outside All Markets	19705	Sandusky, OH	Citicasters Licenses, L.P.	10/1/2012
WCPZ(FM)	Outside All Markets	19706	Sandusky, OH	Citicasters Licenses, L.P.	10/1/2012
WKEQ(FM)	Outside All Markets	21624	Somerset, KY	Capstar TX Limited Partnership	8/1/2012
WSFC(AM)	Outside All Markets	21626	Somerset, KY	Capstar TX Limited Partnership	8/1/2012
WAAX(AM)	Outside All Markets	22996	Gadsden, AL	Capstar TX Limited Partnership	4/1/2012
WMRE(AM)	Outside All Markets	27003	Charlestown, WV	AMFM Radio Licenses, LLC	10/1/2011
WIGY(FM)	Outside All Markets	28684	Madison, ME	Capstar TX Limited Partnership	4/1/2014
WCCF(AM)	Outside All Markets	28897	Punta Gorda, FL	Citicasters Licenses, L.P.	2/1/2012
WIKX(FM)	Outside All Markets	28899	Charlotte Harbor, FL	Citicasters Licenses, L.P.	2/1/2012
KDAG(FM)	Outside All Markets	29519	Farmington, NM	Capstar TX Limited Partnership	10/1/2013
KID(AM)	Outside All Markets	22194	Idaho Falls, ID	Citicasters Licenses, L.P.	8/1/2012
KID-FM	Outside All Markets	22195	Idaho Falls, ID	Citicasters Licenses, L.P.	8/1/2012
KCQL(AM)	Outside All Markets	29520	Aztec, NM	Capstar TX Limited Partnership	10/1/2013
KMMS(AM)	Outside All Markets	24170	Bozeman, MT	Capstar TX Limited Partnershp	10/1/2012
KMMS-FM	Outside All Markets	24171	Bozeman, MT	Capstar TX Limited Partnershp	8/1/2012
KISN(FM)	Outside All Markets	24172	Belgrade, MT	Capstar TX Limited Partnershp	8/1/2012
KOWB(AM)	Outside All Markets	24700	Laramie, WY	Clear Channel Broadcasting Licenses, Inc.	4/1/2012
KKFG(FM)	Outside All Markets	29521	Bloomfield, NM	Capstar TX Limited Partnership	10/1/2013
WXXF(FM)	Outside All Markets	33066	Loudonville, OH	Capstar TX Limited Partnership	10/1/2012
KMXA-FM	Outside All Markets	34996	Minot, ND	CC Licenses, LLC	4/1/2013
WKII(AM)	Outside All Markets	35214	Solana, FL	Clear Channel Broadcasting Licenses, Inc.	2/1/2012
WSFE(AM)	Outside All Markets	37024	Burnside, KY	Capstar TX Limited Partnership	8/1/2012

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
WSEK(FM)	Outside All Markets	37027	Burnside, KY	Capstar TX Limited Partnership	8/1/2012
WMGP(FM)	Outside All Markets	39619	Hogansville, GA	Citicasters Licenses, L.P.	4/1/2012
KPKY (FM)	Outside All Markets	30246	Pocatello, ID	Citicasters Licenses, L.P.	4/1/2013
KXLB(FM)	Outside All Markets	30566	Livingston, MT	Capstar TX Limited Partnershp	4/1/2013
WVCC(AM)	Outside All Markets	39620	Hogansville, GA	Citicasters Licenses, L.P.	4/1/2012
WFXN-FM	Outside All Markets	39730	Galion, OH	Capstar TX Limited Partnership	10/1/2012
WMRN(AM)	Outside All Markets	40169	Marion, OH	Citicasters Licenses, L.P.	10/1/2012
KWIK(AM)	Outside All Markets	35885	Pocatello, ID	Citicasters Licenses, L.P.	10/1/2013
WRXS(FM)	Outside All Markets	40170	Marion, OH	Citicasters Licenses, L.P.	10/1/2012
WONW(AM)	Outside All Markets	40710	Defiance, OH	CC Licenses, LLC	10/1/2012
KPRK(AM)	Outside All Markets	37816	Livingston, MT	Capstar TX Limited Partnershp	2/1/2012
KGRS(FM)	Outside All Markets	39267	Burlington, IA	Citicasters Licenses, L.P.	8/1/2012
KBUR(AM)	Outside All Markets	39268	Burlington, IA	Citicasters Licenses, L.P.	8/1/2012
WZOM(FM)	Outside All Markets	40711	Defiance, OH	CC Licenses, LLC	10/1/2012
WNDH(FM)	Outside All Markets	40713	Napoleon, OH	CC Licenses, LLC	10/1/2012
KFMQ(FM)	Outside All Markets	40806	Gallup, NM	Clear Channel Broadcasting Licenses, Inc.	10/1/2013
WQSS(FM)	Outside All Markets	41104	Camden, ME	CC Licenses, LLC	4/1/2014
KMCX-FM	Outside All Markets	42075	Ogallala, NE	Capstar TX Limited Partnership	6/1/2013
WJKT(TV)	Jackson, TN (DMA)	68519	Jackson, TN	Clear Channel Broadcasting Licenses, Inc.	10/1/2013
WBYL(FM)	Williamsport, PA	49267	Salladasburg, PA	Clear Channel Broadcasting Licenses, Inc.	8/1/2014
KVVS(FM)	Outside All Markets	49950	Rosamond, CA	CC Licenses, LLC	10/1/2012
KOGA(AM)	Outside All Markets	50065	Ogallala, NE	Capstar TX Limited Partnership	6/1/2013
KOGA-FM	Outside All Markets	50066	Ogallala, NE	Capstar TX Limited Partnership	6/1/2013
WXXR(FM)	Outside All Markets	50121	Fredericktown, OH	Capstar TX Limited Partnership	2/1/2013
WBEX(AM)	Outside All Markets	52041	Chillicothe, OH	Citicasters Licenses, L.P.	10/1/2012
WMEQ(AM)	Outside All Markets	52474	Menomonie, WI	Capstar TX Limited Partnership	12/1/2012
KYYX(FM)	Outside All Markets	55680	Minot, ND	CC Licenses, LLC	4/1/2013
KCJB(AM)	Outside All Markets	55681	Minot, ND	CC Licenses, LLC	4/1/2013
KNFX(AM)	Outside All Markets	56811	Austin, MN	CC Licenses, LLC	4/1/2014
WRKD(AM)	Outside All Markets	57300	Rockland, ME	Capstar TX Limited Partnership	4/1/2014
WMCM(FM)	Outside All Markets	57301	Rockland, ME	Capstar TX Limited Partnership	4/1/2014
WCHO-FM	Outside All Markets	57354	Washington Court House, OH	Citicasters Licenses, L.P.	10/1/2012
WCHO(AM)	Outside All Markets	57355	Washington Ct. House, OH	Citicasters Licenses, L.P.	10/1/2012
KCAD(FM)	Outside All Markets	57740	Dickinson, ND	CC Licenses, LLC	4/1/2013
KZRX(FM)	Outside All Markets	57741	Dickinson, ND	CC Licenses, LLC	4/1/2013
WMJK(FM)	Outside All Markets	58344	Clyde, OH	Citicasters Licenses, L.P.	10/1/2012
WMRN-FM	Outside All Markets	59282	Marion, OH	Citicasters Licenses, L.P.	10/1/2012

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KGLX(FM)	Outside All Markets	60596	Gallup, NM	Clear Channel Broadcasting Licenses, Inc.	10/1/2013
WLKE(FM)	Outside All Markets	62289	Bar Harbor, ME	CC Licenses, LLC	4/1/2014
WCTW(FM)	Outside All Markets	63527	Catskill, NY	CC Licenses, LLC	6/1/2014
WHUC(AM)	Outside All Markets	63531	Hudson, NY	CC Licenses, LLC	6/1/2014
WZCR(FM)	Outside All Markets	63532	Hudson, NY	CC Licenses, LLC	6/1/2014
WSRW(AM)	Outside All Markets	65700	Hillsboro, OH	CC Licenses, LLC	10/1/2012
WSRW-FM	Outside All Markets	65701	Hillsboro, OH	CC Licenses, LLC	10/1/2012
KTPI(AM)	Outside All Markets	66229	Mojave, CA	CC Licenses, LLC	12/1/2013
WSWR(FM)	Outside All Markets	66247	Shelby, OH	Capstar TX Limited Partnership	10/1/2012
KSAS-TV	Wichita-Hutchinson Plus, KS (DMA)	11911	Wichita, KS	Clear Channel Broadcasting Licenses, Inc.	10/1/2012
KBKB-FM	Outside All Markets	64564	Fort Madison, IA	Citicasters Licenses, L.P.	10/1/2013
KBKB(AM)	Outside All Markets	64567	Fort Madison, IA	Citicasters Licenses, L.P.	4/1/2014
WBYL(FM)	Williamsport, PA	49267	Salladasburg, PA	Clear Channel Broadcasting Licenses, Inc.	6/1/2014
KFXR-FM	Outside All Markets	66816	Chinle, AZ	CC Licenses, LLC	10/1/2013
WMAN(AM)	Outside All Markets	67609	Mansfield, OH	Capstar TX Limited Partnership	10/1/2012
WYHT(FM)	Outside All Markets	67611	Mansfield, OH	Capstar TX Limited Partnership	10/1/2012
WYNT(FM)	Outside All Markets	68681	Caledonia, OH	CC Licenses, LLC	10/1/2012
KKED(FM)	Outside All Markets	69120	Fairbanks, AK	Capstar TX Limited Partnership	2/1/2014
WCKY-FM	Outside All Markets	70526	Tiffin, OH	Citicasters Licenses, L.P.	10/1/2012
KSEN(AM)	Outside All Markets	67655	Shelby, MT	Capstar TX Limited Partnershp	6/1/2014
KZIN-FM	Outside All Markets	68295	Shelby, MT	Capstar TX Limited Partnershp	2/1/2013
WTTF(AM)	Outside All Markets	70527	Tiffin, OH	Citicasters Licenses, L.P.	10/1/2012
WKCI(AM)	Outside All Markets	70862	Waynesboro, VA	CC Licenses, LLC	10/1/2011
WCVU(FM)	Outside All Markets	71594	Solana, FL	Citicasters Licenses, L.P.	10/1/2013
KLTC(AM)	Outside All Markets	71870	Dickinson, ND	CC Licenses, LLC	4/1/2013
WLLK-FM	Outside All Markets	72780	Somerset, KY	Capstar TX Limited Partnership	8/1/2012
WDFM-LP	Outside All Markets	73389	Defiance, OH	Citicasters Licenses, L.P.	10/1/2013
KGVO(AM)	Outside All Markets	71751	Missoula, MT	Capstar TX Limited Partnershp	2/1/2014
KMPT(AM)	Outside All Markets	71754	East Missoula, MT	Capstar TX Limited Partnershp	10/1/2012
KYSS-FM	Outside All Markets	71759	Missoula, MT	Capstar TX Limited Partnershp
WDFM(FM)	Outside All Markets	73393	Defiance, OH	Citicasters Licenses, L.P.	10/1/2012
KZMY(FM)	Outside All Markets	72722	Bozeman, MT	Capstar TX Limited Partnershp	10/1/2012
WKKJ(FM)	Outside All Markets	74224	Chillicothe, OH	CC Licenses, LLC	10/1/2012
WCHI(AM)	Outside All Markets	74225	Chillicothe, OH	CC Licenses, LLC	2/1/2012
KXTC(FM)	Outside All Markets	74310	Thoreau, NM	Clear Channel Broadcasting Licenses, Inc.	10/1/2013
KAZX(FM)	Outside All Markets	76749	Kirtland, NM	Capstar TX Limited Partnership	10/1/2013
WBCG(FM)	Outside All Markets	82071	Murdock, FL	Concord Media Group, Inc.	2/1/2012

Schedule 5.18

Call Sign	Market	Fac. ID	City/State	Licensee	Expiration Date
KPHT(FM)	Outside All Markets	87658	Rocky Ford, CO	Capstar TX Limited Partnership	4/1/2013
KENR(FM)	Outside All Markets	88404	Superior, MT	CC Licenses, LLC	4/1/2013
KKSY(FM)	Outside All Markets	162475	Anamosa, IA	Citicasters Licenses, L.P.	2/1/2013
Notes:
KKSY(FM), Anamosa, IA, has a pending application for its initial license.
WHTZ(FM), Newark, New Jersey, has a timely filed pending application for renewal of its license.

Schedule 6.11(b)
Post-Closing Collateral
Deposit Account Control Agreement among Clear Channel Communications, Inc., Bank of America, N.A. and Citibank, N.A., as Agent.

Schedule 6.15(a)
Deposit Accounts

Depository Name &
	ACCOUNT NAME	Address	Account Number	Contact Person	Acct Type

1	Clear Channel Broadcasting, Inc.	BOA 901 Main Street Dallas, TX 75202	[**]	Michelle Reeck	Local Dep
2	Clear Channel Broadcasting, Inc.	Comerica	[**]
3	Clear Channel Broadcasting, Inc.	BOA 901 Main Street Dallas, TX 75202	[**]	Michelle Reeck	Depository
4	Clear Channel Broadcasting, Inc.	Key Bank	[**]		Local Dep
5	Clear Channel Broadcasting, Inc.	BOA 901 Main Street Dallas, TX 75202	[**]	Michelle Reeck	Med/Flex Acct
6	Clear Channel Broadcasting, Inc.	USBank 1420 Fifth Ave Seattle, WA 98101	[**]	Patrick McIndoo	Local Dep
7	Clear Channel Broadcasting, Inc.	IBC Bank	[**]		Local Dep
8	Clear Channel Broadcasting, Inc.	Bank of America Canada	[**]		A/P
9	Clear Channel Broadcasting, Inc.	Bank of America Canada	[**]		Concentration
10	Clear Channel Communications, Inc.	Frost Nat’l Bank 100 W. Houston St. San Antonio, TX 78201	[**]	Suzanne Peterson
11	Clear Channel Communications, Inc.	Fifth Third Bank	[**]		Local Dep
12	Clear Channel Communications, Inc	BOA 901 Main Street Dallas, TX 75202	[**]	Michelle Reeck	Petty Cash/San Diego
13	Clear Channel Management Services, L.P.	Frost Nat’l Bank 100 W. Houston St. San Antonio, TX 78201	[**]	Suzanne Peterson	Master Funding Acct.
14	Clear Channel Management Services, L.P.	JPMorgan Chase One Chase Manhattan Bank, 7th Floor NY, NY 10005	[**]	Vic Nigro	Controlled Disb
15	Clear Channel Management Services, L.P.	JPMorgan Chase One Chase Manhattan Bank, 7th Floor NY, NY 10005	[**]	Vic Nigro	Master Funding Acct.
16	Clear Channel Management Services, L.P.	BOA 901 Main Street Dallas, TX 75202	[**]	Michelle Reeck	Payroll Taxes
17	Clear Channel Management Services, L.P.	Frost Nat’l Bank 100 W. Houston St. San Antonio, TX 78201	[**]	Suzanne Peterson	Payroll Acct
18	Clear Channel Management Services, L.P.	Frost Nat’l Bank 100 W. Houston St. San Antonio, TX 78201	[**]	Suzanne Peterson	Payroll Acct
19	Clear Channel Management Services, L.P.	Frost Nat’l Bank 100 W. Houston St. San Antonio, TX 78201	[**]	Suzanne Peterson	Payroll Acct
20	Clear Channel Management Services, L.P.	BOA 901 Main Street Dallas, TX 75202	[**]	Michelle Reeck	Master Account
21	Clear Channel Management Services, L.P.	BOA 901 Main Street Dallas, TX 75202	[**]	Michelle Reeck	Wire/ACH Acct

Depository Name &
	ACCOUNT NAME	Address	Account Number	Contact Person	Acct Type

22	Clear Channel Management Services, L.P.	JPMorgan Chase One Chase Manhattan Bank, 7th Floor NY,NY 10005	[**]	Vic Nigro	A/P Acct
23	Clear Channel Management Services, L.P.	JPMorgan Chase One Chase Manhattan Bank, 7th Floor NY,NY 10005	[**]	Vic Nigro	A/P Acct
24	Clear Channel Management Services, L.P.	JPMorgan Chase One Chase Manhattan Bank, 7th Floor NY,NY 10005	[**]	Vic Nigro	A/P Acct
25	Clear Channel Management Services, L.P.	USBank 1420 Fifth Ave Seattle, WA 98101	[**]	Patrick McIndoo	Payroll
26	Clear Channel Management Services, L.P.	USBank 1420 Fifth Ave Seattle, WA 98101	[**]	Patrick McIndoo	A/P
27	Clear Channel Management Services, L.P.	USBank 1420 Fifth Ave Seattle, WA 98101	[**]	Patrick McIndoo	A/P
28	Clear Channel Management Services, L.P.	USBank 1420 Fifth Ave Seattle, WA 98101	[**]	Patrick McIndoo	Master Funding Acct.
29	Clear Channel Management Services, L.P.	USBank 1420 Fifth Ave Seattle, WA 98101	[**]	Patrick McIndoo	A/P
30	Katz Communications, Inc.	Citibank 1345 Avenue of the Americas NY,NY 10105	[**]	Scott Apmann	Emp Parking Reimb Acct
31	Katz Media Group, Inc.	Frost Nat’l Bank 100 W. Houston St. San Antonio, TX 78201	[**]	Suzanne Peterson	Control Disb
32	Katz Media Group, Inc.	Citibank 1345 Avenue of the Americas NY,NY 10105	[**]	Scott Apmann	Local Dep
33	Katz Media Group, Inc.	USBank 1420 Fifth Ave Seattle, WA 98101	[**]	Patrick McIndoo	A/P Acct
34	Katz Media Group, Inc.	USBank 1420 Fifth Ave Seattle, WA 98101	[**]	Patrick McIndoo	Payroll
35	Katz Media Group, Inc.	Frost Nat’l Bank 100 W. Houston St. San Antonio, TX 78201	[**]	Suzanne Peterson	Control Disb
36	Katz Media Group, Inc.	JPMorgan Chase One Chase Manhattan Bank, 7th Floor NY,NY 10005	[**]	Vic Nigro	Control Disb
37	Katz Media Group, Inc.	JPMorgan Chase One Chase Manhattan Bank, 7th Floor NY,NY 10005	[**]	Vic Nigro	Control Disb
38	Premiere Radio Networks, Inc.	BOA 901 Main Street Dallas, TX 75202	[**]	Michelle Reeck	After Dark Newsletter Acct
39	Premiere Radio Networks, Inc.	Wachovia Philadelphia, PA	[**]		BRG Music Works
40	Premiere Radio Networks, Inc.	JPMorgan Chase One Chase Manhattan Bank, 7th Floor NY, NY 10005	[**]	Vic Nigro	Credit card pymts

Depository Name &
	ACCOUNT NAME	Address	Account Number	Contact Person	Acct Type

41	Premiere Radio Networks, Inc.	BOA 901 Main Street Dallas, TX 75202	[**]	Michelle Reeck	Rush.com
42	Radio Computing Services, Inc.	USBank 1420 Fifth Ave Seattle, WA 98101	[**]	Patrick McIndoo	A/P Acct
43	Radio Computing Services, Inc.	JPMorgan Chase 106 Corporate Park Dr. White Plains, NY 10604	[**]	Eleanor Barreto	Dep/Disb Acct
44	Radio Computing Services, Inc.	JPMorgan Chase 106 Corporate Park Dr. White Plains, NY 10604	[**]	Eleanor Barreto	Dep/Disb Acct
45	Ackerley Broadcasting Fresno, LLC	BOA 901 Main Street Dallas, TX 75202	[**]	Michelle Reeck	Lockbox
46	AMFM Texas, LLC	BOA 4795 S. Maryland Pkwy Las Vegas, Nevada	[**]	Judy McNutt	Local Ops
47	Capstar Radio Operating Company	Bank of Hawaii 130 Merchant St, Suite 2050 Honolulu, Hawaii 96813	[**]	John McKenna	Local Dep
48	CC Holdings-Nevada, Inc.	BOA 4795 S. Maryland Pkwy Las Vegas, Nevada	[**]	Judy McNutt	Local Ops
49	CC Identity Holdings, Inc.	BOA 4795 S. Maryland Pkwy Las Vegas, Nevada	[**]	Judy McNutt	Local Ops
50	CCBL FCC Holdings, Inc.	BOA 4795 S. Maryland Pkwy Las Vegas, Nevada	[**]	Judy McNutt	Local Ops
51	Citicasters FCC Holdings, Inc.	BOA 4795 S. Maryland Pkwy Las Vegas, Nevada	[**]	Judy McNutt	Local Ops
52	Critical Mass Media, Inc.	Fifth Third Bank 4812 Vine St. Cincinnati, OH 45217	[**]	Craig Sims	Local

Schedule 6.15(b)
Blocked Accounts

Depository Name &
	ACCOUNT NAME	Address	Account Number	Contact Person	Acct Type

1	Clear Channel Communications, Inc.	BOA 901 Main Street, Dallas, TX 75202	[**]	Michelle Reeck	Depository account

Schedule 7.01(b)
Existing Liens
None.

Schedule 7.02(g)
Existing Investments
Clear Channel Communications, Inc.’s interest in the Aloha Station Trust, pursuant to the Trust Agreement, by and between Clear Channel Communications, Inc. and Aloha Station Trust LLC.
Revolving Credit Facility Agreement dated October 16th, 2007 between Clear Channel International B.V. and Clear Media Limited in the amount of HK $350,000,000
Equity Investments (listed by Loan Party):
AMFM Texas Broadcasting LP. –
(1)	Investment in 33.33% of Senior Tower Group
AMFM Broadcasting, Inc.–
(1)	Investment in 25% of FM Broadcasters, LLC
Capstar Radio Operating Company–
(1)	Investment in Muzak Holdings L.L.C.
(2)	Investment in 75% of Lubbock Tower Co. (a Texas corporation)
Citicasters Co.-
(1)	Investment in 16.66% of The Turp Company

(2)	Investment in 11.11% of Senior Road Tower Group

(3)	Investment in 16.66% of The Plura Services Company
Clear Channel Broadcasting, Inc. –
(1)	Investment in ARN Holdings Pty Ltd (an Australia corporation) which holds an investment in 50% of Australian Radio Network Pty Ltd. (an Australia corporation) and its subsidiaries

(2)	Investment in 3.14% of San Antonio Spurs LLC

(3)	Investment in 33.33% of Osage Towers Associates II

(4)	Investments in 14.79% Quetzal/J.P. Morgan Partners LP

(5)	Investment in 50% of Austin Tower Company

(6)	Investment in 50% Oklahoma City Tower Company

(7)	Investment in 13.57% of Capital Region Broadcasters, LLC

(8)	Investment in 33.33% of Tower FM Consortium, LLC

(9)	Investment in 200,000 shares of Radio Data Group
Clear Channel Investments, Inc. –
(1)	Investment in 2,920,700 shares of American Tower Corporation

(2)	Investment in 8,329,877 shares of XM Satellite Radio Holdings, Inc.

(3)	Investment in USA Digital Radio, Inc.

Clear Channel Mexico Holdings, Inc.-
(1)	Investment in Clear Channel Acir Holdings N.V. (a Dutch Antilles corporation) which holds an indirect 40% investment in Grupo Acir Comunicaciones, S.A. de C.V. (a Mexico corporation) and its subsidiaries
Clear Channel Holdings, Inc. –
(1)	Investment in 89% of Clear Channel Outdoor Holdings, Inc. (a Delaware corporation)
Critical Mass Media, Inc. –
(1)	Investment in 40% of Duncan’s American Radio, LLC
Jacor Broadcasting of Colorado, Inc. –
Investment in 0.96% of Colorado Rockies Baseball Club

Schedule 7.03(b)
Existing Indebtedness
Multi-Option Facility Agreement dated December 25th, 2005 between Adshel Street Furniture Pty Limited and Adshel New Zealand Limited (each a borrower and guarantor) and National Australia Bank Limited in the amount of A $24,700,000 (“Tranche A Commitment”) and NZ $27,500,000 (“Tranche B Commitment”)
Amended and Restated Promissory Note dated September 19th, 2007 between Clear Channel Outdoor Company Canada, the Bank of Montreal and Clear Channel Outdoor Holdings, Inc. in the amount of CDN $35,000,000
Revolving Credit Facility Agreement dated October 16th, 2007 between Clear Channel International B.V. and Clear Media Limited in the amount of HK $350,000,000
Overdraft facility dated January 7th, 2008 between Barclays Bank PLC, Clear Channel Outdoor Ltd. and Clear Channel U.K. Ltd. with the Gross Facility Limit of GBP 20,000,000.
HK $90,000,000 Zero Coupon Convertible Bonds due 2009 issued by Clear Media Limited
Loan Agreement dated September 27th, 2007 between Adshel Street Furniture Pty Limited and Clear Channel Outdoor Pty Limited in the amount of A $7,383,150
Loan Agreement dated September 27th, 2007 between Adshel Street Furniture Pty Limited and Biffen Pty Limited in the amount of A $7,382,573
Overdraft facility dated March 22nd, 2007 between Cassa di Risparmio di Padova e Rovigo S.p.A. and Clear Channel Jolly Pubblicita S.p.A.
Overdraft facility dated March 7th, 2008 between Credit Industriel et Commercial and Clear Channel France in the amount of EUR 5,000,000
Overdraft facility dated March 21st, 2006 between Banca Antoniana Popolare Veneta S.p.A. and Clear Channel Jolly Pubblicita S.p.A.
Lease Agreement dated August 27th, 1998 by and between DON JACOBS REVOCABLE TRUST Agreement dated January 10th, 1994, and DON JACOBS, JR. and Jacor Broadcasting of Lexington, Inc.
Third Amended and Restated Promissory Note dated August 15th, 2005 between Clear Channel Outdoor, Inc. and Joseph Cubiero and Victoria S. Cuberio in the amount of $2,250,000
Overdraft facility dated July 27th, 2007 between Banca Antonveneta and Clear Channel Jolly Pubblicita S.p.A.

Promissory Note dated October 30th, 1997 between Clear Channel Communications, Inc. and Hagerman Construction Corporation in the amount of $700,000
Lease Agreement dated February 18th, 2003 between WHEELS LT and Clear Channel Communications, Inc.
Promissory Note dated March 1st, 1999 between Clear Channel Communications, Inc. and United Outdoor Advertising, Inc. in the amount of $464,000
Promissory Note dated October 16th, 2000 between Eller Media Company and Robert L. Hopkins, individually and doing business as Hopkins Outdoor Advertising; Terry B. Kafka, individually and doing business as Impact Outdoor Advertising Company; and Impact Outdoor Advertising Company, Inc. in the amount of $225,000
Letters of Credit:

Applicant	Beneficiary	USD Amount	Issuer	Reference	Exp. Date
In-Ter Space Services, Inc.	Fairbanks International Airport	10,000	Wachovia	SM209565	8/1/09
In-Ter Space Services, Inc.	Panama City – Bay County Airport	25,000	Wachovia	SM214599	7/15/08
In-Ter Space Services, Inc.	Metropolitan Knoxville Airport	37,500	Wachovia	SM212354	3/31/08
In-Ter Space Services, Inc.	Shreveport Airport Authority	50,000	Wachovia	SM203653	6/11/08
In-Ter Space Services, Inc.	Sacramento Intl Airport	561,445	Wachovia	SM210429	10/11/08
In-Ter Space Services, Inc.	Spokane Airport Board	32,000	Wachovia	406094	7/15/08
In-Ter Space Services, Inc.	City of Pensacola	40,000	Wachovia	SM416738	4/30/08
In-Ter Space Services, Inc.	General Mitchell Airport	70,000	Wachovia	517519	9/1/08
In-Ter Space Services, Inc.	Palm Beach County Dept of Airports	75,000	Wachovia	405029	12/31/08
In-Ter Space Services, Inc.	Port of Portland	100,000	Wachovia	SM413131	3/31/08
In-Ter Space Services, Inc.	Broward County, Fort Lauderdale	500,000	Wachovia	405264	6/30/08
In-Ter Space Services, Inc.	Princess Juliana Intl Airport	50,000	Wachovia	SM202761	4/9/09
In-Ter Space Services, Inc.	MBJ Airports Limited	87,500	Wachovia	SM217914	1/30/09
In-Ter Space Services, Inc.	Bank of New Zealand	35,000	Wachovia	SM218556	2/22/09
In-Ter Space Services, Inc.	City of San Jose	2,287,500	Wachovia	SM227049	8/1/08
In-Ter Space Services, Inc.	Edmonton Intl Airport	10,267	Wachovia	518546	12/31/08

Applicant	Beneficiary	USD Amount	Issuer	Reference	Exp. Date
In-Ter Space Services, Inc.	Halifax Intl Airport	47,227	Wachovia	406324	10/01/08
In-Ter Space Services, Inc.	Ottawa Macdonald – Cartier	61,601	Wachovia	405399	10/31/08
In-Ter Space Services, Inc.	Port of Oakland	51,255	Wachovia	517506	03/01/09
In-Ter Space Services, Inc.	Broward County, Fort Lauderdale	500,000	Wachovia	SM229469	12/31/08

Schedule 7.05(o)
Specified Dispositions
Disposition of the whole or part of the real property located in the United Kingdom and known as “Land lying on the south east side of West Cromwell Road, London” registered at the Land Registry with title number BGL45344.
Disposition of any equity interest in Clear Channel South Africa Investments (Proprietary) Limited. To the extent the proceeds from such disposition, expected to be 39 million ordinary shares of Independent News & Media PLC, consist of non-cash, such proceeds shall be deemed to be part of this schedule.
Disposition of equity interest in Clear Channel Acir Holdings N.V. (a Dutch Antilles corporation) which holds an indirect 40% investment in Grupo Acir Comunicaciones, S.A. de C.V. (a Mexico corporation) and its subsidiaries.
Dispositions of Stock of XM Satellite Radio Holdings Inc. and American Tower Corp. held by Clear Channel Investments, Inc. (and any related derivative contracts).
Dispositions of Broadcast Stations operating under call signs WTEM, WTNT, and WWRC (and any prepaid variable forward contract relating thereto).

Schedule 7.05(p)
Other Specified Dispositions
Disposition of any and all assets of the [**].

Schedule 7.08
Transactions with Affiliates
Voting agreement dated as of May 26, 2007, among B Triple Crown Finco, LLC, T Triple Crown Finco, LLC., BT Triple Crown Merger Co., Inc., Highfields Capital I LP, a Delaware limited partnership, Highfields Capital II LP, a Delaware limited partnership, Highfields Capital III LP, an exempted limited partnership organized under the laws of the Cayman Islands, B.W.I., and Highfields Capital Management LP, a Delaware limited partnership.

Schedule 7.09
Existing Restrictions
Senior Unsecured Term Promissory Note in the amount of $2,500,000,000, dated as of August 2, 2005 made by Clear Channel Outdoor, Inc. to Clear Channel Outdoor Holdings, Inc. subsequently endorsed to Clear Channel Communications, Inc., as amended on August 2, 2005.
Senior Indenture dated as of October 1, 1997 between Clear Channel Communications, Inc. and The Bank of New York, as trustee (with The Bank of New York Trust Company, N.A. as current trustee), as supplemented by the Second Supplemental Indenture dated as of June 16, 1998, as further supplemented by the Third Supplemental Indenture dated as of June 16, 1998, as further supplemented by the Eleventh Supplemental Indenture dated as of January 9, 2003, as further supplemented by the Twelfth Supplemental Indenture dated as of March 17, 2003, as further supplemented by the Thirteenth Supplemental Indenture dated as of May 1, 2003, as further supplemented by the Fourteenth Supplemental Indenture dated as of May 21, 2003, as further supplemented by the Sixteenth Supplemental Indenture dated as of December 9, 2003, as further supplemented by the Seventeenth Supplemental Indenture dated as of September 20, 2004, as further supplemented by the Eighteenth Supplemental Indenture dated as of November 22, 2004, as further supplemented by the Nineteenth Supplemental Indenture dated as of December 16, 2004, as further supplemented by the Twentieth Supplemental Indenture dated as of March 21, 2006 and as further supplemented by the Twenty-first Supplemental Indenture dated as of August 15, 2006, as may be amended, supplemented or modified from time to time.
Indenture dated as of November 17, 1998 among AMFM Operating Inc. (formerly known as Chancellor Media Corporation of Los Angeles), the guarantors thereto, and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture dated as of August 23, 1999, as further supplemented by the Second Supplemental Indenture dated as of November 19, 1999 and as further supplemented by the Third Supplemental Indenture dated as of January 18, 2000, as may be amended, supplemented or modified from time to time.

Schedule 10.02
Administrative Agent’s Office, Certain Addresses for Notices
Administrative Agent or Swing Line Lender
Citibank, N.A., as Administrative Agent or Swing Line Lender
Citigroup Global Loans
2 Penns Way, Suite 100
New Castle, DE 19720
Attn: Sonja Gore
Tel: 302-894-6107
Fax: 212-994-0849
E-mail: sonja.gore@citi.com
L/C Issuers
Citibank, N.A., as L/C Issuer
Citigroup Global Loans
2 Penns Way, Suite 100
New Castle, DE 19720
Attn: Sonja Gore
Tel: 302-894-6107
Fax: 212-994-0849
E-mail: sonja.gore@citi.com
Deutsche Bank AG New York Branch, as L/C Issuer
60 Wall Street
New York, NY 10005
Attn: Charles Ferris
Tel: 212-250-1214
Fax: 212-797-0403
E-mail: charles.ferris@db.com
Holdings
Clear Channel Capital I, LLC
c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attn: John Connaughton
Tel:
Fax:
and

Clear Channel Capital I, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal St.
Boston, MA 02110
Attn: Scott Sperling
Tel:
Fax:
With a copy to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attn: Steven R. Rutkovsky
Tel:
Fax:
E-mail:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attn: Jay J. Kim
Tel:
Fax:
E-mail:
The Borrowers and the Other Loan Parties (other than Holdings)
c/o Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, TX 78209
Website: www.clearchannel.com
Attn: Brian Coleman
Tel:
Fax:
E-mail:
With a copy to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attn: Steven R. Rutkovsky
Tel:
Fax:
E-mail:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attn: Jay J. Kim
Tel:
Fax:
E-mail:

EXHIBIT A
[FORM OF]
COMMITTED LOAN NOTICE
To: Citibank, N.A., as Administrative Agent
Citigroup Global Loans
2 Penns Way, Suite 100
New Castle, DE 19720
Attention: [                                                                ]
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement to be dated on or before May [    ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc., a Texas corporation (the “Parent Borrower”), the Subsidiary Borrowers party thereto (together with the Parent Borrower, the “Borrowers”), Clear Channel Capital I, LLC, a Delaware limited liability company, Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer, each lender from time to time party thereto and the other agents named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Parent Borrower hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that it hereby requests (select one):
☐ A Borrowing of new Loans

☐ A conversion of Loans

☐ A continuation of Loans
to be made on the terms set forth below:

(A)	Date of Borrowing, conversion or continuation (which is a Business Day)

(B)	Principal amount[1]

(C)	Type of Loan[2]

(D)	Interest Period[3]

(E)	Currency of Loan

     Each of the Borrowers hereby represents and warrants that the conditions to lending specified in Sections 4.02(a), (b) and (d) of the Credit Agreement will be satisfied as of the date of Borrowing set forth above.]4
     [The above request has been made to the Administrative Agent by telephone at (212) [    ]].

[1]	Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000 (and any amount in excess of $1,000,000 shall be an integral multiple of $500,000), in each case. Base Rate Loans shall be in a minimum principal amount of $500,000 (and any amount in excess of $500,000 shall be an integral multiple of $100,000), in each case.

[2]	Specify Eurocurrency or Base Rate.

[3]	Applicable for Eurocurrency Rate Borrowings/Loans only and until 6 months after the Closing Date (unless otherwise agreed by the Administrative Agent) cannot be in excess of one (1) month.

[4]	Applicable for Borrowings of new Loans only.

A - 2

[CLEAR CHANNEL COMMUNICATIONS, INC., as Parent Borrower,]
By:
Name:
Title:

[Signature Page to
Committed Loan Notice]

EXHIBIT B
[FORM OF]
SWING LINE LOAN NOTICE
To: Citibank, N.A., as Administrative Agent
Citigroup Global Loans
2 Penns Way, Suite 100
New Castle, DE 19720
Attention: [                                                                ]
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of May [ ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc., a Texas corporation (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, Clear Channel Capital I, LLC, a Delaware limited liability company, Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer, each lender from time to time party thereto and the other agents named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     The undersigned hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that the Parent Borrower requests a Swing Line Borrowing under the Credit Agreement with the terms set forth below:

(A)	Principal amount to be borrowed[1]

(B)	Date of Borrowing (which is a Business Day)

     The Parent Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(a), (b) and (d) of the Credit Agreement will be satisfied as of the date of Borrowing set forth above.
The above request has been made to the Swing Line Lender and the Administrative Agent by telephone at (212) [    ].

[1]	Shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $25,000).

CLEAR CHANNEL COMMUNICATIONS, INC., as Parent Borrower,
By:
Name:
Title:

[Signature Page to
Swing Line Loan Notice]

Exhibit C
LENDER: [•]
PRINCIPAL AMOUNT: $[•]
[FORM OF]
REVOLVING CREDIT NOTE
New York, New York
[Date]
FOR VALUE RECEIVED, the undersigned, CLEAR CHANNEL COMMUNICATIONS, INC., a Texas corporation (the “Parent Borrower”) and each of the Subsidiary Borrowers listed on the signature pages hereto (the “Subsidiary Borrowers” and, collectively with the Parent Borrower, the “Borrowers”), hereby promise to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of May [     ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into the Parent Borrower, the Subsidiary Borrowers from time to time party thereto, Clear Channel Capital I, LLC, a Delaware limited liability company, Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer, each lender from time to time party thereto and the other agents named therein) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.
          The Borrowers, jointly and severally, promise to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.
          The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
          All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

          This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is secured and guaranteed as provided in the Credit Agreement and the Collateral Documents. Reference is hereby made to the Credit Agreement and the Collateral Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this note in respect thereof.
          THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C -6 - 2

CLEAR CHANNEL COMMUNICATIONS, INC., as Parent Borrower,
By:
Name:
Title:

ACKERLEY BROADCASTING OPERATIONS, LLC, as a CCB Group Subsidiary Borrower,
By:
Name:
Title:

AMFM BROADCASTING, INC., as a CCB Group Subsidiary Borrower,
By:
Name:
Title:

AMFM MICHIGAN, LLC, as a CCB Group Subsidiary Borrower,
By:	CAPSTAR TX LIMITED PARTNERSHIP, Its sole member

By:	AMFM SHAMROCK TEXAS, INC., Its General Partner

By:
Name:
Title:

[Signature Page to
Revolving Credit Note]

AMFM TEXAS BROADCASTING, LP, as a CCB Group Subsidiary Borrower,
By:	AMFM BROADCASTING, INC., Its General Partner

By:
Name:
Title:

BEL MEADE BROADCASTING COMPANY, INC., as a CCB Group Subsidiary Borrower,
By:
Name:
Title:

CAPSTAR RADIO OPERATING COMPANY, as a CCB Group Subsidiary Borrower,
By:
Name:
Title:

CAPSTAR TX LIMITED PARTNERSHIP, as a CCB Group Subsidiary Borrower, By AMFM SHAMROCK TEXAS, INC., Its General Partner

By:
Name:
Title:

[Signature Page to
Revolving Credit Note]

CITICASTERS CO., as a CCB Group Subsidiary Borrower,
By:
Name:
Title:

CLEAR CHANNEL BROADCASTING, INC., as a CCB Group Subsidiary Borrower,
By:
Name:
Title:

JACOR BROADCASTING CORPORATION, as a CCB Group Subsidiary Borrower,
By:
Name:
Title:

JACOR BROADCASTING OF COLORADO, INC., as a CCB Group Subsidiary Borrower,
By:
Name:
Title:

CHRISTAL RADIO SALES, INC., as a Katz Group Subsidiary Borrower,
By:
Name:
Title:

[Signature Page to
Revolving Credit Note]

KATZ COMMUNICATIONS, INC., as a Katz Group Subsidiary Borrower,
By:
Name:
Title:

KATZ MILLENNIUM SALES & MARKETING INC., as a Katz Group Subsidiary Borrower,
By:
Name:
Title:

PREMIERE RADIO NETWORKS, INC., as a Premiere Group Subsidiary Borrower,
By:
Name:
Title:

[Signature Page to
Revolving Credit Note]

LOANS AND PAYMENTS

Name of
			Payments of	Principal	Person Making
Date	Amount of Loan	Maturity Date	Principal/Interest	Balance of Note	the Notation

EXHIBIT D
[FORM OF]
COMPLIANCE CERTIFICATE
Reference is made to the Credit Agreement dated as of May [     ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc., a Texas corporation (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, (together with the Parent Borrower, the “Borrowers”), Clear Channel Capital I, LLC, a Delaware limited liability company (“Holdings”), Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer, each lender from time to time party thereto and the other agents named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Parent Borrower, certifies as follows:
[1.	Pursuant to Section 6.01(a) of the Credit Agreement, the Parent Borrower [has][is] deliver[ed][ing] to the Administrative Agent [by attachment hereto] (i) the consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of [insert fiscal year], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or other independent registered public accounting firm of nationally recognized standing, prepared in accordance with generally accepted auditing standards and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Parent Borrower for such fiscal year, as compared to amounts for the previous fiscal year. Also delivered [by attachment hereto] [were][are] the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements as well as consolidating footnotes to eliminate Non-Loan Parties.

2.	Attached hereto as Exhibit A is a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the later of the Closing Date and the date of the last such report.

3.	Attached hereto as Exhibit B is a list of each Subsidiary of the Parent Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of this Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list delivered to the Administrative Agent.

4.	Attached hereto as Exhibit C is the true and accurate calculation of Excess Cash Flow for the period [insert fiscal year] with a line by line detail based on the components included in the definition of Excess Cash Flow in the Credit Agreement.

5.	Attached hereto as Schedule 1 are detailed calculations demonstrating compliance by the Parent Borrower with Section 7.14 of the Credit Agreement. The Parent Borrower is in compliance with such Section as of the date hereof.1]

[1.	Pursuant to Section 6.01(b) of the Credit Agreement, the Parent Borrower [has][is] deliver[ed][ing] to the Administrative Agent [by attachment hereto] (A) the consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of [insert fiscal quarter], and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and (iii) a certification by a Responsible Officer of the Parent Borrower that such financial statements fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Parent Borrower and its Subsidiaries in accordance with GAAP, subject only to changes resulting from normal year-end adjustments and the absence of footnotes and (B) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Parent Borrower for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year. Also delivered [by attachment hereto] [were][are] the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements as well as consolidating footnotes to eliminate Non-Loan Parties.]

[6.][2.]	Except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, at no time during the last fiscal quarter covered by this Compliance Certificate or, to the actual knowledge of a Responsible Officer, from the end of such fiscal quarter until delivery of this Compliance Certificate, did a Default or an Event of Default exist. [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]

[1]	Section 1.07(g) of the Credit Agreement provides that Total Leverage Ratio may be calculated giving pro forma effect to cost savings, operating expense reductions or synergies.

[7.][3.]	Attached hereto as Exhibit [D][A] is the true and accurate calculation of the Total Leverage Ratio for the period [insert fiscal year] with a line by line detail based on the components included in the definition of Total Leverage Ratio in the Credit Agreement.[2]

[8.][4.]	Attached hereto as Exhibit [E][B] is a description of each event, condition or circumstance during the last fiscal quarter covered by this Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[2]	Section 1.07(e) of the Credit Agreement provides that Total Leverage Ratio may be calculated giving pro forma effect to cost savings, operating expense reductions or synergies.

D - 3

          IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Parent Borrower, has executed this certificate for and on behalf of the Parent Borrower and has caused this certificate to be delivered this ___ day of                     .

CLEAR CHANNEL COMMUNICATIONS, INC.
By:
Name:
Title:

[Signature Page to
Compliance Certificate]

EXHIBIT E
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor (as defined below) and [the] [each]2 Assignee (as defined below) pursuant to Section 10.07 of the Credit Agreement dated as of May [     ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc., a Texas corporation (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, the “Borrowers”), Clear Channel Capital I, LLC, a Delaware limited liability company (“Holdings”), Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) Swing Line Lender and L/C Issuer, and each lender from time to time party thereto, receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement, any other Loan Documents and any other documents or instruments delivered pursuant to any of the foregoing to the extent related to the

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the Facility identified below (including participations in any Letters of Credit or Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document or any other documents or instruments delivered pursuant to any of the foregoing or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] "Assigned Interest”). Such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.
1.	Assignor[s] (the “Assignor[s]”):

2.	Assignee[s] (the “Assignee[s]”):

Assignee is an Affiliate of: [Name of Lender]

Assignee is an Approved Fund of: [Name of Lender]

3.	Borrower: Clear Channel Communications, Inc. and each of the Subsidiary Borrowers

4.	Administrative Agent: Citibank, N.A.

5.	Assigned Interest:

	Aggregate Amount of	Amount of	Percentage As-
	Commitment/Loans of	Commitment/Loans	signed of Com-
Facility	all Lenders	Assigned	mitment/ Loans[5]
Revolving Credit	$	$	%
Facility
Effective Date

[5]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

E - 2

          The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,
By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,
By:
Name:
Title:

[Signature Page to
Assignment and Assumption]

Consented to and Accepted: CITIBANK, N.A., as Administrative Agent,
By:
Name:
Title:

Consented to: CITIBANK, N.A., as a Principal L/C Issuer,
By:
Name:
Title:

Consented to: DEUTSCHE BANK TRUST COMPANY AMERICAS, as Principal L/C Issuer,
By:
Name:
Title:

Consented to: CITIBANK, N.A., as Swing Line Lender,
By:
Name:
Title:

[Signature Page to
Assignment and Assumption]

CLEAR CHANNEL COMMUNICATIONS, INC.[1]
By:
Name:
Title:

[1]	No consent of the Parent Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a) or, solely with respect to any Borrower, Section 8.01(f) of the Credit Agreement has occurred and is continuing, any Assignee.
[Signature Page to
Assignment and Assumption]

Annex I
CREDIT AGREEMENT1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrowers, or any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrowers, or any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received copies of the most recent financial statements delivered

[1]	Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement dated as of May [ ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc., a Texas corporation (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, the “Borrowers”), Clear Channel Capital I, LLC, a Delaware limited liability company (“Holdings”), Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer, each lender from time to time party thereto and the other agents named therein.

pursuant to Section 6.01 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance on any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is an Administrative Questionnaire, (viii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (ix) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance upon any Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex I - 2

EXHIBIT F-1

[FORM OF]
HOLDINGS GUARANTEE AGREEMENT
(ABL)
dated as of
[               ], 2008,
between
CLEAR CHANNEL CAPITAL I, LLC
and
CITIBANK, N.A.,
as Administrative Agent

-i-

          HOLDINGS GUARANTEE AGREEMENT, dated as of [          ], 2008, between Clear Channel Capital I, LLC (“Holdings”) and CITIBANK, N.A., as Administrative Agent.
          Reference is made to the Credit Agreement dated as of May [  ], 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc. (the “Company”), as Parent Borrower, the Several Subsidiary Borrowers from time to time party thereto, Holdings, Citibank, N.A., as Administrative Agent, the other agents named therein and the Lenders from time to time party thereto. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings is an affiliate of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01 Credit Agreement.
          (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.
          (b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.
          SECTION 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “Agreement” means this Guarantee Agreement.
          “Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.
          “Obligations” means the “Obligations” as defined in the Credit Agreement.
          “Paid in Full” means termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit in which the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized or, if satisfactory to the L/C Issuer in its sole discretion, for which a backstop letter of credit is in place).

          “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c) of the Credit Agreement.
ARTICLE II
Guarantee
          SECTION 2.01 Guarantee. Holdings unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations, in each case, whether such Obligations are now existing or hereafter incurred under, arising out of any Loan Document whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or with any other Loan Documents. Holdings further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Holdings waives presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.
          SECTION 2.02 Guarantee of Payment. Holdings further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any Borrower or any other Person.
          SECTION 2.03 No Limitations.
          (a) Except for termination of Holdings’ obligations hereunder as expressly provided in Section 4.13, the obligations of Holdings hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Holdings hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of Holdings or otherwise operate as a discharge of Holdings as a matter of Law or equity (other than the payment in full in cash of all the Obligations). Holdings expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of Holdings hereunder.
          (b) To the fullest extent permitted by applicable Law, Holdings waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the payment in full in cash of all the Obligations. The Administrative Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Obligations have been fully paid in full in cash. To the fullest extent permitted by applicable Law, Holdings waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against any Borrower or any other Loan Party, as the case may be, or any security.
          SECTION 2.04 Reinstatement. Holdings agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.
          SECTION 2.05 Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at Law or in equity against Holdings by virtue hereof, upon the failure of any Borrower or other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Holdings hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Secured Parties in cash the amount of such unpaid Obligation. Upon payment by Holdings of any sums to the Administrative Agent as provided above, all rights of Holdings against such Borrower or other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.
          SECTION 2.06 Information. Holdings assumes all responsibility for being and keeping itself informed of the Borrowers’ and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that Holdings assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise Holdings of information known to it or any of them regarding such circumstances or risks.
ARTICLE III
Indemnity, Subrogation and Subordination
          SECTION 3.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as Holdings may have under applicable Law (but subject to Section 3.02), each Borrower agrees that in the event a payment of an obligation shall be made by Holdings under this Agreement, such Borrower shall indemnify Holdings for the full amount of such payment and Holdings shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.
          SECTION 3.02 Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of Holdings under Section 3.01 and all other rights of indemnity, contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the payment in full in cash of the Obligations; provided that if any amount shall be paid to Holdings on account of such subrogation rights at any time prior to the payment in full of the Obligations, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied against the Obligations, whether matured or unmatured, in connection with Section 8.03 of the Credit Agreement. No failure on the part of any Borrower to make the payments required by Section 3.01 (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of Holdings with respect to its obligations hereunder, and Holdings shall remain liable for the full amount of the obligations hereunder.
ARTICLE IV
Miscellaneous
          SECTION 4.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.
          SECTION 4.02 Waivers; Amendment.
          (a) No failure or delay by the Administrative Agent, any L/C Issuer, any Cash Management Bank, any Hedge Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuers, the Cash Management Banks, the Hedge Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by para-

graph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, issuance of a Letter of Credit, provision of Cash Management Services or entering into Secured Hedge Agreements shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, any Cash Management Bank, any Hedge Bank or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.
          SECTION 4.03 Administrative Agent’s Fees and Expenses; Indemnification.
          (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Sections 10.04 and 10.05 of the Credit Agreement.
          (b) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable within 10 days of written demand therefor.
          SECTION 4.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Holdings or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, to the extent permitted under Section 10.07 of the Credit Agreement.
          SECTION 4.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans, issuance of any Letters of Credit, provision of any Cash Management Services and the entering into of Secured Hedge Agreements, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, any L/C Issuer, any Cash Management Bank, any Hedge Bank or any Lender may have had notice or knowledge of any

Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
          SECTION 4.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Administrative Agent may also require that any such documents and signatures delivered by facsimile or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.
          SECTION 4.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 4.08 Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Parent Borrower or any other Loan Party, any such notice being waived by the Parent Borrower and each other Loan Party to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties against any and all obligations owing to such Lender and its Affiliates hereunder, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that, in the case of any such deposits or other Indebtedness for the credit or the account of any Foreign Subsidiary, such set off may only be against any obligations of Foreign Subsidiaries. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 4.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.
          SECTION 4.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) The terms of Sections 10.16 and 10.17 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
          (b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
          SECTION 4.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 4.11 Guaranty Absolute. To the fullest extent permitted by Law, all rights of the Administrative Agent hereunder and all obligations of Holdings hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Holdings in respect of the Obligations or this Agreement (other than the payment in full in cash of all of the Obligations).
          SECTION 4.12 Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, this Agreement, and all the rights and remedies granted to the Administrative Agent and the Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between a provision of the Intercreditor Agreement and this Agreement that relates solely to the rights or obligations of, or relationships between, the ABL Secured Parties and the Cash Flow Secured Parties (as each such term is defined in the Intercreditor Agreement), the provisions of the Intercreditor Agreement shall control.

          SECTION 4.13 Termination or Release.
          (a) This Agreement and the Guarantees made herein shall terminate with respect to all Obligations when all the outstanding Obligations have been Paid in Full.
          (b) In connection with any termination or release pursuant to paragraph (a), the Administrative Agent shall execute and deliver to Holdings, at Holdings’ expense, all documents that Holdings shall reasonably request to evidence such termination or release, in each case in accordance with the terms of Section 9.12 of the Credit Agreement. Any execution and delivery of documents pursuant to this Section 4.13 shall be without recourse to or warranty by the Administrative Agent.
          (c) At any time that the Parent Borrower desires that the Administrative Agent take any of the actions described in immediately preceding paragraph (b), it shall, upon request of the Administrative Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of Holdings is permitted pursuant to paragraph (a). The Administrative Agent shall have no liability whatsoever to Holdings as a result of any release of Holdings by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.13.
          (d) Notwithstanding anything to the contrary set forth in this Agreement, each Cash Management Bank and each Hedge Bank, by the acceptance of the benefits under this Agreement hereby acknowledge and agree that (i) the obligations of any Borrower or any Subsidiary under any Secured Hedge Agreement and the Cash Management Obligations shall be guaranteed pursuant to this Agreement only to the extent that, and for so long, the other Obligations are so guaranteed and (ii) any release of Holdings effected in the manner permitted by this Agreement shall not require the consent of any Hedge Bank or Cash Management Bank.
          SECTION 4.14 Continuing Guarantee. This guarantee is a continuing guarantee of payment, and shall apply to all Obligations whenever arising.
          SECTION 4.15 Consent to Certain Provisions. Holdings has read and agreed to Section 10.22 of the Credit Agreement as if a signatory thereto.
[Signatures on following page]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CLEAR CHANNEL CAPITAL I, LLC,
By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent,
By:
Name:
Title:

EXHIBIT F-2

[FORM OF]
U.S. GUARANTEE AGREEMENT
(ABL)
dated as of
[         ], 2008,
among
THE GUARANTORS IDENTIFIED HEREIN
and
CITIBANK, N.A.,
as Administrative Agent

i

Exhibits

Exhibit I	Form of Guarantee Agreement Supplement

ii

          U.S. GUARANTEE AGREEMENT, dated as of [           ], 2008, among the Guarantors identified herein and CITIBANK, N.A., as Administrative Agent.
          Reference is made to the Credit Agreement dated as of May [  ], 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC.. to be merged with and into Clear Channel Communications, Inc. (the “Company”), as Parent Borrower, the Several Subsidiary Borrowers from time to time party thereto, Clear Channel Capital I, LLC, Citibank, N.A., as Administrative Agent, the other agents named therein and the Lenders from time to time party thereto. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Guarantors are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01 Credit Agreement.
          (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.
          (b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.
          SECTION 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “Agreement” means this Guarantee Agreement.
          “Borrowers” means the Parent Borrower and the Subsidiary Borrowers.
          “Claiming Party” has the meaning assigned to such term in Section 3.02.
          “Company” has the meaning assigned to such term in the preliminary statement of this Agreement.
          “Contributing Party” has the meaning assigned to such term in Section 3.02.
          “Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.
          “Guarantee Agreement Supplement” means an instrument in the form of Exhibit I hereto.
          “Guarantor” means (a) the Company, (b) each Restricted Subsidiary identified on the signature pages hereto and (c) each other Restricted Subsidiary that becomes a party to this Agreement as a Guarantor after the Closing Date.

          “Obligations” means the “Obligations” as defined in the Credit Agreement.
          “Paid in Full” means termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under the Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit in which the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized or, if satisfactory to the L/C Issuer in its sole discretion, for which a backstop letter of credit is in place).
          “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c) of the Credit Agreement.
ARTICLE II
Guarantee
          SECTION 2.01 Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations, in each case, whether such Obligations are now existing or hereafter incurred under, arising out of any Loan Document whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or with any other Loan Documents. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.
          SECTION 2.02 Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any Borrower or any other Person.
          SECTION 2.03 No Limitations.
          (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of Law or equity (other than the payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.
          (b) To the fullest extent permitted by applicable Law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the payment in full in cash of all the Obligations. The Administrative Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully paid in full in cash. To the fullest extent permitted by applicable Law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Loan Party, as the case may be, or any security.
          SECTION 2.04 Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.
          SECTION 2.05 Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at Law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against such Borrower or other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.
          SECTION 2.06 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III
Indemnity, Subrogation and Subordination
          SECTION 3.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable Law (but subject to Section 3.03), each Borrower agrees that in the event a payment of an obligation shall be made by any Guarantor under this Agreement, such Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.
          SECTION 3.02 Contribution and Subrogation. Each Guarantor (a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrowers as provided in Section 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 4.14, the date of the Guarantee Agreement Supplement hereto executed and delivered by such Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment. Each Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive, to the fullest extent permitted by applicable law, its contribution right against any other Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Lenders.
          SECTION 3.03 Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 3.01 and 3.02 and all other rights of indemnity, contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the payment in full in cash of the Obligations; provided that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the payment in full of the Obligations, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied against the Obligations, whether matured or unmatured, in connection with Section 8.03 of the Credit Agreement. No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.
ARTICLE IV
Miscellaneous
     SECTION 4.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Parent Borrower as provided in Section 10.02 of the Credit Agreement.

          SECTION 4.02 Waivers; Amendment.
          (a) No failure or delay by the Administrative Agent, any L/C Issuer, any Cash Management Bank, any Hedge Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the L/C Issuers, the Cash Management Banks, the Hedge Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, issuance of a Letter of Credit, provision of Cash Management Services or entering into Secured Hedge Agreements shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, any Cash Management Bank, any Hedge Bank or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.
          SECTION 4.03 Administrative Agent’s Fees and Expenses; Indemnification.
          (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Sections 10.04 and 10.05 of the Credit Agreement.
          (b) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 4.03 shall be payable within 10 days of written demand therefor.
          SECTION 4.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, to the extent permitted under Section 10.07 of the Credit Agreement.
          SECTION 4.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans, issuance of any Letters of Credit, provision of any Cash Management Services and entering into Secured Hedge Agreements, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, any

L/C Issuer, any Cash Management Bank, any Hedge Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
          SECTION 4.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Administrative Agent may also require that any such documents and signatures delivered by facsimile or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.
          SECTION 4.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 4.08 Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Parent Borrower or any other Loan Party, any such notice being waived by the Parent Borrower and each other Loan Party to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties against any and all obligations owing to such Lender and its Affiliates hereunder, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that, in the case of any such deposits or other Indebtedness for the credit or the account of any Foreign Subsidiary, such set off may only be against any obligations of Foreign Subsidiaries. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 4.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.
          SECTION 4.09 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.
          (a) The terms of Sections 10.16 and 10.17 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
          (b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
          SECTION 4.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 4.11 Guaranty Absolute. To the fullest extent permitted by Law, all rights of the Administrative Agent hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Obligations or this Agreement (other than the payment in full in cash of all of the Obligations).
          SECTION 4.12 Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, this Agreement, and all the rights and remedies granted to the Administrative Agent and the Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between a provision of the Intercreditor Agreement and this Agreement that relates solely to the rights or obligations of, or relationships between, the ABL Secured Parties and the Cash Flow Secured Parties (as each such term is defined in the Intercreditor Agreement), the provisions of the Intercreditor Agreement shall control.
          SECTION 4.13 Termination or Release.
          (a) This Agreement and the Guarantees made herein shall terminate with respect to all Obligations when all the outstanding Obligations have been Paid in Full.
          (b) A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary (other than an Immaterial Subsidiary); provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

          (c) In connection with any termination or release pursuant to paragraph (a), the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release, in each case in accordance with the terms of Section 9.12 of the Credit Agreement. Any execution and delivery of documents pursuant to this Section 4.13 shall be without recourse to or warranty by the Administrative Agent.
          (d) At any time that the Parent Borrower desires that the Administrative Agent take any of the actions described in immediately preceding paragraph (c), it shall, upon request of the Administrative Agent, deliver to the Administrative Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to paragraph (a) or (b). The Administrative Agent shall have no liability whatsoever to any Guarantor as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.13.
          (e) Notwithstanding anything to the contrary set forth in this Agreement, each Cash Management Bank and each Hedge Bank, by the acceptance of the benefits under this Agreement hereby acknowledge and agree that (i) the obligations of any Borrower or any Subsidiary under any Secured Hedge Agreement and the Cash Management Obligations shall be guaranteed pursuant to this Agreement only to the extent that, and for so long, the other Obligations are so guaranteed and (ii) any release of a Guarantor effected in the manner permitted by this Agreement shall not require the consent of any Hedge Bank or Cash Management Bank.
          SECTION 4.14 Additional Guarantors. Pursuant to Section 6.11 of the Credit Agreement, certain Restricted Subsidiaries of the Loan Parties that are not Excluded Subsidiaries are required to enter in this Agreement as Guarantors upon becoming Restricted Subsidiaries that are not Excluded Subsidiaries. Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Guarantee Agreement Supplement, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.
          SECTION 4.15 [Reserved.]
          SECTION 4.16 Limitation on Guaranteed Obligations. Each Guarantor and each Secured Party (by its acceptance of the benefits of this Agreement) hereby confirms that it is its intention that this Agreement not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Laws (including the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law). To effectuate the foregoing intention, each Guarantor and each Secured Party (by its acceptance of the benefits of this Agreement) hereby irrevocably agrees that the Obligations owing by such Guarantor under this Agreement shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such Debtor Relief Laws and after giving effect to any rights to contribution and/or subrogation pursuant to any agreement providing for an equitable contribution and/or subrogation among such Guarantor and the other Guarantors, result in the Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.
          SECTION 4.17 Continuing Guarantee. This guarantee is a continuing guarantee of payment, and shall apply to all Obligations whenever arising.
          SECTION 4.18 Consent to Certain Provisions. Each Guarantor has read and agreed to Section 10.22 of the Credit Agreement as if a signatory thereto. Each Guarantor will comply with all covenants in the Loan Documents applicable to it as a Restricted Subsidiary or Loan Party even if it is not a signatory to the applicable Loan Document.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[GUARANTORS]
By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent,
By:
Name:
Title:

Exhibit I to the Guarantee Agreement

          SUPPLEMENT NO. ___dated as of [•], to the U.S. Guarantee Agreement, dated as of [                    ], 2008, among the Guarantors identified therein and CITIBANK, N.A., as Administrative Agent (the “Guarantee Agreement”).
          A. Reference is made to the Credit Agreement dated as of [___], 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC.. to be merged with and into Clear Channel Communications, Inc. (the “Company”), as Parent Borrower, the Several Subsidiary Borrowers from time to time party thereto, Clear Channel Capital I, LLC, Citibank, N.A., as Administrative Agent, the other agents named therein and the Lenders from time to time party thereto.
          B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee Agreement.
          C. The Guarantors have entered into the Guarantee Agreement in order to induce (x) the Lenders to make Loans and the L/C Issuers to issue Letters of Credit, and (y) the Cash Management Banks to provide Cash Management Services. Section 4.14 of the Guarantee Agreement provides that additional Restricted Subsidiaries of the Parent Borrower may become Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee Agreement in order to induce (x) the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit, and (y) the Cash Management Banks to provide Cash Management Services and as consideration for (x) Loans previously made and Letters of Credit previously issued, and (y) Cash Management Services previously provided.
          Accordingly, the Administrative Agent and the New Subsidiary agree as follows:
          SECTION 1. In accordance with Section 4.14 of the Guarantee Agreement, the New Subsidiary by its signature below becomes a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations does hereby, for the benefit of the Secured Parties, their successors and assigns, irrevocably, absolutely and unconditionally guaranty, jointly with the other Guarantors and severally, the due and punctual payment and performance of the Obligations. Each reference to a “Guarantor” in the Guarantee Agreement shall be deemed to include the New Subsidiary. The Guarantee Agreement is hereby incorporated herein by reference.
          SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature
Exh. I-1

page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
          SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.
          SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guarantee Agreement.
          SECTION 8. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.
Exh. I-2

          IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]
By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent,
By:
Name:
Title:

EXHIBIT G

[FORM OF]
ABL RECEIVABLES
PLEDGE AND SECURITY AGREEMENT
dated as of
[            ], 2008
among
THE GRANTORS IDENTIFIED HEREIN
and
CITIBANK, N.A.,
as Administrative Agent

i

SECTION 6.12 [Reserved]	15
SECTION 6.13 Termination or Release	15
SECTION 6.14 Additional Grantors	16
SECTION 6.15 Administrative Agent Appointed Attorney-in-Fact	16
SECTION 6.16 General Authority of the Administrative Agent	17
SECTION 6.17 Reasonable Care	17
SECTION 6.18 Reinstatement	17
SECTION 6.19 Miscellaneous	18
Schedule I Subsidiary Parties

Exhibits

Exhibit I Form of Security Agreement Supplement
Exhibit II Form of Perfection Certificate

ii

          ABL RECEIVABLES PLEDGE AND SECURITY AGREEMENT dated as of [       ], 2008, among the Grantors (as defined below) and Citibank, N.A., as Administrative Agent for the Secured Parties (in such capacity, the “Administrative Agent”).
          Reference is made to the Credit Agreement dated as of May [ ], 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc., a Texas corporation (the “Parent Borrower”), certain other Subsidiaries of the Parent Borrower from time to time party thereto (collectively with the Parent Borrower, the “Borrowers”), Clear Channel Capital I, LLC, a Delaware limited liability company, each Lender from time to time party thereto, Citibank, N.A., as Administrative Agent, and the other agents named therein. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Parties are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01 Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the UCC.
          (b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.
SECTION 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABL Controlled Accounts” shall mean, collectively, with respect to each Grantor, (i) all Deposit Accounts and (ii) all cash, funds, checks, notes, (as such terms are defined in the UCC) and instruments from time to time on deposit in any of the accounts described in clause (i) of this definition, in each case, which are required by the Credit Agreement to be subject to a control agreement in favor of the Administrative Agent.
          “Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.
          “Accounts” has the meaning specified in Article 9 of the UCC.

          “Agreement” means this ABL Receivables Pledge and Security Agreement.
          “Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).
          “Collateral” means the Article 9 Collateral.
     “Communications Laws” means the Communications Act of 1934, as amended, and the FCC’s rules, regulations, published orders and published and promulgated policy statements of the FCC, all as may be amended from time to time.
     “Control Agreement” shall mean an agreement establishing the Administrative Agent’s Control with respect to any Deposit Account.
          “Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.
          “Deposit Accounts” has the meaning specified in Article 9 of the UCC.
          “Excluded Assets” means:
     (a) any fee owned real property and all leasehold rights and interests in real property, other than, in each case, any fixtures (other than fixtures relating to Mortgaged Property);
     (b) any General Intangible or other property or rights of a Grantor arising under or evidenced by any contract, instrument, or other document if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in respect of, or result in the abandonment, invalidation or unenforceability of, such General Intangible, or other property or rights in favor of a third party or under any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other party (other than another Grantor or its Affiliates) in respect of any such contract, instrument, or other document, the right to terminate its obligations thereunder, provided, however, that the limitation set forth in this clause (b) shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable Law, including the UCC; provided, further, that, at such time as the condition causing the conditions in subclauses (x) and (y) of this clause (b) shall be remedied, whether by contract, change of law or otherwise, the contract, lease, instrument, license or other documents shall immediately cease to be an Excluded Asset, and any security interest that would otherwise be granted herein shall attach immediately to such contract, lease, instrument, license or other document, or to the

2

extent severable, to any portion thereof that does not result in any of the conditions in subclauses (x) or (y) above;
     (c) any assets to the extent and for so long as the pledge of such assets is prohibited by law and such prohibition is not overridden by the UCC or other applicable law;
     (d) intercompany indebtedness between the Parent Borrower and its Restricted Subsidiaries or between any Restricted Subsidiaries; and
     (e) any particular assets if, in the reasonable judgment of the Administrative Agent, determined in consultation with the Parent Borrower and evidenced in writing, the burden, cost or consequences (including any material adverse tax consequences) to the Parent Borrower or its Subsidiaries of creating or perfecting a pledge or security interest in such assets in favor of the Administrative Agent for the benefit of the Secured Parties or taking other actions in respect of such assets is excessive in relation to the benefits to be obtained therefrom by the Secured Parties;
provided that upon the satisfaction of the Existing Notes Condition, the assets specified in clause (d) above shall no longer constitute Excluded Assets.
          “FCC” means the Federal Communications Commission of the United States or any Governmental Authority succeeding to the functions of such commission in whole or in part.
          “FCC Authorizations” means all licenses, permits and other authorizations issued by the FCC and held by the Parent Borrower or any of its Restricted Subsidiaries.
          “General Intangibles” has the meaning specified in Article 9 of the UCC.
          “Grantor” means the Parent Borrower and each Subsidiary Party.
          “Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Parent Borrower.
          “Secured Obligations” means the “Obligations” (as defined in the Credit Agreement).
          “Secured Parties” means, collectively, the Administrative Agent, the Administrative Agent, the Lenders, the L/C Issuers, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c) of the Credit Agreement.

3

          “Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.
          “Subsidiary Parties” means (a) the Restricted Subsidiaries identified on Schedule I and (b) each other Restricted Subsidiary that becomes a party to this Agreement as a Subsidiary Party after the Closing Date.
          “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
ARTICLE II
[Reserved]
ARTICLE III
Security Interests in Personal Property
SECTION 3.01 Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantees, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):
     (i) all Accounts;
     (ii) all ABL Controlled Accounts;
     (iii) to the extent relating to, evidencing or governing items referred o in the preceding clauses, all Documents, Chattel Paper, General Intangibles and Instruments;
     (iv) all books and records pertaining to the Article 9 Collateral; and
     (v) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

4

provided, that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Asset.
          (b) Subject to Section 3.01(e), each Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral of such Grantor as described herein or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Administrative Agent promptly upon any reasonable request.
          (c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.
          (d) [Reserved.]
          (e) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required, nor is the Administrative Agent authorized, (i) to perfect the Security Interests granted by this Security Agreement by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) or (B) other methods expressly provided herein, (ii) to enter into any control agreement with respect to any deposit account or securities account, except for Control Agreements in respect of the ABL Controlled Accounts, (iii) to take any action (other than the actions listed in clause (i)(A) above) with respect to any assets located outside of the United States.
SECTION 3.02 Representations and Warranties. Each Grantor jointly and severally represents and warrants, as to itself and the other Grantors, to the Administrative Agent and the Secured Parties that:
     (a) Subject to Liens permitted by Section 7.01 of the Credit Agreement, each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

5

     (b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the Closing Date. Subject to Section 3.01(e), the Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in the applicable filing office (or specified by notice from the Parent Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 or 6.13 of the Credit Agreement), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of continuation statements.
     (c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, and (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all the Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code in the relevant jurisdiction. Subject to Section 3.01(e) of this Agreement, the Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any statutory or similar Lien that has priority as a matter of Law and (ii) any Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.
     (d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar in strument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

6

SECTION 3.03 Covenants.
          (a) Each Grantor agrees to notify the Administrative Agent in writing promptly, but in any event within 60 days, after any change in the (i) the legal name of such Grantor, (ii) the identity or type of organization or corporate structure of such Grantor, (iii) the jurisdiction of organization of such Grantor, or (iv) the chief executive office of such Grantor.
          (b) Subject to Sections 3.01(e), each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement; provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) determined by such Grantor to be desirable in the conduct of its business and (y) permitted by the Credit Agreement.
          (c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.01 of the Credit Agreement, the Parent Borrower, on behalf of the Grantors, shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Parent Borrower setting forth the information required pursuant to Schedules 1(a), 1(c) and 2 of the Perfection Certificate that has changed or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 3.03(c).
          (d) Subject to Section 3.01(e), each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $15,000,000 shall be or become evidenced by any promissory note, other instrument or debt security, such note, instrument or debt security shall be promptly (and in any event within 30 days thereof) pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Administrative Agent.
          (e) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or any other Loan Document and within a reasonable period of time (unless the Administrative Agent determines in good faith that such actions or payments are necessary to protect the Security Interest, to avoid any loss or forfeiture or material impairment of any material Collateral or the use thereof, or to preserve and maintain any

7

material Collateral in good condition) after the Administrative Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent within 10 Business Days after demand for any payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.
          (f) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which is in excess of $15,000,000 to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Administrative Agent for the benefit of the Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.
ARTICLE IV
Remedies
SECTION 4.01 Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations, including the Guarantees, under the Uniform Commercial Code or other applicable Law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Administrative Agent promptly, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is located for a reasonable period in order to effectuate its rights and remedies hereunder or under Law, without obligation to such Grantor in respect of such occupation; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to such occupancy; (iii) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate; (iv) demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including instructing the obligor or obligators on any agreement, instrument or other obligation constitut ing part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; and (v) withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of

8

any Grantor constituting Collateral for application to the Secured Obligations. Notwithstanding the preceding sentence, the Administrative Agent shall not have the right under this Agreement to assume operational control of any FCC Authorization and facility or station operated pursuant to such FCC Authorization except in compliance with the Communications Laws. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any Law now existing or hereafter enacted.
          The Administrative Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at Law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or

9

decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.
          Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default (provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to, to the extent reasonably practicable, or otherwise promptly after, exercising such rights), for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies if insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.
SECTION 4.02 Certain Matters Relating to Accounts.
          (a) At any time after the occurrence and during the continuance of an Event of Default and after giving reasonable notice to the Parent Borrower and any other relevant Grantor, the Administrative Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that the Administrative Agent reasonably considers advisable, and each Grantor shall furnish such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
          (b) At the Administrative Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original invoices.
          (c) Upon the occurrence and during the continuance of an Event of Default, a Grantor shall not, without prior consent from the Administrative Agent, grant any extension of the time of payment of any of the Accounts; compromise, compound or settle the same for less than the full amount thereof; release, wholly or partly, any Person liable for the payment thereof; or allow any credit or discount whatsoever thereon if the Administrative Agent shall have instructed the Grantors not to grant or make any such extension, credit, discount, compromise or settlement under any circumstances during the continuance of such Event of Default.

10

          (d) Each Grantor shall, at the reasonable request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, legend the Accounts and the other books, records and documents of such Grantor evidencing or pertaining to Accounts with an appropriate reference to the fact that the Accounts have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.
SECTION 4.03 Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash in accordance with the Credit Agreement.
          The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.
          In making the determinations and allocations required by this Section 4.03, the Administrative Agent may conclusively rely upon information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Obligations, and the Administrative Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Administrative Agent pursuant to this Section 4.03 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error).
ARTICLE V
Subordination
SECTION 5.01 Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors to indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Secured Obligations. No failure on the part of the Parent Borrower or any Grantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

11

ARTICLE VI
Miscellaneous
SECTION 6.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Parent Borrower as provided in Section 10.02 of the Credit Agreement.
SECTION 6.02 Waivers, Amendment.
          (a) No failure or delay by the Administrative Agent, the Administrative Agent, any L/C Issuer, any Cash Management Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Administrative Agent, the L/C Issuers, the Cash Management Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Administrative Agent, any Lender, any Cash Management Bank or any L/C Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.
SECTION 6.03 Administrative Agent’s Fees and Expenses; Indemnification.
          (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Sections 10.04 and 10.05 of the Credit Agreement.

12

          (b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 6.03 shall be payable within 10 days of written demand therefor.
SECTION 6.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, to the extent permitted under Section 10.07 of the Credit Agreement.
SECTION 6.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents, the making of any Loans and issuance of any Letters of Credit and the provision of Cash Management Services, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, the Administrative Agent, any L/C Issuer, any Cash Management Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) is outstanding and unpaid or any Letter of Credit is outstanding (unless cash collateral or other credit support satisfactory to the L/C Issuer thereof in its sole discretion has been provided) or so long as the Commitments have not expired or terminated.
SECTION 6.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties

13

and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
SECTION 6.07 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 6.08 Right of Set-Off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to any Grantor, any such notice being waived by each Grantor to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Grantors against any and all obligations owing to such Lender and its Affiliates hereunder, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the applicable Grantor and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 6.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.
SECTION 6.09 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.
          (a) The terms of Sections 10.16 and 10.17 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
          (b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement

14

will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
SECTION 6.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 6.11 Security Interest Absolute. To the extent permitted by Law, all rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.
SECTION 6.12 [Reserved].
SECTION 6.13 Termination or Release.
          (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released when all the outstanding Secured Obligations under the Loan Documents (in each case, other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero (unless cash collateral or other credit support satisfactory to the L/C Issuers thereof in each of their sole discretion has been provided) and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement.
          (b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

15

          (c) Upon any sale or transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or transfer to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the security interest in such Collateral shall be automatically released.
          (d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 6.13, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Administrative Agent.
SECTION 6.14 Additional Grantors. Pursuant to Section 6.11 of the Credit Agreement, certain additional Restricted Subsidiaries of the Parent Borrower may be required to enter in this Agreement as Grantors. Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.
SECTION 6.15 Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to the applicable Grantor of the Administrative Agent’s intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign,

16

transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby; and provided further, that no right accorded to Administrative Agent to act as attorney-in-fact for any Grantor shall be deemed to authorize Administrative Agent to execute on behalf of any Grantor any application or other instrument required to be filed with the FCC in any manner or under any circumstances not permitted by the Communications Laws. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact, in each case, as determined by a final judgment of a court of competent jurisdiction.
SECTION 6.16 General Authority of the Administrative Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.
SECTION 6.17 Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Administrative Agent accords its own property.
SECTION 6.18 Reinstatement. This Security Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or

17

returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Parent Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Parent Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
SECTION 6.19 Miscellaneous. The Administrative Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Administrative Agent shall have received a notice of Event of Default or a notice from the Grantor or the Secured Parties to the Administrative Agent in its capacity as Administrative Agent indicating that an Event of Default has occurred. The Administrative Agent shall have no obligation either prior to or after receiving such notice to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.
[Signature Pages Follow.]

18

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[GRANTORS]
By:
Name:
Title:

[Signature Page ABL Security Agreement]

CITIBANK, N.A., as Administrative Agent
By:
Name:
Title:

[Signature Page ABL Security Agreement]

Schedule I to
the ABL Receivables Pledge and Security Agreement
SUBSIDIARY PARTIES
The Subsidiary Borrowers as of the Closing date and any other entities set forth on the draft of this schedule delivered to the Arrangers on or immediately prior to the Specified Date to the extent they are wholly-owned direct or indirect Domestic Subsidiaries (other than Excluded Subsidiaries) of the Parent Borrower on the Closing Date and any other entities which would additionally be required to become Grantors under this Agreement after giving effect to the Transactions pursuant to the Collateral and Guarantee Requirement.

Exhibit I to the
ABL Receivables Pledge and Security Agreement
          SUPPLEMENT NO. ___dated as of [•], to the ABL Receivables Pledge and Security Agreement (the “Security Agreement”), dated as of [             ], 2008, among the Grantors identified therein and Citibank, N.A., as Administrative Agent.
          A. Reference is made to the Credit Agreement dated as of May [             ], 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc., a Texas corporation (the “Parent Borrower”), certain other Subsidiaries of the Parent Borrower from time to time party thereto, Clear Channel Capital I, LLC, a Delaware limited liability company, Citibank, N.A., as Administrative Agent, each Lender from time to time party thereto and the other agents named therein.
          B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement.
          C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans, the L/C Issuers to issue Letters of Credit and the Cash Management Banks to provide Cash Management Services. Section 6.14 of the Security Agreement provides that additional Restricted Subsidiaries of the Parent Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans, the L/C Issuers to issue additional Letters of Credit and the Cash Management Banks to provide additional Cash Management Services and as consideration for Loans previously made, Letters of Credit previously issued and Cash Management Services previously provided.
          Accordingly, the Administrative Agent and the New Grantor agree as follows:
          SECTION 1. In accordance with Section 6.14 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.
          SECTION 2. The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
          SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.
          SECTION 4. The New Grantor hereby represents and warrants that set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office and a list of all Instruments relating to Collateral with a value in excess of $15,000,000 held by such New Grantor.
          SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
          SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.
          SECTION 9. The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with the execution and delivery of this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.
[Signature pages follow.]

          IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]
By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:
Instruments:

[Signature Page – Security Agreement Supplement]

CITIBANK, N.A., as Administrative Agent
By:
Name:
Title:

[Signature Page – Security Agreement Supplement]

Exhibit II to the
ABL Receivables Pledge and Security Agreement
[FORM OF] PERFECTION CERTIFICATE
          Reference is hereby made to (i) that certain Principal Properties Security Agreement, dated as of [           ], 2008 (the “AA15 Security Agreement”), among the grantors identified therein and Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), (ii) that certain Non-Principal Properties (All Assets) Security Agreement, dated as of [           ], 2008 (the “AA Security Agreement”), among the grantors identified therein and the Administrative Agent, (iii) that certain Non-Principal Properties (Specified Assets) Security Agreement, dated as of [           ], 2008 (the “SA Security Agreement”), among the grantors identified therein and the Administrative Agent, (iv) that certain Receivables Collateral Security Agreement, dated as of [           ], 2008 (the “CF Receivables Security Agreement”), among the grantors identified therein and the Administrative Agent, (v) that certain ABL Receivables Pledge and Security Agreement, dated as of [           ], 2008 (the “ABL Receivables Security Agreement”), among the grantors identified therein and Citibank, N.A., as Administrative Agent (in such capacity, the “ABL Administrative Agent”), (vi) that certain Credit Agreement, dated as of May [    ], 2008 (the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc., a Texas corporation (the “Parent Borrower”), certain subsidiaries of the Parent Borrower from time to time party thereto, Clear Channel Capital I, LLC, a Delaware limited liability company (“Holdings”), the Administrative Agent, the lenders from time to time party thereto and the other agents named therein, and (vii) that certain Credit Agreement, dated as of May [    ], 2008 (the “ABL Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into the Parent Borrower, certain subsidiaries of the Parent Borrower from time to time party thereto, Holdings, the ABL Administrative Agent, the lenders from time to time party thereto and the other agents named therein. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement, the ABL Credit Agreement, the AA15 Security Agreement, the AA Security Agreement, the SA Security Agreement, the CF Receivables Security Agreement or the ABL Receivables Security Agreement, as applicable, unless otherwise noted herein.
          As used herein, the term “Companies” means each of the Subsidiaries of the Parent Borrower listed on Annex A.
          The undersigned hereby certify to the Administrative Agent and the ABL Administrative Agent as follows:
1. Names.
(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is the type of entity disclosed next to its name in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.
(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.
(c) Set forth in Schedule 1(c) is a list of all other names used by each Company or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time between the date five years prior to the date hereof and the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.
2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.
3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 3 attached hereto, all of the Collateral (as defined in each of the AA15 Security Agreement, the AA Security Agreement, the SA Security Agreement, the CF Receivables Security Agreement and the ABL Receivables Security Agreement) has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.
4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral (as defined in each of the AA15 Security Agreement, the AA Security Agreement, the SA Security Agreement, the CF Receivables Security Agreement and the ABL Receivables Security Agreement).
5. [Reserved].
6. [Reserved].
7. Real Property. Attached hereto as Schedule 7(a) is a list of all (i) Mortgaged Property as of the Closing Date, (ii) filing offices for mortgages relating to the Mortgaged Property as of the Closing Date, (iii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described on Schedule 7(b) attached hereto, no Company has entered

2

into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 7(a).
8. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 8(a) is a true and correct list of all of the stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 8(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made and included as “investments in unconsolidated affiliates” on the Parent Borrower’s balance sheet.
9. [Reserved].
10. Intellectual Property. Attached hereto as Schedule 10(a) is a schedule setting forth all of each Company’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each Patent, Patent License, Trademark and Trademark License owned by each Company. Attached hereto as Schedule 10(b) is a schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Security Agreement), including the name of the registered owner and the registration number of each Copyright or Copyright License owned by each Company.
11. Commercial Tort Claims. Attached hereto as Schedule 11 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) in excess of $15 million held by each Company, including a brief description thereof.
[The Remainder of this Page has been intentionally left blank]

3

          IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ___ day of                     , 2008.

[GRANTORS]
By:
Name:
Title:

EXHIBIT H-1
FORM OF LEGAL OPINION OF ROPES & GRAY LLP
     Each of the Delaware Corporate Subsidiaries (i) is a corporation validly existing and in good standing under the laws of the State of Delaware and (ii) has the corporate power and authority to conduct the business in which it is engaged and to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party.
     Each of Holdings and the Delaware LLC Subsidiaries (i) is a limited liability company validly existing and in good standing under the laws of the State of Delaware and (ii) has the power and authority under its limited liability company agreement and the Delaware Limited Liability Company Act to conduct the business in which it is engaged and to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party.
     Each of the Delaware Limited Partnership Subsidiaries (i) is a limited partnership validly existing and in good standing under the laws of the State of Delaware and (ii) has the power and authority under its limited partnership agreement and the Delaware Revised Uniform Limited Partnership Act to conduct the business in which it is engaged and to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party.
     Each of the California Corporate Subsidiaries (i) is a corporation validly existing and in good standing under the laws of the State of California and (ii) has the corporate power and authority to conduct the business in which it is engaged and to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party.
     The Massachusetts Corporate Subsidiary (i) is a corporation validly existing and in good standing with the Secretary of the Commonwealth of The Commonwealth of Massachusetts and (ii) has the corporate power and authority to conduct the business in which it is engaged and to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party.
     Each of the Covered Entities has duly authorized, executed and delivered each of the Credit Documents to which it is a party.
     Each of the Credit Documents to which each of the Loan Parties is a party constitutes the valid and binding obligation of each such Person as is party thereto and is enforceable against each such Person in accordance with its terms.
     The execution and delivery by each of the Covered Entities of the Credit Documents to which such Person is party and the performance by such Person of its obligations thereunder will not violate or require the repurchase of securities under the certificate of incorporation or by-laws, the limited liability company agreement, or the partnership agreement, as applicable, of such Person. The execution and delivery by each of the Loan Parties of the Credit Documents to which such Person is party and the performance by such Person of its obligations thereunder (a) will not violate any Covered Laws and (b) will not result in a breach or violation of, constitute a default under, result in the creation of a Lien pursuant to the terms of or result in the acceleration of the maturity of any obligation of any Loan Party thereunder, any of the agreements, instruments, court orders, judgments or decrees listed on Schedule III hereto.
     Except as may be required in order to perfect the Liens contemplated by the Collateral Documents, under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by the Loan Parties in connection with the execution and delivery of the Credit Documents to which each such Person is party or the performance by each such Person of its obligations thereunder.
     To our knowledge, but without having investigated any governmental records or court dockets, none of the Loan Parties is a party to any action, suit or proceeding that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Credit Documents.
     None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Neither the making of the loans under the Credit Agreement, nor the application of the proceeds thereof as provided in the Credit Agreement, will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date hereof.
     The Security Agreement creates a valid security interest in favor of the Administrative Agent for the benefit of the Secured Parties in the Collateral described therein to the extent that a security interest in such Collateral can be created under Article 9 of the New York Uniform Commercial Code (“New York Article 9”).
     Upon the proper filing of the financing statements attached hereto as Schedule IV-A in the office of the Secretary of State of the State of Delaware (the “Delaware Filing Office”), the security interest in the Collateral granted by the Delaware Loan Parties under the Security Agreement will be perfected to the extent a security interest in such Collateral can be perfected under Delaware Article 9 by the filing of a financing statement in the Delaware Filing 0ffice.
     Upon the proper filing of the financing statement attached hereto as Schedule IV-B in the office of the Secretary of The Commonwealth of The Commonwealth of Massachusetts (the “Massachusetts Filing Office”), the security interest in the Collateral granted by the Massachusetts Corporate Subsidiary under the Security Agreement will be perfected to the extent a security interest in such Collateral can be perfected under Article 9 of the Massachusetts Uniform Commercial Code by the filing of a financing statement in the Massachusetts Filing Office.
     Upon the proper filing of the financing statement attached hereto as Schedule IV-C in the office of the Secretary of State of the State of California (the “California Filing Office”), the security interest in the Collateral granted by the California Corporate Subsidiaries under the Security Agreement will be perfected to the extent a security interest in such Collateral can be perfected under Article 9 of the California Uniform Commercial Code by the filing of a financing statement in the California Filing Office.

EXHIBIT H-2
FORM OF LEGAL OPINION OF FLORIDA COUNSEL
     Each Florida Guarantor (i) is a corporation duly organized and validly existing, in good standing, under the laws of the State in connection with such status, and such status is active, and (ii) has all the requisite corporate power and authority to carry on its business as now conducted and to own and. lease its property.
     The Guarantor Documents executed and delivered, and the performance of its monetary obligations thereunder, by each Florida Guarantor have been duly authorized, executed and delivered by such Florida Guarantor in accordance with the terms of, and do not violate, conflict with or cause a default under its articles of incorporation or by-laws, and do not violate any law, statute, rule or regulation of the State known to us to be applicable to any Florida Guarantor and to corporations generally.
     Each Florida Guarantor has all requisite corporate power and authority under the laws of the State to execute and deliver the Guarantor Documents and to perform its obligations thereunder.
     No consent, approval, authorization, order, filing, registration of qualification of or with any State agency or body is required for the execution or delivery by the Florida Guarantors of, or the performance of their monetary obligations under, the Guarantor Documents.
     Upon the proper filing of the Financing Statements with the Florida Secured Transaction Registry (the “Florida Filing Office”) the security interest in the Collateral (as such term is defined in the Security Agreement) granted by the Florida Guarantors will be perfected to the extent that a security interest in the Collateral can be perfected under the Uniform Commercial Code of the State by the filing of financing statements in the Florida Filing Office. For purpose of the foregoing, we have assumed that the Security Agreement creates a valid, enforceable security interest in the Collateral in favor of the Administrative Agent and that the Florida Guarantors own the Collateral.
     Assuming that each Note, and any other evidence of indebtedness executed and delivered pursuant to the Credit Agreement, is executed and delivered outside of the State and that the only security instrument recorded in the State of Florida is the Financing Statements, then no taxes or other charges, including, without limitation, intangible documentary stamp taxes, recorded taxes, transfer taxes or similar charges, are payable to the State or to any jurisdiction therein in connection with the execution and delivery of the Guarantor Documents or the creation of the indebtedness evidenced or secured by any of the Guarantor Documents.

EXHIBIT H-3
FORM OF LEGAL OPINION OF COLORADO COUNSEL
     Organization. Subsidiary Borrower is a corporation duly organized and existing under the laws of the State.
     Good Standing. Based solely upon the Good Standing Certificate of Subsidiary Borrower attached hereto as Exhibit 4.2, Subsidiary Borrower is in good standing under the laws of the State.
     Power and Authority. Subsidiary Borrower has (a) power and authority to execute, deliver and perform each of the Borrower Documents to which it is a party and (b) all requisite corporate power and authority to own, lease and/or operate its properties and to carry on its business as presently being conducted in the State.
     Execution and Delivery. Each of the Borrower Documents has been duly executed and delivered by Subsidiary Borrower.
     Authorization. The execution, delivery and performance of each of the Borrower Documents by Subsidiary Borrower and the performance by Subsidiary Borrower of its obligations thereunder have been duly authorized by all necessary corporate action on behalf of Subsidiary Borrower.
     UCC. The UCC is in proper form for filing with the SOS and, upon due filing in such office and payment to the SOS of the fees described more fully in Section 4.9 below, the security interest created by the Pledge and Security Agreement in Collateral consisting of Article 9 Collateral (as defined in the Pledge and Security Agreement) will be perfected to the extent a security interest can be perfected in such Collateral under the State UCC by the filing. of a financing statement in that office.
     No Consent. No consent, approval, waiver, license or authorization or other action by or filing with any State governmental authority is required in connection with the execution and delivery by Subsidiary Borrower of the Borrower documents, the consummation of the Transaction or the performance by Subsidiary Borrower of its obligations under such Borrower Documents.
     No Violation. The execution and delivery by Subsidiary Borrower of the Borrower Documents and the performance by Subsidiary Borrower of its obligations thereunder does not violate (a) any of the Constituent Documents, (b).the applicable provisions of statutory law or regulation of this State applicable to transactions such as the Transaction or (c) any of the proceedings described in Section V below of which we have knowledge as a result of the searches described in such Section V.

     Fees and Taxes. Other than the minimal statutory recording or filing fees with respect to the filing of the Security Documents, no fees, documentary stamp taxes, transfer taxes, or other similar charges are due or payable in connection with the execution, delivery, filing and recording of the Security Documents.

EXHIBIT H-4
FORM OF LEGAL OPINION OF NEVADA COUNSEL
     Each Nevada Subsidiary (a) is duly incorporated or formed, as applicable, and validly existing under the laws of the State and in good standing in the State and (b) has all requisite corporate or limited partnership, as applicable, power and authority to carry on its business as now conducted and to own and lease its property.
     The execution, delivery and performance of each of the Loan Documents to be entered into by each Nevada Subsidiary and the transactions contemplated thereby are within each Nevada Subsidiary’s powers and have been duly authorized by all necessary corporate or limited partnership, as applicable, action on the part of each Nevada Subsidiary. Each Loan Document has been duly executed and delivered by each Nevada Subsidiary.
     The execution, delivery and performance of each of the Loan Documents and consummation of the transactions contemplated thereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created by the Loan Documents, (b) will not violate the articles of incorporation, bylaws, certificate of limited partnership or limited partnership agreement, as applicable, of any Nevada Subsidiary and (c) will not violate any law, statute, rule or regulation of the State or any judgment, decree or order of any Governmental Authority of the State known to us to be applicable to any Company.
     No taxes or other charges, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, are payable to the State or to any jurisdiction therein on account of the execution and delivery of the Loan Documents or the creation of the indebtedness evidenced or secured by any of the Loan Documents or the recording or filing of the Financing Statements, except for nominal filing or recording fees.
     The Financing Statements are in proper form for filing in the Office of Secretary of State of the State, and upon the filing in such office, the security interest created by the Security Agreement on the Collateral, as defined in the Security Agreement, in favor of the Administrative Agent for the benefit of the Secured Parties will be duly perfected to the extent that the filing of a financing statement under the provisions of the UCC in Nevada is effective to perfect a security interest in such Collateral.

EXHIBIT H-5
FORM OF LEGAL OPINION OF WASHINGTON COUNSEL
     Each Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Washington. Each Guarantor has all necessary corporate power and corporate authority to enter into, and to perform its obligations under, each of the Documents to which it is party and to own, lease and operate its properties and to carry on its business as now being conducted.
     Each Guarantor has authorized, by all necessary corporate action, the execution, delivery and performance of each of the Documents to which it is party, and each Guarantor has executed and delivered each such Document to the party or parties to whom such Document is to be given.
     Except for filings required for the perfection of the Agent’s liens and security interests, no approval, authorization or other action by, or filing with, any Washington state governmental authority, is required in connection with the execution and delivery by each Guarantor of the Documents to which it is party and the performance of its agreements in such Documents, except for those that have already been obtained and are in full force and effect.
     Execution and delivery by each Guarantor of, and the performance of its agreements in, each of the Documents to which it is party (a) do not violate the applicable Guarantor’s articles of incorporation or bylaws; (b) are not prohibited by, nor do they result in the imposition of a fine, penalty or other similar sanction for a violation under, the provisions of Washington state laws or regulations; and (c) to our knowledge, do not violate any judgment, decree or order of any Washington state court binding on any Guarantor. For purposes of expressing the opinion in Clause (c) of this Paragraph 4, we have with your express consent relied solely upon our review of CourtTrax Corporation’s on-line searches of each Guarantor’s name in the statewide court computer information system for the state of Washington, specifically the Washington State Superior Court Index for civil cases, the court records of Washington State Courts of Appeals, and the court records of the Washington State Supreme Court, copies of which are attached hereto as Exhibit B. We have assumed that such search results are accurate and complete. We have not caused the search of any other court records, including without limitation any Federal Court, Bankruptcy Court, Tribal Courts of Appeals, Municipal Court, or District Courts located in Washington State.
     The Financing Statements are in proper form for filing in the Filing Office. The security interest of the Agent (for the benefit of the Secured Parties) in that portion of the Article 9 Collateral in which a security interest may be perfected by the filing of a financing statement under the UCC will be a perfected security interest upon the filing of the Financing Statements with the Filing Office.

     There are no stamp taxes, recording taxes, real property transfer taxes or similar charges payable under Washington law on account of the execution and delivery of the Documents or the creation of the indebtedness evidenced by or secured by any of the Documents or upon the filing of the Financing Statements except (a) nominal filing fees payable to the Filing Office and (b) any fees or charges payable to any entity whose services may have been used to assist in such filing. We express no opinion, however, with respect to any income, franchise, sales, withholding, real or personal property, business license, business and occupation tax or any other tax that may result from the transactions contemplated by the Documents or the performance of the obligations described therein, including the payment of the indebtedness evidenced or secured by any of the Documents.

EXHIBIT H-6
FORM OF LEGAL OPINION OF TEXAS COUNSEL
     Each Obligor that is a corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Each Obligor that is a limited partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas. Each Obligor has all requisite corporate or limited partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     Each Obligor has all requisite corporate power and authority to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder, including, in the case of the Company, the borrowing of Loans and the issuance of Letters of Credit under the Credit Agreement. The execution, delivery and performance of the Loan Documents to which each Obligor is a party have been duly authorized by all necessary corporate or limited partnership action on the part of such Obligor. Each Loan Document has been duly executed and delivered by each Obligor.
     The execution and delivery by each Obligor of the Loan Documents to which such Obligor is a party and the performance by each Obligor of their respective obligations thereunder (including, in the case of the Company, the borrowing of Loans on the Closing Date) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State of Texas, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created by the Loan Documents, including, without limitation, the filing of the Financing Statements, and (b) do not violate (i) any of the terms, conditions or provisions of the Obligor’s respective articles of incorporation, bylaws, certificate of limited partnership, or partnership agreement, as applicable, (ii) any Texas statutory law or regulation or (iii) to our knowledge, any judgment, decree or order of any Governmental Authority of the State of Texas listed on Schedule I hereto.
     The Financing Statements are in proper form for filing in the Office of Secretary of State of the State of Texas (the “Filing Office”). The filing of the Financing Statements in the Filing Office is sufficient to perfect (within the meaning of Article 9 of the Uniform Commercial Code as in effect in the State of Texas (the “UCC”)) a security interest in all rights of the Obligors in and to the items and types of Collateral in which a security interest has been created under the Security Agreement that may be perfected under the UCC by the filing of a financing statement in the Filing Office. Assuming that the Financing Statements have been filed in the Filing Office and have not subsequently been released, terminated or modified, the Administrative Agent’s security interest in all rights of the Obligors in and to those items and types of Collateral described in the Security Agreement, in which a security interest has been created under Article 9 of the New York Uniform Commercial Code, has been perfected, to the extent a security interest in such Collateral may be perfected under the UCC by the filing of a financing statement in the Filing Office.
     No Texas local taxes-or other charges, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, imposed by any government department or other taxing authority of or in the State of Texas are payable on account of the execution and delivery of the Loan Documents, the creation of the indebtedness evidenced or secured by any of the Loan Documents or the recording or filing of the Financing Statements, except for nominal filing or recording fees, and other than taxes, fees or other charges based on the income of the Lenders, including, without limitation, the Texas Margins Tax.

EXHIBIT H-7
FORM OF LEGAL OPINION OF OHIO COUNSEL
     Each of the Ohio Loan Parties which is a corporation is a corporation validly existing and in good standing under the laws of the State of Ohio. M Street L.L.C. is a limited liability company validly existing and in full force and effect under the laws of the State of Ohio. Each of the Ohio Loan Parties has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted.
     The execution, delivery and performance of each of the Loan Documents to be entered into by each of the Ohio Loan Parties and the transactions contemplated thereby are within such Ohio Loan Party’s powers and have been duly authorized by all necessary action on the part of such Ohio Loan Party. Each Loan Document has been duly executed and delivered by each Ohio Loan Party to which it is a party.
     The execution, delivery and performance of each of the Loan Documents and each of the other Transaction Documents to be entered into by each of the Ohio Loan Parties and consummation of the transactions contemplated thereby (including the borrowing of Loans and issuance of Letters of Credit on the Closing Date) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State of Ohio, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created by the Loan Documents, (b) will not violate the Organization Documents of any Ohio Loan Party, and (c) will not violate any law, statute, rule or regulation of the State of Ohio or any judgment, decree or order of any Governmental Authority of the State of Ohio known to us to be applicable to any Ohio Loan Party.
     The Financing Statements are in proper form for filing in the Office of Secretary of State of Ohio, and upon the filing in such office, the security interest created by the Security Agreement in and to the Collateral described in the Security Agreement in favor of the Administrative Agent for the benefit of the Secured Parties will be duly perfected to the extent that the filing of a financing statement under the provisions of the Uniform Commercial Code as adopted in the State of Ohio is effective to perfect a security interest in such Collateral.
     No taxes or other charges, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, are payable to the State of Ohio or to any jurisdiction therein on account of the execution and delivery of the Loan Documents or the creation of the indebtedness evidenced or secured by any of the Loan Documents or the recording or filing of the Financing Statements, except for nominal filing or recording fees.

EXHIBIT H-8
FORM OF LEGAL OPINION OF SPECIAL FCC COUNSEL
     The FCC records reviewed by us reflect that (a) the FCC-authorized licensee or permittee for each of the Station Licenses listed in Schedule III is the entity identified in Schedule III as the licensee or permittee thereof; (b) each of the Station Licenses has the expiration date set forth on Schedule III hereof; and (c) except as may be set forth on Schedule III, each of the Station Licenses is currently in effect.
     Except for those Station Licenses identified on Schedule III as construction permits, each Station License authorizes the licensee thereof identified in Schedule III to operate a full service radio broadcast station to serve the community of license identified in Schedule III for each such Station License, subject to compliance with the terms of such Station License and the Communications Laws.
     The FCC has issued the Merger Consent, and the Merger Consent has become effective pursuant to Section 1. 103 of the FCC’s rules, 47 C.F.R. § 1. 103. To our knowledge, (i) no stay of the effectiveness of the Merger Consent has been issued by the FCC, and (ii) the Merger Consent has not been invalidated by any subsequently published FCC action. With regard to the three enumerated conditions in paragraph 40 of the Merger Consent, (a) the FCC has granted all necessary authority for consummation of the assignment to the Aloha Station Trust, LLC of those radio broadcast stations required to be assigned to it under the first enumerated condition; (b) the FCC, by Memorandum Opinion and Order: Shareholders of Univision Communications, Inc., FCC 08-48, released February 12, 2008, modified the condition (the “Univision Order Condition”) imposed by its Memorandum Opinion and Order, Shareholders of Univision Communications, Inc., 22 FCC Rcd. 5842 (2007), to provide that the restructuring of the interests of Thomas H. Lee Partners, L.P. (“THLP”) in Broadcast Media Partners, Inc. (“BMPI‘) to be come non-attributable has brought THLP and BMPI into compliance with the Univision Order Condition as required by the second enumerated condition; and (c) the FCC has granted all necessary authority for the transfer of control of the radio broadcast stations held by Cumulus Media Partners, LLC (“CMP”) that would result from actions required to render the interests of Bain Capital, LLC and THLP in CMP non-attributable, as required by the third enumerated condition. We advise you that, to our knowledge, (x) no petition for reconsideration or review of the Merger Consent has been filed, and (y) no action has been taken by the FCC to reverse or set aside the Merger Consent. We further advise you that written notification to the FCC is required upon consummation of the transactions authorized by the Merger Consent.
     The execution, delivery, and performance on the date hereof by the Loan Parties of the Credit Agreement and the other Reviewed Documents to which each is a party do not require any registration with, any authorization, consent or approval by, or any notice to or filing Citibank, N.A., et al with, the FCC and do not violate the Communications Laws, except that: (a) the exercise of certain rights and remedies by the Agent or the Lenders that constitute the assignment of any license, permit or other authorization issued by the FCC (“FCC Authorization”), or a transfer of control thereof, including an assignment or transfer of any FCC Authorization upon the exercise by the Agent or the Lenders of rights or remedies under the Reviewed Documents, may require the prior consent of the FCC (and we express no opinion as to the likelihood of obtaining any such FCC consent), (b) if any FCC Authorization is assigned or control thereof transferred, FCC policy may require that control of the assets used in the operation of the facilities authorized by such FCC Authorization be transferred or assigned along with such FCC Authorization, (c) written notification to the FCC is required upon consummation of any assignment of an FCC Authorization or transfer of control thereof previously approved by the FCC, and (d) Section 73.3613 of the FCC’s rules, 47 C.F.R. § 73.3613, may require that copies of certain of the Reviewed Documents be filed with the FCC for informational purposes within thirty (30) days after their execution, and any documents required to be so filed may also be required to be listed and described in ownership reports filed with the FCC.

EXHIBIT I
[FORM OF]
INTERCREDITOR AGREEMENT
by and among
CITIBANK, N.A.,
as ABL Collateral Agent
and
CITIBANK, N.A.,
as CF Collateral Agent
Dated as of [          ], 2008

-i-

-ii-

INTERCREDITOR AGREEMENT
     THIS INTERCREDITOR AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [    ], 2008 among CITIBANK, N.A. (“Citibank”), in its capacity as collateral agent for the ABL Secured Parties (as defined below) and Citibank, in its capacity as administrative agent for the CF Secured Parties (as defined below).
RECITALS
     A. BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc. (the “Company”), is party to the Credit Agreement dated as of May [    ], 2008 (as amended, restated, supplemented, waived, Refinanced or otherwise modified from time to time (including without limitation to add new loans thereunder or increase the amount of loans thereunder), the “ABL Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into the Company, CLEAR CHANNEL CAPITAL I, LLC, a Delaware limited liability company (“Holdings”), the several Subsidiary Borrowers party thereto, the Lenders party thereto from time to time, CITIBANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other parties named therein.
     B. BT TRIPLE CROWN MERGER CO., INC., to be merged with and into the Company is party to the Credit Agreement dated as of May [    ], 2008 (as amended, restated, supplemented, waived, Refinanced or otherwise modified from time to time (including without limitation to add new loans thereunder or increase the amount of loans thereunder), the “CF Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into the Company, Holdings, the foreign subsidiary borrowers party thereto, the subsidiary co-borrowers party thereto, the Lenders party thereto from time to time, CITIBANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other parties named therein.
     Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Definitions. Unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the ABL Credit Agreement or the CF Credit Agreement, as applicable, in each case as in effect on the Closing Date. In addition, as used in this Agreement, the following terms shall have the meanings set forth below:
     “ABL Collateral Agent” shall mean Citibank, in its capacity as collateral agent for the lenders and other secured parties under the ABL Credit Agreement and the other ABL Documents entered into pursuant to the ABL Credit Agreement, together with its successors and permitted assigns under the ABL Credit Agreement exercising substantially the same rights and powers; and in each case provided that if such ABL Collateral Agent is not Citibank, such ABL

Collateral Agent shall have become a party to this Agreement and the other applicable ABL Security Documents.
     “ABL Controlled Accounts” shall mean (i) all Deposit Accounts and all Securities Accounts and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes, “securities entitlements” (as such terms are defined in the UCC) and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition, in each case, of any Grantor and which are subject to a control agreement in favor of the ABL Collateral Agent.
     “ABL Documents” means the credit, guaranty and security documents governing the ABL Obligations, including, without limitation, the ABL Credit Agreement and the ABL Security Documents and Secured Cash Management Obligations (as defined in the ABL Credit Agreement as in effect on the date hereof).
     “ABL Obligations” shall mean all “Obligations” as defined in the ABL Credit Agreement.
     “ABL Recovery” shall have the meaning set forth in Section 5.3.
     “ABL Security Agreement” means the Security Agreement (as defined in the ABL Credit Agreement).
     “ABL Security Documents” means the ABL Security Agreement and the other Collateral Documents (as defined in the ABL Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing ABL Obligations or under which rights or remedies with respect to such Liens are governed.
     “ABL Secured Parties” means the “Secured Parties” as defined in the ABL Credit Agreement.
     “Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.
     “Bankruptcy Code” shall mean Title 11 of the United States Code.
     “CF Collateral Agent” shall mean Citibank, in its capacity as administrative agent for the lenders and other secured parties under the CF Credit Agreement and the other CF Documents entered into pursuant to the CF Credit Agreement, together with its successors and permitted assigns under the CF Credit Agreement exercising substantially the same rights and powers; and in each case provided that if such CF Collateral Agent is not Citibank, such CF Collateral Agent shall have become a party to this Agreement and the other applicable CF Security Documents.
     “CF Documents” means the credit, guaranty and security documents governing the CF Obligations, including, without limitation, the CF Credit Agreement, each Secured Hedge

Agreement (as defined in the CF Credit Agreement), each agreement relating to any Cash Management Obligations (as defined in the CF Credit Agreement) and the CF Security Documents.
     “CF Enforcement Date” means the date which is 180 days after the occurrence of both (i) a continuing Event of Default (under and as defined in the CF Credit Agreement) and (ii) the ABL Collateral Agent’s receipt of an Enforcement Notice from the CF Collateral Agent, provided that the CF Enforcement Date shall be stayed and shall not occur (or be deemed to have occurred) (A) at any time the ABL Collateral Agent or the ABL Secured Parties have commenced and are diligently pursuing any enforcement action against the Intercreditor Collateral, (B) at any time that any Grantor is then a debtor under or with respect to (or otherwise subject to) any Insolvency Proceeding, or (C) if the Event of Default under the CF Credit Agreement is waived or cured in accordance with the terms of the CF Credit Agreement.
     “CF Obligations” shall mean all “Obligations” as defined in the CF Credit Agreement.
     “CF Secured Parties” means the “Secured Parties” as defined in the CF Credit Agreement.
     “CF Security Documents” means the Collateral Documents (as defined in the CF Credit Agreement) and any other agreement, document or instrument pursuant to which a lien on Intercreditor Collateral is granted or purported to be granted securing CF Obligations or under which rights or remedies with respect to such liens are governed, but in each case only to the extent relating to Intercreditor Collateral.
     “Citibank” shall have the meaning assigned to that term in the introduction to this Agreement.
     “Collateral Agent(s)” means individually the ABL Collateral Agent or the CF Collateral Agent and collectively means the ABL Collateral Agent and the CF Collateral Agent.
     “Comparable CF Security Document” shall mean, in relation to any Intercreditor Collateral subject to any Lien created under any ABL Document, those CF Security Documents that create a Lien on the same Intercreditor Collateral (but only to the extent relating to such Intercreditor Collateral), granted by the same Grantor or Grantors.
     “Credit Documents” shall mean the ABL Documents and the CF Documents.
     “Deposit Account” has the meaning set forth in the UCC.
     “DIP Financing” shall have the meaning set forth in Section 6.1(a).
     “Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in Section 5.3, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all ABL Obligations and, with respect to letters of credit or letter of credit guaranties outstanding under the ABL Documents, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with the ABL Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of ABL Secured Parties under ABL Documents; provided that the Discharge of ABL Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other ABL Obligations that constitute an exchange or replacement for or a Refinancing of such ABL Obligations. In the event the ABL Obligations are modified and the ABL Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the ABL Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.
     “Disposition” has the meaning set forth in Section 2.4(b).
     “Enforcement Notice” shall mean a written notice delivered by the CF Collateral Agent to the ABL Collateral Agent announcing the commencement of an Exercise of Secured Creditor Remedies.
     “Event of Default” shall mean an Event of Default under the ABL Credit Agreement or the CF Credit Agreement as the context requires.
     “Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean, except as otherwise provided in the final sentence of this definition:
     (a) the taking by any Secured Party of any action to enforce or realize upon any Lien on Intercreditor Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;
     (b) the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien on Intercreditor Collateral under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Intercreditor Collateral in satisfaction of a Lien;
     (c) the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set-off against, marshalling of, injunction respecting or foreclosure on the Intercreditor Collateral or the Proceeds thereof;
     (d) the appointment on the application of a Secured Party, of a receiver, receiver and manager or interim receiver of all or part of the Intercreditor Collateral;
     (e) the sale, lease, license, or other disposition of all or any portion of the Intercreditor Collateral by private or public sale conducted by a Secured Party or any other means at the direction of a Secured Party permissible under applicable law; or
     (f) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code in respect of Intercreditor Collateral.

For the avoidance of doubt, none of the following shall be deemed to constitute an Exercise of Secured Creditor Remedies: (i) the filing a proof of claim in bankruptcy court or seeking adequate protection, (ii) the exercise of rights by the ABL Collateral Agent upon the occurrence of a Cash Dominion Event (as defined in the ABL Credit Agreement), including, without limitation, the notification of account debtors, depository institutions or any other Person to deliver proceeds of Intercreditor Collateral to the ABL Collateral Agent (unless and until the Lenders under the ABL Credit Agreement cease to extend credit to the Borrowers thereunder, in which event an Exercise of Secured Creditor Remedies shall be deemed to have occurred), (iii) the consent by a Secured Party to a sale or other disposition by any Grantor of any of its assets or properties, (iv) the acceleration of all or a portion of the ABL Obligations or the CF Obligations, (v) the reduction of the borrowing base, advance rates or sub-limits by the Administrative Agent under the ABL Credit Agreement, the ABL Collateral Agent and the Lenders under the ABL Credit Agreement, (vi) the imposition of reserves by the ABL Collateral Agent, (vii) an account ceasing to be an “eligible account” under the ABL Credit Agreement, (viii) any action taken by any CF Secured Party in respect of Non-Intercreditor Collateral or (ix) any of the actions permitted by Sections 2.3(b), 2.4(a) and 3.1.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Grantors” shall mean the Company and each Subsidiary that is party to any ABL Security Document or any CF Security Document.
     “Indebtedness” shall have the meaning provided in the ABL Credit Agreement and the CF Credit Agreement, as applicable.
     “Insolvency Proceeding” shall mean:
     (1) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;
     (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
     (3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.
     “Intercreditor Collateral” means all “Collateral” (or equivalent term) as defined in the ABL Security Documents.

     “Lien Priority” shall mean with respect to any Lien of the ABL Collateral Agent, the ABL Secured Parties, the CF Collateral Agent or the CF Secured Parties on the Intercreditor Collateral, the order of priority of such Lien as specified in Section 2.1.
     “Non-Intercreditor Collateral” means all “Collateral” (or equivalent term) as defined in any CF Security Document but excluding all Intercreditor Collateral.
     “Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
     “Party” shall mean the ABL Collateral Agent or the CF Collateral Agent, and “Parties” shall mean collectively the ABL Collateral Agent and the CF Collateral Agent.
     “Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the UCC, with respect to the Intercreditor Collateral, and (b) whatever is recoverable or recovered when any Intercreditor Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.
     “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated. “Refinanced” and “Refinancing” have correlative meanings.
     “Securities Account” has the meaning set forth in the UCC.
     “Secured Parties” shall mean the ABL Secured Parties and the CF Secured Parties.
     “Subsidiary” shall have the meaning given such term by the ABL Credit Agreement and the CF Credit Agreement as in effect on the date hereof.
     “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” or “UCC” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
     Section 1.2 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.
ARTICLE 2
LIEN PRIORITY
     Section 2.1 Priority of Liens.
          (a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection of any Liens granted to the ABL Collateral Agent or the ABL Secured Parties in respect of all or any portion of the Intercreditor Collateral or of any Liens granted to the CF Collateral Agent or any CF Secured Parties in respect of all or any portion of the Intercreditor Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Collateral Agent or the CF Collateral Agent (or the ABL Secured Parties or the CF Secured Parties) on any Intercreditor Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any of the ABL Documents or any of the CF Documents, or (iv) whether the ABL Collateral Agent or the CF Collateral Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Intercreditor

Collateral, the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, and the CF Collateral Agent, on behalf of itself the CF Secured Parties, hereby agree that:
     (1) any Lien in respect of all or any portion of the Intercreditor Collateral now or hereafter held by or on behalf of the CF Collateral Agent or any CF Secured Party that secures all or any portion of the CF Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Collateral Agent and the ABL Secured Parties on the Intercreditor Collateral; and
     (2) any Lien in respect of all or any portion of the Intercreditor Collateral now or hereafter held by or on behalf of the ABL Collateral Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the CF Collateral Agent or any CF Secured Party on the Intercreditor Collateral.
The CF Collateral Agent, for and on behalf of itself and each applicable CF Secured Party, expressly agrees that any Lien purported to be granted on any Intercreditor Collateral as security for the ABL Obligations shall be deemed to be and shall be deemed to remain senior in all respects and prior to all Liens on the Intercreditor Collateral securing any CF Obligations for all purposes regardless of whether the Lien purported to be granted is found to be improperly granted, improperly perfected, preferential, a fraudulent conveyance or legally or otherwise deficient in any manner.
          (b) The ABL Collateral Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that, concurrently herewith, the CF Collateral Agent, for the benefit of itself and the CF Secured Parties, has been granted Liens upon all of the Intercreditor Collateral in which the ABL Collateral Agent has been granted Liens and the ABL Collateral Agent hereby consents thereto. The subordination of Liens by the CF Collateral Agent in favor of the ABL Collateral Agent as set forth herein shall not be deemed to subordinate the Liens of the CF Collateral Agent or the CF Secured Parties to Liens securing any other Obligations other than the ABL Obligations.
     Section 2.2 Waiver of Right to Contest Liens.
          (a) The CF Collateral Agent, for and on behalf of itself and the CF Secured Parties, agrees that it shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Collateral Agent and the ABL Secured Parties in respect of Intercreditor Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the CF Collateral Agent, for itself and on behalf of the CF Secured Parties, agrees that it will not take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Collateral Agent or any ABL Secured Party under the ABL Documents with respect to the Intercreditor Collateral. Except to the extent expressly set forth in this Agreement, the CF Collateral Agent, for itself and on behalf of the CF Secured Parties, hereby waives any and all rights it may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Collateral Agent or any ABL Secured Party seeks to enforce its Liens in any Intercreditor Collateral.
          (b) The ABL Collateral Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the respective Liens of the CF Collateral Agent or the CF Secured Parties in respect of the Intercreditor Collateral or the provisions of this Agreement.
     Section 2.3 Remedies Standstill.
          (a) The CF Collateral Agent, on behalf of itself and the CF Secured Parties, agrees that, from the date hereof until the date upon which the Discharge of ABL Obligations shall have occurred, neither the CF Collateral Agent nor any CF Secured Party will Exercise Any Secured Creditor Remedies with respect to any Intercreditor Collateral without the prior written consent of the ABL Collateral Agent, and will not take, receive or accept any Proceeds of Intercreditor Collateral; provided that, subject to Section 4.1(b), upon the occurrence of the CF Enforcement Date, the CF Collateral Agent acting on behalf of itself and the CF Secured Parties may exercise such remedies without such prior written consent of the ABL Collateral Agent. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon the occurrence of the CF Enforcement Date), the CF Collateral Agent or any CF Secured Party may Exercise Any Secured Creditor Remedies under the CF Documents or applicable law as to any Intercreditor Collateral.
          (b) Notwithstanding the provisions of Section 2.3(a) or any other provision of this Agreement, nothing contained herein shall be construed to prevent any Collateral Agent or any Secured Party from (i) filing a claim or statement of interest with respect to the ABL Obligations or CF Obligations owed to it in any Insolvency Proceeding commenced by or against any Grantor, (ii) taking any action (not adverse to the priority status of the Liens of the other Collateral Agent or other Secured Parties on the Intercreditor Collateral in which such other Collateral Agent or other Secured Parties has a priority Lien or the rights of the other Collateral Agent or any of the other Secured Parties to exercise remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any Intercreditor Collateral, (iii) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Collateral Agent or Secured Party, (iv) filing any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of the Grantors arising under any Insolvency Proceeding or applicable non-bankruptcy law, (v) voting on any plan of reorganization or filing any proof of claim in any Insolvency Proceeding of any Grantor, or (vi) objecting to the proposed retention of collateral by the other Collateral Agent or any other Secured Party in full or partial satisfaction of any ABL Obligations or CF Obligations due to the other Collateral Agent or such other Secured Party, in each case (i) through (vi) above to the extent not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement.

          (c) Subject to Section 2.3(b), (i) the CF Collateral Agent, for itself and on behalf of the CF Secured Parties, agrees that neither it nor any CF Secured Party will take any action that would hinder any exercise of remedies undertaken by the ABL Collateral Agent or the ABL Secured Parties with respect to the Intercreditor Collateral, including any sale, lease, exchange, transfer or other disposition of Intercreditor Collateral, whether by foreclosure or otherwise, and (ii) the CF Collateral Agent, for itself and on behalf of the CF Secured Parties, hereby waives any and all rights it or any such CF Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the ABL Collateral Agent or the ABL Secured Parties seek to enforce or collect the ABL Obligations or the Liens granted in any of the Intercreditor Collateral, regardless of whether any action or failure to act by or on behalf of the ABL Collateral Agent or ABL Secured Parties is adverse to the interests of the CF Secured Parties.
          (d) The CF Collateral Agent, for itself and on behalf of the CF Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any CF Document shall be deemed to restrict in any way the rights and remedies of the ABL Collateral Agent or the ABL Secured Parties with respect to the Intercreditor Collateral as set forth in this Agreement and the ABL Documents.
          (e) Subject to Section 2.3(b), the CF Collateral Agent, for itself and on behalf of the CF Secured Parties, agrees that, unless and until the Discharge of ABL Obligations has occurred, it will not commence, or join with any Person (other than the ABL Secured Parties and the ABL Collateral Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Intercreditor Collateral.
          (f) Notwithstanding the foregoing, clauses (c), (d) and (e) of this Section 2.3 shall not apply to the CF Collateral Agent or the CF Secured Parties from and after the occurrence of the CF Enforcement Date.
     Section 2.4 Exercise of Rights.
          (a) No Other Restrictions. Except as otherwise expressly set forth in Section 2.1(a), Section 2.2(a), Section 2.3, Section 3.5 and Article 6 of this Agreement, the CF Collateral Agent and each CF Secured Party may exercise rights and remedies as an unsecured creditor and as a secured creditor with respect to the Non-Intercreditor Collateral against the Company or any Subsidiary that has guaranteed the CF Obligations in accordance with the terms of the applicable CF Documents and applicable laws. Nothing in this Agreement shall prohibit the receipt by the CF Collateral Agent or CF Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by the CF Collateral Agent or CF Secured Party of rights or remedies as a secured creditor in respect of Intercreditor Collateral or enforcement in contravention of this Agreement of any Lien on the Intercreditor Collateral in respect of CF Obligations held by any of them or in any Insolvency Proceeding. In the event the CF Collateral Agent or CF Secured Party becomes a judgment lien creditor or other secured creditor in respect of Intercreditor Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of CF Obligations or otherwise, such judgment or other Lien on Intercreditor Collateral shall be subordinated to the Liens securing ABL Obligations on the same basis as the other Liens securing the CF Obligations are so subordinated to such Liens securing ABL Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the ABL Collateral Agent or the ABL Secured Parties may have with respect to the Intercreditor Collateral. Furthermore, subject to Section 3.3 hereof, for the avoidance of doubt, nothing in this Agreement shall restrict any right any CF Secured Party may have (secured or otherwise) in any property or asset of any Grantor that does not constitute Intercreditor Collateral.
          (b) Release of Liens.
     If, at any time any Grantor or any ABL Secured Party delivers notice to the CF Collateral Agent with respect to any specified Intercreditor Collateral that:
     (A) such specified Intercreditor Collateral is sold, transferred or otherwise disposed of (a “Disposition”) by the owner of such Intercreditor Collateral in a transaction permitted under the ABL Credit Agreement and the CF Credit Agreement; or
     (B) the ABL Secured Parties are releasing or have released their Liens on such Intercreditor Collateral in connection with a Disposition in connection with an Exercise of Secured Creditor Remedies with respect to such Intercreditor Collateral, then the Liens upon such Intercreditor Collateral securing CF Obligations will automatically be released and discharged as and when, but only to the extent, such Liens on such Intercreditor Collateral securing ABL Obligations are released and discharged (provided that in the case of clause (B) of this Section 2.4(b), the Liens on any Intercreditor Collateral disposed of in connection with an Exercise of Secured Creditor Remedies shall be automatically released but any proceeds thereof not applied to repay ABL Obligations shall be subject to the respective Liens securing CF Obligations and shall be applied pursuant to Section 4.1). Upon delivery to the CF Collateral Agent of a notice from the ABL Collateral Agent stating that any such release of Liens securing or supporting the ABL Obligations has become effective (or shall become effective upon the CF Collateral Agent releasing its Liens on such Intercreditor Collateral), the CF Collateral Agent shall, at the Company’s expense, promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms, which instruments, releases and termination statements shall be substantially identical to the comparable instruments, releases and termination statements executed by the ABL Collateral Agent in connection with such release. The CF Collateral Agent hereby appoints the ABL Collateral Agent and any officer or duly authorized person of the ABL Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the CF Collateral Agent and in the name of the CF Collateral Agent or in the ABL Collateral Agent’s own name, from time to time, in the ABL Collateral Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

     Section 2.5 No New Liens.
          Until the date upon which the Discharge of ABL Obligations shall have occurred, the parties hereto agree that no CF Secured Party shall acquire or hold any Lien on any accounts receivable of any Grantor, the proceeds thereof or any deposit or other accounts of any Grantor in which accounts receivable or proceeds thereof are held or deposited, in each case of the type that would constitute Intercreditor Collateral as described in the definition thereof, whether in the form of accounts receivable or otherwise, securing any CF Obligation, if such accounts receivable or proceeds are not also subject to the Lien of the ABL Collateral Agent under the ABL Documents (and subject to the Lien Priorities contemplated herein). If any CF Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any such accounts receivable or proceeds securing any CF Obligation, which accounts receivable or proceeds are not also subject to the Lien of the ABL Collateral Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the CF Collateral Agent (or the applicable CF Secured Party) shall, without the need for any further consent of any other CF Secured Party and notwithstanding anything to the contrary in any other CF Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the ABL Collateral Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall use its best efforts to promptly notify the ABL Collateral Agent in writing of the existence of such Lien.
     Section 2.6 Waiver of Marshalling.
          Until the Discharge of the ABL Obligations, the CF Collateral Agent, on behalf of itself and the CF Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Intercreditor Collateral or any other similar rights a junior secured creditor may have under applicable law.
ARTICLE 3
ACTIONS OF THE PARTIES
     Section 3.1 Certain Actions Permitted. The CF Collateral Agent and the ABL Collateral Agent may make such demands or file such claims in respect of the CF Obligations or the ABL Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time. Except as provided in Section 5.2, nothing in this Agreement shall prohibit the receipt by the CF Collateral Agent or CF Secured Party of the required payments of interest, principal and other amounts owed in respect of the CF Obligations so long as such receipt is not the direct or indirect result of the exercise by the CF Collateral Agent or any CF Secured Party of rights or remedies as a secured creditor with respect to the Intercreditor Collateral (including set-off with respect to the Intercreditor Collateral) or enforcement in contravention of this Agreement of any Lien held by any of them on the Intercreditor Collateral.
     Section 3.2 Agent for Perfection. The CF Collateral Agent appoints the ABL Collateral Agent, and the ABL Collateral Agent expressly accepts such appointment, to act as agent of the CF Collateral Agent and each CF Secured Party under each control agreement with respect to all ABL Controlled Accounts for the purpose of perfecting the respective security interests granted under the CF Security Documents. None of the ABL Collateral Agent, any ABL Secured Party, the CF Collateral Agent or any CF Secured Party, as applicable, shall have any obligation whatsoever to the others to assure that the Intercreditor Collateral is genuine or owned by the Company, any Grantor or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Collateral Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Intercreditor Collateral as agent for the CF Secured Parties for purposes of perfecting the respective Liens held by the CF Secured Parties. The ABL Collateral Agent is not and shall not be deemed to be a fiduciary of any kind for the CF Collateral Agent or CF Secured Party, or any other Person. The CF Collateral Agent is not and shall not be deemed to be a fiduciary of any kind for any other Agent or Secured Party, or any other Person. Prior to the Discharge of ABL Obligations, in the event that the CF Collateral Agent or CF Secured Party receives any Intercreditor Collateral or Proceeds of Intercreditor Collateral in violation of the terms of this Agreement, then the CF Collateral Agent or such CF Secured Party, as the case may be, shall promptly pay over such Proceeds or Intercreditor Collateral to the ABL Collateral Agent in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement.
     Section 3.3 Inspection and Access Rights.
     Without limiting any rights the ABL Collateral Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, in the event of any liquidation of any Intercreditor Collateral (or any other Exercise of Secured Creditor Remedies by the ABL Collateral Agent) and whether or not the CF Collateral Agent or CF Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies of any CF Secured Party, the ABL Collateral Agent shall have the right (a) during normal business hours on any business day, to access Intercreditor Collateral that is stored or located in or on Non-Intercreditor Collateral, and (b) to reasonably use the Non-Intercreditor Collateral (including, without limitation, equipment, computers, software, intellectual property, real property and books and records) in order to inspect, copy or download information stored on, take actions to perfect its Lien on, or otherwise deal with the Intercreditor Collateral, in each case without notice to, the involvement of or interference by the CF Collateral Agent or CF Secured Party and without liability to any CF Secured Party; provided, however, if the CF Collateral Agent takes actual possession of any Non-Intercreditor Collateral in contemplation of a sale of such Non-Intercreditor Collateral or is otherwise exercising a remedy with respect to Non-Intercreditor Collateral, the Non-Intercreditor Collateral Agent shall give the ABL Collateral Agent reasonable opportunity (of reasonable duration and with reasonable advance notice) prior to the CF Collateral Agent’s sale of any such Non-Intercreditor Collateral to access Intercreditor Collateral as contemplated in (a) and (b) above. For the avoidance of doubt, this Section 3.3 governs the rights of access and inspection as between the ABL Secured Parties on the one hand and the CF Secured Parties on the other (and not as between the Secured Parties and the Grantors, which rights are set forth in and governed by the applicable Credit Documents and are not affected by this Section 3.3).
     Section 3.4 Insurance. Proceeds of Intercreditor Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of insurance proceeds to the extent such insurance insures Intercreditor Collateral. Prior to the Discharge of

ABL Obligations, the ABL Collateral Agent shall have the sole and exclusive right, as against the CF Collateral Agent, to the extent permitted by the ABL Documents and subject to the rights of the Grantors thereunder, to adjust settlement of insurance claims to the extent such insurance insures Intercreditor Collateral in the event of any covered loss, theft or destruction of Intercreditor Collateral. Prior to the Discharge of ABL Obligations, all proceeds of such insurance with respect to Intercreditor Collateral shall be remitted for application in accordance Section 4.1 hereof.
     Section 3.5 Exercise of Remedies — Set-Off and Tracing of and Priorities in Proceeds. The CF Collateral Agent, for itself and on behalf of the CF Secured Parties, acknowledges and agrees that, to the extent the CF Collateral Agent or CF Secured Party exercises its rights of set-off against any Grantor’s Deposit Accounts or Securities Accounts to the extent constituting or containing Intercreditor Collateral or proceeds thereof, the amount of such set-off shall be deemed to be Intercreditor Collateral to be held and distributed pursuant to Section 4.1. In addition, unless and until the Discharge of ABL Obligations occurs, the CF Collateral Agent and each CF Secured Party hereby consents to the application, of cash or other proceeds of Intercreditor Collateral, deposited under control agreements to the repayment of ABL Obligations pursuant to the ABL Documents.
ARTICLE 4
APPLICATION OF PROCEEDS
     Section 4.1 Application of Proceeds.
          (a) Revolving Nature of ABL Obligations. The CF Collateral Agent, for and on behalf of itself and the CF Secured Parties, expressly acknowledges and agrees that (i) the ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Collateral Agent and the ABL Secured Parties will apply payments and make advances thereunder, and that no application of any Intercreditor Collateral or the release of any Lien by the ABL Collateral Agent upon any portion of the Intercreditor Collateral in connection with a permitted disposition by the Grantors under the ABL Credit Agreement shall constitute an Exercise of Secured Creditor Remedies under this Agreement; (ii) subject to the limitations set forth in Section 7.03(s) of the CF Credit Agreement (as in effect on the date hereof) or such additional amounts as consented to by the Lenders under the CF Credit Agreement (in accordance with the provisions thereof), the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or Refinanced, in each event, without notice to or consent by the CF Secured Parties and without affecting the provisions hereof; and (iii) all Intercreditor Collateral received by the ABL Collateral Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or Refinancing of either the ABL Obligations or any CF Obligations, or any portion thereof.

          (b) Application of Proceeds of Intercreditor Collateral. The ABL Collateral Agent and the CF Collateral Agent hereby agree that all Intercreditor Collateral and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies with respect to the Intercreditor Collateral shall be applied, first, to the payment of costs and expenses of the ABL Collateral Agent in connection with such Exercise of Secured Creditor Remedies, and second, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred.
          (c) Payments Over. Any Intercreditor Collateral or Proceeds thereof received by the CF Collateral Agent or any CF Secured Party in connection with the exercise of any right or remedy (including set-off or credit bid) or in any Insolvency Proceeding relating to the Intercreditor Collateral prior to the Discharge of ABL Obligations and not expressly permitted by this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the ABL Collateral Agent (and/or its designees) for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Collateral Agent is hereby authorized to make any such endorsements as agent for the CF Collateral Agent and each CF Secured Party. This authorization is coupled with an interest and is irrevocable.
          (d) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the ABL Collateral Agent shall have no obligation or liability to the CF Collateral Agent or CF Secured Party regarding the adequacy of any proceeds realized on any collateral or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. Notwithstanding anything to the contrary herein contained, none of the Parties hereto waives any claim that it may have against a Secured Party on the grounds that and sale, transfer or other disposition by the Secured Party was not commercially reasonable in every respect as required by the UCC.
          (e) Turnover of Collateral after Discharge. Upon the Discharge of ABL Obligations, the ABL Collateral Agent shall (a) notify the CF Collateral Agent in writing of the occurrence of such Discharge of ABL Obligations and (b) at the Company’s expense, deliver to the CF Collateral Agent or execute such documents as the CF Collateral Agent may reasonably request (including assignment of control agreements with respect to ABL Controlled Accounts) in order to affect a transfer of control to the CF Collateral Agent over any and all ABL Controlled Accounts in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.
     Section 4.2 Specific Performance. Each of the ABL Collateral Agent and the CF Collateral Agent is hereby authorized to demand specific performance of this Agreement, whether or not the Company or any Grantor shall have complied with any of the provisions of any of the Credit Documents, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Collateral Agent, for and on behalf of itself and the ABL Secured Parties, and the CF Collateral Agent, for and on behalf of itself and the CF Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE 5
INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS
     Section 5.1 Notice of Acceptance and Other Waivers.
          (a) All ABL Obligations at any time made or incurred by the Company or any Grantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the CF Collateral Agent, on behalf of itself and the CF Secured Parties, hereby waives notice of acceptance, or proof of reliance by the ABL Collateral Agent or any ABL Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All CF Obligations at any time made or incurred by the Company or any Grantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the CF Collateral Agent or any such CF Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the CF Obligations.
          (b) None of the ABL Collateral Agent, any ABL Secured Party or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect or realize upon any of the Intercreditor Collateral or any Proceeds thereof, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Intercreditor Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Intercreditor Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Collateral Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower under the ABL Credit Agreement for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Collateral Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any CF Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Collateral Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Collateral Agent nor any ABL Secured Party shall have any liability whatsoever to the CF Collateral Agent or any CF Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Collateral Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the CF Collateral Agent or any CF Secured Party have in the Intercreditor Collateral, except as otherwise expressly set forth in this Agreement. The CF Collateral Agent, on behalf of itself and the CF Secured Parties, agrees that neither the ABL Collateral Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Intercreditor Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement. The CF Collateral Agent and the CF Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the CF Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests of the ABL Collateral Agent or any ABL Secured Parties, except as otherwise expressly set forth in this Agreement.
     Section 5.2 Modifications to ABL Documents and CF Documents.
          (a) In the event that the ABL Collateral Agent or the ABL Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the ABL Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any ABL Security Document or changing in any manner the rights of the ABL Collateral Agent, the ABL Secured Parties, the Company or any other Grantor thereunder (excluding the release of any Liens in Intercreditor Collateral except in accordance with Section 2.4(b)), then such amendment, waiver or consent, to the extent related to Intercreditor Collateral, shall apply automatically to any comparable provision (but only to the extent as such provision relates to Intercreditor Collateral) of each Comparable CF Security Document without the consent of the CF Collateral Agent or CF Secured Party and without any action by the CF Collateral Agent, CF Secured Party, the Company or any other Grantor; provided, however, that such amendment, waiver or consent does not materially adversely affect the rights of the CF Secured Parties or the interests of the CF Secured Parties in the Intercreditor Collateral in a manner materially different from that affecting the rights of the ABL Secured Parties thereunder or therein. The ABL Collateral Agent shall give written notice of such amendment, waiver or consent (along with a copy thereof) to the CF Collateral Agent; provided, however, that the failure to give such notice shall not affect the effectiveness of such amendment with respect to the provisions of any CF Security Document as set forth in this Section 5.2(a). For the avoidance of doubt, no such amendment, modification or waiver shall apply to or otherwise affect (a) any Non-Intercreditor Collateral or (b) any document, agreement or instrument which neither grants nor purports to grant a Lien on, nor governs nor purports to govern any rights or remedies in respect of, Intercreditor Collateral.
          (b) So long as the Discharge of ABL Obligations has not occurred, without the prior written consent of the ABL Collateral Agent, the CF Collateral Agent shall not consent to amend, supplement or otherwise modify any, or enter into any new, CF Security Document relating to Intercreditor Collateral to the extent such amendment, supplement or modification, or the terms of such new CF Security Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The CF Collateral Agent agrees that each CF Security Document relating to Intercreditor Collateral shall include the following language (or language to similar effect approved by the ABL Collateral Agent):
“Notwithstanding anything herein to the contrary, the liens and security interests granted to Citibank, N.A. pursuant to this Agreement and the exercise of any right or remedy by Citibank, N.A. hereunder are subject to the limitations and provisions of the Intercreditor Agreement, dated as of [    ], 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Citibank, N.A., as ABL Collateral Agent, and Citibank, N.A., as CF Collateral Agent, certain other persons party or that may become party thereto from time to time, and consented to by the Grantors identified therein. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control.
          (c) The ABL Obligations and the several CF Obligations may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under any ABL Document or any CF Document) of the ABL Collateral Agent, the ABL Secured Parties, the CF Collateral Agent or any CF Secured Parties, as the case may be, provided such Refinancing does not affect the relative Lien Priorities provided for herein or directly alter the other provisions hereof to the extent relating to the relative rights, obligations and priorities of the ABL Secured Parties on the one hand and the CF Secured Parties on the other.
     Section 5.3 Reinstatement and Continuation of Agreement.
          If the ABL Collateral Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of the Company, any Grantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. The ABL Collateral Agent shall use commercially reasonable efforts to give written notice to the CF Collateral Agent of the occurrence of any such ABL Recovery (provided that the failure to give such notice shall not affect the ABL Collateral Agents rights hereunder, except it being understood that the CF Collateral Agent shall not be charged with knowledge of such ABL Recovery or required to take any actions based on such ABL Recovery until it has received such written notice of the occurrence of such ABL Recovery).
          All rights, interests, agreements, and obligations of the ABL Collateral Agent, the CF Collateral Agent, the ABL Secured Parties and the CF Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against the Company or any Grantor or any other circumstance which otherwise might constitute a defense (other than a defense that such obligations have in-fact been repaid) available to, or a discharge of the Company or any Grantor in respect of the ABL Obligations or the CF Obligations. No priority or right of the ABL Collateral Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of the Company or any Grantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Collateral Agent or any ABL Secured Party may have.

ARTICLE 6
INSOLVENCY PROCEEDINGS
     Section 6.1 DIP Financing.
          (a) If the Company or any Grantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of ABL Obligations, and the ABL Collateral Agent or the ABL Secured Parties shall seek to provide the Company or any Grantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting Intercreditor Collateral under Section 363 of the Bankruptcy Code (each, a “DIP Financing”), with such DIP Financing to be secured by all or any portion of the Intercreditor Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Intercreditor Collateral) but not any other asset or any Non-Intercreditor Collateral, then the CF Collateral Agent, on behalf of itself and the CF Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the CF Collateral Agent securing the CF Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing or use of cash collateral that is Intercreditor Collateral, except as permitted by Section 6.3(b)), so long as (i) the CF Collateral Agent retains its Lien on the Intercreditor Collateral to secure the CF Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (ii) the terms of the DIP Financing do not compel the applicable Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms of such plan are set forth in the DIP Financing documentation or related document; and (iii) all Liens on Intercreditor Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Collateral Agent and the ABL Secured Parties securing the ABL Obligations on Intercreditor Collateral; provided, however, that nothing contained in this Agreement shall prohibit or restrict the CF Collateral Agent or CF Secured Party from raising any objection or supporting any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the CF Collateral Agent on Non-Intercreditor Collateral securing the CF Obligations.
          (b) All Liens granted to the ABL Collateral Agent or the CF Collateral Agent in any Insolvency Proceeding on Intercreditor Collateral, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.
     Section 6.2 Relief from Stay. The CF Collateral Agent, on behalf of itself and the CF Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Intercreditor Collateral without the ABL Collateral Agent’s express written consent.
     Section 6.3 No Contest; Adequate Protection.
          (a) The CF Collateral Agent, on behalf of itself and the CF Secured Parties, agrees that it shall not contest (or support any other Person contesting) (x) any request by the

ABL Collateral Agent or any ABL Secured Party for adequate protection of its interest in the Intercreditor Collateral, (y) any objection by the ABL Collateral Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Collateral Agent or any ABL Secured Party that its interests in the Intercreditor Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Collateral Agent as adequate protection of its interests are subject to this Agreement or (z) any lawful exercise by the ABL Collateral Agent or any ABL Secured Party of the right to credit bid ABL Obligations at any sale of Intercreditor Collateral or Non-Intercreditor Collateral; provided, however, that nothing contained in this Agreement shall prohibit or restrict the CF Collateral Agent or CF Secured Party from contesting or challenging (or support any other Person contesting or challenging) any request by the ABL Collateral Agent or any ABL Secured Party for “adequate protection” (or the grant of any such “adequate protection”) to the extent such “adequate protection” is in the form of a Lien on any Non-Intercreditor Collateral.
          (b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency Proceeding, if the ABL Secured Parties (or any subset thereof) are granted adequate protection with respect to Intercreditor Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted Intercreditor Collateral), then the ABL Collateral Agent, on behalf of itself and the ABL Secured Parties, agrees that the CF Collateral Agent, on behalf of itself and/or any of the CF Secured Parties, may seek or request (and the ABL Secured Parties will not oppose such request) adequate protection with respect to its interests in such Intercreditor Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the ABL Obligations on the same basis as the other Liens of the CF Collateral Agent on the Intercreditor Collateral (it being understood that to the extent that any such additional collateral constituted Non-Intercreditor Collateral at the time it was granted to the ABL Secured Parties, the Lien thereon in favor of the ABL Secured Parties shall be subordinate in all respects to the Liens thereon in favor of the CF Secured Parties).
     Section 6.4 Asset Sales. The CF Collateral Agent agrees, on behalf of itself and the CF Secured Parties, that it will not oppose any sale consented to by the ABL Collateral Agent of any Intercreditor Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.
     Section 6.5 Separate Grants of Security and Separate Classification. The CF Collateral Agent, each CF Secured Party, each ABL Secured Party and the ABL Collateral Agent each acknowledge and agree that (i) the grants of Liens pursuant to the ABL Security Documents on the one hand and the CF Security Documents on the other hand constitute separate and distinct grants of Liens and the CF Secured Parties’ claims against the Company and/or any Grantor in respect of Intercreditor Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the ABL Secured Parties against the Company and the Grantors in respect of Intercreditor Collateral and (ii) because of, among other things, their differing rights in the Intercreditor Collateral, the CF Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and any CF Secured Parties in respect of the Intercreditor Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and the CF Secured Parties hereby acknowledge and agree that all distributions in respect of or from the Proceeds of Intercreditor Collateral shall be made as if there were separate classes of ABL Obligation claims and CF Obligation claims against the Grantors (with the effect being that, to the extent that the aggregate value of the Intercreditor Collateral is sufficient (for this purpose ignoring all claims held by the CF Secured Parties), the ABL Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest at the relevant contract rate, before any distribution is made in respect of the claims held by the CF Secured Parties from such Intercreditor Collateral, with the CF Secured Parties hereby acknowledging and agreeing to turn over to the ABL Secured Parties amounts otherwise received or receivable by them in respect of or from the Proceeds of Intercreditor Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.
     Section 6.6 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.
     Section 6.7 ABL Obligations and CF Obligations Unconditional. All rights, interests, agreements and obligations of the ABL Collateral Agent and the ABL Secured Parties, and the CF Collateral Agent and the CF Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:
     (a) any lack of validity or enforceability of any ABL Documents or any CF Documents;
     (b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Obligations or CF Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the ABL Credit Agreement or any other ABL Document or of the terms of the CF Credit Agreement or any other CF Document;
     (c) any exchange of any security interest in any Intercreditor Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or CF Obligations or any guarantee thereof;
     (d) the commencement of any Insolvency Proceeding in respect of the Company or any other Grantor; or
     (e) any other circumstances that otherwise might constitute a defense (other than a defense that such obligations have in-fact been repaid) available to, or a discharge of, the Company or any other Grantor in respect of ABL Obligations or CF Obligations in respect of this Agreement.

ARTICLE 7
MISCELLANEOUS
     Section 7.1 Rights of Subrogation. The CF Collateral Agent, for and on behalf of itself and the CF Secured Parties, agrees that no payment to the ABL Collateral Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the CF Collateral Agent or CF Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Collateral Agent agrees to execute such documents, agreements, and instruments as the CF Collateral Agent or CF Secured Party may reasonably request, at the Company’s expense, to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Collateral Agent by such Person.
     Section 7.2 Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Collateral Agent or the CF Collateral Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.
     Section 7.3 Representations. The CF Collateral Agent represents and warrants for itself to the ABL Collateral Agent that it has the requisite power and authority under the CF Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the CF Secured Parties and that this Agreement shall be binding obligations of the CF Collateral Agent and the CF Secured Parties, enforceable against the CF Collateral Agent and CF Secured Parties in accordance with its terms. The ABL Collateral Agent represents and warrants to the CF Collateral Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties and that this Agreement shall be binding obligations of the ABL Collateral Agent and the ABL Secured Parties, enforceable against the ABL Collateral Agent and the ABL Secured Parties in accordance with its terms.
     Section 7.4 Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party hereto shall be effective unless it is in a written agreement executed by the CF Collateral Agent and the ABL Collateral Agent. Notwithstanding anything in this Section 7.4 to the contrary, this Agreement may be amended from time to time at the request of the Company, at the Company’s expense, and without the consent of the ABL Collateral Agent, any ABL Secured Party, the CF Collateral Agent or any CF Secured Party to (i) provide for a replacement ABL Collateral Agent in accordance with the ABL Documents (including for the avoidance of doubt to provide for a replacement ABL Collateral Agent assuming such role in connection with any Refinancing of the ABL Documents permitted hereunder), provide for a replacement CF Collateral Agent in accordance with the applicable CF Documents (including for the avoidance of doubt to provide for a replacement CF Collateral Agent assuming such role in connection with any Refinancing of the CF Documents permitted hereunder) and/or secure additional extensions of credit or add other parties holding ABL Obligations or CF Obligations to the extent such Indebtedness does not expressly violate the ABL Credit Agreement or the CF Credit Agreement and (ii) in the case of such additional CF Obligations, (a) establish that the Lien on the Intercreditor Collateral securing such CF Obligations shall be junior and subordinate in all respects to all Liens on the Intercreditor Collateral securing any ABL Obligations (at least to the same extent as (taken together as a whole) the Liens on Intercreditor Collateral in favor of the CF Obligations are junior and subordinate to the Liens on Intercreditor Collateral in favor of the ABL Obligations pursuant to this Agreement immediately prior to the incurrence of such additional CF Obligations) and (b) provide to the holders of such CF Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the ABL Collateral Agent) as are provided to the CF Secured Parties under this Agreement.
     Section 7.5 Addresses for Notices. All notices to the ABL Secured Parties and the CF Secured Parties permitted or required under this Agreement may be sent to the applicable Collateral Agent for such Secured Party, respectively, as provided in the applicable Credit Document. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed).
     Section 7.6 No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 7.7 Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) subject to Section 5.3, remain in full force and effect until the Discharge of ABL Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Intercreditor Collateral. All references to any Grantor shall include any Grantor as debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Collateral Agent, any ABL Secured Party, the CF Collateral Agent and any CF Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations or the CF Obligations, as applicable, to any other Person (other than the Company, any Grantor or any Affiliate of the Company or any Grantor and any Subsidiary of the Company or any Grantor), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Collateral Agent, the CF Collateral Agent, any ABL Secured Party, or any applicable CF Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties and the CF Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Grantor on the faith hereof.
     Section 7.8 Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.
     Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile or “pdf” file thereof, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document.
     Section 7.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the ABL Collateral Agent, the ABL Secured Parties, the CF Collateral Agent and the CF Secured Parties. No other Person (including the Company, any Grantor or any Affiliate or Subsidiary of the Company or any Grantor) shall be deemed to be a third party beneficiary of this Agreement.
     Section 7.11 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.
     Section 7.12 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.
     Section 7.13 Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.
     Section 7.14 VENUE; JURY TRIAL WAIVER. The parties hereto consent to the jurisdiction of any state or federal court located in New York, New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 7.5 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION

BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.
          (a) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     Section 7.15 Intercreditor Agreement. This Agreement is the Intercreditor Agreement referred to in the ABL Documents and the CF Documents. Nothing in this Agreement shall be deemed to subordinate the obligations due to (i) any ABL Secured Party to the obligations due to any CF Secured Party or (ii) any CF Secured Party to the obligations due to any ABL Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens on Intercreditor Collateral but not a subordination of Indebtedness.
     Section 7.16 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency Proceeding.
     Section 7.17 Collateral Agents. It is understood and agreed that (a) Citibank is entering into this Agreement in its capacity as collateral agent under the ABL Credit Agreement, and the provisions of Article IX of the ABL Credit Agreement applicable to the administrative agent and collateral agent thereunder shall also apply to the ABL Collateral Agent hereunder, and (b) Citibank is entering into this Agreement in its capacity as collateral agent under the CF Credit Agreement, and the provisions of Article IX of the CF Credit Agreement applicable to the administrative agent and collateral agent thereunder shall also apply to the CF Collateral Agent hereunder.
     Section 7.18 No Warranties or Liability. Each of the ABL Collateral Agent and the CF Collateral Agent acknowledges and agrees that none of the other has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or CF Document, as the case may be.
     Section 7.19 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Credit Document, the provisions of this Agreement shall govern.
     Section 7.20 Information Concerning Financial Condition of the Credit Parties. Each of the CF Collateral Agent and the ABL Collateral Agent hereby assume responsibility for keeping itself informed of the financial condition of the Grantors and all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the CF Obligations. The ABL Collateral Agent and the CF Collateral Agent each hereby agrees that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event either the ABL Collateral Agent or the CF Collateral Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (a) it shall be under no obligation (i) to provide any such information to any other party or any other party on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any other information, or (b) it makes no representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein, and (c) the Party receiving such information hereby agrees to hold the other Party harmless from any action the receiving Party may take or conclusion the receiving Party may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities, and expenses to which such receiving Party may become subject arising out of or in connection with the use of such information.
          Section 7.21 Acknowledgement. The ABL Collateral Agent hereby acknowledges for itself and on behalf of each ABL Secured Party that there are assets of the Company and its Subsidiaries (including Grantors) which are subject to Liens in favor of the CF Collateral Agent or other creditors but which do not constitute Intercreditor Collateral and nothing in this Agreement shall grant or imply the grant of any Lien or other security interest in such assets in favor of the ABL Collateral Agent to secure any ABL Obligations and nothing in this Agreement shall affect or limit the rights of the CF Collateral Agent or CF Secured Party in any Non-Intercreditor Collateral or any other assets of the Company or any of its Subsidiaries (other than Intercreditor Collateral) securing any CF Obligations.
[Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CITIBANK, N.A., as ABL Collateral Agent
By:
Name:
Title:

CITIBANK, N.A., as CF Collateral Agent
By:
Name:
Title:

S-1

CONSENT OF COMPANY AND GRANTORS
Dated: [          ], 2008
     Reference is made to the Intercreditor Agreement dated as of the date hereof between Citibank, N.A., as ABL Collateral Agent and Citibank, N.A., as CF Collateral Agent, as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time (the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.
     Each of the undersigned Grantors has read the foregoing Intercreditor Agreement and consents thereto. Each of the undersigned Grantors agrees not to take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement applicable to it, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no ABL Secured Party or CF Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement provided that such party has not acted in violation of the ABL Security Documents, CF Security Documents, the ABL Credit Agreement or CF Credit Agreement, as applicable. Each Grantor understands that the foregoing Intercreditor Agreement is for the sole benefit of the ABL Secured Parties and the CF Secured Parties and their respective successors and assigns, and that such Grantor is not an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.
     Without limitation to the foregoing, each Grantor agrees to take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the ABL Collateral Agent or the CF Collateral Agent (or any of their respective agents or representatives) may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.
     This Consent shall be governed and construed in accordance with the laws of the State of New York. Notices delivered to any Grantor pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the ABL Credit Agreement.

Consent-1

     IN WITNESS WHEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.

CLEAR CHANNEL COMMUNICATIONS, INC.
By:
Name:
Title:

Consent S-1

[Other Grantors Signature Blocks]

EXHIBIT J
Joinder Agreement
          JOINDER, dated as of [                    ], 2008 (this “Joinder”) to the Credit Agreement dated as of May [**], 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Clear Channel Communications, Inc. (as successor-by-merger to BT Triple Crown Merger Co., Inc.) (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers” and, together with the Parent Borrower, the “Borrowers”), Clear Channel Capital I, LLC (“Holdings”), each Lender from time to time party thereto, and Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and the other agents named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          Under Section 4.01(a)(i) of the Credit Agreement, it is a condition to the obligations of each Lender to make a Credit Extension under the Credit Agreement on the Closing Date that each Borrower execute a joinder to the Credit Agreement in the form of this Joinder. The undersigned is executing this Joinder in accordance with the requirements of the Credit Agreement in order to induce (x) the Lenders to make Loans and the L/C Issuers to issue Letters of Credit, (y) the Hedge Banks to enter into and/or maintain Secured Hedge Agreements and (z) the Cash Management Banks to provide Cash Management Services.
          SECTION 1. Each Borrower by its signature below becomes a Borrower under the Credit Agreement with the same force and effect as if originally named therein as the Parent Borrower or a Subsidiary Co-Borrower, as applicable, and each Borrower hereby agrees to all the terms and provisions of the Credit Agreement applicable to it thereunder as the Parent Borrower or a Subsidiary Co-Borrower, as applicable. Holdings by its signature below becomes a party to the Credit Agreement with the same force and effect as if originally named therein and hereby agrees to all the terms and provisions of the Credit Agreement applicable to it thereunder. The Credit Agreement is hereby incorporated herein by reference.
          SECTION 2. This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Administrative Agent shall have received a counterpart of this Joinder that bears the signature of the New Subsidiary, and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Joinder by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Joinder.
          SECTION 3. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

          SECTION 4. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 5. If any provision contained in this Joinder is held to be invalid, illegal or unenforceable, the legality, validity, and enforceability of the remaining provisions contained herein and in the Joinder shall not be affected or impaired thereby and the intent of such illegal, invalid or unenforceable provision shall be followed as closely as legally possible. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 6. All communications and notices hereunder shall be in writing and given as provided in Section 10.02 of the Credit Agreement.

          IN WITNESS WHEREOF, each Borrower,1 Holdings and the Administrative Agent have duly executed this Joinder to the Credit Agreement as of the day and year first above written.

CLEAR CHANNEL COMMUNICATIONS, INC., as Parent Borrower,

By:
Name:
Title:

CLEAR CHANNEL CAPITAL I, LLC., as Holdings,

By:
Name:
Title:

ACKERLEY BROADCASTING OPERATIONS, LLC, as a CCB Group Subsidiary Borrower,

By:
Name:
Title:

AMFM BROADCASTING, INC., as a CCB Group Subsidiary Borrower,

By:
Name:
Title:

[1]	The parties identified as Subsidiary Borrowers on the signature pages hereto, which entities were the owners of the Eligible Accounts on the Borrowing Base Certificate as of February 29, 2008, delivered to the Arrangers prior to the date hereof, so long as such entities are wholly-owned direct or indirect Domestic Subsidiaries (other than Excluded Subsidiaries) of the Parent Borrower on the Closing Date, and any other wholly-owned direct or indirect Domestic Subsidiaries (other than Excluded Subsidiaries) of the Parent Borrower, which become owners of such Eligible Accounts or otherwise own Eligible Accounts on the Closing Date.
Signature Page to ABL Joinder

AMFM MICHIGAN, LLC, as a CCB Group Subsidiary Borrower,

By:	CAPSTAR TX LIMITED PARTNERSHIP, Its sole member

By:	AMFM SHAMROCK TEXAS, INC.,Its General Partner

By:
Name:
Title:

AMFM TEXAS BROADCASTING, LP, as a CCB Group Subsidiary Borrower,

By:	AMFM BROADCASTING, INC., Its General Partner

By:
Name:
Title:

BEL MEADE BROADCASTING COMPANY, INC., as a CCB Group Subsidiary Borrower,

By:
Name:
Title:

Signature Page to ABL Joinder

CAPSTAR RADIO OPERATING COMPANY, as a CCB Group Subsidiary Borrower,

By:
Name:
Title:

CAPSTAR TX LIMITED PARTNERSHIP, as a CCB Group Subsidiary Borrower,

By	AMFM SHAMROCK TEXAS, INC., Its General Partner

By:
Name:
Title:

CITICASTERS CO., as a CCB Group Subsidiary Borrower,

By:
Name:
Title:

CLEAR CHANNEL BROADCASTING, INC., as a CCB Group Subsidiary Borrower,

By:
Name:
Title:

Signature Page to ABL Joinder

JACOR BROADCASTING CORPORATION, as a CCB Group Subsidiary Borrower,

By:
Name:
Title:

JACOR BROADCASTING OF COLORADO, INC., as a CCB Group Subsidiary Borrower,

By:
Name:
Title:

CHRISTAL RADIO SALES, INC., as a Katz Group Subsidiary Borrower,

By:
Name:
Title:

KATZ COMMUNICATIONS, INC., as a Katz Group Subsidiary Borrower,

By:
Name:
Title:

KATZ MILLENNIUM SALES & MARKETING INC., as a Katz Group Subsidiary Borrower,

By:
Name:
Title:

Signature Page to ABL Joinder

PREMIERE RADIO NETWORKS, INC., as a Premiere Group Subsidiary Borrower,

By:
Name:
Title:

Signature Page to ABL Joinder

CITIBANK, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and as a Lender,

By:
Name:
Title:

Signature Page to ABL Joinder

EXHIBIT K
[FORM OF]
BORROWING BASE CERTIFICATE
[DATE]
          This Borrowing Base Certificate is being executed and delivered pursuant to Section 6.01(e)(i) of that certain Credit Agreement, dated as of May 13, 2008, among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc. (the “Parent Borrower”), the several subsidiary borrowers from time to time party thereto, Clear Channel Capital I, LLC, Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender, and L/C Issuer, each lender from time to time party thereto and the other agents named therein (the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
          I, [                    ], certify that I am a duly appointed, qualified and acting Responsible Officer of the Parent Borrower, and in such capacity, do hereby certify that the calculations attached as Annex A hereto are complete and correct in all material respects.
[Remainder of page intentionally left blank]

EXHIBIT K
     IN WITNESS WHEREOF, the undersigned, solely in his capacity as a Responsible Officer of the Parent Borrower, has executed this Borrowing Base Certificate for and on behalf of the Parent Borrower and has caused this Borrowing Base Certificate to be delivered this ___ day of                     .

CLEAR CHANNEL COMMUNICATIONS, INC.

By:
Name:
Title:

EXHIBIT L
[FORM OF]
FOREIGN LENDER CERTIFICATION
Reference is hereby made to the Credit Agreement dated as of May [   ], 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BT TRIPLE CROWN MERGER CO., INC., to be merged with and into Clear Channel Communications, Inc., a Texas corporation (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto (together with the Parent Borrower, the “Borrowers”), Clear Channel Capital I, LLC, a Delaware limited liability company (“Holdings”), Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer, each lender from time to time party thereto and the other agents named therein. Pursuant to the provisions of Section 3.01(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the U.S. Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, as amended from time to time, (the “Code”), (ii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iii) has income receivable pursuant to any Loan Document that is not effectively connected with the conduct of a trade or business in the United States, and (iv) is not a controlled foreign corporation related to any Borrower within the meaning of Section 864(d) of the Code.
          The undersigned shall promptly notify the Parent Borrower and the Administrative Agent if any of the representations and warranties made herein are no longer true and correct.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , ___